As filed with the Securities and Exchange Commission on March 14, 2013

Registration No.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mediacom Broadband LLC

Mediacom Broadband Corporation

(Exact name of registrants as specified in their charters)

Delaware	4841	06-1615412
Delaware	4841	06-1630167
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Numbers)

100 Crystal Run Road

Middletown, New York 10941

(845) 695-2600

(Address, including zip code, and telephone number,

including area code, of registrants’ principal executive offices)

Rocco B. Commisso

Mediacom Broadband LLC

100 Crystal Run Road

Middletown, New York 10941

(845) 695-2600

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

Lee D. Charles, Esq.

John M. Winter, Esq.

Baker Botts L.L.P.

30 Rockefeller Plaza

New York, New York 10112-4498

(212) 408-2500

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

Indicate by check mark whether the registrants are large accelerated filers, accelerated filers, non-accelerated filers, or smaller reporting companies. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filers ☐	Accelerated filers ☐	Non-accelerated filers ☑	Smaller reporting companies ☐
(Do not check if a smaller reporting company)

If applicable, place an X in the box to designate the appropriate rule provision relied upon conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
6.375% Senior Notes due 2023	$300,000,000	100%	$300,000,000	$40,920

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) under the Securities Act of 1933, as amended.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not commence the exchange offer or sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities or a solicitation of an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 14, 2013

PROSPECTUS

Mediacom Broadband LLC

Mediacom Broadband Corporation

Offer to Exchange

Up to $300,000,000 Principal Amount of

6.375% Senior Notes due 2023

for

a Like Principal Amount of

6.375% Senior Notes due 2023

that have been registered under the Securities Act of 1933

This Exchange Offer will expire at 5:00 P.M.,

New York City time, on [—], 2013, unless extended.

Mediacom Broadband LLC and Mediacom Broadband Corporation are offering to exchange registered 6.375% Senior Notes due 2023, or the “exchange notes,” for any and all of their unregistered 6.375% Senior Notes due 2023, or the “original notes,” that were issued in a private offering on August 28, 2012. We refer to the original notes and the exchange notes together in this prospectus as the “notes.” We refer to this exchange as the “exchange offer.” The exchange notes are substantially identical to the original notes, except the offer and sale of the exchange notes are registered under the Securities Act of 1933, as amended, or the “Securities Act,” and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the same indenture used in issuing the original notes.

Terms of the Exchange Offer:

•	The exchange offer expires at 5:00 p.m., New York City time, on [—], 2013, unless we extend it.

•	The exchange offer is subject to customary conditions, which we may waive.

•

We will exchange all outstanding original notes that are validly tendered and not withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes. All interest due and payable on the original notes will become due on the same terms under the exchange notes.

•	You may withdraw your tender of original notes at any time prior to the expiration of the exchange offer.

•

The exchange of exchange notes for original notes will not be a taxable transaction for U.S. federal income tax purposes, but you should see the discussion under the caption “Material United States Federal Income Tax Considerations” on page 129 for more information.

See “Risk Factors” beginning on page 11 for a discussion of risks you should consider in connection with the exchange offer and an investment in the exchange notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is [—], 2013.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN THE ACCOMPANYING LETTER OF TRANSMITTAL. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ANY OTHER OR DIFFERENT INFORMATION. IF YOU RECEIVE ANY UNAUTHORIZED INFORMATION, YOU MUST NOT RELY ON IT. THIS PROSPECTUS MAY ONLY BE USED WHERE IT IS LEGAL TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES AND THIS PROSPECTUS IS NOT AN OFFER TO EXCHANGE OR A SOLICITATION TO EXCHANGE THE ORIGINAL NOTES FOR THE EXCHANGE NOTES IN ANY JURISDICTION WHERE AN OFFER OR EXCHANGE WOULD BE UNLAWFUL. YOU SHOULD ASSUME THAT THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS.

Each broker-dealer that receives exchange notes in exchange for original notes acquired for its own account as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended, which we refer to in this prospectus as the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by broker-dealers in connection with such resales. We have agreed that, starting on the date of the completion of this exchange offer and ending on the close of business one year thereafter, we will make this prospectus (as it may be amended or supplemented) available to any broker-dealer for such purpose. In addition, until [—], 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus. See “Plan of Distribution.”

iii

Available Information

We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-4, including all required exhibits and schedules, under the Securities Act to register the offer and exchange of the exchange notes for the original notes. This prospectus is part of that registration statement. In this prospectus we refer to that registration statement, together with all amendments, exhibits and schedules thereto, as the “registration statement.”

As is permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits some information, exhibits, schedules and undertakings set forth in the registration statement. For further information with respect to us, and the securities offered by this prospectus, please refer to the registration statement. You may read and, at prescribed rates, copy the registration statement at the public reference room maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference room may be obtained by calling the SEC at (800) SEC-0330. The SEC also maintains a website at http://www.sec.gov that contains reports and other information regarding registrants that make electronic filings with the SEC using its EDGAR system, and you may access the registration statement by means of the SEC website. You may also view a copy of the registration statement, and other filings we make with the SEC, on our website at www.mediacomcc.com by clicking through the following tabs: “Investor Relations” and then “SEC Filings.” However, neither the information contained in, or that can be accessed through, our website, nor our filings on the SEC’s website, constitute a part of this prospectus.

Special Note Regarding Forward-Looking Statements

Any statements made in this prospectus that are not statements of historical fact, including statements about our beliefs of future events and of our future financial performance, are forward-looking statements and should be evaluated as such. In some cases, you can identify these forward-looking statements by words such as “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “should” or “will,” or the negative of those and other comparable words. These forward-looking statements are not guarantees of future performance or results, and are subject to risks and uncertainties that could cause actual results to differ materially from historical results or those we anticipate, many of which are beyond our control. Factors that may cause such differences to occur include, but are not limited to:

•

increased levels of competition for residential and business customers from existing competitors, including direct broadcast satellite operators, local telephone companies and other cable providers, and from more recent competition, including wireless communications companies and over-the-top video providers;

•	lower demand for our residential and business services products and services, which may result from increased competition, weakened economic conditions or other factors;

•	greater than anticipated increases in programming costs and other delivery expenses related to our products and services;

•	our ability to successfully introduce new products and services to meet customer demands and preferences;

•	our ability to secure hardware, software and operational support for the delivery of products and services to consumers;

iv

•	disruptions or failures of our network and information systems, including those caused by “cyber attacks,” natural disasters or other material events outside our control;

•	our reliance on certain intellectual property rights, and not infringing on the intellectual property rights of others;

•	our ability to generate sufficient cash flows from operations to meet our debt service obligations;

•	our ability to refinance future debt maturities or provide future funding for general corporate purposes and potential strategic transactions, on favorable terms, if at all;

•	changes in assumptions underlying our critical accounting policies;

•	changes in legislative and regulatory matters that may cause us to incur additional costs and expenses; and

•	other risks and uncertainties discussed in this prospectus.

Please also read the “Risk Factors” section of this prospectus, beginning on page 11, for additional factors that may cause our actual results to differ materially from historical results or those which may be inferred from any forward-looking statements included in this prospectus. Statements included in this prospectus are based upon information known to us as of the date of this prospectus, and we assume no obligation to update or alter our forward-looking statements made in this prospectus, whether as a result of new information, future events or otherwise, except as required by applicable federal securities laws.

Market and Industry Data

Market and industry data used in this prospectus have been obtained from independent industry sources as well as from research reports prepared for other purposes. Although we believe these third-party sources are reliable, we have not independently verified the data or information obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus. By including such market data and information, we do not undertake a duty to provide such data or information in the future or to update such data or information when such data is updated.

v

Prospectus Summary

This summary highlights selected information about us and the exchange offer contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that may be important to you or that you should consider before participating in the exchange offer or making an investment in the exchange notes. You should read carefully the entire prospectus.

Mediacom Broadband LLC is a Delaware limited liability company and a wholly-owned subsidiary of Mediacom Communications Corporation, a Delaware corporation. Mediacom Broadband Corporation is a Delaware corporation and a wholly-owned subsidiary of Mediacom Broadband LLC. Mediacom Broadband Corporation was formed for the sole purpose of acting as a co-issuer with Mediacom Broadband LLC of debt securities (including the notes) and does not conduct operations of its own. Unless otherwise noted, all of the financial information in this prospectus is presented on a consolidated basis for Mediacom Broadband LLC and its subsidiaries, including Mediacom Broadband Corporation.

In this prospectus, unless the context indicates otherwise, references to “our company,” “we,” “our,” “ours” and “us” refer to Mediacom Broadband LLC and its direct and indirect subsidiaries. References in this prospectus to “Mediacom Communications” are to our parent and manager, Mediacom Communications Corporation.

Overview

Mediacom Broadband LLC

We are a holding company and do not have any operations or hold any assets other than our investments in our operating subsidiaries. As of December 31, 2012, the cable systems operated by these subsidiaries passed an estimated 1.49 million homes, mainly in the states of Iowa, Georgia, Missouri and Illinois, and served approximately 558,000 video customers, 505,000 high-speed data (“HSD”) customers and 190,000 phone customers, aggregating 1.25 million primary service units (“PSUs”).

We provide residential and commercial customers with a variety of products and services, including video, HSD and phone, and provide network and transport services to medium- and large-sized businesses in our service areas, including cell tower backhaul for wireless telephone providers. We also sell advertising time to local, regional and national advertisers.

Our Manager

We are a wholly-owned subsidiary of Mediacom Communications, who is also our manager. Mediacom Communications is the nation’s eighth largest cable company based on the number of customers who purchase one or more video services, also known as video customers. Mediacom Communications is among the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions.

Mediacom Communications’s cable systems are owned and operated through our operating subsidiaries and those of Mediacom LLC (“Mediacom LLC”), another wholly-owned subsidiary of Mediacom Communications. As of December 31, 2012, Mediacom Communications’s cable systems passed an estimated 2.79 million homes, primarily in the states of Iowa, Illinois, Georgia, Minnesota and Missouri, and served approximately 1,000,000 video customers, 915,000 HSD customers and 356,000 phone customers, aggregating 2.27 million PSUs.

Mediacom Communications is a privately-owned company. An entity wholly-owned by Rocco B. Commisso, Mediacom Communications’s founder, Chairman and Chief Executive Officer, is the sole shareholder of Mediacom Communications. Mediacom Communications is not an obligor on, or a guarantor of, the notes.

Mediacom Broadband Corporation

Mediacom Broadband Corporation is our wholly-owned subsidiary. It was formed for the sole purpose of acting as co-issuer with us of debt securities. Mediacom Broadband Corporation does not conduct any operations of its own.

2012 Developments

In August 2012, we obtained a new term loan in the aggregate principal amount of $200.0 million under our existing bank credit facility (the “credit facility”) and issued the original notes in the aggregate principal amount of $300.0 million (together, the “financings”). In September 2012, we used the proceeds of the financings to purchase $74.8 million of our 8 1/2% senior notes due 2015 (the “8 1/2% Notes”) through a cash tender offer, and in October 2012, we redeemed the remaining $425.2 million of 8 1/2% Notes (the “Redemption”). For more information, see “Management’s Discussion and Analysis of Financial Condition and Result of Operations—Liquidity and Capital Resources—Financing Activities During 2012” and Note 6 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Corporate Information

Our principal executive offices are located at 100 Crystal Run Road, Middletown, New York 10941, and our telephone number at that address is (845) 695-2600. Our website is located at www.mediacomcc.com. The information contained in, or that can be accessed through, our website is not part of this prospectus.

The Exchange Offer

On August 28, 2012, we completed a private offering of the original notes in reliance on Section 4(2) of the Securities Act, and Rule 144A and Regulation S thereunder. As part of that offering, we entered into an exchange and registration rights agreement with the initial purchasers of the original notes, which we refer to as the registration rights agreement, in which we agreed, among other things, to offer to exchange the original notes for the exchange notes. The following is a summary of the principal terms of the exchange offer. A more detailed description is contained in the section of this prospectus entitled “The Exchange Offer.”

Original notes	6.375% Senior Notes due April 1, 2023, which were issued in a private placement on August 28, 2012.

Exchange notes	6.375% Senior Notes due April 1, 2023. The terms of the exchange notes are substantially identical to the terms of the original notes, except that the offer and sale of the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes.

Exchange offer	Pursuant to the registration rights agreement, we are offering to exchange up to $300.0 million principal amount of our exchange notes for an equal principal amount of our original notes.

The exchange notes will evidence the same debt as the original notes, including principal and interest, and will be issued under and be entitled to the benefits of the same indenture that governs the original notes (the “indenture”). Holders of the original notes do not have any appraisal or dissenter’s rights in connection with the exchange offer. Because the offer and sale of the exchange notes will be registered, the exchange notes will not be subject to transfer restrictions and holders of original notes that tender and have their original notes accepted in the exchange offer will no longer have registration rights or the right to receive the related special interest under the circumstances described in the registration rights agreement.

Expiration date	The exchange offer will expire at 5:00 p.m., New York City time, on [—], 2013, which we refer to as the Expiration Date, unless we decide to extend it or terminate it early. We do not currently intend to extend the exchange offer. A tender of original notes pursuant to this exchange offer may be withdrawn at any time on or prior to the Expiration Date if we receive a valid written withdrawal request before the expiration of the exchange offer.

Conditions to the exchange offer	The exchange offer is subject to customary conditions, which we may, but are not required to, waive. Please see “The Exchange Offer—Conditions to the Exchange Offer” for more information regarding the conditions to the exchange offer. We reserve the right, in our sole discretion, to waive any and all conditions to the exchange offer on or prior to the Expiration Date.

Procedures for tendering original notes	To participate in the exchange offer, on or prior to the Expiration Date you must tender your original notes by using the book-entry transfer procedures described in “The Exchange Offer—Procedures for Tendering Original Notes—Tenders of Original Notes; Book-entry Delivery Procedure,” including transmission or delivery to the exchange agent of an agent’s message or a properly completed and duly executed letter of transmittal, with any required signature guarantee. In order for a book-entry transfer to constitute a valid tender of your original notes in the exchange offer, Law Debenture Trust Company of New York, as registrar and exchange agent, must receive a confirmation of book-entry transfer of your original notes into the exchange agent’s account at The Depository Trust Company prior to the Expiration Date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

•	you are acquiring exchange notes in the ordinary course of your business;

•	you have no arrangement or understanding with any person or entity to participate in a distribution of the exchange notes;

•	you are transferring good and marketable title to the original notes free and clear of all liens, security interests, encumbrances, or rights or interests of others except your own;

•

 if you are a broker-dealer that will receive exchange notes for your own account in exchange for original notes that were acquired by you as a result of market-making or other trading activities, that you will deliver a prospectus, as required by law, in connection with any resale of your exchange notes; and

•	you are not our “affiliate” as defined in Rule 405 of the Securities Act.

If you are a broker-dealer, you may not participate in the exchange offer as to any original notes you purchased directly from us.

Withdrawal; Non-acceptance	You may withdraw any original notes tendered in the exchange offer by sending the exchange agent written notice of withdrawal at any time prior to 5:00 p.m., New York City time, on the Expiration Date. If we decide for any reason not to accept any original notes tendered for exchange or to withdraw the exchange offer, the original notes will be returned promptly after the expiration or termination of the exchange offer. For further information regarding the withdrawal of tendered original notes, please see “The Exchange Offer—Withdrawal of Tenders.”

United States federal income tax considerations	The exchange of exchange notes for original notes in the exchange offer will not be a taxable event for U.S. federal income tax purposes. Please see “Material United States Federal Income Tax Considerations” for more information regarding the tax consequences to you of the exchange offer.

Use of proceeds	The issuance of the exchange notes will not provide us with any new proceeds. We are making this exchange offer solely to satisfy our obligations under the registration rights agreement we entered into with the initial purchasers of the original notes.

Fees and expenses	We will pay all expenses incident to the exchange offer.

Exchange agent	We have appointed Law Debenture Trust Company of New York as our exchange agent for the exchange offer. You can find the address and telephone number of the exchange agent elsewhere in this prospectus under the caption “The Exchange Offer—Exchange Agent.”

Resales of exchange notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties, we believe that the exchange notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as certain conditions are met. See “The Exchange Offer—Purpose and Effects of the Exchange Offer” and “Plan of Distribution” for more information regarding resales.

Not exchanging your original notes

If you do not exchange your original notes in this exchange offer, you will continue to hold unregistered original notes and you will no longer be entitled to registration rights and or the special interest provisions related thereto, except in the limited circumstances set forth in the registration rights agreement. See “The Exchange Offer—Consequences of Failure to Exchange.” In addition, you will not be able to resell, offer to resell or otherwise transfer your original notes unless you do so in a transaction exempt from the registration requirements of the Securities Act and applicable state securities laws or unless we register the offer and resale of your original notes under the Securities Act. Following the exchange offer, we will be under no obligation to register your original notes, except under the limited circumstances set forth in the registration rights agreement.

For information regarding the limited circumstances under which we may be required to file a registration statement after this exchange offer and the consequences of not tendering your original notes in this exchange offer, please see “The Exchange Offer—Consequences of Failure to Exchange” and “Description of Exchange Notes.”

Additional documentation; further information; assistance	Any questions or requests for assistance or additional documentation regarding the exchange offer may be directed to the exchange agent. Beneficial owners of original notes should contact their broker, dealer, commercial bank, trust company or other nominee for assistance in tendering their original notes in the exchange offer.

Description of Exchange Notes

The terms of the exchange notes and those of the outstanding original notes are substantially identical, except that the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes represent the same debt as the original notes for which they are being exchanged. Both the original notes and the exchange notes are governed by the same indenture.

Co-Issuers	Mediacom Broadband LLC and Mediacom Broadband Corporation.

Exchange notes offered	$300.0 million principal amount of 6.375% Senior Notes due 2023.

Maturity date	April 1, 2023.

Interest rate	6.375% per year (calculated using a 360-day year).

Interest payment dates	April 1 and October 1 of each year, commencing April 1, 2013.

Ranking	The exchange notes will be our general unsecured obligations and will rank senior to all of our debt that is expressly subordinated in right of payment to the notes. The exchange notes will rank equally with all of our existing and future liabilities that are not so subordinated and with the original notes and will be effectively subordinated to any secured debt we may incur (to the extent of the value of the collateral securing such debt) and to all indebtedness and other liabilities of our subsidiaries. As of December 31, 2012, we had total indebtedness of $1.959 billion (including $1.659 billion of debt of our subsidiaries, with our subsidiaries having the ability to borrow up to an additional $82.9 million in the aggregate under the credit facility), $300 million of which was attributable to the original notes. As of the date of this prospectus, Mediacom Broadband LLC has no secured debt.

Optional redemption	We may redeem some or all of the notes from time to time at the redemption prices set forth in this prospectus. We may also redeem up to 35% of the aggregate principal amount of the notes using the proceeds of certain equity offerings completed before October 1, 2015 at the redemption price set forth herein. See “Description of Exchange Notes—Optional Redemption.”

Change of control; asset sales	Upon a change of control (as defined), we will be required to make an offer to purchase the notes at a purchase price of 101% of the principal amount thereof, plus accrued but unpaid interest to the purchase date. See “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control.”

If we or our restricted subsidiaries sell assets, under certain circumstances we will be required to make an offer to purchase the notes at their face amount, plus accrued and unpaid interest to the purchase date, with proceeds from such asset sales. See “Description of Exchange Notes—Repurchase at the Option of Holders—Asset Sales.”

Certain covenants	The indenture governing the notes restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur certain additional indebtedness and issue preferred stock;

•	make certain distributions, investments and other restricted payments;

•	sell assets;

•	agree to any restrictions on the ability of our restricted subsidiaries to make payments to us;

•	create certain liens;

•	merge, consolidate or sell substantially all of our assets; and

•	enter into certain transactions with affiliates.

These covenants are subject to important exceptions and qualifications. See “Description of Exchange Notes—Covenants.”

Absence of established market for the exchange notes	The exchange notes will generally be freely transferable but are also new securities for which there initially will not be a market. We do not intend to apply for a listing of the exchange notes on any securities exchange or for their inclusion on any automated dealer quotation system. Accordingly, we cannot assure you as to the development or liquidity of any market for the exchange notes.

Risk factors	You should consider carefully all of the information set forth in this prospectus and, in particular, you should evaluate the specific factors under “Risk Factors” before making any decision regarding the exchange offer or an investment in the exchange notes.

Summary Historical Consolidated Financial and Subscriber Data

The following table presents our summary historical consolidated financial and subscriber data as of and for the periods indicated. The summary historical balance sheet data as of December 31, 2012 and 2011 and the summary statement of operations and cash flow data for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The following information should be read together with “Selected Historical Consolidated Financial and Subscriber Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our audited and unaudited consolidated financial statements and the notes thereto, in each case, included elsewhere in this prospectus. The other and operating data is not derived from our audited or unaudited consolidated financial statements.

(dollars in thousands, except per customer data)	Year ended December 31,
	2010(14)	2011	2012

Statement of Operations Data:
Revenues	$847,661	$874,760	897,420
Service costs	354,011	351,922	356,915
Selling, general and administrative expenses	168,938	173,855	180,736
Management fee expense	15,775	15,452	14,335
Depreciation and amortization	131,733	143,999	151,240

Operating income	$177,204	$189,532	194,194
Interest expense, net	(112,106)	(111,509)	(112,561)
(Loss) gain on derivatives, net	(14,703)	(17,911)	6,217
Loss on early extinguishment of debt	—	—	(11,114)
Other expense, net	(2,230)	(2,136)	(1,483)

Net income	$48,165	$57,976	75,253
Dividend to preferred member	(18,000)	(18,000)	(18,000)

Net income applicable to member	$30,165	$39,976	57,253

Balance Sheet Data (end of period):
Total assets	$2,311,054	$2,287,345	2,286,159
Total debt	1,865,000	1,997,000	1,959,000
Total member’s equity (deficit)	101,411	(108,344)	(59,323)
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$256,031	$277,559	231,038
Investing activities	(147,500)	(160,380)	(155,748)
Financing activities	(87,084)	(138,572)	(75,188)
Other Data:
OIBDA(1)	$308,937	$333,531	345,434
OIBDA margin(2)	36.4%	38.1%	38.5%
Ratio of earnings to fixed charges and preferred dividends	1.21	1.28	1.41
Operating Data (end of period):
Estimated homes passed(3)	1,520,000	1,524,000	1,493,000
Video customers(4)	663,000	596,000	558,000
Video penetration(5)	43.6%	39.1%	37.4%
HSD customers(6)	459,000	468,000	505,000
HSD penetration(7)	30.2%	30.7%	33.8%
Phone customers(8)	175,000	180,000	190,000
Phone penetration(9)	11.5%	11.8%	12.7%
Primary Service Units (PSUs)(10)	1,297,000	1,244,000	1,253,000
PSU penetration(11)	85.3%	81.6%	83.9%
Average total monthly revenue per video customer(12)	$104.42	$115.80	$129.61
Average total monthly revenue per PSU(13)	$55.04	$57.38	$59.90

(1)	“OIBDA” is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization. OIBDA has inherent limitations as discussed below.

OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management uses a separate process to budget, measure and evaluate capital expenditures. In addition, OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies.

OIBDA should not be regarded as an alternative to operating income or net income (loss) as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

In our Annual Report on Form 10-K for the year ended December 31, 2010, we had presented OIBDA as adjusted for non-cash stock based compensation, or “Adjusted OIBDA.” We no longer record non-cash share-based compensation, and believe OIBDA is the most appropriate measure to evaluate our performance and forecast future results. See Notes 2, 9 and 11 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

The following represents a reconciliation of OIBDA to operating income, which is the most directly comparable GAAP measure (dollars in thousands):

	Year ended December 31,
	2010	2011	2012
OIBDA	$308,937	$333,531	$345,434
Depreciation and amortization	(131,733)	(143,999)	(151,240)

Operating income	$177,204	$189,532	$194,194

(2)	Represents OIBDA as a percentage of revenues. See Note 1 above.

(3)	Represents the estimated number of single residence homes, apartments and condominium units that we can connect to our distribution system without further extending the transmission lines. Estimated homes passed are an estimate based on the best information currently available.

(4)	Represents customers receiving one or more video services. Accounts that are billed on a bulk basis, which typically receive discounted rates, are converted into full-price equivalent video customers by dividing total bulk billed basic revenues of a particular system by the average cable rate charged to video customers in that system. This conversion method is generally consistent with the methodology used in determining payments to programmers. Video customers include connections to schools, libraries, local government offices and employee households that may not be charged for limited and expanded cable services, but may be charged for digital cable, HSD, phone or other services. Our methodology of calculating the number of video customers may not be identical to those used by other companies offering similar services.

(5)	Represents video customers as a percentage of estimated homes passed.

(6)	Represents customers receiving HSD service. Small to medium-sized commercial HSD accounts are converted to equivalent residential HSD customers by dividing their associated revenues by the applicable residential rate. Customers who take our scalable, fiber-based enterprise network products and services are not counted as HSD customers. Our methodology of calculating HSD customers may not be identical to those used by other companies offering similar services.

(7)	Represents the number of total HSD customers as a percentage of estimated homes passed.

(8)	Represents customers receiving phone service. Small to medium-sized commercial phone accounts are converted to equivalent residential phone customers by dividing their associated revenues by the applicable residential rate. Our methodology of calculating phone customers may not be identical to those used by other companies offering similar services.

(9)	Represents the number of total phone customers as a percentage of estimated homes passed.

(10)	Represents the sum of video customers, HSD customers and phone customers.

(11)	Represents the number of total PSUs as a percentage of estimated homes passed.

(12)	Represents total average monthly revenues for the period divided by average video customers for such period.

(13)	Represents total average monthly revenues for the period divided by average PSUs for such period.

(14)	Certain amounts included in the year ended December 31, 2010 have been revised. See Note 2 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus for the effects on the Consolidated Balance Sheet and on the Consolidated Statements of Operations for the year ended December 31, 2010.

Risk Factors

An investment in the exchange notes involves a high degree of risk. You should carefully consider the specific risk factors set forth below, as well as the other information set forth elsewhere in this prospectus, before deciding to participate in the exchange offer or make an investment in the exchange notes.

Risks related to the exchange offer

If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected.

If you do not exchange your original notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your original notes described in the offering memorandum distributed in connection with the private placement of the original notes. In general, you may only offer or sell the original notes if they are registered under the Securities Act and applicable state securities laws or if they are offered and sold under an exemption from those requirements. We do not plan to register the offer and resale of the original notes under the Securities Act, unless required to do so under the limited circumstances set forth in the registration rights agreement. A sale of the original notes pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities law may require the delivery of an opinion of counsel to us and the registrar or co-registrar for the original notes. In addition, the issuance of the exchange notes may adversely affect the liquidity of the trading market for untendered, or tendered but unaccepted, original notes. For further information regarding the consequences of not tendering your original notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

We will only issue exchange notes in exchange for original notes that you timely and properly tender into the exchange offer. Therefore, you should allow sufficient time to ensure timely delivery of your original notes and other required documents to the exchange agent and you should carefully follow the instructions on how to tender your original notes. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your tender of original notes. We may waive any defects or irregularities with respect to your tender of original notes, but we are not required to do so and may not do so. We are not offering guaranteed delivery procedures in connection with the exchange offer. See “The Exchange Offer—Procedures for Tendering Original Notes.”

You may find it difficult to sell your exchange notes as there is no established market for them. If a market does develop, it may be highly volatile.

Because there is no public market for the exchange notes, you may not be able to resell them. The offer and sale of the exchange notes for original notes will be registered under the Securities Act but the exchange notes will constitute a new issue of securities with no established trading market. We do not intend to have the exchange notes listed on a national securities exchange. There can be no assurance that an active trading market for the exchange notes will develop, or if one does develop, that it will be sustained.

Historically, the market for non-investment grade debt has been highly volatile in terms of price. It is possible that the market for the exchange notes will also be volatile. This volatility in price may affect your ability to resell your exchange notes, the timing of their sale and any amount you receive for them. The trading market for the exchange notes may be adversely affected by:

•	changes in the overall market for non-investment grade securities;

•	changes in our financial performance or prospects;

•	changes in our credit rating;

•	changes in members of our management;

•	change in our auditors;

•	the prospects for companies in our industry generally;

•	the number of holders of the exchange notes;

•	any acquisitions or business combinations proposed or consummated by us or our competitors;

•	the interest of securities dealers in making a market for the exchange notes; and

•	prevailing interest rates and general economic conditions.

Prospective investors in the exchange notes should be aware that they may be required to bear the financial risk of their investment for an indefinite period of time.

Some holders who exchange their original notes may be deemed to be underwriters and hence subject to subsequent transfer restrictions.

If you exchange your original notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities and, if so, will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction involving the exchange notes. See “The Exchange Offer—Purpose and Effects of the Exchange Offer” and “Plan of Distribution.”

Risks related to the notes

We may not be able to generate enough cash to service our debt.

Our ability to make payments on and to refinance our debt, including the notes, and to fund our planned capital expenditures and ongoing operations will depend on our ability to generate cash. This is subject, in part, to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flows from operations or that we will be able to obtain future distributions from our subsidiaries or access additional liquidity sources in amounts sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs.

We cannot assure you that we will generate sufficient cash flow from operations or that future borrowings will be available to us under the credit facility or otherwise in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all.

You are not entitled to look to our parent Mediacom Communications for payment of the notes in the event of an event of default by us.

Our parent and manager, Mediacom Communications, is not a co-issuer of the notes and has not guaranteed the performance of our obligations under the notes. As a result, Mediacom Communications does not have any obligations under the notes or the related indenture. Hence, in the event we default in our obligations under the notes and the indenture, holders of the notes will not have any recourse against Mediacom Communications for repayment.

The notes are effectively subordinated to all of our secured debt and to debt and other liabilities of our subsidiaries.

The notes are subordinated to all of our secured debt (to the extent of the value of the collateral securing such debt). The notes are not guaranteed by any of our subsidiaries. As a result, the notes are effectively subordinated to all existing and future liabilities of our subsidiaries, including debt under our credit facility. If the maturity of the loans under our credit facility were accelerated, our subsidiaries would have to repay all debt outstanding under that credit facility before they could distribute any assets or cash to us. Remedies to the lenders under our credit facility could constitute events of default under the indenture governing the notes. If these remedies were exercised, the maturity of the notes could be accelerated, and our subsidiaries’ obligations under our credit facility could be accelerated also. In such circumstances, there can be no assurance that our subsidiaries’ assets would be sufficient to repay all of their debt and then to make distributions to us to enable us to meet our obligations under the indenture and any pari passu debt. Claims of creditors of our subsidiaries, including general trade creditors, will generally have priority over holders of the notes as to the assets of our subsidiaries. Additionally, any right we may have to receive assets of any of our subsidiaries upon such subsidiary’s liquidation or reorganization will be effectively subordinated to the claims of the subsidiary’s creditors, except to the extent, if any, that we ourselves are recognized as a creditor of such subsidiary, in which case our claims would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of the value of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by us. As of December 31, 2012, the aggregate amount of the debt and other liabilities of our subsidiaries reflected on our consolidated balance sheet as to which holders of the notes were effectively subordinated was approximately $1.659 billion, and our subsidiaries had an additional $82.9 million of unused credit commitments under the revolving credit portion of the credit facility, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. Our subsidiaries may incur additional debt or other obligations in the future, subject to compliance with the financial covenants contained in the credit facility, and the notes will be effectively subordinated to such debt or other obligations.

Our ownership interests in our subsidiaries are pledged as collateral under our credit facility and may not be available to holders of the notes in the event we default in our obligations under the notes.

All of our ownership interests in our subsidiaries are pledged as collateral under our credit facility. Therefore, if we were unable to pay principal or interest on the notes, the ability of the holders of the notes to proceed against the ownership interests in our subsidiaries to satisfy such amounts would be subject to the prior satisfaction in full of all amounts owing under our credit facility. Any action to proceed against such interests by or on behalf of the holders of notes would constitute an event of default under our credit facility entitling the lenders thereunder to declare all amounts owing thereunder to be immediately due and payable. In addition, as secured creditors, the lenders under our credit facility would control the disposition and sale of our ownership interests in our subsidiaries after an event of default under our credit facility and would not be legally required to take into account the interests of our unsecured creditors, such as the holders of the notes, with respect to any such disposition or sale. There can be no assurance that our assets after the satisfaction of the claims of the secured creditors of our subsidiaries would be sufficient to satisfy any amounts owing with respect to the notes.

Under certain circumstances, federal and state laws may allow courts to void or subordinate claims with respect to the notes or to modify the contractual or structural relationship between different classes of creditors.

Under the federal Bankruptcy Code and comparable provisions of state fraudulent transfer laws, a court could void claims with respect to the notes, or subordinate them, if, among other things, we, at the time the original notes were initially issued:

•	received less than reasonably equivalent value or fair consideration for the notes;

•	were insolvent or rendered insolvent by reason of the incurrence;

•	were engaged in a business or transaction for which our remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that we would incur, debts beyond our ability to pay such debts as they became due.

The measures of insolvency for purposes of these fraudulent or preferential transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent or preferential transfer has occurred. Generally, however, we would be considered insolvent if:

•	the sum of our debts, including contingent liabilities, was greater than the fair saleable value of all of our assets;

•

the present fair saleable value of our assets was less than the amount that would be required to pay the probable liability on our existing debts, including contingent liabilities, as they became absolute and mature; or

•	we could not pay our debts as they became due.

Based upon the information available to us at the time we issued the original notes, we believe that the notes were incurred for fair value. In addition, if there were to be a bankruptcy of our parent and/or its other subsidiaries, creditors of our parent may attempt to make claims against us and our subsidiaries, including seeking substantive consolidation of our and our subsidiaries’ assets and liabilities with the liabilities of our parent and/or its other subsidiaries, which (if successful) could have an adverse effect on holders of the notes and their recoveries in any bankruptcy proceeding.

We may not be able to fund a change of control offer, and in the event of a reorganization or merger in which we incur a large amount of debt, the change of control provisions of the indenture may not protect you.

In the event of a change of control (as defined in the indenture), we will be required, subject to certain conditions, to offer to purchase all outstanding notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase. If a change of control were to occur as of the date of this prospectus we would not have sufficient funds available to purchase all of the outstanding notes were they to be tendered in response to an offer made as a result of a change of control. We cannot assure you that we will have sufficient funds available or that we will be permitted by our other debt instruments to fulfill these obligations upon a change of control in the future. Furthermore, certain change of control events would constitute an event of default under our credit facility which, in turn, may result in an event of default under the indenture governing the notes. See “Description of Exchange Notes—Repurchase at the option of holders—Change of control.”

If we fail to repurchase the notes upon a change of control, we will be in default under the indenture governing the notes. Any future debt that we incur may also contain a requirement that we repurchase our debt in the event of a change of control or similar event. These repurchase requirements may delay or make it harder to change control of our company.

The change of control provisions may not protect you in a transaction in which we incur a large amount of debt, including a reorganization, restructuring, merger or other similar transaction, because such a transaction may not involve any shift in voting power or beneficial ownership or may not involve a shift large enough to trigger a change of control.

We and our subsidiaries may incur substantially more debt, which could exacerbate the risks described in this prospectus and the risks described in the documents incorporated by reference in this prospectus.

We and our subsidiaries may incur substantial additional debt in the future. If we or our subsidiaries do so, the risks described in this prospectus and in the documents incorporated by reference herein could intensify. The terms of the indenture governing the notes will permit us and our subsidiaries to incur additional debt provided we comply with the leverage incurrence tests described under “Description of Exchange Notes—Covenants—Limitation on indebtedness.” As of December 31, 2012, our subsidiaries had approximately $82.9 of unused credit commitments under the revolving credit portion of the credit facility, all of which could be borrowed and used for general corporate purposes based on the terms and conditions of our debt arrangements. We expect our subsidiaries to continue to borrow under this facility.

You should not expect Mediacom Broadband Corporation to participate in making payments on the notes.

Mediacom Broadband Corporation is our wholly-owned subsidiary that was incorporated to accommodate the issuance of indebtedness by us. Mediacom Broadband Corporation has no operations, revenues or cash flows and has no assets, liabilities or stockholders’ equity on its balance sheet, other than a $100 receivable from an affiliate and the same dollar amount of common stock on its consolidated balance sheets. You should not expect Mediacom Broadband Corporation to participate in servicing the interest or principal obligations on the notes.

Risks related to our financial condition

We have substantial debt and have significant interest payments and debt repayments, which could limit our operational flexibility and have an adverse effect on our financial condition and results of operations.

As of December 31, 2012, our total debt was approximately $1.959 billion. Because of our substantial indebtedness, we are highly leveraged and will continue to be so, which could:

•	limit our ability to obtain additional financing in the future for working capital, capital expenditures or acquisitions;

•	limit our ability to refinance our indebtedness on terms acceptable to us or at all;

•	limit our ability to adapt to changing market conditions;

•	restrict us from making strategic acquisitions or cause us to make divestitures of strategic or non-strategic assets;

•

require us to dedicate a significant portion of our cash flow from operations to paying the principal of and interest on our indebtedness, thereby limiting the availability of such cash flow to fund future capital expenditures, working capital and other corporate purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the communications industry generally;

•	place us at a competitive disadvantage compared with competitors that have a less significant debt burden; and

•	make us more vulnerable to economic downturns and limit our ability to withstand competitive pressures.

Our debt service obligations require us to use a large portion of our cash flows from operations to pay principal and interest, reducing our ability to finance our operations, capital expenditures and other activities. Outstanding debt under our credit facility has a variable rate of interest determined by either the London Interbank Offered Rate (“LIBOR”), or the Prime rate, chosen at our discretion, plus a margin, which varies depending on certain financial ratios as defined in the credit agreement governing the credit facility (the “credit agreement”). If such variable rates were to increase, or if we were to incur additional indebtedness, we may be required to pay additional interest expense, which would have an adverse effect on our results of operations.

We believe that cash generated by us or available to us will meet our anticipated capital and liquidity needs for the foreseeable future, including, as of December 31, 2012, scheduled term loan maturities of $16.0 million during each of the years ending December 31, 2013 and December 31, 2014. However, in the longer term, specifically 2015 and beyond, we do not expect to generate enough cash flows from operations to satisfy our maturing term loans and the notes. Accordingly, we will have to refinance existing obligations to extend maturities, or raise additional capital through debt or equity issuances or both.

There can be no assurance that we will be able to raise such capital to refinance our existing obligations, or that we can do so on favorable terms. If we were unable to successfully refinance our existing obligations, we may have to cancel or scale back future capital spending programs or sell assets, which may affect our ability to compete effectively, and have an adverse affect on our financial condition and results of operations.

We are exposed to risks caused by disruptions in the capital and credit markets, which could have an adverse effect on our business, financial condition and results of operations and our ability to service our debt.

We rely on the capital markets for senior note offerings, and the credit markets for bank credit arrangements, to meet our financial commitments and liquidity needs. Recently, the U.S. economy fell into a deep recession, with major downturns in financial markets. While the capital and credit markets have generally recovered, future disruptions in such markets could limit our ability to access new debt financings or refinancings, and cause our counterparty banks to be unable to fulfill their commitments to us, potentially reducing amounts available to us under our revolving credit commitments, or subjecting us to greater credit risk with respect to our interest rate exchange agreements. We are unable to predict future movements in the capital and credit markets or the underlying effects on our results of operations.

In 2015 and beyond, we face significant principal payments on our outstanding term loans under our subsidiaries’ bank credit agreement. If the current economic conditions were to persist or worsen, we may not be able to replace the liquidity lost as the credit facility expires, or refinance outstanding balances under the credit facility, term loans or the notes at all or on acceptable terms. Even if we can secure refinancing, if prevailing credit market conditions persist or worsen, we would likely pay considerably higher interest rates on any refinancing or new financing than those we currently pay.

Our credit facility imposes significant restrictions.

Our credit facility contains covenants that restrict our subsidiaries’ ability to:

•	guarantee our indebtedness, including the notes;

•	distribute funds or pay dividends to us;

•	incur additional indebtedness or issue additional equity;

•	repurchase or redeem equity interests and indebtedness;

•	pledge or sell assets or merge with another entity;

•	create liens; and

•	make certain capital expenditures, investments or acquisitions.

The ability of our subsidiaries to comply with these provisions may be affected by events beyond our control. If they were to breach any of these covenants, they would be in default under the credit facility and they would be prohibited from making distributions to us.

Under certain circumstances, lenders could elect to declare all amounts borrowed under our credit facility, together with accrued interest and other fees, to be due and payable. If that occurred, our obligations under the notes could also become payable immediately. Under such circumstances, we may not be able to repay such amounts.

The terms of our indebtedness could materially limit our financial and operating flexibility.

Several of the covenants contained in the agreements and instruments governing our own and our subsidiaries’ indebtedness could materially limit our financial and operating flexibility by restricting, among other things, our ability and the ability of our operating subsidiaries to:

•	incur additional indebtedness;

•	create liens and other encumbrances;

•	pay dividends or distributions and make other payments, investments, loans and guarantees;

•	enter into transactions with related parties;

•	sell or otherwise dispose of assets and merge or consolidate with another entity;

•	repurchase or redeem capital stock, other equity interests or debt;

•	pledge assets; and

•	issue capital stock or other equity interests.

Complying with these covenants could cause us to take actions that we otherwise would not take or cause us not to take actions that we otherwise would take.

We may not be able to obtain additional capital to continue the development of our business.

We have invested substantial capital for the upgrade, expansion and maintenance of our cable systems and the launch and expansion of new or additional products and services. While we have completed our planned system upgrades, if there is accelerated growth in our video, HSD and phone products and services, or we decide to introduce other new advanced products and services, or the cost to provide these products and services increases, we may need to make unplanned additional capital expenditures. We may not be able to obtain the funds necessary to finance additional capital requirements through internally generated funds, additional borrowings or other sources. If we are unable to obtain these funds, we would not be able to implement our business strategy and our results of operations would be adversely affected.

We are a holding company, and if our operating subsidiaries are unable to make funds available to us, we may not be able to fund our indebtedness and other obligations.

We are a holding company, and do not have any operations or hold any assets other than our investments in, and our advances to, our operating subsidiaries. These operating subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us.

The only source of cash that we have to fund the notes (including, without limitation, the payment of interest on, and the repayment of, principal) is the cash that our operating subsidiaries generate from operations and from borrowing under the credit facility. The ability of our operating subsidiaries to make funds available to us, in the form of payments of principal or interest due under intercompany notes due to us, dividends, loans, advances or other payments, will depend upon the operating results of such subsidiaries, applicable laws and contractual restrictions, including the covenants set forth in the credit agreement. If our operating subsidiaries were unable to make funds available to us, then we may not be able to make payments of principal or interest due under the notes. If such an event occurred, we may be required to adopt one or more alternatives, such as refinancing the notes or the outstanding debt of our operating subsidiaries at or before maturity, or raise additional capital through debt or equity issuance, or both. If we were not able to successfully accomplish those tasks, then we may have to cancel or scale back future capital spending programs, or sell assets.

There can be no assurance that any of the foregoing actions would be successful. Any inability to meet our debt service obligations or refinance our indebtedness would materially adversely affect our business, financial condition and results of operations.

A default under our credit agreement or indenture could result in an acceleration of our indebtedness and other material adverse effects.

The credit agreement contains various covenants that, among other things, impose certain limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restricted payments and certain transactions with affiliates. As of December 31, 2012, the principal financial covenants of the credit agreement required compliance with a total leverage ratio (as defined in the credit agreement) of no more than 6.0 to 1.0 at any time and an interest coverage ratio (as defined in the credit agreement) of no less than 1.75 to 1.0 at the end of a quarterly period. The total leverage ratio covenant will be reduced to 5.5 to 1.0 commencing on April 1, 2013, and will be further reduced to 5.0 to 1.0 commencing on April 1, 2014.

The indenture governing the notes contains various covenants, though they are generally less restrictive than those found in our credit facility. As of such date, the principal financial covenant of the notes had a limitation on the incurrence of additional indebtedness based upon a maximum debt to operating cash flow ratio (as defined in the indenture) of 8.5 to 1.0.

The breach of any of the covenants under the credit agreement or indenture could cause a default, which may result in the indebtedness becoming immediately due and payable. If this were to occur, we would be unable to adequately finance our operations. In addition, a default could result in a default or acceleration of our other indebtedness subject to cross-default provisions. If this occurs, we may not be able to pay our debts or borrow sufficient funds to refinance them. Even if new financing is available, it may not be on terms that are acceptable to us. The membership interests of our operating subsidiaries are pledged as collateral under our credit facility. A default under our credit agreement could result in a foreclosure by the lenders on the membership interests pledged under that facility. Because we are dependent upon our operating subsidiaries for all of our cash flows, a foreclosure would have a material adverse effect on our business, financial condition, results of operations, and liquidity.

In the event of a liquidation or reorganization of any of our subsidiaries, the creditors of any of such subsidiaries, including trade creditors, would be entitled to a claim on the assets of such subsidiaries prior to any claims of the stockholders of any such subsidiaries, and those creditors are likely to be paid in full before any distribution is made to such stockholders. To the extent that we, or any of our direct or indirect subsidiaries, are a creditor of another of our subsidiaries, the claims of such creditor could be subordinated to any security interest in the assets of such subsidiary and/or any indebtedness of such subsidiary senior to that held by such creditor.

A lowering of the ratings assigned to our debt securities by ratings agencies may increase our future borrowing costs and reduce our access to capital.

Our future access to the debt markets and the terms and conditions we receive are influenced by our debt ratings. Mediacom Communications’s corporate credit rating is B1, with a stable outlook, by Moody’s, and B+, with a positive outlook, by Standard and Poor’s. Our senior unsecured credit rating is B3 by Moody’s, with a stable outlook, and B-, with a positive outlook, by Standard and Poor’s. We cannot assure you that Moody’s and Standard and Poor’s will maintain their ratings on Mediacom Communications and us. A negative change to these credit ratings could result in higher interest rates on future debt issuance than we currently experience, or adversely impact our ability to raise additional funds, and could have an adverse effect on the price of the notes.

Impairment of our goodwill and other intangible assets could cause significant losses.

As of December 31, 2012, we had approximately $1.4 billion of unamortized intangible assets, including franchise rights of $1.2 billion and goodwill of $196 million on our consolidated balance sheets. These intangible assets represented approximately 60% of our total assets.

Accounting Standards Codification (ASC) No. 350—Intangibles—Goodwill and Other (“ASC 350”) requires that goodwill and other intangible assets deemed to have indefinite useful lives, such as cable franchise rights, cease to be amortized. ASC 350 also requires that goodwill and certain intangible assets be tested at least annually for impairment. If we find that the carrying value of goodwill or cable franchise rights exceeds its fair value, we will reduce the carrying value of the goodwill or intangible asset to the fair value, and will recognize an impairment loss in our results of operations.

We follow the provisions of ASC 350 to test our goodwill and franchise rights for impairment. We assess the fair values of each cable system cluster using discounted cash flow (“DCF”) methodology, under which the fair value of cable franchise rights are determined in a direct manner. We employ the In-use Excess Earnings DCF methodology to calculate the fair values of our cable franchise rights, using unobservable inputs (Level 3). This assessment involves significant judgment, including certain assumptions and estimates that determine future cash flow expectations and other future benefits, which are consistent with the expectations of buyers and sellers of cable systems in determining fair value. These assumptions and estimates include discount rates, estimated growth rates, terminal growth rates, comparable company data, revenues per customer, market penetration as a percentage of homes passed and operating margin. We also consider market transactions, market valuations, research analyst estimates and other valuations using multiples of operating income before depreciation and amortization to confirm the reasonableness of fair values determined by the DCF methodology. We also employ the Greenfield model to corroborate the fair values of our cable franchise rights determined under the In-use

Excess Earnings DCF methodology. Significant impairment in value resulting in impairment charges may result if the estimates and assumptions used in the fair value determination change in the future. Such impairments, if recognized, could potentially be material.

Since a number of factors may influence determinations of fair value of intangible assets, we are unable to predict whether impairments of goodwill or other indefinite-lived intangibles will occur in the future. However, significant impairment in value resulting in impairment charges may result if the estimates and assumptions used in the fair value determination change in the future. Any such impairment would result in our recognizing a corresponding write-off, which could cause us to report a significant non-cash operating loss, which could have an adverse effect on our financial condition and results of operations.

Our annual impairment analysis was performed as of October 1, 2012, and resulted in no impairment. We may be required to conduct an impairment analysis prior to our anniversary date to the extent certain economic or business factors are present.

Risks related to our operations

Our products and services face intense competition that could adversely affect our business, financial condition and results of operations.

We operate in a highly competitive business environment and, in many instances, face competitors that, compared to us, have greater resources and operating capabilities, fewer regulatory burdens, easier access to financing, more favorable brand recognition, and long-standing relationships with regulatory authorities and customers.

Direct broadcast satellite (“DBS”) providers, principally DirecTV and DISH, are our most significant video competitors. We have historically faced, and expect to continue to face, intense competition from these DBS providers, who have used discounted promotional pricing, more advanced consumer equipment, a larger number of HD channels, and, in the case of DirecTV, exclusive NFL programming to attract new customers. Additionally, in many of our service areas, these DBS providers have entered into co-marketing arrangements with local telephone companies to offer a DBS provided video service bundled with digital subscriber line (“DSL”), phone and, in some cases, wireless service offered by a local telephone company. We and other cable companies have lost a significant number of video customers to DBS providers, and we expect to continue to face serious challenges from them in the future.

Our video service also competes with local telephone companies that have deployed fiber-based networks in 12% of our footprint and with other video providers in 18% of our footprint, based upon visual inspections and other limited estimated techniques. If further build-outs of such fiber-based networks or other video systems were to occur in our service areas, we would face greater competition for video customers.

Increasingly, our video service faces competition from companies that deliver movies and television programs over the Internet. While we do not believe such “over-the-top” video (“OTTV”) offerings currently offer a full replacement for our video service, as they generally do not offer live content, local broadcasting or sports programming, OTTV providers continue to expand their offerings and, in some cases, offer content that we do not provide. If OTTV providers were to offer popular content that consumers accepted as an adequate, if not preferable, replacement to our video service, we may experience greater levels of video customer losses.

Our HSD service primarily competes with local telephone companies, including AT&T and CenturyLink, and other providers of high-speed Internet access. In most of our markets, our HSD service faces competition from DSL service, which is typically limited to downstream speeds ranging from 1.5 Mbps to 3 Mbps, compared to our downstream speeds ranging from 3 Mbps to 105 Mbps, but is generally offered at prices lower than our HSD service. In some service areas, the local telephone companies have extended fiber deeper into their networks, allowing them to offer higher speed DSL service, but still at speeds less than our HSD service. In certain of our other service areas, local telephone companies and other service providers have deployed fiber-based networks that allow them to offer high-speed Internet service similar to our own. AT&T has recently announced plans to extend its fiber based footprint, but has not specifically identified markets for this expansion. We may face greater competition for HSD customers if these fiber-based networks were further extended into our markets.

Many wireless communications companies also offer a wireless Internet service that we believe is generally not comparable to our HSD service in terms of speed or reliability. However, we may face greater competition for HSD customers in the future if such wireless Internet service offerings were to improve.

Our phone service primarily competes with the local telephone companies noted above, wireless communications companies and other voice over internet protocol (“VoIP”) providers. As more consumers continue to replace their traditional wireline phone service with a wireless product, we expect to face greater levels of pricing pressure and competition for phone customers.

The business services we provide to small to medium sized businesses (“SMBs”) and large enterprise customers generally compete with the local telephone companies, who have more extensive network coverage and longer-term relationships with the business community. We may not be able to continue to grow our business services revenues by taking more market share if our competitors decide to compete vigorously on price and service.

We also compete with many other sources of entertainment and information delivery, including broadcast television, movies, live events, radio broadcasts, home video products, console games, print media, and the Internet. The increasing number of choices available to audiences could also negatively impact advertisers’ willingness to purchase advertising from us, as well as the price they are willing to pay for advertising. If we do not respond appropriately to further increases in the leisure and entertainment choices available to consumers, our competitive position could deteriorate.

In order to attract new customers and maintain our existing customer base, we make promotional offers that include short-term promotional offers on service and/or equipment, which may result in significant marketing, programming and other operating expenses, and greater levels of capital expenditures. As we expand our offerings to introduce new and enhanced services, we will be subject to further competition from other providers.

We are unable to predict the effects that competition may have on our business, and a continuation, or worsening, of such competitive factors as discussed above could adversely affect our business, financial condition and results of operations.

Weaker than anticipated recovery in the U.S. economy may adversely impact our business, financial condition and results of operations.

The United States economy continues to experience a weak recovery from the recession, and prospects for faster economic growth are uncertain. Because our video service is an established and highly penetrated business, our ability to gain new video customers depends, in part, on growth in occupied housing in our service areas, which is influenced by both local and national economic conditions. If the number of occupied homes in our service areas were to decline or not grow at all, our ability to attract and retain new video customers and maintain or grow our revenues would diminish. Continued lackluster recovery may hinder job creation, housing starts and personal income gains, and hurt consumer confidence, which may result in slower customer growth for us, downgrades of our services, and lower demand for our phone service, premium video offerings and higher-speed HSD tiers. A continuation, or worsening, of such factors could adversely impact our business, financial condition and results of operations.

The continuing increases in programming costs may drive the pricing of our video services to levels that are deemed unaffordable by our customers, which could have an adverse effect on our business, financial condition and results of operations.

Video programming expenses have historically been, and we expect will continue to be, our largest single expense item and, in recent years, have reflected substantial percentage increases, on a per-unit basis, well in excess of the inflation rate or the change in the consumer price index, caused by higher charges for national and regional sports networks and rising retransmission consent fees imposed by local broadcast stations. We believe these expenses will continue to grow at a significant rate due to increasing contractual demands, mainly by the large media conglomerates, who own or control most of the popular cable networks and major market local broadcast stations, and large independent television broadcast groups, who own or control a significant number of local broadcast stations across the country and, in many cases, manage, control or own multiple local broadcast stations in the same market.

Because of the concentrated cross-ownership of popular cable networks and major market local broadcast stations, or the concentrated cross-ownership or control of large groups of local broadcast stations, we have a limited ability to individually or selectively negotiate for programming and provide our customers with a choice of programming that they may wish to receive. If we are unable to successfully negotiate new agreements with these programmers when our current agreements expire, they could require us to cease carrying their signals, possibly for an indefinite period, which may result in a loss of video customers and advertising revenue. We also may be obligated to carry additional programming that we would otherwise not offer because of the negotiating leverage these large programming companies have over us, which may increase our programming expenses. While such growth in programming expenses can be partially offset by rate increases, our video gross margins will continue to decline if they cannot be fully offset. If increases in our programming costs were to drive the pricing of our video services to levels that are deemed unaffordable, our customers may no longer purchase our video services and instead rely on over-the-air viewing or use an OTTV service, which could have an adverse effect on our business, financial condition and results of operations.

We may be unable to keep pace with rapid technological change that could adversely affect our business, financial condition and results of operations.

We operate in a rapidly changing, consumer-driven environment and our success depends, in part, on our ability to maintain or improve our competitive position by acquiring, developing, adopting and exploiting new and existing technologies to distinguish our services. If our competitors were to acquire or develop and introduce new products and services that we do not currently offer, we may be required to deploy greater levels of capital investment than we would otherwise deploy to maintain our competitive position. If we are unsuccessful in keeping pace with future developments, and chose technologies or equipment that are less effective, cost-efficient or attractive to customers than those offered by our competitors, we may experience customer losses and our business, financial condition and results of operations may be adversely affected.

We may be unable to secure necessary hardware, software, telecommunications and operational support, which may impair our ability to provision and service our customers.

Third-party firms provide some of the components used in delivering our products and services, including set-top boxes, digital video recorders (“DVRs”) and video-on-demand (“VOD”) equipment; interactive programming set-top guide; cable modems; routers and other switching equipment; provisioning and other software; network connections for our phone services; fiber optic cable and construction services for expansion and upgrades of our network; and our customer billing platform. Some of these companies may have negotiating leverage over us, considering that they are the sole supplier of certain products and services, or there may be a long lead time and/or significant expense required to transition to another provider. In many cases, some of these hardware, software and operational support vendors and service providers represent our sole source of supply or have, either through contract or as a result of intellectual property rights, a position of some exclusivity, and our operations depend on a successful relationship with these companies. Specific to set-top boxes, we rely on third-party providers to make available to us new, cost-effective set-top boxes, with multi-room DVR capabilities, and new interactive set-top programming guides that allow us to offer our video customers an enhanced user experience and maintain parity with our competitors. If such vendors were unable to provide in a timely manner the next generation of set-top boxes and programming guides that our customers prefer compared to those offered by our competitors, and in quantities to meet our requirements, we may experience future video customer losses.

Any delays or disruptions in the relationship as a result of contractual disagreements, operational or financial failures on the part of the suppliers, or other adverse events affecting these suppliers could negatively affect our ability to effectively provision and service our customers. If such events were to occur, our business, financial condition and results of operations could be negatively affected.

We depend on network and information systems and other technologies to operate our businesses. A disruption or failure in such networks, systems or technologies resulting from “cyber attacks,” natural disasters or other material events outside our control have a material adverse effect on our business, financial condition and results of operations.

Because of the importance of network and information systems and other technologies to our business, disruptions or failures caused by “cyber attacks” such as computer hacking, computer viruses, denial of service attacks, worms or other disruptive software could have a devastating impact on our business. Our network and information systems are also vulnerable to damage resulting from power outages, natural disasters, terrorist attacks and other material events that are outside our control. Any such event may cause degradation or disruption of service, excessive volume to call centers, and damage to our plant, equipment, data and reputation.

We may also be subject to risks caused by misappropriation, misuse, leakage, falsification and accidental release or loss of information maintained in our information technology system and networks, including customer, personnel and vendor data. If such risks were to materialize, we may be subject to significant costs and expenses, or damage to our reputation and credibility, which could adversely affect our business, financial condition, and results of operations. As a result of the increasing awareness concerning the importance of safeguarding personal information, the potential misuse of such information and legislation that has been adopted or is being considered regarding the protection, privacy and security of personal information, information-related risks, particularly for businesses like ours that handle a large amount of personal customer data.

We are unable to predict the impact of such events, and any resulting customer or revenue losses, or increases in costs and expenses or capital expenditures, could have a material adverse effect our business, financial condition, and results of operations.

Our business depends on certain intellectual property rights and on not infringing on the intellectual property rights of others.

We rely on our copyrights, trademarks and trade secrets, as well as licenses and other agreements with our vendors and other parties, to use our technologies, conduct our operations and sell our products and services. Third-party firms have in the past, and may in the future, assert claims or initiate litigation related to exclusive patent, copyright, trademark, and other intellectual property rights to technologies and related standards that are relevant to us. These assertions have increased over time as a result of our growth and the general increase in the pace of patent claims assertions, particularly in the United States. Because of the existence of a large number of patents in the networking field, the secrecy of some pending patents and the rapid rate of issuance of new patents, it is not economically practical or even possible to determine in advance whether a product or any of its components infringes or will infringe on the patent rights of others. Asserted claims and/or initiated litigation can include claims against us or our manufacturers, suppliers, or customers, alleging infringement of their proprietary rights with respect to our existing or future products and/or services or components of those products and/or services. Regardless of the merit of these claims, they can be time-consuming; result in costly litigation and diversion of technical and management personnel; and require us to develop a non-infringing technology or enter into license agreements. There can be no assurance that licenses will be available on acceptable terms and conditions, if at all, or that any indemnification by our suppliers will be adequate to cover our costs if a claim were brought directly against us or our customers. Furthermore, because of the potential for high monetary awards that are not predictable, it is not unusual to find even arguably unmeritorious claims settled for significant amounts.

If any infringement or other intellectual property claim made against us by any third-party is successful, if we are required to indemnify a customer with respect to a claim against the customer, or if we fail to develop non-infringing technology or license the proprietary rights on commercially reasonable terms and conditions, our business, results of operations, and financial condition could be adversely affected.

The loss of key personnel could have a material adverse effect on our business.

Our success is substantially dependent upon the retention of, and the continued performance by, Mediacom Communications’s key personnel, including Rocco B. Commisso, Mediacom Communications’s Chairman and Chief Executive Officer. If any of Mediacom Communications’s key personnel cease to participate in our business and operations, it could have an adverse effect on our business, financial condition and results of operations.

Risks related to legislative and regulatory matters

Changes in government regulation could adversely impact our business.

The cable industry is subject to extensive legislation and regulation at the federal and local levels and, in some instances, at the state level. Additionally, our HSD and phone services are also subject to regulation, and additional regulation is under consideration. Many aspects of such regulation are currently the subject of judicial and administrative proceedings and legislative and administrative proposals, and lobbying efforts by us and our competitors. Recently introduced legislation could entirely change the framework under which broadcast signals are carried, including removing the copyright compulsory license, and lifting restrictions on how we offer our basic tier services. We expect that court actions and regulatory proceedings will continue to refine our rights and obligations under applicable federal, state and local laws. The FCC’s comprehensive implementation of changes under its National Broadband Plan, in addition to increasing our costs, may provide advantages to our competitors by subsidizing their costs, providing them with regulatory advantages and/or lowering barriers to entry. The results of current or future judicial and administrative proceedings and legislative activities cannot be predicted. Modifications to existing requirements or imposition of new requirements or limitations could have an adverse impact on our business including those described below. See “Business—Legislation and Regulation.”

Restrictions on how we tier or package video programming selections could adversely impact our business.

Congress may consider legislation regarding programming packaging, bundling or a la carte delivery of programming. Any such requirements could fundamentally change the way in which we package and price our services. We cannot predict the outcome of any current or future FCC proceedings or legislation in this area, or the impact of such proceedings on our business at this time. See “Business—Legislation and Regulation—Content Regulations—Program Tiering.”

The new program access mandates of the FCC’s Comcast Order may help our competitors more than it may benefit us.

Although the program access provisions related to Comcast and NBC Universal programming may provide benefits to us in the form of lower programming costs and access to online distribution rights should we decide to provide distribution of video services over the Internet, those provisions may provide our competitors greater advantages. Not only do the new provisions benefit traditional competing multichannel video programming distributors (“MVPDs”), but they may vastly expand the quantity of mainstream programming available to online video distributors (“OVDs”). More robust OVD offerings may have greater appeal to our current or prospective video subscribers. We cannot predict the impact such provisions may have on our business, but the lowering of costs to our competitors and the increased availability of online delivery of content could adversely affect our business. See “Business—Legislation and Regulation—Content Regulations—Access to Certain Programming.”

Denials of franchise renewals or continued absence of franchise parity can adversely impact our business.

Where state-issued franchises are not available, local franchising authorities may demand concessions, or other commitments, as a condition to renewal, and these concessions or other commitments could be costly. Although the Cable Act affords certain protections, there is no assurance that we will not be compelled to meet their demands in order to obtain renewals.

Our cable systems are operated under non-exclusive franchises. As of December 31, 2012, we believe that various entities are currently offering video service, through wireline distribution networks, to about 30% of our estimated homes passed. Because of the FCC’s actions to speed issuance of local competitive franchises and because many states in which we operate cable systems have adopted, and other states may adopt, legislation to allow others, including local telephone companies, to deliver services in competition with our cable service without obtaining equivalent local franchises, we may face not only increasing competition but we may be at a competitive disadvantage due to lack of regulatory parity. Any of these factors could adversely affect our business. See “Business—Legislation and Regulation—Cable System Operations and Cable Services—State and Local Regulation—Franchise Matters.”

Changes in carriage requirements could impose additional cost burdens on us.

Any change that increases the amount of content that we must carry on our cable systems can adversely impact our business by increasing our costs and limiting our ability to carry other programming more valued by our subscribers or limit our ability to provide other services. For example, if we are required to carry more than the primary stream of digital broadcast signals or if the FCC regulations are put into effect that require us to provide either very low cost or no cost commercial leased access, our business would be adversely affected. See “Business—Legislation and Regulation—Cable System Operations and Cable Services—Federal Regulation—Content Regulations.”

Pending FCC and court proceedings could adversely affect our HSD service.

The regulatory status of providing HSD service by cable companies remains uncertain. If the FCC reclassifies Internet access service and regulates it as a Title II telecommunications service, this could impose significant new regulatory burdens and costs. The manner in which the FCC interprets and enforces its network neutrality obligations on our HSD service could add regulatory burdens, further restrict the methods we may employ to manage the operation of our network, increase our costs and may require us to make additional capital expenditures, thus adversely affecting our business. Moreover, if the FCC’s jurisdiction to regulate broadband Internet access is upheld by the court, the type of jurisdiction found to exist may permit even more expansive and invasive regulation of our HSD service. See “Business—Legislation and Regulation—HSD Service—Federal Regulation.”

Government financing of broadband providers in our service areas could adverse impact our business.

The changes brought about by the introduction of the Connect America Fund and other changes to how Universal Service Fund (“USF”) monies are distributed may provide funding and subsidies to those who either compete with us or seek to compete with us and therefore put us at a competitive disadvantage. Moreover, if the FCC imposes USF fees on broadband services, bundled services or VoIP services that could increase the cost of our services and harm our ability to compete. See “Business—Legislation and Regulation—HSD Service—Federal Regulation” and “Business—Legislation and Regulation—Voice-over-Internet-Protocol Telephony Service—Federal Regulatory Obligations.”

Our phone service may become subject to additional regulation.

The regulatory treatment of phone services that we and other providers offer remains uncertain. The FCC, Congress, the courts and the states continue to look at issues surrounding the provision of VoIP, including whether this service is properly classified as either a telecommunications service or an information service. Any changes to existing law as it applies to VoIP or any determination that results in greater or different regulatory obligations than competing services would result in increased costs, reduce anticipated revenues and impede our ability to effectively compete or otherwise adversely affect our ability to successfully roll-out and conduct our telephony business. See “Business—Legislation and Regulation—Voice-over-Internet-Protocol Telephony Service—Federal Law.”

Changes in pole attachment regulations or actions by pole owners could significantly increase our pole attachment costs.

Our cable facilities are often attached to, or use, public utility poles, ducts or conduits. Although changes in 2011 to the FCC’s long-standing pole attachment rate formulas and attachment requirements may be beneficial to us, the effective and significant lowering of the rate attachment costs to our competitors coupled with increasing their ease of attachment, may significantly benefit those that provide services that compete with ours. Our business, financial condition and results of operations could suffer a material adverse impact from changes that make it both easier and less costly for those who compete with us to attach to poles. See “Business—Legislation and Regulation—Cable System Operations and Cable Services—Federal Regulation—Pole Attachment Regulation.”

Changes in compulsory copyright regulations could significantly increase our license fees.

If Congress either eliminates the current cable compulsory license or enacts the proposed revisions to the Copyright Act, the elimination could impose increased costs and transactional burdens or the revisions could impose oversight and conditions that could adversely affect our business. Additionally, the Copyright Office’s implementation of any such legislative changes could impose requirements on us or permit overly intrusive access to financial and operational records. Any future decision by Congress to eliminate the cable compulsory license, which would require us to obtain copyright licensing of all broadcast material at the source, would impose significant administrative burdens and additional costs that could adversely affect our business. See “Business—Legislation and Regulation—Cable System Operations and Cable Services—Federal Regulation—Copyright.”

Risks Related to Mediacom Communications’s Chairman and Chief Executive Officer’s Controlling Position

Mediacom Communications’s Chairman and Chief Executive Officer has the ability to control all major corporate decisions, and a sale of his ownership interest could result in a change of control that would have unpredictable effects.

An entity wholly-owned by Rocco B. Commisso, Mediacom Communications’s founder, Chairman and Chief Executive Officer, is the sole shareholder of Mediacom Communications. Our debt arrangements provide that a default may result upon certain change of control events, including if Mr. Commisso were to sell a significant stake in us or Mediacom Communications to a third party. Our debt agreements provide, however, that a change of control will not be deemed to have occurred so long as Mediacom Communications continues to be our manager and Mr. Commisso continues to be Mediacom Communications’s Chairman and Chief Executive Officer.

A change in control could result in a default under our debt arrangements, require us to offer to repurchase the notes at 101% of their principal amount, trigger a variety of federal, state and local regulatory consent requirements and potentially limit Mediacom Communications’s further utilization of net operating losses for income tax purposes. Any of the foregoing results could adversely affect our results of operations and financial condition.

The Exchange Offer

This section of the prospectus describes the exchange offer. While we believe that the description covers the material terms of the exchange offer, this summary may not contain all of the information that is important to you. You should carefully read this entire document for a complete understanding of the exchange offer.

Purpose and Effects of the Exchange Offer

The purpose of the exchange offer is to satisfy our obligations under the registration rights agreement that we entered into with the initial purchasers of the original notes. We originally issued and sold $300,000,000 principal amount of original notes in a private placement on August 28, 2012. We did not register the offer and sale of the original notes in reliance upon the exemption provided in Section 4(2) of the Securities Act and Rule 144A and Regulation S thereunder.

We are offering to exchange up to the entire $300,000,000 principal amount of original notes for a like principal amount of exchange notes.

Under the registration rights agreement, we are required, among other things, to:

•

file a registration statement on or prior to March 26, 2013 (the 210th day after the issue date of the original notes), registering the proposed offer and exchange of any and all original notes for registered exchange notes with substantially identical terms;

•	use our best efforts to cause the registration statement to be declared effective under the Securities Act on or prior to July 24, 2013 (the 330th day after the issue date of the original notes); and

•	keep the exchange offer open for not less than 20 business days after the date notice thereof is mailed to holders of the original notes.

In addition, under certain circumstances, we may be required to use our best efforts to file a shelf registration statement to cover resales of original notes.

If we fail to comply with the requirements of the registration rights agreement the interest rate on the original notes may increase. Specifically, in the event that:

•

we did not file the registration statement on or before March 26, 2013 (within 210 days following the issue date of the original notes) (or, if we are otherwise required under the registration rights agreement to file a registration statement relating to a resale registration for the original notes, we do not so file such registration statement within 210 days following the date we become obligated to do so); or

•

the registration statement does not become effective on or before July 24, 2013 (within 330 days following the issue date of the original notes) (or, in the case of any such registration statement relating to a resale registration, such registration statement is not declared effective within 330 days following the date such registration statement was required to be filed); or

•	the exchange offer has not been consummated by August 23, 2013 (within 360 days after the issue date of the original notes); or

•

any registration statement required by the registration rights agreement is filed and declared effective but shall thereafter cease to be effective (except as specifically permitted therein) or usable at any time that we are obligated to maintain the effectiveness thereof pursuant to the registration rights agreement

(any event referred to in the four clauses above being a “Registration Default”), then the per annum interest rate on the original notes will increase, for the period from the occurrence of the Registration Default until such time as the Registration Default is no longer in effect (at which time the interest rate will be reduced to its initial rate), by .25% of the principal amount of the notes during the first 90-day period following the occurrence and during the continuation of such Registration Default, which rate shall increase by an additional .25% for each subsequent 90-day period during which such Registration Default continues up to a maximum of 1.0% per annum (“Additional Interest”).

We have not requested, and do not intend to request, an interpretation by the staff of the SEC with respect to whether the exchange notes may be offered for sale, resold or otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act. Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, including Exxon Capital Holdings Corp. (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991) and Shearman & Sterling (available July 2, 1993), we believe the exchange notes may be offered for resale, resold and otherwise transferred by any holder without compliance with the registration and prospectus delivery provisions of the Securities Act provided such holder meets the following conditions:

•	such holder is not a broker-dealer who purchased original notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act,

•	such holder is not our “affiliate,” and

•	such holder acquires exchange notes in the ordinary course of its business and has no arrangement or understanding with any person to participate in the distribution of the exchange notes.

If you do not satisfy all of the above conditions, you cannot participate in the exchange offer. Rather, in the absence of an exemption you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the original notes. Any holder that complies with such registration and prospectus delivery requirements may incur liabilities under the Securities Act for which the holder will not be entitled to indemnification from us.

A broker-dealer that has bought original notes for its own account as part of its market-making or other trading activities must deliver a prospectus in order to resell the exchange notes it receives therefor pursuant to the exchange offer. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for such purpose, and we have agreed in the registration rights agreement to make this prospectus available to such broker-dealers for a period of one year after the completion of the exchange offer. See “Plan of Distribution.” Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of exchange notes. The accompanying letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We are not making the exchange offer to, nor will we accept surrenders for exchange from, holders of original notes in any jurisdiction in which this exchange offer or its acceptance would not comply with applicable state securities laws or applicable laws of a foreign jurisdiction.

Participation in the exchange offer is voluntary and you should carefully consider whether to participate. We urge you to consult your financial and tax advisors in making your decision on whether to participate in the exchange offer.

Consequences of Failure to Exchange

Original notes that are not exchanged for exchange notes in the exchange offer will remain “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, and will therefore continue to be subject to restrictions on transfer. Holders of such original notes will not be able to require us to register them under the Securities Act, except in the limited circumstances set forth in the registration rights agreement. Accordingly, following completion of the exchange offer any original notes that remain outstanding may not be offered, sold, pledged or otherwise transferred except:

(1) to us, upon redemption thereof or otherwise,

(2) so long as the original notes are eligible for resale pursuant to Rule 144A, to a person whom the seller reasonably believes is a qualified institutional buyer within the meaning of Rule 144A, purchasing for its own account or for the account of a qualified institutional buyer to whom notice is given that the resale, pledge or other transfer is being made in reliance on Rule 144A,

(3) in an offshore transaction in accordance with Regulation S under the Securities Act,

(4) pursuant to an exemption from registration in accordance with Rule 144, if available, under the Securities Act,

(5) in reliance on another exemption from the registration requirements of the Securities Act, or

(6) pursuant to an effective registration statement under the Securities Act.

In all of the situations discussed above, the resale must be in compliance with the Securities Act, any applicable securities laws of any state of the United States and any applicable securities laws of any foreign country. Any resale of original notes will also be subject to certain requirements of the registrar or any co-registrar being met, including receipt by the registrar or co-registrar of a certification and, in the case of (3), (4) and (5) above, an opinion of counsel reasonably acceptable to us and the registrar and any co-registrar.

To the extent original notes are tendered and accepted in the exchange offer, the principal amount of outstanding original notes will decrease with a resulting decrease in the liquidity in the market therefor. Accordingly, the liquidity of the market of the original notes could be adversely affected following completion of the exchange offer. See “Risk Factors—Risks Related to the Exchange Offer—If you do not properly tender your original notes, you will continue to hold unregistered notes and your ability to transfer those original notes may be adversely affected.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, a copy of which is attached to this prospectus as Annex A, we will accept any and all original notes validly tendered (and not withdrawn) on or prior to the Expiration Date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of original notes accepted in the exchange offer. The exchange notes will accrue interest on the same terms as the original notes; however, holders of the original notes accepted for exchange will not receive accrued interest thereon at the time of exchange; rather, all accrued interest on the original notes will become obligations under the exchange notes. Holders may tender some or all of their original notes pursuant to the exchange offer. However, original notes may be tendered only in denominations of $2,000 and integral multiples of $1,000 principal amount in excess thereof.

The form and terms of the exchange notes are the same as the form and terms of the original notes, except that:

•

the offer and sale of the exchange notes for the original notes will have been registered under the Securities Act, and the exchange notes will not bear legends restricting their transfer pursuant to the Securities Act, and

•	except as otherwise described above, holders of the exchange notes will not be entitled to any rights under the registration rights agreement.

The exchange notes will evidence the same debt as the original notes that they replace, and will be issued under, and be entitled to the benefits of, the indenture which governs the original notes, including the payment of principal and interest.

We are sending this prospectus and the letter of transmittal to holders of the original notes through the facilities of The Depository Trust Company, or DTC, whose nominee, Cede & Co, is the registered holder of the original notes. The original notes are represented by permanent global notes in fully registered form, without coupons, which have been deposited with the trustee for the notes, as custodian for DTC. Ownership of beneficial interests in each global note is limited to persons who have accounts with DTC, or DTC participants, or persons who hold interests through DTC participants. The term “holder,” as used in this prospectus, means those DTC participants in whose name interests in the global notes are credited on the books of DTC, and those persons who hold interests through such DTC participants. The term “original notes,” as used in this prospectus, means such interests in the global notes. Like the original notes, the exchange notes will be deposited with the trustee for the notes as custodian for DTC, and registered in the name of Cede & Co., as nominee of DTC.

Holders of the original notes do not have any appraisal or dissenter’s rights under Delaware law or the indenture governing the notes in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the requirements of the Exchange Act and the SEC’s rules and regulations thereunder.

We will be deemed to have accepted validly tendered original notes when, as and if we have given written notice thereof to the exchange agent, which is Law Debenture Trust Company of New York. The exchange agent will act as agent for the tendering holders of the original notes for the purposes of receiving the exchange notes. The exchange notes delivered in the exchange offer will be issued promptly following our acceptance for exchange of original notes.

If any tendered original notes are not accepted for exchange because they do not comply with the procedures set forth in this prospectus and the accompanying letter of transmittal, our withdrawal of the exchange offer, the occurrence of certain other events set forth herein or otherwise, such unaccepted original notes will be returned, without expense, to the tendering holder promptly after the Expiration Date or our withdrawal of the exchange offer. Any acceptance, waiver of default or a rejection of a tender of original notes shall be at our discretion and shall be conclusive, final and binding.

Holders who tender original notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of the original notes in the exchange offer. We will pay all charges and expenses, other than certain taxes, in connection with the exchange offer. See “—Fees and Expenses.”

Expiration Date; Extensions; Amendments

The term “Expiration Date” with respect to the exchange offer means 5:00 p.m., New York City time, on [—], 2013 unless we, in our sole discretion, extend the exchange offer, in which case the term “Expiration Date” shall mean the latest date and time to which the exchange offer is extended.

If we extend the exchange offer, we will notify the exchange agent of any extension by written notice and will make a public announcement thereof, each prior to 9:00 a.m., New York City time, no later than on the next business day after the previously scheduled Expiration Date.

We reserve the right, in our sole discretion,

•	to extend the exchange offer,

•	if any of the conditions set forth below under “—Conditions to the Exchange Offer” have not been satisfied, to terminate the exchange offer or waive any conditions that have not been satisfied, or

•	to amend the terms of the exchange offer in any manner.

We may effect any such extension, waiver, termination or amendment by giving written notice thereof to the exchange agent.

Except as specified in the second paragraph under this heading, we will make a public announcement of any such extension, termination, amendment or waiver as promptly as practicable. If we amend or waive any condition of the exchange offer in a manner determined by us to constitute a material change to the exchange offer, we will promptly disclose such amendment or waiver in a prospectus supplement that will be distributed to the holders of the original notes. The exchange offer will then be extended for a period of five to ten business days, as required by law, depending upon the significance of the amendment or waiver and the manner of disclosure to the registered holders.

We will make a timely release of a public announcement of any extension, termination, amendment or waiver to the exchange offer to an appropriate news agency.

Procedures for Tendering Original Notes

Tenders of Original Notes; Book-Entry Delivery Procedure.    All of the original notes are held in book-entry form, and tenders may only be made through DTC’s Book-Entry Transfer Facility.

The exchange agent will establish an account with respect to the original notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC that wishes to participate in the exchange offer may make book-entry delivery of the original notes by causing DTC to transfer such original notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent’s account at DTC is referred to as a “Book-Entry Confirmation.” In addition, DTC participants on or before the Expiration Date must either:

•

properly complete and duly execute the letter of transmittal (or a facsimile thereof), and any other documents required by the letter of transmittal, and mail or otherwise deliver the letter of transmittal or such facsimile, with any required signature guarantees, to the exchange agent at one or more of its addresses below, or

•

transmit their acceptance through DTC’s Automated Tender Offer Program, or ATOP, for which the exchange offer is eligible, and DTC will then edit and verify the acceptance and send an Agent’s Message to the exchange agent for its acceptance.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in DTC tendering the original notes that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

Although delivery of original notes is to be effected through book-entry at DTC, the letter of transmittal (or facsimile thereof), with any required signature guarantees, or an Agent’s Message in connection with a book-entry transfer, and any other required documents, must, in any case, be transmitted to and received by the exchange agent at one or more of its addresses set forth below on or prior to the Expiration Date. Delivery of the letter of transmittal or other required documents to DTC does not constitute delivery to the exchange agent.

The tender by a holder of original notes pursuant to the procedures set forth above will constitute the tendering holder’s acceptance of all of the terms and conditions of the exchange offer. Our acceptance for exchange of original notes tendered pursuant to the procedures described above will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only holders are authorized to tender their original notes.

The method of delivery of original notes and letters of transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the persons tendering original notes and delivering letters of transmittal. If you use ATOP, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. Tender and delivery will be deemed made only when actually received by the exchange agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail, postage prepaid, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the exchange agent prior to such date.

Except as provided below, unless the original notes being tendered are delivered to the exchange agent on or prior to the Expiration Date (accompanied by a completed and duly executed letter of transmittal or a properly transmitted Agent’s Message), we may, at our option, reject the tender of such original notes. The exchange of exchange notes for original notes will be made only against the tendered original notes, which must be deposited with the exchange agent prior to or on the Expiration Date, and receipt by the exchange agent of all other required documents prior to or on the Expiration Date.

Tender of Original Notes Held Through a Nominee.    If you beneficially own original notes through a bank, depository, broker, trust company or other nominee and wish to tender your original notes, you must instruct such holder to cause your original notes to be tendered on your behalf. A letter of instruction from your bank, depository, broker, trust company or other nominee may be included in the materials provided along with this prospectus, which the beneficial owner may use to instruct its nominee to effect the tender of the original notes of the beneficial owner.

Signature Guarantees.    Signatures on all letters of transmittal must be guaranteed by a recognized member of the Medallion Signature Guarantee Program or by any other “eligible guarantor institution,” as that term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing, an “Eligible Institution”), unless the original notes tendered thereby are tendered (1) by a participant in DTC whose name appears on a DTC security position listing as the owner of such original notes who has not completed either the box entitled “Special Issuance Instructions”

or “Special Delivery Instructions” on the letter of transmittal, or (2) for the account of an Eligible Institution. See Instructions 1 and 4 of the letter of transmittal. If the original notes are in the name of a person other than the signer of the letter of transmittal or if original notes not accepted for exchange or not tendered are to be returned to a person other than the holder of such original notes, then the signatures on the letter of transmittal accompanying the tendered original notes must be guaranteed by an Eligible Institution as described above. See Instructions 1 and 4 of the letter of transmittal.

No Guaranteed Delivery Procedures.    No guaranteed delivery procedures are being made available in connection with the exchange offer. Therefore, to participate in the exchange offer your original notes must be transferred into the exchange agent’s account at DTC, and the exchange agent must receive a properly completed and duly executed letter of transmittal (and any other required documents) or an Agent’s Message transmitted through ATOP, in each case on or prior to the Expiration Date.

Determination of Validity.    All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered original notes will be determined by us, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of original notes will not be considered valid and may be rejected by us. We reserve the absolute right to reject any and all original notes not properly tendered or any original notes our acceptance of which, in the opinion of our counsel, would be unlawful.

We also reserve the right to waive any defects, irregularities or conditions of tender as to particular original notes. The interpretation of the terms and conditions of our exchange offer (including the instructions in the letter of transmittal) by us will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of original notes must be cured within such time as we shall determine.

Although we intend to notify holders of defects or irregularities with respect to tenders of original notes through the exchange agent, neither we, the exchange agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of original notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any original notes tendered into the exchange agent’s account at DTC that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by us in our sole discretion, if any, or if original notes are submitted in a principal amount greater than the principal amount of original notes being tendered by such tendering holder, such unaccepted or non-exchanged original notes will be credited back to the account maintained by the applicable DTC participant with such book-entry transfer facility.

Withdrawal of Tenders

Tenders of original notes in the exchange offer may be withdrawn at any time on or prior to the Expiration Date.

To be effective, any notice of withdrawal must specify the name and number of the account at DTC to be credited with such withdrawn original notes and must otherwise comply with DTC’s procedures.

If the original notes to be withdrawn have been identified to the exchange agent, a signed notice of withdrawal meeting the requirements discussed above is effective immediately upon the exchange agent’s receipt of written or facsimile notice of withdrawal even if physical release is not yet effected. A withdrawal of original notes can only be accomplished in accordance with these procedures. Any failure to follow these procedures will not result in any original notes being withdrawn. The company and the exchange agent may reject any withdrawal request not in accordance with these procedures.

All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by us, which determination shall be final and binding on all parties. No withdrawal of original notes will be deemed to have been properly made until all defects or irregularities have been cured or expressly waived. Neither we, the exchange agent nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or revocation, nor shall we or they incur any liability for failure to give any such notification. Any original notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect thereto unless the original notes so withdrawn are retendered on or prior to the Expiration Date. Properly withdrawn original notes may be retendered by following the procedures described above under “—Procedures for Tendering Original Notes” at any time on or prior to the Expiration Date.

Any original notes which have been tendered but which are not accepted for exchange due to the rejection of the tender due to uncured defects or the prior termination of the exchange offer, or which have been validly withdrawn, will be returned to the holder thereof unless otherwise provided in the letter of transmittal, promptly following the Expiration Date or, if so requested in the notice of withdrawal, promptly after receipt by us of notice of withdrawal without cost to such holder.

Conditions to the Exchange Offer

The exchange offer will not be subject to any conditions, other than:

•	that the exchange offer, or the making of any exchange by a holder of original notes, does not violate applicable law or any applicable interpretation of the staff of the SEC;

•

that applicable interpretations of the staff of the SEC regarding exchange offers of the type contemplated by this prospectus shall not have been changed, such that the exchange notes would not be generally free of the transfer restrictions of the Securities Act following consummation of the exchange offer;

•

the due tendering of original notes and the delivery to the exchange agent of the letter of transmittal or an Agent’s Message (and all other required documents) in accordance with the exchange offer; and

•

that each holder of the original notes exchanged in the exchange offer shall have represented that all exchange notes to be received by it shall be acquired in the ordinary course of its business and that at the time of the consummation of the exchange offer it shall have no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the exchange notes and shall have made such other representations as may be reasonably necessary under applicable SEC rules, regulations or Staff interpretations to render the use of Form S-4 or other appropriate form under the Securities Act available.

If we determine in our reasonable discretion that any of the conditions to the exchange offer are not satisfied, we may:

•	refuse to accept any original notes and return all tendered original notes to the tendering holders,

•	terminate the exchange offer,

•	extend the exchange offer and retain all original notes tendered prior to the Expiration Date, subject, however, to the rights of holders to withdraw such original notes, or

•	waive such unsatisfied conditions with respect to the exchange offer and accept all validly tendered original notes which have not been withdrawn.

If our waiver of an unsatisfied condition constitutes a material change to the exchange offer, we will promptly disclose such waiver by means of a prospectus supplement that will be distributed to the holders of the original notes, and will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders, if the exchange offer would otherwise expire during such five to ten business day period.

Exchange Agent

Law Debenture Trust Company of New York, the trustee under the indenture governing the notes, has been appointed as exchange agent for the exchange offer. The exchange agent will not be (i) liable for any act or omission unless such act constitutes its own gross negligence or bad faith and in no event will the exchange agent be liable to a security holder, Mediacom Broadband LLC, Mediacom Broadband Corporation or any third party for special, indirect or consequential damages, or lost profits, arising in connection with the exchange offer or its duties and responsibilities related to the exchange offer; (ii) obligated to take any legal action with respect to the exchange offer which might in its judgment involve any expense or liability, unless it will be furnished with indemnity satisfactory to it; and (iii) liable or responsible for any statement contained in this prospectus.

Each of Mediacom Broadband LLC and Mediacom Broadband Corporation will indemnify the exchange agent with respect to certain matters relating to the exchange offer.

You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for other documents to the exchange agent as follows:

Delivery by Registered or Certified Mail:

Law Debenture Trust Company of New York

400 Madison Avenue, 4th Floor

New York, New York 10017

Attention: Corporate Trust Department/Mediacom

Overnight Delivery or Regular Mail:

Law Debenture Trust Company of New York

400 Madison Avenue, 4th Floor

New York, New York 10017

Attention: Corporate Trust Department/Mediacom

To Confirm by Telephone or for Information:

(212) 750-6474

Facsimile Transmissions:

(212) 750-1361

Fees and Expenses

We will bear the expenses of soliciting tenders.    The principal solicitation is being made by mail by the exchange agent; however, additional solicitation may be made by telecopy, telephone or in person by our or our affiliates’ officers and regular employees.

No dealer-manager has been retained in connection with the exchange offer and no payments will be made to brokers, dealers or others soliciting acceptance of the exchange offer. However, reasonable and customary fees will be paid to the exchange agent for its services and it will be reimbursed for its reasonable out-of-pocket expenses.

Our out-of-pocket expenses for the exchange offer will include fees and expenses of the exchange agent and the trustee under the indenture governing the notes, accounting and legal fees and printing costs, among others.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of the original notes pursuant to the exchange offer. If, however, a transfer tax is imposed for any reason other than the exchange of the original notes pursuant to the exchange offer, then the amount of any such transfer taxes (whether imposed on the tendering holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

Accounting Treatment for the Exchange Offer

The exchange notes will be recorded at the carrying value of the original notes and no gain or loss for accounting purposes will be recognized. The expenses of the exchange offer will be amortized over the term of the exchange notes.

Use of Proceeds

The exchange offer is intended to satisfy our obligations under the registration rights agreement relating to the original notes. We will not receive any proceeds from the issuance of the exchange notes in the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive, in exchange, outstanding original notes in like principal amount. We will cancel all original notes tendered in exchange for exchange notes in the exchange offer. The exchange notes will accrue interest on the same terms as the original notes, and all accrued interest on the original notes will become obligations under the exchange notes. As a result, the issuance of the exchange notes will not result in any increase or decrease in our indebtedness or in the early payment of interest.

The net proceeds from the sale of the original notes on August 28, 2012 were approximately $295 million. We used the proceeds from the sale of the original notes to purchase a portion of our outstanding 2015 Notes pursuant to the Tender Offer.

Capitalization

The following table sets forth our cash and our capitalization as of December 31, 2012. The issuance of the exchange notes will not result in any change in our outstanding indebtedness. This table should be read in conjunction with “Use of Proceeds,” our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

(Amounts in thousands)	(unaudited) As of December 31, 2012
Cash	$11,796

Debt:
Credit Facility (including current maturities)(1)	1,659,000
6.375% Senior Notes due 2023	300,000

Total debt	1,959,000

Preferred members’ interest	150,000
Total member’s deficit	(59,323)

Total capitalization	$2,049,677

(1)	As of December 31, 2012, our subsidiaries had approximately $82.9 million of unused credit commitments under the revolving credit portion of the credit facility.

Selected Historical Consolidated Financial and Subscriber Data

We set forth in the table below our selected historical consolidated financial and subscriber data. The selected historical balance sheet data as of December 31, 2012 and 2011 and the selected statement of operations and cash flow data for the years ended December 31, 2012, 2011 and 2010 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The other selected balance sheet, statement of operations and cash flow data set forth in the table below have been derived from other consolidated financial statements that are not included in this prospectus.

The following information should be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

	Year Ended December 31,
(dollars in thousands, except per customer data)	2012	2011	2010(9)(10)	2009(9)(10)	2008(9)(10)
Statement of Operations Data:
Revenues	$897,420	$874,760	$847,661	$833,843	$786,035
Costs and expenses:
Service costs	356,915	351,922	354,011	340,632	318,040
Selling, general and administrative expenses	180,736	173,855	168,938	166,079	168,337
Management fee expense	14,335	15,452	15,775	15,487	15,076
Depreciation and amortization	151,240	143,999	131,733	119,159	116,461

Operating income	194,194	189,532	177,204	192,486	168,121
Interest expense, net	(112,561)	(111,509)	(112,106)	(112,474)	(113,846)
Gain (loss) on derivatives, net	6,217	(17,911)	(14,703)	16,717	(31,030)
Loss on early extinguishment of debt	(11,114)	—	—	—	—
Other expense, net	(1,483)	(2,136)	(2,230)	(5,000)	(5,409)

Net income	$75,253	$57,976	$48,165	$91,729	$17,836

Balance Sheet Data (end of period):
Total assets	$2,286,159	$2,287,345	$2,311,054	$2,326,650	$2,429,927
Total debt	$1,959,000	$1,997,000	$1,865,000	$1,855,000	$1,796,000
Total member’s (deficit) equity	$(59,323)	$(108,344)	$101,411	$130,743	$282,277
Cash Flow Data:
Net cash flows provided by (used in):
Operating activities	$231,038	$277,559	$256,031	$215,131	$134,018
Investing activities	$(155,784)	$(160,380)	$(147,500)	$(128,513)	$(141,238)
Financing activities	$(75,188)	$(138,572)	$(87,084)	$(90,444)	$13,646
Other Data:
OIBDA(1)	$345,434	$333,531	$308,937	$311,645	$284,582
OIBDA margin(2)	38.5%	38.1%	36.4%	37.4%	36.2%
Ratio of earnings to fixed charges and preferred dividends(3)	1.41	1.28	1.21	1.53	—
Operating Data (end of period):
Estimated homes passed(4)	1,493,000	1,524,000	1,520,000	1,514,000	1,484,000
Video customers(5)	558,000	596,000	663,000	690,000	717,000
HSD customers(6)	505,000	468,000	459,000	428,000	400,000
Phone customers(7)	190,000	180,000	175,000	152,000	134,000
PSUs(8)	1,253,000	1,244,000	1,297,000	1,270,000	1,251,000

(1)	“OIBDA” is not a financial measure calculated in accordance with generally accepted accounting principles (“GAAP”) in the United States. We define OIBDA as operating income before depreciation and amortization. OIBDA has inherent limitations as discussed below.

OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management uses a separate process to budget, measure and evaluate capital expenditures. In addition, OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies.

OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

In our Annual Reports on Form 10-K for the years ended December 31, 2010, 2009 and 2008, we presented OIBDA as adjusted for non-cash share-based compensation, or “Adjusted OIBDA.” We no longer record non-cash share-based compensation, and believe OIBDA is the most appropriate measure to evaluate our performance and forecast future results. See Notes 2, 9 and 11 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

The following represents a reconciliation of OIBDA to operating income, which is the most directly comparable GAAP measure (dollars in thousands):

	Year Ended December 31,
	2012	2011	2010	2009	2008
OIBDA	345,434	333,531	308,937	311,645	284,582
Depreciation and amortization	(151,240)	(143,999)	(131,733)	(119,159)	(116,461)

Operating income	$194,194	$189,532	$177,204	$192,486	$168,121

(2)	Represents OIBDA as a percentage of revenues. See Note 1 above.

(3)	The ratio of earnings to fixed charges and preferred dividends was 1.41, 1.28, 1.21 and 1.53 for the years ended December 31, 2012, 2011, 2010 and 2009, respectively. Earnings were insufficient to cover fixed charges and preferred dividends by $1.1 million for the year ended December 31, 2008. See Exhibit 12.1, Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends, incorporated by reference in this prospectus.

(4)	Represents the estimated number of single residence homes, apartments and condominium units that we can connect to our distribution system without further extending the transmission lines. Estimated homes passed are an estimate based on the best information currently available.

(5)	Represents customers receiving one or more video services. Accounts that are billed on a bulk basis, which typically receive discounted rates, are converted into full-price equivalent video customers by dividing total bulk billed basic revenues of a particular system by the average cable rate charged to video customers in that system. This conversion method is generally consistent with the methodology used in determining payments to programmers. Video customers include connections to schools, libraries, local government offices and employee households that may not be charged for limited and expanded cable services, but may be charged for digital cable, HSD, phone or other services. Our methodology of calculating the number of video customers may not be identical to those used by other companies offering similar services.

(6)	Represents customers receiving HSD service. Small to medium-sized commercial HSD accounts are converted to equivalent residential HSD customers by dividing their associated revenues by the applicable residential rate. Customers who take our scalable, fiber-based enterprise network products and services are not counted as HSD customers. Our methodology of calculating HSD customers may not be identical to those used by other companies offering similar services.

(7)	Represents customers receiving phone service. Small to medium-sized commercial phone accounts are converted to equivalent residential phone customers by dividing their associated revenues by the applicable residential rate. Our methodology of calculating phone customers may not be identical to those used by other companies offering similar services.

(8)	Represents the sum of video, HSD and phone customers.

(9)	Certain amounts included in the years ended December 31, 2008 through 2010 have been revised. See Note 2 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus for the effects on the December 31, 2010 Consolidated Balance Sheet and on the Consolidated Statements of Operations and Consolidated Statements of Cash Flows for the years ended December 31, 2010 and 2009.

(10)	The following table presents the impact of the revision on our Consolidated Balance Sheets (dollars in thousands):

	As Previously Reported	Adjustment	As Revised
December 31, 2008
Total assets	$2,444,113	$(14,186)	$2,429,927

Capital contributions	634,910	(2,789)	632,121
Accumulated deficit	(338,447)	(11,397)	(349,844)

Total member’s equity	$296,463	$(14,186)	$282,277
December 31, 2009
Total assets	$2,343,835	$(17,185)	$2,326,650

Capital contributions	409,675	(2,677)	406,998
Accumulated deficit	(261,747)	(14,508)	$(276,255)

Total member’s equity	$147,928	$(17,185)	$130,743
December 31, 2010
Total assets	$2,329,690	$(18,636)	$2,311,054

Capital contributions	346,675	(2,461)	344,214
Accumulated deficit	(226,628)	(16,175)	(242,803)

Total member’s equity	$120,047	$(18,636)	$101,411

The following table presents the impact of the revision on our Consolidated Statements of Operations (dollars in thousands):

	Year Ended December 31, 2009			Year Ended December 31, 2008
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Depreciation expense	$116,048	$3,111	$119,159	$113,634	$2,827	$116,461
Operating income	195,597	(3,111)	192,486	170,948	(2,827)	168,121
Net income	94,840	(3,111)	91,729	20,663	(2,827)	17,836

The following table presents the impact of the revision on our Consolidated Statements of Cash Flows (dollars in thousands):

	Year Ended December 31, 2009			Year Ended December 31, 2008
	As Previously Reported	Adjustment	As Revised	As Previously Reported	Adjustment	As Revised
Net cash flows provided for (used in):
Operating activities	212,238	2,893	215,131	131,619	2,399	134,018
Investing activities	(125,620)	(2,893)	(128,513)	(138,839)	(2,399)	(141,238)

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

The following discussion includes forward-looking statements that are based on our current expectations. Actual results in future periods may differ materially from those expressed or implied by our forward-looking statements because of a number of risks and uncertainties. For a discussion of risk factors affecting our business and prospects, see “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” The following discussion should be read in conjunction with our audited and unaudited consolidated financial statements and the notes thereto included elsewhere in this prospectus.

Overview

We are a wholly-owned subsidiary of Mediacom Communications, the nation’s eighth largest cable company based on the number of customers who purchase one or more video services, also known as video customers. As of December 31, 2012, we served approximately 558,000 video customers, 505,000 HSD customers and 190,000 phone customers, aggregating 1.25 million PSUs.

We provide our residential and commercial customers with a wide variety of products and services, including our primary services of video, HSD and phone. We also provide network and transport services to medium and large sized businesses, governments, and educational institutions in our service areas, including cell tower backhaul for wireless telephone providers, and sell advertising time to local, regional and national advertisers. We believe our customers prefer the cost savings of the bundled products and services we offer, as well as the convenience of having a single provider contact for ordering, provisioning, billing and customer care.

We expect we will continue to increase revenues through growth in our business services and, to a lesser extent, residential revenues. Business services revenues are expected to grow through HSD and phone sales to small-to-medium sized companies and greater revenues from cell tower backhaul and large enterprise class services. Revenues from residential services are expected to grow as a result of HSD and phone customer growth, with additional contributions from customers taking higher HSD speed tiers and more customers taking our advanced video services.

Our performance has been affected by soft economic conditions and significant video competition. We believe the slow economic recovery, the higher than expected unemployment levels, and lackluster consumer spending have largely contributed to lower connect activity for all of our services and negatively impacted our residential customer and revenue growth. While we expect improvement as the economy recovers further, a continuation or broadening of such effects may adversely impact our results of operations, cash flows and financial position.

Our video service principally competes with DBS providers, who offer video programming substantially similar to ours. For the past several years, DBS competitors have deployed aggressive marketing campaigns, including deeply discounted promotional packages, more advanced consumer equipment and exclusive sports programming, which we believe have contributed to video customer losses in our markets. At the same time, our video programming costs on a per-unit basis have risen well in excess of the inflation rate in recent years, a trend we expect to continue. Given these factors, we have generally limited our offering of discounted pricing for video-only customers, as we believe it has become uneconomic to offer a low-priced, low-margin video-only product in an attempt to match the competition’s pricing. While the reduction of discounted pricing has positively impacted per-unit video revenues, we believe that it, along with soft economic conditions, has contributed to further video customer losses. While we expect to mostly offset such declines through higher average unit pricing and greater penetration of our advanced video services, if such losses were to continue, we may experience future annual declines in video revenues.

Our HSD service competes primarily with DSL services offered by local telephone companies. Based upon the speeds we offer, we believe our HSD product is generally superior to DSL offerings in our service areas. As consumers’ bandwidth requirements have dramatically increased in the past few years, a trend many industry experts expect to continue, we believe our ability to offer a HSD product today with speeds of up to 105 Mbps gives us a competitive advantage compared to the DSL service offered by the local telephone companies. We expect to continue to grow HSD revenues through residential customer growth and more customers taking higher HSD speed tiers.

Our phone service mainly competes with substantially comparable phone services offered by local telephone companies and cellular phone services offered by national wireless providers. We believe we will grow phone revenues through residential phone customer growth, which may be mostly offset by unit pricing pressure.

Our business services of video, HSD, and phone, and network and transport solutions largely compete with local phone companies, or local exchange carriers (“LECs”). Our fast-growing cell tower backhaul business primarily competes with LECs. Developments and advancements in products and services by new, emerging companies may intensify competition. We have experienced strong growth rates of business services revenues in the past several years, which we believe will continue.

We face significant competition in our advertising business from a wide range of national, regional and local competitors. Competition will likely elevate as new formats for advertising are introduced into our markets. We compete for advertising revenues principally against local broadcast stations, national cable and broadcast networks, radio, newspapers, magazines, outdoor display and Internet companies. Due to the strong contributions of political advertising in 2012 during a national election year, we may experience a decline in advertising revenues in 2013.

For the year ended December 31, 2012, video programming represented our single largest expense, and we expect the rate of growth in programming costs per video customer to continue to increase in 2013 at similar levels to our experience in 2012. In recent years, we have experienced substantial increases in video programming costs per video customer, particularly for sports and local broadcast programming, well in excess of the inflation rate or the change in the consumer price index. We believe that these expenses will continue to grow due to the increasing contractual demands of large programmers, who each own or control a significant number of popular cable networks, including sports programming, and increasing retransmission consent fees charged by large television broadcast station groups, including certain large programmers who also own major market television broadcast stations. While such growth in programming expenses can be partially offset by rate increases, we expect our video gross margins will continue to decline if increases in programming costs outpace any growth in video revenues.

2012 Developments

In August 2012, we obtained a new term loan in the aggregate principal amount of $200.0 million under our credit facility and issued the original notes in the aggregate principal amount of $300.0 million. In September 2012, we used the proceeds of the financings to purchase $74.8 million of the 8 1/2% Notes through a cash tender offer, and in October 2012, we redeemed the remaining $425.2 million of 8 1/2% Notes. For more information, see “—Liquidity and Capital Resources—Financing Activities During 2012” and Note 6 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Revenues

Video

Video revenues primarily represent monthly subscription fees charged to our residential video customers, which vary according to the level of service and equipment taken, and revenue from the sale of VOD content and pay-per-view events. Video revenues also include installation, reconnection and wire maintenance fees, franchise and late payment fees, and other ancillary revenues.

HSD

HSD revenues primarily represent monthly subscription fees charged to our residential HSD customers, which vary according to the level of HSD service taken.

Phone

Phone revenues primarily represent monthly subscription fees charged to our residential phone customers for our phone service.

Business Services

Business services revenues primarily represent monthly fees charged to our commercial video, HSD and phone customers, which vary according to the level of service taken, and fees charged to large businesses, including revenues from cell tower backhaul and enterprise class services.

Advertising

Advertising revenues primarily represent revenues received from selling advertising time we receive under our programming license agreements to local, regional and national advertisers for the placement of commercials on channels offered on our video services.

Costs and Expenses

Service Costs

Service costs consist of the costs related to providing and maintaining services to our customers. Significant service costs are for: video programming; HSD service, including bandwidth connectivity; phone service, including leased circuits and long distance; our enterprise networks business; technical personnel who maintain our cable network, perform customer installation activities and provide customer support; our network operations center; utilities, including pole rental; and field operations, including outside contractors, vehicle fuel and maintenance and leased fiber for our regional fiber networks.

Programming costs, which are generally paid on a per video customer basis, have historically represented our single largest expense. In recent years, we have experienced substantial increases in the per-unit cost of our programming, which we believe will continue to grow due to the increasing contractual rates and retransmission consent fees demanded by large programmers and independent broadcasters.

Our HSD and phone service costs fluctuate depending on the level of investments we make in our cable systems and the resulting operational efficiencies. In June 2011, we completed a transition to an internal phone service platform, which greatly reduced our phone service expenses.

Our other service costs generally rise as a result of customer growth and inflationary cost increases for personnel, outside vendors and other expenses. Personnel and related support costs may increase as the percentage of expenses that we capitalize declines due to lower levels of new service installations. We anticipate that our service costs, with the exception of programming expenses, will remain fairly consistent as a percentage of our revenues.

Selling, General and Administrative Expenses

Significant selling, general and administrative expenses are for: our call center, customer service, marketing, business services, support and administrative personnel; franchise fees and other taxes; bad debt; billing; marketing; advertising; and general office administration. These expenses generally rise due to customer growth and inflationary cost increases for personnel, outside vendors and other expenses. We anticipate that our selling, general and administrative expenses will remain fairly consistent as a percentage of our revenues.

Service costs and selling, general and administrative expenses exclude depreciation and amortization, which is presented separately.

Management Fee Expense

Management fee expense reflects compensation paid to Mediacom Communications for the performance of services it provides our operating subsidiaries in accordance with management agreements between Mediacom Communications and our operating subsidiaries.

Use of Non-GAAP Financial Measures

“OIBDA” is not a financial measure calculated in accordance with GAAP in the United States. We define OIBDA as operating income before depreciation and amortization. OIBDA has inherent limitations as discussed below.

OIBDA is one of the primary measures used by management to evaluate our performance and to forecast future results. We believe OIBDA is useful for investors because it enables them to assess our performance in a manner similar to the methods used by management, and provides a measure that can be used to analyze value and compare the companies in the cable industry. A limitation of OIBDA, however, is that it excludes depreciation and amortization, which represents the periodic costs of certain capitalized tangible and intangible assets used in generating revenues in our business. Management uses a separate process to budget, measure and evaluate capital expenditures. In addition, OIBDA may not be comparable to similarly titled measures used by other companies, which may have different depreciation and amortization policies.

OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

In our Annual Report on Form 10-K for the year ended December 31, 2010, we presented OIBDA as adjusted for non-cash share-based compensation, or “Adjusted OIBDA.” We no longer record non-cash share-based compensation, and believe OIBDA is the most appropriate measure to evaluate our performance and forecast future results. See Notes 2, 9 and 11 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Year Ended December 31, 2012 Compared to Year Ended December 31, 2011

The table below sets forth our consolidated statements of operations and OIBDA for the years ended December 31, 2012 and 2011 (dollars in thousands and percentage changes that are not meaningful are marked NM):

	Year Ended December 31,
	2012	2011	$ Change	% Change
Revenues	$897,420	$874,760	$22,660	2.6%
Costs and Expenses:
Service costs (exclusive of depreciation and amortization	356,915	351,922	4,993	1.4%
Selling, general and administrative expenses	180,736	173,855	6,881	4.0%
Management fee expense	14,335	15,452	(1,117)	(7.2%	)
Depreciation and amortization	151,240	143,999	7,241	5.0%

Operating income	194,194	189,532	4,662	2.5%

Interest expense, net	(112,561)	(111,509)	(1,052)	0.9%
Gain (loss) on derivatives, net	6,217	(17,911)	24,128	NM
Loss on early extinguishment of debt	(11,114)	—	(11,114)	NM
Other expense, net	(1,483)	(2,136)	653	(30.6%	)

Net income	$75,253	$57,976	$17,277	29.8%

OIBDA	$345,434	$333,531	$11,903	3.6%

The table below represents a reconciliation of OIBDA to operating income, which is the most directly comparable GAAP measure (dollars in thousands):

	Year Ended December 31,
	2012	2011	$ Change	% Change
OIBDA	$345,434	$333,531	$11,903	3.6%
Depreciation and amortization	(151,240)	(143,999)	(7,241)	5.0%

Operating income	$194,194	189,532	4,662	2.5%

Revenues

The tables below set forth revenue and selected subscriber, customer and average monthly revenue statistics as of, and for the years ended, December 31, 2012 and 2011 (dollars in thousands, except per unit data):

	Year Ended December 31,
	2012	2011	$ Change	% Change
Video	$464,732	$483,953	$(19,221)	(4.0%	)
HSD	226,711	208,792	17,919	8.6%
Phone	66,552	66,942	(390)	(0.6%	)
Business services	83,795	65,098	18,697	28.7%
Advertising	55,630	49,975	5,655	11.3%

Total	$897,420	$874,760	$22,660	2.6%

	Year Ended December 31,		Increase
	2012	2011	(Decrease)	% Change
Video customers	558,000	596,000	(38,000)	(6.4%	)
HSD customers	505,000	468,000	37,000	7.9%
Phone customers	190,000	180,000	10,000	5.6%

Primary service units (PSUs)	1,253,000	1,244,000	9,000	0.7%

Average total monthly revenue per video customer(1)	$129.61	$115.80	$13.81	11.9%
Average total monthly revenue per PSU(2)	$59.90	$57.38	$2.52	4.4%

(1)	Represents average total monthly revenues for the year divided by average video customers for the year.
(2)	Represents average total monthly revenues for the year divided by average PSUs for the year.

Revenues increased 2.6%, primarily due to higher contributions from business services, HSD and, to a lesser extent, advertising revenues, offset in part by lower video revenues. Average total monthly revenue per video customer increased 11.9% to $129.61, and average total monthly revenue per PSU increased 4.4% to $59.90.

Video revenues declined 4.0%, mainly due to residential video customer losses, which were partly offset by higher unit pricing. During the year ended December 31, 2012, we lost 38,000 video customers, compared to a loss of 67,000 video customers in the prior year. As of December 31, 2012, we served 558,000 video customers, or 37.4% of our estimated homes passed.

HSD revenues grew 8.6%, largely as a result of higher unit pricing and, to a lesser extent, a greater residential HSD customer base. During the year ended December 31, 2012, we gained 37,000 HSD customers, compared to an increase of 9,000 HSD customers in the prior year. As of December 31, 2012, we served 505,000 HSD customers, or 33.8% of our estimated homes passed.

Phone revenues decreased 0.6%, largely as a result of lower revenues provided by additional services and essentially flat recurring monthly revenues. During the year ended December 31, 2012, we gained 10,000 phone customers, compared to an increase of 5,000 phone customers in the prior year. As of December 31, 2012, we served 190,000 phone customers, or 12.7% of our estimated homes passed.

Business services revenues rose 28.7%, primarily due to greater revenues from our enterprise networks business, principally for wireless telephone providers’ cell tower backhaul requirements, and an increase in commercial HSD and, to a lesser extent, phone customers.

Advertising revenues grew 11.3%, principally due to strong political revenues during a national election year and, to a lesser extent, greater automotive advertising.

Costs and Expenses

Service costs increased 1.4%, primarily due to greater field operating, employee and HSD service costs, mostly offset by lower utilities, phone service and programming expenses. Field operating costs grew 13.7%, largely as a result of a greater use of outside contractors and, to a lesser extent, higher fiber lease and cable location costs. Employee costs increased 6.6%, principally due to higher staffing levels and, to a lesser extent, unfavorable employee benefit adjustments. HSD service costs grew 28.0%, largely as a result of increased bandwidth requirements by our HSD customers, partly due to unit growth, and, to a lesser extent, greater spending on customer self-installation kits. Utilities costs fell 10.5%, principally as a result of decreased pole rental and electricity expenses. Phone service expenses dropped 11.3%, substantially due to cost savings resulting from our transition from a third-party provider to an internal phone service platform. Programming expenses declined 0.5%, largely as a result of a lower video customer base, mostly offset by significantly greater retransmission consent fees and, to a lesser extent, higher contractual rates charged by programming vendors. Service costs as a percentage of revenues were 39.8% and 40.2% for the years ended December 31, 2012 and 2011, respectively.

Selling, general and administrative expenses grew 4.0%, principally as a result of higher employee and, to a lesser extent, marketing costs, offset in part by lower bad debt expense. Employee costs were 11.2% higher, largely as a result of increased business services marketing and customer service staffing levels. Marketing costs increased 9.3%, primarily due to greater spending on direct mail, internet advertising and costs related to our rebranding campaign. Bad debt expense fell by 7.7%, principally due to a lower number of written-off accounts. Selling, general and administrative expenses as a percentage of revenues were 20.1% and 19.9% for the years ended December 31, 2012 and 2011, respectively.

Management fee expense declined 7.2%, reflecting lower fees charged by Mediacom Communications. Management fee expense as a percentage of revenues was 1.6% and 1.8% for the years ended December 31, 2012 and 2011, respectively.

Depreciation and amortization increased 5.0%, largely as a result of the depreciation of investments in shorter-lived customer premise equipment and our internal phone service platform.

OIBDA

OIBDA grew 3.6%, principally due to greater revenues, offset in part by higher selling, general and administrative expenses and service costs.

Operating Income

Operating income increased 2.5%, as the growth in OIBDA was partly offset by higher depreciation and amortization.

Interest Expense, Net

Interest expense, net, increased 0.9%, substantially due to greater average outstanding indebtedness.

Gain (loss) on Derivatives, Net

As of December 31, 2012, we had interest rate exchange agreements (which we refer to as “interest rate swaps”) with an aggregate notional amount of $1.1 billion, of which $300.0 million are forward-starting interest rate swaps. These interest rate swaps have not been designated as hedges for accounting purposes, and the changes in their mark-to-market values are derived primarily from changes in market interest rates and the decrease in their time to maturity. As a result of changes to the mark-to-market valuation of our interest rate swaps, based on information provided by our counterparties, we recorded a net gain on derivatives of $6.2 million for the year ended December 31, 2012, compared to a net loss on derivatives of $17.9 million for the year ended December 31, 2011.

Loss on Early Extinguishment of Debt

Loss on early extinguishment of debt totaled $11.1 million for the year ended December 31, 2012, of which $3.3 million represented the non-cash write-off of certain deferred financing costs associated with prior financings that were repaid during the period.

Other Expense, Net

Other expense, net, was $1.5 million and $2.1 million for the years ended December 31, 2012 and 2011, respectively. During the year ended December 31, 2012, other expense, net, consisted of $1.0 million of revolving credit facility commitment fees and $0.5 million of other fees. During the year ended December 31, 2011, other expense, net, consisted of $1.2 million of revolving credit facility commitment fees and $0.9 million of other fees.

Net Income

As a result of the factors described above, we recognized net income of $75.3 million for the year ended December 31, 2012, compared to $58.0 million in the prior year.

Year Ended December 31, 2011 Compared to Year Ended December 31, 2010

During the fourth quarter of 2011, we identified and corrected errors in the manner in which we recorded fixed assets and the related depreciation expense on fixed assets purchased by Mediacom Communications on behalf of our operating subsidiaries. Such capital expenditures and associated depreciation were recorded at Mediacom Communications, whereas they were related to, and should have been incurred by, our operating subsidiaries. Accordingly, we revised previously reported results for all affected periods. Refer to Note 2 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus for more information about the financial statement impact of this revision. The discussion and analysis included herein includes statements based on the revised financial results for the year ended December 31, 2010.

The tables below set forth our unaudited consolidated statements of operations for the years ended December 31, 2011 and 2010 (dollars in thousands):

	Year Ended December 31,
	2011	2010	$ Change	% Change
Revenues	$874,760	$847,661	$27,099	3.2%
Costs and Expenses:
Service costs (exclusive of depreciation and amortization	351,922	354,011	(2,089)	(0.6%	)
Selling, general and administrative expenses	173,855	168,938	4,917	2.9%
Management fee expense	15,452	15,775	(323)	(2.0%	)
Depreciation and amortization	143,999	131,733	12,266	9.3%

Operating income	189,532	177,204	12,328	7.0%

Interest expense, net	(111,509)	(112,106)	597	(0.5%	)
Loss on derivatives, net	(17,911)	(14,703)	(3,208)	21.8%
Other expense, net	(2,136)	(2,230)	94	(4.2%	)

Net income	$57,976	$48,165	$9,811	20.4%

OIBDA	$333,531	$308,937	$24,594	8.0%

The following represents a reconciliation of OIBDA to operating income, which is the most directly comparable GAAP measure (dollars in thousands):

	December 31,
	2011	2010	$ Change	% Change
OIBDA	$333,531	$308,937	$24,594	8.0%
Depreciation and amortization	(143,999)	(131,733)	(12,266)	9.3%

Operating income	$189,532	177,204	12,328	7.0%

Revenues

The tables below set forth revenue and selected subscriber, customer and average monthly revenue statistics for the years ended December 31, 2011 and 2010 (dollars in thousands, except per unit data):

	Year Ended December 31,
	2011	2010	$ Change	% Change
Video	$483,953	$487,919	$(3,966)	(0.8%	)
HSD	208,792	191,369	17,423	9.1%
Phone	66,942	63,313	3,629	5.7%
Business services	65,098	54,036	11,062	20.5%
Advertising	49,975	51,024	(1,049)	(2.1%	)

Total	$874,760	$847,661	$27,099	3.2%

	Year Ended December 31,		Increase
	2011	2010	(Decrease)	% Change
Video customers	596,000	663,000	(67,000)	(10.1%	)
HSD customers	468,000	459,000	9,000	2.0%
Phone customers	180,000	175,000	5,000	2.9%

Primary service units (PSUs)	1,244,000	1,297,000	(53,000)	(4.1%	)

Average total monthly revenue per video customer	$115.80	$104.42	$11.39	10.9%
Average total monthly revenue per PSU	$57.38	$55.04	$2.34	4.3%

Revenues increased 3.2%, primarily due to higher HSD, business services and, to a much lesser extent, phone revenues. Average total monthly revenue per video customer increased 10.9% to $115.80, and average total monthly revenue per PSU increased 4.3% to $57.38.

Video revenues declined 0.8%, as lower revenues resulting from residential video customer losses were mostly offset by higher unit pricing. During the year ended December 31, 2011, we lost 67,000 video customers, compared to a loss of 27,000 video customers in the prior year, as a result of aggressive marketing and promotional offers by our competitors, which included higher levels of discounted pricing. As of December 31, 2011, we served 596,000 video customers, or 39.1% of our estimated homes passed.

HSD revenues grew 9.1%, primarily due to higher unit pricing and a larger residential HSD customer base. During the year ended December 31, 2011, we gained 9,000 HSD customers, compared to an increase of 31,000 in the prior year. As of December 31, 2011, we served 468,000 HSD customers, or 30.7% of our estimated homes passed.

Phone revenues were 5.7% higher, largely a result of higher unit pricing and an increased residential phone customer base. During the year ended December 31, 2011, we gained 5,000 phone customers, compared to an increase of 23,000 phone customers in the prior year. As of December 31, 2011, we served 180,000 phone customers, or 11.8% of our estimated homes passed.

Business services revenues rose 20.5%, primarily due to greater revenues from our enterprise networks business, principally for cell tower backhaul, and an increase in commercial HSD and phone customers.

Advertising revenues decreased 2.1%, mainly due to an unfavorable comparison to the prior year, which had strong political revenues due to an election year.

Costs and Expenses

Service costs were 0.6% lower, as significantly lower phone service costs were mostly offset by greater programming and field operating costs. Programming expenses grew 1.7%, principally due to higher contractual rates and fees charged by our programming vendors, offset in part by a lower video customer base. Field operating costs rose 14.1%, largely a result of higher vehicle fuel and repair, fiber lease, electricity and cable location service expenses. Phone service costs fell 54.0%, substantially due to cost savings resulting from our transition from a third-party provider to an internal phone service platform. Service costs as a percentage of revenues were 40.2% and 41.8% for the years ended December 31, 2011 and 2010, respectively.

Selling, general and administrative expenses increased 2.9%, principally as a result of higher marketing costs. Marketing expenses grew 13.6%, largely a result of greater staffing for our business services marketing and higher levels of contracted telemarketing, television advertising and marketing research. Selling, general and administrative expenses as a percentage of revenues were 19.9% for each of the years ended December 31, 2011 and 2010.

Management fee expense fell 2.0%, reflecting lower fees charged by Mediacom Communications. Management fee expense as a percentage of revenues was 1.8% and 1.9% for the years ended December 31, 2011 and 2010, respectively.

Depreciation and amortization increased 9.3%, largely a result of the depreciation of shorter-lived customer premise and headend equipment, and certain investments related to our internal phone service platform.

OIBDA

OIBDA grew 8.0%, principally due to greater revenues and constrained growth in service costs, offset in part by higher selling, general and administrative expenses.

Operating Income

Operating income rose 7.0%, as the growth in OIBDA was partly offset by higher depreciation and amortization.

Interest Expense, Net

Interest expense, net, decreased 0.5%, as a lower average cost of debt was mostly offset by higher average outstanding balances under the revolving credit facility.

Loss on Derivatives, Net

As a result of changes to the mark-to-market valuation of our interest rate swaps, based on information provided by our counterparties, we recorded a net loss on derivatives of $17.9 million and $14.7 million for the years ended December 31, 2011 and 2010, respectively.

Other Expense, Net

Other expense, net, was $2.1 million and $2.2 million for the years ended December 31, 2011 and 2010, respectively. During the year ended December 31, 2011, other expense, net, consisted of $1.2 million of revolving credit facility commitment fees and $0.9 million of other fees. During the year ended December 31, 2010, other expense, net, consisted of $1.9 million of revolving credit facility commitment fees and $0.3 million of other fees.

Net Income

As a result of the factors described above, we recognized net income of $58.0 million for the year ended December 31, 2011, compared to $48.2 million in the prior year.

Liquidity and Capital Resources

Our net cash flows provided by operating activities are primarily used to fund investments to enhance the capacity and reliability of our network and further expand our products and services, as well as for scheduled repayments of our indebtedness and periodic distributions to Mediacom Communications. As of December 31, 2012, our near-term liquidity requirements included scheduled term loan amortization of $16.0 million in each of the years ending December 31, 2013 and 2014.

As of December 31, 2012, our sources of liquidity included $11.8 million of cash and $82.9 million of unused and available commitments under our revolving credit commitments. We believe that cash generated by or available to us will meet our anticipated capital and liquidity needs for the next twelve months and the foreseeable future thereafter. See “—Capital Structure” for a discussion of the expiration dates of our revolving credit commitments, term loans and the notes.

In the longer term, specifically 2015 and beyond, we do not expect to generate sufficient net cash flows from operations to fund our maturing term loans and the notes. If we are unable to obtain sufficient future financing on similar terms as we currently experience, or at all, we may need to take other actions to conserve or raise capital that we would not take otherwise. However, we have accessed the debt markets for significant amounts of capital in the past, and expect to continue to be able to access these markets in the future as necessary.

Net Cash Flows Provided by Operating Activities

Net cash flows provided by operating activities were $231.0 million for the year ended December 31, 2012, primarily due to OIBDA of $345.4 million and, to a much lesser extent, the $2.3 million net change in operating assets and liabilities, offset in part by interest expense of $112.6 million. The net change in operating assets and liabilities was largely a result of a decrease in accounts receivable, net, of $5.5 million and, to a much lesser extent, a decrease in deferred revenue of $1.0 million, offset in part by an increase in prepaid expenses and other assets of $3.7 million.

Net cash flows provided by operating activities were $277.6 million for the year ended December 31, 2011, primarily due to OIBDA of $333.5 million and, to a much lesser extent, the

$52.6 million net change in operating assets and liabilities, offset in part by interest expense of $111.5 million. The net change in operating assets and liabilities was largely a result of a decrease in accounts receivable from affiliates of $28.8 million, an increase in accounts payable, accrued expenses and other current liabilities of $28.1 million and, to a lesser extent, a decrease in prepaid expenses and other assets of $5.3 million, offset in part by an increase in accounts receivable, net, of $10.7 million.

Net Cash Flows Used in Investing Activities

Capital expenditures continue to be our primary use of capital resources and the majority of our net cash flows used in investing activities.

Net cash flows used in investing activities were $155.8 million for the year ended December 31, 2012, due to $147.0 million of capital expenditures and a net change in accrued property, plant and equipment of $8.8 million.

Net cash flows used in investing activities were $160.4 million for the year ended December 31, 2011, due to $166.5 million of capital expenditures, offset in part by a $6.2 million redemption of cash and cash equivalents.

The $19.5 million decline in capital expenditures largely reflects reduced outlays for investments in our HSD and phone platforms.

Net Cash Flows Used in Financing Activities

Net cash flows used in financing activities were $75.2 million for the year ended December 31, 2012, primarily due to the $500.0 million redemption of our existing 8 1/2% Notes and, to a much lesser extent, capital distribution to our parent, Mediacom Communications, of $121.8 million, dividend payments on preferred members’ interest of $18.0 million and financing costs of $13.3 million, offset in part by the $300.0 million issuance of 6 3/8% Notes, net borrowings under the credit facility of $162.0 million and capital contributions from our parent, Mediacom Communications, of $115.6 million.

Net cash flows used in financing activities were $138.6 million for the year ended December 31, 2011, primarily due to capital distributions to our parent, Mediacom Communications, of $250.7 million and, to a much lesser extent, dividend payments on preferred members’ interest of $18.0 million, offset in part by net borrowings of $132.0 million under the revolving credit facility.

Financing Activities During 2012

New Financings

On August 20, 2012, our operating subsidiaries entered into the credit agreement, which provided for a new term loan (“Term Loan G”) under the credit facility in the principal amount of $200.0 million. Net proceeds from Term Loan G of $192.2 million, after giving effect to financing costs of $7.8 million, were used to repay all outstanding debt under our revolving credit commitments, without any reduction in such commitments, and were used to fund a $70.0 million capital distribution to parent.

On August 28, 2012, we issued the original notes. After giving effect to $5.5 million of financing costs, net proceeds from the issuance of the original notes of $294.5 million were used to fund the purchase of $74.8 million of our 8 1/2% Notes, and a $26.0 million capital distribution to Mediacom Communications, with the balance used for general corporate purposes.

Tender Offer

On August 14, 2012, we commenced a cash tender offer (the “Tender Offer”) for up to $300.0 million of our outstanding 8 1/2% Notes, and we increased the Tender Offer to $350.0 million on August 20, 2012. Pursuant to the Tender Offer, on August 28, 2012 and September 12, 2012, we purchased $74.8 million in aggregate principal amount of our 8 1/2% Notes. The Tender Offer was funded with proceeds of the original notes.

Redemption

On October 15, 2012, we redeemed $425.2 million in aggregate principal amount of our 8 1/2% Notes outstanding, representing the entire outstanding balance of such notes. These 8 1/2% Notes were redeemed at a price equal to $1,014.17 for each $1,000 principal amount outstanding, for an aggregate redemption price of $431.2 million. The redemption was funded with $203.1 million of cash and cash equivalents, borrowings of $132.0 million under our revolving credit commitments and the return by Mediacom Communications of a $96.0 million capital distribution made to it in the third quarter of 2012.

Capital Structure

As of December 31, 2012, our total indebtedness was $1.959 billion, of which approximately 56% was at fixed interest rates or subject to interest rate protection. During the year ended December 31, 2012, we paid cash interest of $109.6 million, net of capitalized interest.

Bank Credit Facility

As of December 31, 2012, we maintained a $1.753 billion credit facility, comprising $1.537 billion of term loans with maturities ranging from January 2015 to January 2020, and $216.0 million of revolving credit commitments, which are scheduled to expire on December 31, 2016 (or July 31, 2014 if Term Loan D under the credit facility has not been repaid or refinanced prior to that date). As of the same date, we had $82.9 million of unused lines under our revolving credit commitments, all of which were available to be borrowed and used for general corporate purposes, after giving effect to $122.5 million of outstanding loans and $10.6 million of letters of credit issued thereunder to various parties as collateral.

The credit facility is collateralized by our ownership interests in our operating subsidiaries, and is guaranteed by us on a limited recourse basis to the extent of such ownership interests. As of December 31, 2012, the credit agreement required us to maintain a total leverage ratio (as defined in the credit agreement) of no more than 6.0 to 1.0 and an interest coverage ratio (as defined in the credit agreement) of no less than 1.75 to 1.0. The total leverage ratio covenant will be reduced to 5.5 to 1.0 commencing on April 1, 2013, and will be further reduced to 5.0 to 1.0 commencing on April 1, 2014.

Interest Rate Exchange Agreements

We use interest exchange agreements (which we refer to as “interest rate swaps”) in order to fix the variable portion of debt under the credit facility to reduce the potential volatility in our interest expense that would otherwise result from changes in market interest rates. As of December 31, 2012, we had current interest rate swaps with various banks pursuant to which the rate on $800 million of floating rate debt was fixed at a rate of 3.3%. As of the same date, we also had $300 million of forward starting interest rate swaps with a fixed rate of 2.6%.

Including the effects of our interest rate swaps, the average interest rates on outstanding debt under the credit facility as of December 31, 2012 and 2011 were 4.6% and 4.4%, respectively.

Covenant Compliance and Debt Ratings

For all periods through December 31, 2012, we were in compliance with all of the covenants under the credit facility and senior note arrangements. We do not believe that we will have any difficulty complying with any of the applicable covenants in the near future.

Our future access to the debt markets and the terms and conditions we receive are influenced by our debt ratings. Mediacom Communications’s corporate credit rating is B1, with a stable outlook, by Moody’s, and B+, with positive outlook, by Standard and Poor’s. Our senior unsecured credit rating is B3 by Moody’s, with a stable outlook, and B-, with a positive outlook, by Standard and Poor’s. We cannot assure you that Moody’s and Standard and Poor’s will maintain their ratings on Mediacom Communications and us. A negative change to these credit ratings could result in higher interest rates on future debt issuance than we currently experience, or adversely impact our ability to raise additional funds.

Contractual Obligations and Commercial Commitments

The following table summarizes our contractual obligations and commercial commitments, and the effects they are expected to have on our liquidity and cash flow, for the five years subsequent to December 31, 2012 and thereafter (dollars in thousands)*:

	Scheduled Debt Maturities	Operating Leases	Interest Expense(1)	Purchase Obligations(2)	Total

2013	$16,000	$3,291	$94,094	$7,473	$120,728
2014-2015	760,000	5,116	148,876	587	914,594
2016-2017	693,500	2,520	86,490	—	782,510
Thereafter	489,500	2,651	102,268	—	594,420

Total cash obligations	$1,959,000	$13,578	$431,728	$8,060	$2,412,252

*	Refer to Note 6 and Note 12 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of our long-term debt and a discussion of our operating leases and other commitments and contingencies, respectively.

(1)	Interest payments on floating rate debt and interest rate swaps are estimated using amounts outstanding as of December 31, 2012 and the average interest rates applicable under such debt obligations. Interest expense amounts are net of amounts capitalized.

(2)	We have contracts with programmers who provide video programming services to our subscribers. Our contracts typically provide that we have an obligation to purchase video programming for our subscribers as long as we deliver cable services to such subscribers. We have no obligation to purchase these services if we are not providing cable services, except when we do not have the right to cancel the underlying contract or for contracts with a guaranteed minimum commitment. There are no programming services included in our Purchase Obligations above.

Critical Accounting Policies

The preparation of our financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Periodically, we evaluate our estimates, including those related to doubtful accounts, long-lived assets, capitalized costs and accruals. We base our estimates on historical experience and on various other assumptions that we believe are reasonable. Actual results may differ from these estimates under different assumptions or conditions. We believe that the application of the critical accounting policies discussed below requires significant judgments and estimates on the part of management. For a summary of our accounting policies, see Note 2 in our Notes to Consolidated Financial Statements included elsewhere in this prospectus.

Property, Plant and Equipment

We capitalize the costs of new construction and replacement of our cable transmission and distribution facilities and new service installation in accordance with ASC No. 922—Entertainment—Cable Television. Costs associated with subsequent installations of additional services not previously installed at a customer’s dwelling are capitalized to the extent such costs are incremental and directly attributable to the installation of such additional services. Capitalized costs included all direct labor and materials as well as certain indirect costs. Capitalized costs are recorded as additions to property, plant and equipment and depreciated over the average life of the related assets. We use standard costing models, developed from actual historical costs and relevant operational data, to determine our capitalized amounts. These models include labor rates, overhead rates and standard time inputs to perform various installation and construction activities. The development of these standards involves significant judgment by management, especially in the development of standards for our newer, advanced products and services in which historical data is limited. Changes to the estimates or assumptions used in establishing these standards could be material. We perform periodic evaluations of the estimates used to determine the amount of costs that are capitalized. Any changes to these estimates, which may be significant, are applied in the period in which the evaluations were completed.

Valuation and Impairment Testing of Indefinite-lived Intangibles

As of December 31, 2012, we had approximately $1.4 billion of unamortized intangible assets, including franchise rights of $1.2 billion and goodwill of $196 million on our consolidated balance sheets. These intangible assets represented approximately 60% of our total assets.

Our cable systems operate under non-exclusive cable franchises, or franchise rights, granted by state and local governmental authorities for varying lengths of time. We acquired these cable franchises through acquisitions of cable systems and were accounted for using the purchase method of accounting. As of December 31, 2012, we held 497 franchises in areas located throughout the United States. The value of a franchise is derived from the economic benefits we receive from the right to solicit new subscribers and to market new products and services, such as digital video, HSD and phone, in a specific market territory. We concluded that our franchise rights have an indefinite useful life since, among other things, there are no legal, regulatory, contractual, competitive, economic or other factors limiting the period over which these franchise rights contribute to our revenues and cash flows. Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. In accordance with ASC No. 350—Intangibles—Goodwill and Other (“ASC 350”), we do not amortize franchise rights and goodwill. Instead, such assets are tested annually for impairment or more frequently if impairment indicators arise.

We follow the provisions of ASC 350 to test our goodwill and franchise rights for impairment. We assess the fair values of each cable system cluster using discounted cash flow (“DCF”) methodology, under which the fair value of cable franchise rights are determined in a direct manner. We employ the In-use Excess Earnings DCF methodology to calculate the fair values of our cable franchise rights, using unobservable inputs (Level 3). This assessment involves significant judgment, including certain assumptions and estimates that determine future cash flow expectations and other future benefits, which are consistent with the expectations of buyers and sellers of cable systems in determining fair value. These assumptions and estimates include discount rates, estimated growth rates, terminal growth rates, comparable company data, revenues per customer, market penetration as a percentage of homes passed and operating margin. We also consider market transactions, market valuations, research analyst estimates and other valuations using multiples of operating income before depreciation and amortization to confirm the reasonableness of fair values determined by the DCF methodology. We employ the Greenfield model to corroborate the fair values of our cable franchise rights determined under the In-use Excess Earnings DCF methodology. Significant impairment in value resulting in impairment charges may result if the estimates and assumptions used in the fair value determination change in the future. Such impairments, if recognized, could potentially be material.

Based on the guidance outlined in ASC 350, we have determined that the unit of accounting, or reporting unit, for testing goodwill and franchise rights is Mediacom Broadband LLC. Comprising cable system clusters across several states, Mediacom Broadband LLC is at the financial reporting level that is managed and reviewed by the corporate office (i.e., chief operating decision maker) including our determination as to how we allocate capital resources and utilize the assets. The reporting unit level also reflects the level at which the purchase method of accounting for our acquisitions was originally recorded.

In accordance with ASC 350, we are required to determine goodwill impairment using a two-step process. The first step compares the fair value of a reporting unit with our carrying amount, including goodwill. If the fair value of the reporting unit exceeds our carrying amount, goodwill of the reporting unit is considered not impaired and the second step is unnecessary. If the carrying amount of a reporting unit exceeds our fair value, the second step is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill, calculated using the residual method, with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value, the excess is recognized as an impairment loss.

The impairment test for our franchise rights and other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, the excess is recognized as an impairment loss.

Since our adoption of ASC 350 in 2002, we have not recorded any impairments as a result of our impairment testing. We completed our most recent impairment test as of October 1, 2012, which reflected no impairment of our franchise rights, goodwill or other intangible assets.

For illustrative purposes, if there were a hypothetical decline of 20% in the fair values determined for cable franchise rights at our reporting unit, an impairment loss of $40.1 million would result as of our impairment testing date of October 1, 2012. In addition, a hypothetical decline of up to 20% in the fair values determined for goodwill and other finite-lived intangible assets at our reporting unit would not result in any impairment loss as of October 1, 2012.

We could record impairments in the future if there are changes in the long-term fundamentals of our business, in general market conditions or in the regulatory landscape that could prevent us from recovering the carrying value of our long-lived intangible assets. The economic conditions affecting the U.S. economy, and how that may impact the fundamentals of our business, may have a negative impact on the fair values of the assets in our reporting unit.

In accordance with Accounting Standards Update No. 2010-28—When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts (a consensus of the FASB Emerging Issues Task Force), as of October 1, 2012, we have evaluated whether there are any adverse qualitative factors surrounding our Mediacom Broadband reporting unit (which has a negative carrying value) indicating that a goodwill impairment may exist. We do not believe that it is “more likely than not” that a goodwill impairment exists. As such, we have not performed Step 2 of the goodwill impairment test.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04 (“ASU 2011-04”), Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which provides a converged framework for fair value measurements and related disclosures between generally accepted accounting principles in the U.S. and International Financial Reporting Standards. ASU 2011-04 amends the fair value measurement and disclosure guidance in the following areas: (i) Highest-and-best use and the valuation-premise concepts for non-financial assets, (ii) application to financial assets and liabilities with offsetting positions in market or counterparty credit risk, (iii) premiums or discounts in fair value measurement, (iv) fair value measurements for amounts classified in equity; and (v) other disclosure requirements particularly involving Level 3 inputs. This guidance was effective for us as of January 1, 2012. We adopted the ASU on January 1, 2012. ASU 2011-04 did not have a material impact on our financial statements or related disclosures.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05 (“ASU 2011-05”), Presentation of Comprehensive Income. Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. ASU 2011-05 is effective for fiscal years beginning on or after December 15, 2011. We adopted ASU 2011-05 on January 1, 2012. ASU 2011-05 did not have a material impact on our financial statements or related disclosures.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08 (“ASU 2011-08”) Intangibles—Goodwill and Other (Topic 350). Under ASU 2011-08, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test. Under ASU 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted the ASU on January 1, 2012. ASU 2011-08 did not have a material impact on our financial statements or related disclosures.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02 (“ASU 2012-02”) Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 expands the guidance in ASU

2011-08 to include indefinite-lived intangible assets other than goodwill. We adopted this ASU on December 1, 2012. ASU 2011-08 did not have a material impact on our financial statements or related disclosures.

Inflation and Changing Prices

Our systems’ costs and expenses are subject to inflation and price fluctuations. Such changes in costs and expenses can generally be passed through to subscribers. Programming costs have historically increased at rates in excess of inflation and are expected to continue to do so. We believe that under the FCC’s existing cable rate regulations we may increase rates for cable services to more than cover any increases in programming. However, competitive conditions and other factors in the marketplace may limit our ability to increase our rates.

Quantitative and Qualitative Disclosures about Market Risk

In the normal course of business, we use interest rate exchange agreements (which we refer to as “interest rate swaps”) with counterparty banks to fix the interest rate on a portion of our variable interest rate debt. As of December 31, 2012, we had current interest rate swaps with various banks pursuant to which the interest rate on $800 million of floating rate debt was fixed at a rate of 3.3%. These current interest rate swaps are scheduled to expire in the amounts of $600 million and $200 million during the years ending December 31, 2014 and 2015, respectively. We also had forward interest rate swaps with various banks pursuant to which the interest rate on $300 million of floating rate debt was fixed at a rate of 2.6%, all of which commence during the year ended December 31, 2014. The fixed rates of the interest rate swaps are offset against the applicable London Interbank Offered Rate to determine the related interest expense.

Under the terms of the interest rate swaps, we are exposed to credit risk in the event of nonperformance by our counterparties; however, we do not anticipate such nonperformance. As of December 31, 2012, based on the mark-to-market valuation, we would have paid approximately $57.1 million, including accrued interest, if we terminated these interest rate swaps. Our interest rate exchange agreements and debt arrangements do not contain credit rating triggers that could affect our liquidity.

The table below provides the expected maturity and estimated fair value of our debt as of December 31, 2012 (dollars in thousands).

	Senior Notes	Bank Credit Facility	Total

Expected Maturity:
January 1, 2013 to December 31, 2013	$—	$16,000	$16,000
January 1, 2014 to December 31, 2014	—	16,000	16,000
January 1, 2015 to December 31, 2015	—	744,000	744,000
January 1, 2016 to December 31, 2016	—	130,500	130,500
January 1, 2017 to December 31, 2017	—	563,000	563,000
Thereafter	300,000	189,500	489,500

Total	$300,000	$1,659,000	$1,959,000
Fair Value	$307,500	$1,666,265	$1,973,765

Weighted Average Interest Rate	6.4%	4.6%	4.9%

Description of Certain Indebtedness

The following is a summary of certain provisions of the instruments evidencing our material indebtedness. This summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the agreements, including the definitions of certain terms therein that are not otherwise defined in this prospectus. For a description of the material terms of the notes, see “Description of Exchange Notes” in this prospectus.

Credit facility of operating subsidiaries

Our operating subsidiaries are parties to an amended and restated senior secured credit agreement, dated as of August 20, 2012, with a syndicate of lenders for which JP Morgan Chase Bank, N.A., acts as administrative agent. Set forth below is a summary of the credit facility, as in effect on the date of this prospectus.

The credit facility consists of three term loans and a revolving credit facility. Term Loan D had $752 million outstanding on December 31, 2012 and matures on January 31, 2015. Originally in the principal amount of $800 million, it has been subject to quarterly reductions of 0.25% since March 31, 2007, and at final maturity 92% of the original principal amount will become due. Term Loan F had $585 million outstanding on December 31, 2012 and matures on October 23, 2017. Originally in the principal amount of $600 million, it has been subject to quarterly reductions of 0.25% since September 30, 2010, and at final maturity 92.75% of the original principal amount will become due. Term Loan G had $199.5 million outstanding on December 31, 2012 and matures on January 20, 2020. Originally in the principal amount of $200 million, it will be subject to quarterly reductions of 0.25% beginning December 31, 2012, and at final maturity 92.75% of the original principal amount will become due. Interest on Term Loan D is payable at either the Eurodollar rate plus a floating percentage ranging from 1.50% to 1.75% or the Prime Rate plus a margin of 0.50% to 0.75%. Interest on Term Loan F is payable at a floating rate equal to either the LIBOR plus a margin of 3.00% or the Prime Rate plus a margin of 2.00%. Through April 2014, Term Loan F is subject to minimum LIBOR of 1.50%, and a minimum Prime Rate of 2.50%. Interest on Term Loan G is payable at a rate of LIBOR plus a margin of 3.00%, with a LIBOR floor of 1.00%, or, at our option, at the Prime Rate plus a margin of 2.00% (subject to a minimum Prime Rate of 2.00%).

The revolving credit facility provides for aggregate revolving credit commitments of $216 million which expire on December 31, 2016, subject to earlier termination on July 31, 2014 if Term Loan D has not been repaid or refinanced prior to such date. Principal amounts borrowed under the revolving credit facility are not subject to scheduled reductions prior to the maturity date of December 31, 2016. As of December 31, 2012, our operating subsidiaries had the ability to borrow an additional $82.9 million in principal amount thereunder in compliance with the covenants under our debt arrangements. Interest on outstanding revolver balances is payable at a floating rate equal to either LIBOR plus a margin ranging from 2.25% to 3.00%, or the Prime Rate plus a margin ranging from 1.25% to 2.00%. Commitment fees on the unused portion of the available revolving credit commitments are payable at a rate ranging from 0.50% to 0.63%.

The credit agreement requires compliance by our operating subsidiaries with certain financial covenants, including a covenant that they maintain a ratio of senior indebtedness (as defined) to annualized system cash flow (as defined) of no more than 6.0 to 1.0 at any time and a covenant that they maintain an interest coverage ratio (as defined) of no less than 1.75 to 1.0 at the end of a quarterly period. Pursuant to the credit agreement, we will be required to maintain a total leverage ratio of no more than 5.5 to 1.0 commencing April 1, 2013, and will be required to maintain a total leverage ratio of no more than 5.0 to 1.0 commencing April 1, 2014. As of

December 31, 2012, our total leverage ratio and interest coverage ratio were 4.4 to 1.0 and 2.8 to 1.0, respectively. The credit agreement also requires compliance with other covenants including, but not limited to, limitations on mergers and acquisitions, consolidations and sales of certain assets, liens, the incurrence of additional indebtedness, certain restricted payments and certain transactions with affiliates.

The credit facility is collateralized by a pledge of all of our ownership interests in our operating subsidiaries, and is guaranteed by Mediacom Broadband LLC on a limited recourse basis to the extent of such ownership interests.

Business

Mediacom Broadband LLC

We are a holding company and do not have any operations or hold any assets other than our investments in our operating subsidiaries. As of December 31, 2012, the cable systems operated by these subsidiaries passed an estimated 1.49 million homes, mainly in the states of Iowa, Georgia, Missouri and Illinois, and served approximately 558,000 video customers, 505,000 HSD customers and 190,000 phone customers, aggregating 1.25 million PSUs.

We provide residential and commercial customers with a variety of products and services, including video, HSD and phone, and provide network and transport services to medium- and large-sized businesses in our service areas, including cell tower backhaul for wireless telephone providers. We also sell advertising time to local, regional and national advertisers.

Our Manager

We are a wholly-owned subsidiary of Mediacom Communications, who is also our manager. Mediacom Communications is the nation’s eighth largest cable company based on the number of customers who purchase one or more video services, also known as video customers. Mediacom Communications is among the leading cable operators focused on serving the smaller cities in the United States, with a significant customer concentration in the Midwestern and Southeastern regions.

Mediacom Communications’s cable systems are owned and operated through our operating subsidiaries and those of Mediacom LLC, another wholly-owned subsidiary of Mediacom Communications. As of December 31, 2012, Mediacom Communications’s cable systems passed an estimated 2.79 million homes, primarily in the states of Iowa, Illinois, Georgia, Minnesota and Missouri, and served approximately 1,000,000 video customers, 915,000 HSD customers and 356,000 phone customers, aggregating 2.27 million PSUs.

Mediacom Communications is a privately-owned company. An entity wholly-owned by Rocco B. Commisso, Mediacom Communications’s founder, Chairman and Chief Executive Officer, is the sole shareholder of Mediacom Communications.

Mediacom Broadband Corporation

Mediacom Broadband Corporation is our wholly-owned subsidiary. It was formed for the sole purpose of acting as co-issuer with us of debt securities. Mediacom Broadband Corporation does not conduct any operations of its own.

Overview of Our Cable Systems

The following table provides an overview of selected operating data for our cable systems as of December 31:

	2012	2011	2010	2009	2008

Estimated homes passed(1)	1,493,000	1,524,000	1,520,000	1,514,000	1,484,000
Video
Video customers(2)	558,000	596,000	663,000	690,000	717,000
Video penetration(3)	37.4%	39.1%	43.6%	45.65	48.3%
High Speed Data
HSD customers(4)	505,000	468,000	459,000	428,000	400,000
HSD penetration(5)	33.8%	30.7%	30.2%	28.3%	27.0%
Phone
Phone customers(6)	190,000	180,000	175,000	152,000	134,000
Phone penetration(7)	12.7%	11.8%	11.5%	10.0%	9.0%
Primary Service Units (PSUs)(8)
PSUs	1,253,000	1,244,000	1,297,000	1,270,000	1,251,000
PSU penetration(9)	83.9%	81.6%	85.3%	83.9%	84.3%

(1)	Represents the estimated number of single residence homes, apartments and condominium units that we can connect to our distribution system without further extending the transmission lines. Estimated homes passed are an estimate based on the best information currently available.

(2)	Represents customers receiving one or more video services. Accounts that are billed on a bulk basis are converted into full-price equivalent video customers by dividing total bulk billed basic revenues of a particular system by average cable rate charged to video customers in that system. This conversion method is generally consistent with the methodology used in determining payments made to programmers. Video customers include connections to schools, libraries, local government offices and employee households that may not be charged for basic and expanded cable services, but may be charged for higher tier video, HSD, phone or other services. Our methodology of calculating the number of video customers may not be identical to those used by other companies offering similar services.

(3)	Represents video customers as a percentage of estimated homes passed.

(4)	Represents customers receiving HSD service. Small to medium-sized commercial HSD accounts are converted to equivalent residential HSD customers by dividing their associated revenues by the applicable residential rate. Customers who take our scalable, fiber-based enterprise network products and services are not counted as HSD customers. Our methodology of calculating HSD customers may not be identical to those used by other companies offering similar services.

(5)	Represents the number of total HSD customers as a percentage of estimated homes passed

(6)	Represents customers receiving phone service. Small to medium-sized commercial phone accounts are converted to equivalent residential phone customers by dividing their associated revenues by the applicable residential rate. Our methodology of calculating phone customers may not be identical to those used by other companies offering similar services.

(7)	Represents the number of total phone customers as a percentage of estimated homes passed.

(8)	Represents the sum of video, HSD and phone customers.

(9)	Represents primary service units as a percentage of our estimated homes passed.

Our Service Areas

Approximately 70% of our homes passed are in the top 100 television markets in the United States, commonly referred to as Nielsen Media Research designated market areas (“DMAs”), with substantially all of such homes passed in DMAs that rank between the 70th and 100th largest. Our largest markets are: Des Moines and Cedar Rapids, Iowa; the area known as the Quad Cities in Illinois and Iowa, comprising Bettendorf, Davenport, East Moline, Moline and Rock Island; Springfield, Jefferson City and Columbia, Missouri; and Columbus, Albany and Valdosta, Georgia.

Services

We provide our residential and commercial customers with a wide variety of products and services, including our primary services of video, HSD and phone. We also provide network and transport services to medium and large sized businesses, governments, and educational institutions in our service areas, including cell tower backhaul for wireless telephone providers, and sell advertising time to local, regional and national advertisers.

Residential Services

We generally charge our residential customers on a monthly basis depending on the services and associated equipment taken, along with a one-time installation fee, which may be waived or discounted during certain promotions. Our residential customers are offered the option of signing a contract to hold rates constant through the term of the agreement, subject to a fee upon early cancellation, or of paying on a month-to-month basis, which is subject to rate increases.

We market our services to residential customers in bundled packages, which offer discounted pricing and the convenience of a single monthly bill for multiple products. Customers who take our “triple play” bundle of video, HSD and phone services receive complimentary upgrades to a faster HSD speed tier, and periodic special offers, which we believe enhances the value of our products and services. As of December 31, 2012, approximately 56% of our customers took two or more of our video, HSD or phone services, including about 19% of who took all three.

Video

We offer a broad variety of video programming packages and a wide selection of entertainment options, including premium movie channels, access to thousands of VOD titles, DVR service and HD programming. In 2012, residential video revenues represented 51.8% of our total revenues. Our video service offerings include the following:

Basic Service. All of our video customers receive the basic service that generally includes 12 to 20 channels of local broadcast and independent stations, limited satellite–delivered programming, home-shopping channels, and local public, government and leased access channels.

Expanded Basic Service. Expanded basic service, generally marketed as “Family Cable,” provides another 40 to 55 satellite-delivered channels such as CNN, CNBC, Discovery, ESPN, Lifetime, MTV, TNT, the USA Network and regional sports networks.

Digital Video Service. We offer several digital programming packages that may include various combinations of one or more tiers of digital video service, sports channels, digital music channels, an interactive, on-screen program guide, and, in most of our markets, full access to the VOD library. As of December 31, 2012, about 61.8% of our video customers took our digital video service.

Premium Channels. We provide sports, children’s, and international programming packages and commercial-free premium video services from HBO, Showtime, Cinemax, Starz! and EPIX. Although we generally offer subscriptions to these premium channels on an individual basis, we package premium channels with our video services.

High Definition Television. Our video customers can view certain programming with high-resolution picture and digital sound quality when using an HD television set and HD-capable converter. We offer an average of almost 100 HD channels throughout our footprint, including most major broadcast networks, leading national cable networks, regional sports networks and premium channels.

Video-on-Demand. We provide on-demand access to a wide selection of movies, special events and general interest titles, with the ability to start programs at any time, as well as pause, rewind and fast forward. A majority of our VOD content is available to our digital video customers at no additional charge, and customers who subscribe to premium video services also have access to the premium service’s VOD content without additional fees. Special event programs, including live concerts, sporting events, and first-run movies are available through VOD on a pay-per-view basis.

Digital Video Recorders. We make available to our video customers DVR set tops, the majority of which are HD capable, allowing them to record and store programming to watch at their convenience, and the ability to pause and rewind live television. We also offer customers a multi-room DVR product, which allows customers to play back previously recorded programming on up to three different televisions throughout their home that have access to the same stored content. We have recently announced a marketing and distribution agreement with TIVO and expect to introduce in 2013 a TIVO-branded DVR and multi-room DVR service that will utilize the advanced TIVO user interface. As of December 31, 2012, approximately 33.2% of our digital customers took our DVR service.

TV Everywhere. We enable video customers to watch certain programming wherever they are connected to the Internet, using devices such as tablets and smartphones, once they are authenticated as our customer. Our video customers have online access to Hulu, HBO GO, Max GO, EPIX, ESPN3, Big Ten Network, Cartoon Network, CNN, HLN, TNT, TBS and TruTV, and plan to further expand our TV Everywhere offerings in 2013.

HSD

We make available several HSD service tiers to suit our customers’ needs, ranging from 3 megabytes per second (“Mbps”) to 105 Mbps downstream. Using DOCSIS 3.0 technology, we provide an “Ultra” HSD tier, with a downstream speed of up to 50 Mbps and an “Ultra Plus” tier, with a downstream speed of up to 105 Mbps. As of December 31, 2012, the Ultra 50 Mbps service was available to substantially all of our homes passed. For a monthly fee, we also offer a wireless home networking gateway that allows our HSD customers to connect up to 20 devices in their home. In 2012, residential HSD revenues represented 25.3% of our total revenues.

Phone

Our residential phone service provides customers unlimited local, regional and long-distance calling throughout the United States, Puerto Rico, the U.S. Virgin Islands and Canada, together with a wide variety of popular calling features, such as Caller ID, call waiting, call forwarding, three-way calling and enhanced Emergency 911 dialing. We also offer directory assistance and voice mail services for an additional charge, and international calling plans are available at competitive rates. In 2012, residential phone revenues represented 7.4% of our total revenues.

Business Services

Mediacom Business Services offers HSD service tiers, video and phone services, and networking and transport services that can be tailored to any size business, from bundled packages similar to our residential offerings for small-to medium-sized businesses, to custom solutions for large businesses with high-capacity requirements. Mediacom Business Services have become an increasing contributor to our growth in consolidated revenues and, in 2012, business services revenues represented 9.3% of our total revenues.

Small to Medium Sized Businesses

We provide SMBs the full array of services available to residential customers: video programming packages and music services, HSD service with speeds up to 105 Mbps downstream and 5 Mbps upstream, and a multi-line phone service. We also offer certain other products and services specifically tailored to the SMB market, including a portfolio of cloud-based, managed communications solutions through partnerships with local technology companies and a trunk-based voice service that offers SMB customers significantly more capacity for additional phone lines. In 2013, we broadened our product offering to a wireless data and phone product for SMB customers.

Large Businesses

We serve large-sized businesses, including educational, financial services, healthcare and other companies, customized network solutions built upon our all-fiber optic backbone. We provide Internet access with symmetrical speeds of up to 1 Gbps, voice trunking services that provide higher-capacity voice services delivered over fiber and Metro Ethernet service that connects two or more locations for customers with geographically dispersed locations with speeds up to 10 Gbps.

Carrier Wholesale

We provide high-capacity last mile transport and Internet access to wireless and wireline telephone providers, Internet service providers and competitive carriers on a wholesale basis. Our carrier wholesale business has experienced solid growth, principally due to increasing demands of wireless communications providers for cell tower backhaul services.

Advertising

We generate revenues from selling advertising time to local, regional and national advertisers. As part of the programming agreements with content providers, we typically receive an allocation of scheduled advertising time, generally two minutes per hour, and use this allotted time to insert commercials. Our advertising sales infrastructure includes in-house production facilities, production and administrative employees and a locally-based sales workforce. In many of our markets, we have entered into agreements, commonly referred to as interconnects, with other cable operators to jointly sell local advertising, simplifying our clients’ purchase of local advertising and expanding their geographic reach. In 2012, advertising revenues represented 6.2% of our total revenues.

Marketing and Sales

We employ a wide range of sales channels to reach current and potential customers, including outbound telemarketing, direct mail, in-bound customer care centers, retail locations, field technician sales and door-to-door sales. We recently have placed a greater emphasis on Internet advertising, using search engines and other websites to expand our sales opportunities. Customers are directed to our inbound call centers or website through direct mail, broadcast television, radio, newspaper, outdoor and Internet advertising and television advertising on our own cable systems. We also have a dedicated sales force and outbound telemarketing for Mediacom Business Services, as well as relationships with third-party agents who sell our services.

In 2012, we rebranded with the “Power to Simplify” slogan, offering flexible packages to meet different pricing levels and service requirements, 30 minute arrival windows and more evening and weekend scheduling for installation and service calls.

Customer Care

We continue to invest in our customer care infrastructure to improve the quality of the installation and usage of our products and services. Our customer care group has multiple contact centers, which are staffed with dedicated customer service, sales, and technical support representatives who are available 24 hours a day, seven days a week. We utilize a virtual contact center platform that functions as a single, unified call center and allows us to effectively manage resources and reduce answer times through call-routing in a seamless manner. We use the latest call center technology, providing our customers a voice-driven self-service system and a call back feature for busy periods whereby the customer has the option to be called back when an agent becomes available.

A web-based service platform allows customers to order products via the Internet, review their account balance, make payments, receive general and technical support, and utilize self-help tools to troubleshoot technical difficulties. Our customer care group is available online to chat with customers and respond to customer e-mail, and uses social networking websites, including Twitter and Facebook, as an alternative way of contacting us. We also have a smart care mobile application for use on Android and iOS devices that allows customers to manage their billing account, troubleshoot service issues, and easily connect to an agent

Our field operations team focuses on providing a quality experience during installation and service calls and resolving any customer service issues on their first attempt. Field activity is scheduled and routed seamlessly, including automated appointment confirmations and remote technician dispatching, and we utilize a workflow management and GPS system that facilitates on-time arrival for customer appointments. Our field technicians are equipped with hand-held diagnostic and monitoring tools that determine the quality of service at the customer’s home in real-time and allow us to efficiently resolve any customer issues and offer new or upgraded services while in the customer’s home.

Network Technology

Our products and services are delivered through a fiber-rich, technologically-advanced network that consists of a national backbone, regional networks, large-scale, centralized centers or master headends, regional headends, neighborhood nodes and the last-mile connectivity to customer homes or businesses. We utilize an Internet Protocol (“IP”) ring architecture that minimizes service outages through its redundant design.

Our national backbone and regional networks connect our three master headends to HSD and phone interexchange points and to centralized content such as HD and VOD programming. Our master headends and regional headends are interconnected and exchange video, HSD and voice traffic.

The last-mile component is hybrid fiber-optic coaxial architecture that combines fiber optic cable with coaxial cable. In most systems, we deliver video, HSD and voice traffic via laser-fed fiber optical cable between regional headends and neighborhood nodes. From there, we use coaxial cable to deliver traffic between the neighborhood nodes and the homes and businesses we serve. To serve high capacity requirements of our large business customers, including wireless carriers, our fiber optic cable is extended from the node site directly to the customer’s premise.

As of December 31, 2012, substantially all of our homes passed had bandwidth capacity of at least 750 megahertz and DOCSIS 3.0 technology, which together we believe is sufficient to deliver our current array of products and services. However, we anticipate that new products and services, including additional HD channels and faster HSD speeds, and greater future bandwidth consumption by our HSD customers, will require increasing bandwidth capacity in our network. To accomplish this, we have already converted in several cable systems a significant number of video channels from analog to digital transmission, which requires much less bandwidth and creates more capacity for other services. As of December 31, 2012, over 80% of our cable distribution network had been converted to an “all-digital” format, and we plan to continue this transition in substantially all of our service areas to expand bandwidth capability and take full advantage of the associated efficiencies.

We believe our network infrastructure provides us numerous competitive advantages, notably significant bandwidth capacity and higher signal quality and reliability. Furthermore, because we manage the delivery of our products and services through two master headends, we can introduce new products and services across a larger customer base, allowing for greater efficiency and scale in equipment investment, personnel, and telecommunication costs.

Community Relations

We are dedicated to fostering strong relations with the communities we serve and believe that our local involvement strengthens the awareness and favorable perception of our brand. We support local charities and community causes with events and campaigns to raise funds and supplies for persons in need, and in-kind donations that include production services and free airtime on cable networks. We participate in industry initiatives such as the Cable in the Classroom program, under which we provide free video service to almost 1,675 schools and free HSD service to almost 225 schools. We also provide free video service to almost 1,650 government buildings, libraries and not-for-profit hospitals, with over 160 of these locations receiving free HSD service.

We develop and provide exclusive local programming for our communities, a service that is generally not offered by our primary video competitor, direct broadcast satellite (“DBS”) providers. Several of our cable systems have production facilities with the ability to create local programming, including local college and high school sporting events, fund-raising telethons by local chapters of national charitable organizations, local concerts and other entertainment. We believe our local programming helps build brand awareness and customer loyalty in the communities we serve.

Franchises

Cable systems are generally operated under non-exclusive franchises granted by local or state governmental authorities. Historically, these franchises have imposed numerous conditions, such as: time limitations on commencement and completion of construction; conditions of service, including population density specifications for service; the bandwidth capacity of the system; the broad categories of programming required; the provision of free service to schools and other public institutions and the provision and funding of public, educational and governmental access channels (“PEG access channels”); a provision for franchise fees; and the maintenance or posting of insurance or indemnity bonds by the cable operator. Many of the provisions of local franchises are subject to federal regulation under the Communications Act of 1934, as amended (the “Cable Act”).

Many of the states in which we operate have enacted comprehensive state-issued franchising statutes that cede control over franchises away from local communities and towards state agencies. As of December 31, 2012, about 72% of our customer base was under a state-issued franchise. Some of these states permit us to exchange local franchises for state issued franchises before the expiration date of the local franchise. These state statutes make the terms and conditions of our franchises more uniform, and in some cases, eliminate locally imposed requirements such as PEG access channels.

As of December 31, 2012, we served 497 communities under franchises. The vast majority of these franchises provide for the payment of fees to the local municipality covered by the franchise. In most of our cable systems, such franchise fees are passed through directly to the customers. The Cable Act prohibits franchising authorities from imposing franchise fees in excess of 5% of gross revenues from specified cable services, and permits the cable operator to seek renegotiation and modification of franchise requirements if warranted by changed circumstances.

We have never had a franchise revoked. Furthermore, no franchise community has refused to consent to a franchise transfer to us. The Cable Act provides comprehensive renewal procedures, which require that an incumbent franchisee’s renewal application be assessed on its own merits and not as part of a comparative process with competing applications. We believe that we have satisfactory relationships with our franchising communities.

Sources of Supply

Programming

Our programming content is generally carried pursuant to fixed-term contracts that obtain programming for our cable systems from suppliers whose compensation is typically based on a fixed monthly fee per video customer, subject to contractual escalations. Although most of our contracts are secured directly with the programmer, we also negotiate programming contract renewals through a programming cooperative of which we are a member, which provides for more favorable pricing or terms in certain cases than we could negotiate independently with programmers. In general, we attempt to secure longer-term programming contracts, which include marketing support and other incentives from programming suppliers.

We also have various retransmission consent agreements with local broadcast television stations, allowing for carriage of their signals on our cable systems. Federal Communications Commission (“FCC”) rules mandate that local broadcast stations must elect either “must-carry” rights or “retransmission consent,” generally on three year cycles. If a local broadcast station opts for “retransmission consent,” we are not allowed to carry the station’s signals without their permission, which has generally required us to pay a consent fee and/or purchase advertising time from them or carry one or more of their affiliated stations.

Programming expenses have historically been our largest single expense item and, in recent years, these costs on a per-unit basis have increased substantially more than the inflation rate or the change in the consumer price index, particularly for sports programming and rising retransmission consent payments required by local broadcast stations. We believe these expenses will continue to grow at a significant rate due to increasing contractual demands, mainly by the large media conglomerates, who own or control most of the popular cable networks and major market local broadcast stations, and large independent television broadcast groups, who own or control a significant number of local broadcast stations across the country and, in many cases, manage, control or own multiple local broadcast stations in the same market.

Because of the concentrated cross-ownership of popular cable networks and major market local broadcast stations, or the concentrated cross-ownership or control of large groups of local broadcast stations, we have a limited ability to individually or selectively negotiate for programming and provide our customers with a choice of programming that they may wish to receive. We also may be obligated to carry additional programming that we would otherwise not offer because of the negotiating leverage these large programming companies have over us, which may increase our programming expenses. While such growth in programming expenses can be partially offset by rate increases, our video gross margins will continue to decline if they cannot be fully offset.

HSD Service

We deliver HSD service through fiber networks that are owned by us or leased from third parties and through backbone networks that are operated by third parties. We pay fees for leased circuits based on the amount of capacity and for Internet connectivity based on the amount of HSD traffic over the provider’s network.

Phone Service

Our phone service is delivered through a VoIP platform over a route-diverse infrastructure. We source certain services from outside parties to support our phone service, the most significant of which are long-distance services from a number of Tier 1 carriers, and E911 database management.

Set-Top Boxes, Cable Modems and Network Equipment

We purchase set-top boxes, including DVRs, from a limited number of suppliers, principally Motorola Inc. and Pace plc, and lease these devices to subscribers on a monthly basis. We purchase cable modems, routers, switches and other network equipment from a wide variety of providers.

Primary Competition

We operate in a competitive business environment that is subject to significant developments in the marketplace, including rapid technological advances and changes in the regulatory and legislative environment. We have historically faced, and continue to face, intense competition from DBS providers and local telephone companies, many of whom have greater resources than we do. Recent technological advances and consumer trends, including OTTV and wireless Internet service, have increased the number of alternatives to our products and services, which may increase competition.

Direct Broadcast Satellite Providers

DBS providers, principally DirecTV, Inc. and DISH Network Corp., are the cable industry’s most significant video competitors, serving a combined 34 million customers nationwide, according to publicly available information. These DBS providers offer programming packages that are substantially similar to ours, including local broadcast signals in substantially all of our markets, and may also offer a greater number of HD channels than us or have exclusive arrangements to provide access to programming that we cannot offer, including DirecTV’s agreement with the National Football League.

DBS providers have operational cost advantages over us, including a nation-wide brand and marketing platform and not being required in many locations to pay certain taxes and fees which we incur, principally franchise fees and property taxes. DBS providers continue to offer aggressive promotional pricing for new customers, which we believe has contributed to our video customer losses. While DBS customers have historically paid up-front equipment costs that we do not charge, more recently such costs have decreased substantially due to aggressive marketing offers to new customers, which may include discounted or free equipment and installation. They also have introduced new equipment features, such as ad-skipping, which may prove popular with consumers.

Due to technological constraints, DBS service has limited two-way interactivity, which restricts their ability to offer interactive video, HSD and phone services similar to ours. In many cases, DBS providers have entered into agreements to market “synthetic bundles” of a DBS video service and HSD and/or phone services offered by local telephone companies. These synthetic bundles are generally billed as a single package and, from a consumer standpoint, may appear similar to our bundled products and services.

Local Telephone Companies

Our HSD and phone services primarily compete with local telephone companies that offer a DSL Internet service that is typically limited to downstream speeds ranging from 1.5 Mbps to 3 Mbps in our markets, and a traditional phone product that is a similar product to our own. As consumers’ bandwidth requirements have dramatically increased in the past few years, a trend many industry experts expect to continue, we believe our ability to offer a HSD product today with speeds of up to 105 Mbps gives us a competitive advantage compared to the DSL service offered by the local telephone companies.

Certain local telephone companies, including AT&T and CenturyLink, have deployed fiber based networks which allow them to offer a triple play bundle, including video services and HSD speeds that are comparable to ours. As of December 31, 2012, approximately 12% of our cable systems actively competed with the fiber based networks of these local telephone companies, based upon visual inspections and other limited estimated techniques. Due to the lower home density of our footprint compared to the higher home density of larger metropolitan markets, and capital investment associated with constructing such fiber networks, we believe further build-outs into our markets have been a lower priority for these telephone companies. However, AT&T has recently announced plans to extend its fiber based footprint, but has not specifically named markets for this expansion.

Historically, local phone companies have been in a better position to offer data services to businesses, as their networks tend to be more complete in commercial areas. However, we continue to extend our distribution network across business districts in our service area to capture more market share.

Other Video Overbuilders

Our video service also competes with cable systems operating under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area by another cable operator, a local utility or other provider. Some of these competitors, including municipally-owned entities, may be granted franchises on more favorable terms or conditions than ours, or enjoy other advantages such as exemptions from taxes or regulatory requirements, to which we are subject. However, most of these entities were operating prior to our ownership of the affected cable systems, and we believe there has been no significant expansion of such entities in our markets in the past several years. As of December 31, 2012, based on internal estimates, approximately 18% of our cable systems actively competed with these other video overbuilders.

Wireless Communication Companies

Our phone service has faced, and continues to face, high levels of competition from wireless communications companies, including AT&T, Verizon Wireless and Sprint. A trend known as “wireless substitution” has developed where certain consumers have chosen a wireless communications company as their only phone service provider, which we expect to continue, and possibly accelerate, in the future.

These wireless communications companies also offer a wireless Internet service that has experienced rapid growth as the usage of mobile devices, such as smartphones and tablets, has dramatically increased in the past several years, a trend we believe will continue. We believe that our HSD service will not face meaningful levels of “wireless substitution” in the near term, as wireless communications companies are generally unable to offer a service that compares with our HSD service in terms of speed, reliability and bandwidth allowances. However, if technological advances were to allow for a wireless Internet service that is more comparable to our HSD service, we may experience greater levels of competition.

Other Competition

Video

The usage of OTTV has increased dramatically in the last several years, as greater downstream speeds and advances in streaming video technology have enabled content providers a variety of “over the top” distribution outlets. Increasingly, our video service faces competition from companies that deliver movies and television programs over the Internet. While we do not believe such OTTV offerings currently offer a full replacement for our video service, as they generally do not offer live content, local broadcasting or sports programming, OTTV providers continue to expand their offerings and, in some cases, offer content that we do not provide. While we expect to remain the primary provider of HSD service to customers who use an OTTV service, if certain customers were to choose to downgrade, or fully replace our video service with an OTTV product, we could experience meaningful declines in our video revenues.

HSD

The American Recovery Act of 2009 is providing specific funding for broadband development as part of an economic stimulus package. Some of our existing and potential competitors applied for funds under this program. In a limited number of cases, some of our existing and potential competitors have been approved to receive funds from this program which is allowing them to build or expand facilities faster and deploy existing and new services sooner, and to more areas, than they otherwise would be able to without the stimulus funding.

Phone

Our phone service also competes with national providers of IP-based phone services, such as Vonage, Skype and magicJack, as well as companies that sell phone cards at a cost per minute for both national and international service. Such providers of IP-based phone services do not have a traditional facilities-based network, but provide their services through a consumer’s high-speed Internet connection.

Business Services

The business services we provide to SMB and large enterprise customers generally compete with the local telephone companies noted above, who in some cases have more extensive network coverage and longer-term relationships with the business community. We may not be able to continue to grow our business services revenues by taking more market share if our competitors decide to compete vigorously on price and service.

Advertising

We compete for the sale of advertising against a wide variety of media outlets, including local broadcast stations, national broadcast networks, national and regional programming networks, local radio broadcast stations, local and regional newspapers, magazines and Internet sites. In recent years, many businesses have allocated a greater part of their advertising spending to Internet advertising, and the recent economic distress has caused lower levels of overall advertising spending. If these trends were to continue, we may face greater competition for advertising revenues.

Employees

As of December 31, 2012, we employed 2,423 full-time and 46 part-time employees. None of our employees are organized under, or covered by, a collective bargaining agreement. We consider our relations with our employees to be satisfactory.

Properties

Our principal physical assets consist of fiber optic networks, including signal receiving, encoding and decoding devices, headend facilities and distribution systems and equipment at, or near, customers’ homes. The signal receiving apparatus typically includes a tower, antenna, ancillary electronic equipment and earth stations for reception of satellite signals. Headend facilities are located near the receiving devices. Our distribution system consists primarily of coaxial and fiber optic cables and related electronic equipment. Customer premise equipment consists of set-top devices, cable modems and related equipment. Our distribution systems and related equipment generally are attached to utility poles under pole rental agreements with local public utilities, although in some areas the distribution cable is buried in underground ducts or trenches. The physical components of the cable systems require maintenance and periodic upgrading to improve performance and capacity. In addition, we maintain a network operations center with equipment necessary to monitor and manage the status of our network.

We own and lease the real property housing our regional call centers, business offices and warehouses throughout our operating regions. Our headend facilities, signal reception sites and microwave facilities are located on owned and leased parcels of land, and we generally own the towers on which certain of our equipment is located. We own most of our service vehicles. We believe that our properties, both owned and leased, are in good condition and are suitable and adequate for our operations.

Legal Proceedings

We are involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, cash flows or business.

Legislation and Regulation

General

Federal, state and local laws regulate the development and operation of cable systems and, to varying degrees, the services we offer. Significant legal requirements imposed on us because of our status as a cable operator, or by the virtue of the services we offer, are described below.

Cable System Operations and Cable Services

Federal Regulation

The Cable Act establishes the principal federal regulatory framework for our operation of cable systems and for the provision of our video services. The Cable Act allocates primary responsibility for enforcing the federal policies among the FCC and state and local governmental authorities.

Content Regulations

Must Carry and Retransmission Consent

The FCC’s regulations require local commercial television broadcast stations to elect once every three years whether to require a cable system to carry the primary signal of their stations, subject to certain exceptions, commonly called must-carry or to negotiate the terms by which the cable system may carry the station on its cable systems, commonly called retransmission consent. The most recent elections took effect January 1, 2012. Through December 31, 2014, Congress bars broadcasters from entering into exclusive retransmission consent agreements. Congress also requires all parties to negotiate retransmission consent agreements in good faith.

In 2011, the FCC released a Notice of Proposed Rulemaking (“NPRM”) to explore what action the FCC could take to allow market forces to set retransmission consent fees while still protecting the interests of consumers, identify per se violations of the duty to bargain in good faith, strengthen subscriber notice requirements when negotiations fail and eliminate the FCC’s network non-duplication and syndicated exclusivity rules, which currently restrict the ability of a cable operator to carry certain signals containing duplicative programming, even if the station claiming protection is not carried by the cable operator. We cannot predict when, or if, the FCC will implement any new rules or change existing rules or the impact that any new rules may have on our business. If the new rules relatively strengthen the negotiating position of broadcasters or impose greater advance notice requirements of a possible termination of our right to carry a signal, this could have an adverse effect on our business.

Must-carry obligations may decrease the attractiveness of the cable operator’s overall programming offerings by including less popular programming on the channel line-up, while cable operators may need to provide some form of consideration to broadcasters to obtain retransmission consent to carry more popular programming. We carry both must-carry broadcast stations and broadcast stations that have granted retransmission consent. A significant number of local broadcast stations carried by our cable systems have elected to negotiate for retransmission consent, and we have entered into retransmission consent agreements with substantially all of them. Although many of these agreements continue through the end of the current election cycle, or December 31, 2014, retransmission consent agreements representing slightly less than half of our video customers receiving local broadcast stations will expire and require renegotiation prior to that date.

Effective July 1, 2012, the FCC has reinstated its video description rules pursuant to the Twenty-First Century Communications and Video Accessibility Act of 2010 (“CVAA”). Cable operators with more than 50,000 subscribers must provide 50 hours per calendar quarter of prime-time and/or children’s programming with video descriptions for each of the top-five Nielsen-rated non-broadcast networks that provide other than “near-live” content. Video description requires audio-narrated descriptions of a program’s key visual elements. Although the burden of video description falls on the cable operator and other MVPDs, the affected programmers may include video descriptions in their programming feeds, thereby satisfying the requirement for all MVPDs. The FCC also set deadlines for complying with closed captioning of various types of Internet protocol video delivered online ranging from September 30, 2012 to September 30, 2013. We cannot predict the burden, if any, that fulfilling these requirements will ultimately place on our business.

On November 12, 2012, the FCC issued a Notice of Proposed Rulemaking to implement the CVAA with respect to establishing requirements to make emergency information available to the blind or visually impaired and for certain equipment to provide video description of emergency information. The FCC sought comments on using a secondary audio stream to provide such information. We cannot predict the outcome of this proceeding or the effect any such new requirements may have on our business.

On December 13, 2012, the FCC’s rules implementing the Commercial Advertisement Loudness Mitigation (“CALM”) Act went into effect. The CALM Act requires MPVDs to ensure that the commercials they transmit to viewers comply with standards established by the Advanced Television Systems Committee. We do not know the impact these new rules may have on our business, if any.

Availability of Analog Broadcast Signals

Because television broadcaster signals are broadcast in digital format only, the FCC created a temporary “dual carriage” requirement for must-carry signals under which cable systems that were not “all-digital” were required to provide must-carry signals to their subscribers in the primary digital format in which the operator receives the signal (i.e. high definition or standard definition), and downconvert the signal from digital to analog so that it is viewable to subscribers with analog television sets. The FCC allowed this dual carriage requirement to sunset as of December 12, 2012; however, it required cable operators to offer digital transport adapters to basic-only subscribers at minimal additional cost. Nevertheless, many retransmission consent agreements require such down-conversion in the absence of a legal requirement. The “dual carriage” requirement has the potential of having a negative impact on us because it reduces available channel capacity and thereby could require us to either discontinue other channels of programming or restrict our ability to carry new channels of programming or other services that may be more desirable to our customers.

Program Tiering

Federal law requires that certain types of programming, such as the carriage of local broadcast channels and any public, educational or governmental access (“PEG”) channels, to be part of the lowest level of video programming service—the basic tier. In many of our systems, the basic tier is generally comprised of programming in analog format although some programming may be offered in digital format. Migration of PEG channels from analog to digital format frees up bandwidth over which we can provide a greater variety of other programming or service options. In 2009, the FCC opened a public comment period on petitions filed by supporters of PEG programming, but it has not issued any orders resulting from the petitions. We cannot predict the outcome of this proceeding, if any. Any legislative or regulatory action to restrict our ability to migrate PEG channels could adversely affect our ability to provide additional programming desired by viewers.

For several years, the FCC has had under review a complaint with respect to another cable operator to determine whether certain charges routinely assessed by many cable operators, including us, to obtain access to digital services violate this “anti-buy-through” provision. Any decision that requires us to restructure or eliminate such charges would have an adverse effect on our business.

Tier Buy Through

The Cable Act and the FCC’s regulations require our cable systems, other than those systems which are subject to effective competition, permit subscribers to purchase video programming we offer on a per channel or a per program basis without the necessity of subscribing to any tier of service other than the basic service tier.

Use of Our Cable Systems by the Government and Unrelated Third Parties

The Cable Act allows local franchising authorities and unrelated third parties to obtain access to a portion of our cable systems’ channel capacity for their own use. For example, the Cable Act permits franchising authorities to require cable operators to set aside channels for public, educational and governmental access programming and requires most systems to designate a significant portion of its activated channel capacity for commercial leased access by third parties to provide programming that may compete with services offered by the cable operator.

The FCC regulates various aspects of third-party commercial use of channel capacity on our cable systems, including: the maximum reasonable rate a cable operator may charge for third-party commercial use of the designated channel capacity; the terms and conditions for commercial use of such channels; and the procedures for the expedited resolution of disputes concerning rates or commercial use of the designated channel capacity.

In 2008, the FCC promulgated regulations which could allow certain leased access users lower cost access to channel capacity on cable systems. Those regulations limit fees to 10 cents per subscriber per month for tiered channels and in some cases potentially no charge, and impose a variety of leased access customer service, information and reporting standards. The United States Office of Management and Budget denied approval of the new rules and a federal court of appeals stayed implementation of the new rules. In July 2008, the federal appeals court agreed at the request by the FCC to hold the case in abeyance until the FCC resolved its issues with the Office of Management and Budget. If implemented as promulgated, these changes will likely increase our costs and could cause additional leased access activity on our cable systems and thereby require us to either discontinue other channels of programming or restrict our ability to carry new channels of programming or other services that may be more desirable to our customers. We cannot, however, predict whether the FCC will ultimately enact these rules as promulgated, whether it will seek to implement revised rules, or whether it will attempt to implement any new commercial leased access rules.

Access to Certain Programming

In 2011, as part of its order approving Comcast’s acquisition of a controlling interest in NBC Universal (“Comcast Order”), the FCC specified certain terms and conditions by which Comcast and NBC Universal will be required to provide programming to both traditional MVPDs, and OVDs, as well as the availability of commercial arbitration mechanisms. While the net effect of these provisions could reduce the cost of such programming to us, it also may increase the availability and lower the cost of such programming to our MVPD competitors. However, the provisions could also make it easier for us to carry such programming via an Internet-based video service should we choose to offer one in the future. We cannot, however, predict the net effect of these new program access provisions on our business.

The FCC had previously preliminarily determined that the definition of an MVPD was limited to facilities-based providers, thus excluding “over-the-top” distributors (those who distribute video over the public Internet). In April 2012, the FCC announced that it would open a public comment window regarding the potential expansion of the definition of an MVPD to include non-facilities-based providers. While we cannot predict whether the FCC will take any action, any such expansion of definition may increase the availability of potential programming sources to non-facilities-based providers, thus potentially adversely affecting our business.

On October 5, 2012, the FCC voted to allow a ban on exclusive contracts between cable operators and satellite-delivered programming services in which the cable operator has an attributable ownership interest. We cannot predict what effect, if any, the removal of this ban will have on our business.

Ownership Limitations

The FCC previously adopted nationwide limits on the number of subscribers under the control of a cable operator and on the number of channels that can be occupied on a cable system by video programming in which the cable operator has an interest. The U.S. Court of Appeals for the District of Columbia Circuit reversed the FCC’s decisions implementing these statutory provisions and remanded the case to the FCC for further proceedings. In 2007, the FCC reinstituted a restriction setting the maximum number of subscribers that a cable operator may serve at 30 percent nationwide. The FCC also has commenced a rulemaking to review vertical ownership limits and cable and broadcasting attribution rules. In 2009, the United States Court of Appeals for the Third Circuit struck down the 30 percent horizontal cable ownership cap. We cannot predict what action the FCC will take or how it may impact our business.

Cable Equipment

The Cable Act and FCC regulations seek to promote competition in the delivery of cable equipment by giving consumers the right to purchase set-top converters from third parties as long as the equipment does not harm the network, does not interfere with services purchased by other customers and is not used to receive unauthorized services. Over a multi-year phase-in period, the rules also required MVPDs, other than direct broadcast satellite operators, to separate security from non-security functions in set-top converters to allow third-party vendors to provide set-tops with basic converter functions. To promote compatibility of cable systems and consumer electronics equipment, in 2003, the FCC adopted rules implementing “plug and play” specifications for one-way digital televisions (“2003 Cable Card Order”). The rules require cable operators to provide “CableCard” security modules and support for digital televisions equipped with built-in set-top functionality. To accomplish this, the FCC relied on a critical industry memorandum of understanding agreed to in 2002 that set standards and limits on content protection codes (“2002 MOU”). On January 15, 2013, the United States Court of Appeals for the District of Columbia held that the FCC lacked statutory authority to adopt the 2003 rules and vacated the entire 2003 Cable Card Order and its associated rules, subject to any petition for rehearing. Although rules addressing encoding, prohibitions on selectable outputs and other technical standards were vacated, rules relating to prior related orders, such as the rule requiring separable security (e.g., CableCards) or the ban on integrated security were not affected. We cannot predict what effect, if any, the removal of the rules establishing standardization of and limits on content protection standards may have on our business although if content providers seek more stringent standards or divergent security technologies in the future, it may increase our costs and impair our ability to deliver programming to our subscribers.

In 2008, Sony Electronics and members of the cable industry submitted to the FCC a Memorandum of Understanding (“2008 MOU”) in connection with the development of tru2way—a national two-way “plug and play” platform for interactive television; other members of the consumer electronics industry have since joined the 2008 MOU. Despite the 2008 MOU, in 2010, the FCC issued a Notice of Inquiry (“NOI”) as part of its review pursuant to its National Broadband Plan that seeks to standardize gateway devices to allow consumer access to all video programming regardless of the MVPD provider. That NOI discusses an “AllVid” gateway device that would be used by all MVPDs by December 31, 2012. The AllVid device would translate network delivery technologies into a standardized video output that could be received by any AllVid retail device. Another adaptor would operate in a similar fashion but deliver the output to a home router for delivery to networked devices. These proposals, however, have not resulted in rules. We cannot predict the outcome of these proceedings or what effect they may have on our business or what impact the vacation of the FCC’s 2003 Cable Card Order will have on the adoption of any new rules. If any new requirements require investment in new gateway devices, which could increase our costs and require capital investment, and any change to technology that could make it easier for consumers to change MVPDs, they could have an adverse effect on our business.

Since 2007, cable operators have been prohibited from issuing to their customers new set-top terminals that integrate security and basic navigation functions. In 2009, the FCC relaxed this ban by issuing an industry-wide waiver permitting cable operator use of a particular one-way set top box that met its definition of a “low-cost, limited capability” device. The particular box did not support interactive program guides, video-on-demand, or pay-per-view or include high definition or dual digital tuners or video recording functionality. The FCC established an expedited process to encourage other equipment manufacturers to obtain industry-wide waivers. In a separate action, specific to another cable operator, the FCC determined that HD output would no longer be considered an advanced capability. Such waivers by the FCC can help to lower the cost and facilitate conversion of cable systems to digital format.

As required by the Child Safe Viewing Act of 2007, the FCC issued a report to Congress in 2009 regarding the existence and availability of advanced technologies that are compatible with various communications devices or platforms to allow blocking of parent selected content. Congress intends to use that information to spur development of the next generation of parental control technology. Additional requirements to permit selective parental blocking could impose additional costs on us. Additionally, the FCC commenced another proceeding to gather information about empowering parents and protecting children in an evolving media landscape. The comment period ended in 2010. We cannot predict what, if any, FCC action will result from the information gathered.

In a separate 2009 proceeding, the FCC sought specific comment on how it can encourage innovation in the market for navigation devices to support convergence of video, television and IP-based technology. If the FCC were to mandate the use of specific technology for set-top boxes, it could hinder innovation and could impose further costs and restrictions on us.

In 2011, new FCC rules took effect to address perceived shortcomings in deployment of CableCARD technology. Among other restrictions, cable operators must now proactively offer new CableCARD customers a self-installation option; offer a credit to bundled services if the bundle includes a set-top box and the subscriber opts to use a CableCARD instead of the set-top box; in annual notices, websites and billing stuffers, conspicuously disclose the rates charged for CableCARDs in retail devices and those included in leased set-top boxes as well as the availability of credits from bundled prices if CableCARDs are used in lieu of set-top boxes; and CableCARDs must be uniformly priced throughout a cable system. The new rules also impose a number of operational requirements on cable operators, mostly designed to ensure the availability and efficacy of the CableCARDs. Because many of these rules were specifically applicable to MVPDs subject to the rules adopted pursuant to the 2003 Cable Card Order, it remains unclear whether the new rules remain in effect or were vacated along with the rules adopted as part of the 2003 Cable Card Order.

Pole Attachment Regulation

The Cable Act requires certain public utilities, including all local telephone companies and electric utilities, except those owned by municipalities and co-operatives, to provide cable operators and telecommunications carriers with nondiscriminatory access to poles, ducts, conduit and rights-of-way at just and reasonable rates. This right to access is beneficial to us. Federal law also requires the FCC to regulate the rates, terms and conditions imposed by such public utilities for cable systems’ use of utility pole and conduit space unless state authorities have demonstrated to the FCC that they adequately regulate pole attachment rates, as is the case in certain states in which we operate. In the absence of state regulation, the FCC will regulate pole attachment rates, terms and conditions only in response to a formal complaint. The FCC adopted a rate formula that became effective in 2001, which governs the maximum rate certain utilities may charge for attachments to their poles and conduit by companies providing telecommunications services, including cable operators.

In 2011, the FCC adopted an Order modifying the pole attachment rules to promote broadband deployment. Previously, poles subject to the FCC attachment rules used a formula that resulted in lower rates for cable attachments and higher rates for telecommunication services attachments. The FCC had previously ruled that the provision of Internet services would not, in and of itself, trigger use of this new formula and the Supreme Court affirmed this decision.

As a result of the Supreme Court case upholding the FCC’s classification of cable modem service as an information service, the 11th Circuit has considered whether there are circumstances in which a utility can ask for and receive rates from cable operators over and above the rates set by FCC regulation. In the 11th Circuit’s decision upholding the FCC rate formula as providing pole owners with just compensation, the 11th Circuit also determined that there were a limited set of circumstances in which a utility could ask for and receive rates from cable operators over and above the rates set by the formula, including if an individual pole was “full” and where it could show lost opportunities to rent space presently occupied by another attacher at rates higher than provided under the rate formula. After this determination, Gulf Power Company pursued just such a claim based on these limited circumstances before the FCC. The administrative law judge appointed by the FCC to determine whether the circumstances were indeed met ultimately determined that Gulf Power could not demonstrate that the poles at issue were “full.” In 2011, the FCC affirmed the administrative law judge’s decision that, among other things, poles are not at “full capacity” if make-ready can accommodate new attachments. Gulf Power challenged the FCC’s order at the United States Court of Appeals for the D. C. Circuit claiming, among other things, that the attachments failed to provide “just compensation” in violation of the Fifth Amendment’s Takings Clause. In February 2012, the Court upheld FCC’s order.

In May 2010, the FCC issued an order that, among other things, clarified the right to use certain types of attachment techniques and held that just and reasonable access to poles pursuant to Section 224 of the Communications Act includes the right of timely access.

Pursuant to the FCC’s 2011 Order, the telecommunications attachment rate formula would yield results that would approximate the attachment rates for cable television operators. Pole owners will also be subject to timelines for virtually all aspects of make-ready preparations for attachments. Incumbent local exchange carriers will also be permitted to petition the FCC to receive lower regulated attachment rates. On February 26, 2013, the U.S. Court of Appeals for the D.C. Circuit unanimously upheld the FCC’s 2011 Order, denying a challenge by a utility that faced reduced payments for attachments to its poles. Although some of these changes may benefit our business, others may lower the cost of pole attachments to our competitors and make better and timelier access to poles to facilitate construction of competing facilities and we cannot predict how these changes may impact our business.

Multiple Dwelling Unit Building Wiring

The FCC has adopted cable inside wiring rules to provide a more specific procedure for the disposition of residential home wiring and internal building wiring that belongs to an incumbent cable operator that is forced by the building owner to terminate its cable services in a building with multiple dwelling units. In 2007, the FCC issued rules voiding existing, and prohibiting future, exclusive service contracts for services to multiple dwelling unit or other residential developments. In 2008, the FCC enacted a ban on the contractual provisions that provide for the exclusive provision of telecommunications services to residential apartment buildings and other multiple tenant environments. In 2009, the United States Court of Appeals for the District of Columbia upheld the FCC’s 2007 order. In 2010, the FCC affirmed the permissibility of bulk rate agreements and exclusive marketing agreements. The loss of exclusive service rights in existing contracts coupled with our inability to secure such express rights in the future may adversely affect our business to subscribers residing in multiple dwelling unit buildings and certain other residential developments.

Copyright

Our cable systems typically include in their channel line-ups local and distant television and radio broadcast signals, which are protected by the copyright laws. We generally do not obtain a license to use this programming directly from the owners of the copyrights associated with this programming, but instead comply with an alternative federal compulsory copyright licensing process. In exchange for filing certain reports and contributing a percentage of our revenues to a federal copyright royalty pool, we obtain blanket permission to retransmit the copyrighted material carried on these broadcast signals. The nature and amount of future copyright payments for broadcast signal carriage cannot be predicted at this time.

In 1999, Congress modified the satellite compulsory license in a manner that permits DBS providers to become more competitive with cable operators. Congress adopted legislation in 2004 extending the compulsory satellite license authority for an additional five years, and again in 2010 extending that authority through 2014. In its 2008 Report to Congress, the Copyright Office recommended abandonment of the current cable and satellite compulsory licenses. In 2011, the Copyright Office issued a report to Congress mandated by the Satellite Television Extension and Localism Act (“STELA”) recommending phasing out the distant signal compulsory license by a date certain to be established by Congress and exploring phasing out the local signal compulsory license at a later date. The report suggested three options to replace the compulsory license: (1) collective licensing; (2) direct licensing; and (3) sublicensing, all of which likely pose additional burdens and uncertainty to the procurement of necessary copyright licenses and likely increase the both the cost of such clearances and the transactional cost of obtaining such clearances. Pursuant to the same legislation, in 2011, the United States Government Accountability Office issued a report to Congress that found that the impact of a phase-out of the compulsory copyright licenses would have an uncertain impact on the market and regulatory environment. In part, the scheme (i.e., direct licensing, collective licensing or sublicensing) that would replace the compulsory licenses would impact the outcome. Importantly, elimination of the compulsory license without repeal of mandatory carriage obligations would put cable operators in the paradoxical position of being required to retransmit a signal that it had no right to retransmit. The report also stated that although the impact is uncertain, it could cause an increase in both the cost of copyright license itself as well as the transactional costs to obtain the licenses. On February 13, 2013, the House Subcommittee on Communications and Technology held its first hearing of what was described as a series of hearings regarding the reauthorization of STELA. The hearing included presentations from both government and industry stakeholders with testimony and discussion ranging from a simple reauthorization of the satellite compulsory license to elimination of both the satellite and cable compulsory licenses. The House Judiciary Committee which divides jurisdiction over satellite and cable compulsory licensing with the House Subcommittee on Communications and Technology is reportedly planning its first reauthorization hearing in March 2013. We cannot predict whether Congress will take action to extend the satellite compulsory license and/or eliminate the cable compulsory license. Elimination of the cable compulsory license could, however, significantly increase our costs of obtaining broadcast programming.

In 2010, Congress modified the cable compulsory license reporting and payment obligations with respect to the carriage of multiple streams of programming from a single broadcast station and clarified that cable operators need not pay for distant signals carried only in portions of the cable system as if they were carried everywhere in the system (commonly referred to as “phantom signals”). The legislation also provides copyright owners with the ability to independently audit cable operators’ statement of accounts filed in 2010 and later and the Copyright Office has a pending rulemaking to adopt rules governing such an audit. We cannot predict what impact these developments may have, if any, on our business.

The Copyright Office has commenced inquiries soliciting comment on petitions it received seeking clarification and revisions of certain cable compulsory copyright license reporting requirements. To date, the Copyright Office has not taken any public action on these petitions. Issues raised in the petitions that have not been resolved by subsequent legislation include, among other things, clarification regarding: inclusion in gross revenues of digital converter fees, additional set fees for digital service and revenue from required “buy throughs” to obtain digital service; and certain reporting practices, including the definition of “community.” Moreover, the Copyright Office has not yet acted on a filed petition and may solicit comment on the definition of a “network” station for purposes of the compulsory license.

Privacy and Data Security

The Cable Act imposes a number of restrictions on the manner in which cable operators can collect, disclose and retain data about individual system customers and requires cable operators to take actions to prevent unauthorized access to such information. The statute also requires that the system operator periodically provide all customers with written information about its policies, including the types of information collected; the use of such information; the nature, frequency and purpose of any disclosures; the period of retention; the times and places where a customer may have access to such information; the limitations placed on the cable operator by the Cable Act; and a customer’s enforcement rights. In the event that a cable operator is found to have violated the customer privacy provisions of the Cable Act, it could be required to pay damages, attorneys’ fees and other costs. Certain of these Cable Act requirements have been modified by more recent federal laws. Other federal laws currently impact the circumstances and the manner in which we disclose certain customer information and future federal legislation may further impact our obligations. In addition, many states in which we operate have also enacted customer privacy statutes, including obligations to notify customers where certain customer information is accessed or believed to have been accessed without authorization. These state provisions are in some cases more restrictive than those in federal law. In 2009, a federal appellate court upheld an FCC regulation that requires phone customers to provide “opt-in” approval before certain subscriber information can be shared with a business partner for marketing purposes. Moreover, we are subject to a variety of federal requirements governing certain privacy practices and programs.

During 2008, several members of Congress commenced an inquiry into the use by certain cable operators of a third-party system that tracked activities of subscribers to facilitate the delivery of advertising more precisely targeted to each household, a practice known as behavioral advertising. In 2009, the Federal Trade Commission issued revised self-regulatory principles for online behavioral advertising.

In 2010, the FCC released recommendations regarding broadband privacy in its National Broadband Plan. These recommendations included requiring greater transparency regarding consumer disclosures of personal data practices and consumer informed consent for such uses as well as consumer control over uses. The FCC recommended collaboration with the Federal Trade Commission and Congress to develop these requirements.

In 2010, the FTC staff issued a preliminary report proposing, but not imposing, a normative framework for the protection of consumer privacy that departs from the traditional notice-and-choice model. Among the FTC report’s recommendations includes adoption of “privacy by design” to build-in data security measures into everyday business practices, allowing customers to elect “do not track” status prohibiting information collection, greater transparency of data collection practices through disclosures that would allow comparison of practices across sites, access to data collected about them and education efforts by stakeholders about commercial data practices and choices available to them. Moreover, privacy legislation is regularly introduced in Congress to address these and similar concerns. On February 23, 2012, the White House released a “Consumer Bill of Rights” that among other things, proposes greater consumer control over collection and security of personal information. The document will serve as the blueprint for the Commerce Department to work with stakeholders to develop and implement enforceable privacy policies based on the Consumer Bill of Rights. We cannot predict what the outcome of any such initiative will be or its impact on our business. We cannot predict if there will be additional regulatory action or whether Congress will enact legislation, whether legislation would impact our existing privacy-related obligations under the Cable Act or any impact on any of the services that we provide. Future federal and/or state laws may also cover such issues as privacy, access to some types of content by minors, pricing, encryption standards, consumer protection, electronic commerce, taxation of e-commerce, copyright infringement and other intellectual property matters. The adoption of such laws or regulations in the future may decrease the growth of such services and the Internet, which could in turn decrease the demand for our HSD service, increase our costs of providing such service, impair the ability to access potential future advertising revenue streams or have other adverse effects on our business, financial condition and results of operations.

On December 19, 2012, the FTC issued revised rules pursuant to the Children’s Online Privacy Protection Act which, among other things, requires compliance with the rules governing collection of information from children under the age of 13 not only from child-directed websites, but from those services that integrate with outside services, such as plug-ins or advertising networks that collect personal information from its visitors. The revised rules make the procurement of verifiable parental consent more streamlined and transparent and treat persistent identifiers such as IP addresses and mobile device identifiers as protected personal information. We cannot predict what, if any impact, these new rules will have on our business.

Small Cable Operator Provisions

The federal regulatory framework includes limited provisions for certain lessened regulation or special benefits for qualifying smaller cable operators. Historically, these provisions have been limited to cable operators with 400,000 or fewer subscribers. In the Comcast Order, the FCC enacted special bargaining and commercial arbitration provisions for cable operators with 1.5 million or fewer subscribers seeking to acquire Comcast or NBC Universal programming. This represents the first time that the FCC has recognized the need for special provisions for a cable operator our size and larger.

State and Local Regulation

Franchise Matters

Our cable systems use local streets and rights-of-way. Consequently, we must comply with state and local regulation, which is typically imposed through the franchising process. We have non-exclusive franchises granted by municipal, state or other local government entity for virtually every community in which we operate that authorize us to construct, operate and maintain our cable systems. Our franchises generally are granted for fixed terms and in many cases are terminable if we fail to comply with material provisions. The terms and conditions of our franchises vary materially from jurisdiction to jurisdiction. Each franchise granted by a municipal or local governmental entity generally contains provisions governing:

•	franchise fees;

•	franchise term;

•	system construction and maintenance obligations;

•	system channel capacity;

•	design and technical performance;

•	customer service standards;

•	sale or transfer of the franchise; and

•	territory of the franchise.

Although franchising matters have traditionally been regulated at the local level through a franchise agreement and/or a local ordinance, many states now allow or require cable service providers to bypass the local process and obtain franchise agreements or equivalent authorizations directly from state government. Many of the states in which we operate, including Illinois, Iowa, Missouri and Wisconsin make state-issued franchises available, which typically contain less restrictive provisions than those issued by municipal or other local government entities. State-issued franchises in many states generally allow local telephone companies or others to deliver services in competition with our cable service without obtaining equivalent local franchises. In states where available, we are generally able to obtain state-issued franchises upon expiration of our existing franchises. Our business may be adversely affected to the extent that our competitors are able to operate under franchises that are more favorable than our existing local franchises. While most franchising matters are dealt with at the state and/or local level, the Cable Act provides oversight and guidelines to govern our relationship with local franchising authorities whether they are at the state, county or municipal level.

HSD Service

Federal Regulation

In 2002, the FCC announced that it was classifying Internet access service provided through cable modems as an interstate information service and determined that gross revenues from such services should not be included in the revenue base from which franchise fees are calculated. Although the United States Supreme Court has held that cable modem service was properly classified by the FCC as an “information service,” freeing it from regulation as a “telecommunications service,” it recognized that the FCC has jurisdiction to impose regulatory obligations on facilities-based Internet service providers. The FCC has an ongoing rulemaking process to determine whether to impose regulatory obligations on such providers, including us. Because of the FCC’s decision, we are no longer collecting and remitting franchise fees on our high-speed Internet service revenues. Moreover, as discussed in “State and Local Regulation—Network Neutrality” below, the FCC has proposed reclassifying Internet access service as a Title II telecommunications service. The United States is a member of the International Telecommunications Union of the United Nations which met in December 2012 to craft revised international telecommunications regulations (“ITRs”). The United States announced on December 13, 2012 that it would not sign the revised ITRs, because it believed the ITRs contained provisions that could lead to controls over Internet content and greater regulation of the Internet by governments. We are unable to predict the ultimate resolution of these matters but do not expect that any additional franchise fees we may be required to pay will be material to our business and operations.

Network Neutrality

In 2010, the FCC commenced a NOI regarding its authority to regulate broadband Internet access. The NOI suggested three ways to assert such regulation, including classifying broadband Internet access as a Title II telecommunications service and forbearing from enforcing many of the Title II regulations. In 2010, the FCC, citing authority under Section 706 of the Telecommunications Act of 1996, adopted comprehensive broadband Internet network neutrality rules, including requiring transparency of disclosures to consumers of commercial terms, performance and network management practices; preventing blocking of lawful content, applications and services; and preventing unreasonable discrimination in the transmission of lawful Internet traffic. Although the prohibitions on blocking and interference are subject to reasonable network management practices, the FCC did not provide definitive guidance or safe harbors as to what actions constitute such practices. Rather, the FCC has opted to trade clarity for flexibility by further developing what constitutes reasonable network management practices on a complaint-driven case-by-case evaluation of actual practices. The rules took effect in 2011 and the FCC’s authority to establish those rules is subject to a challenge before the United States Court of Appeals for the District of Columbia Circuit. We cannot predict the outcome of this litigation, however, if the court finds that the FCC lacked jurisdiction, the FCC could, as a fallback, classify HSD as subject in whole or in part to Title II regulation as a common carrier. In 2010, the FCC opened a rulemaking on whether to reclassify broadband service as a Title II service and that docket remains open at the FCC. If the FCC were to reclassify broadband as a common carrier service subject to Title II regulation, then some states might follow suit and attempt to regulate broadband service as well. Any regulation of our HSD service as a common carrier subject to Title II common carrier could have an adverse impact on our business.

National Broadband Plan

In 2010, the FCC delivered to Congress the National Broadband Plan (“Plan”) as required by the American Recovery and Reinvestment Act. The Plan seeks to ensure that all people of the United States have access to affordable broadband capability; connect 100 million households to affordable 100 Mbps service; provide access to 1 Gbps service to community anchor institutions; increase mobile innovation by making 500 MHz of wireless spectrum newly available; increase broadband adoption rates from 65 percent to 90 percent; transition USF support from providing a legacy high-cost telephone subsidy to instead supporting affordable broadband in rural communities; enhance public safety by ensuring first responder access to a nationwide, wireless interoperable public safety network; and ensure that all consumers can track and manage their real-time energy consumption via broadband connectivity. The Plan includes more than 60 key actions, proceedings, and initiatives the FCC intends to undertake. The FCC proposes a variety of incentives to spur private investment in broadband deployment, including the repurposing of certain USF monies. The Plan calls for closing the gap between the telecommunications and cable pole attachment rates (see discussion under “Cable System Operations and Cable Services: Pole Attachments”); new rules affecting set-top boxes (see discussion under “Cable System Operations and Cable Services: Cable Equipment”); efforts to increase the transparency of privacy practices to consumers and gaining informed consent from consumers for information collection (see discussion under “Cable System Operations and Cable Services: Privacy and Data Security”); and standardization of technical measures of broadband performance (speed) and disclosure requirements to consumers. The Plan also recommends stronger cybersecurity protections and defenses by HSD providers as well as increased reporting obligations. In July 2010, the FCC, in conjunction with its implementation of the National Broadband Plan, issued a Public Notice to seek comment on whether to impose strict “network outage reporting” requirements for certain outages of 30 minutes or more on broadband Internet service providers. We cannot predict what, if any, requirements will be placed on our provision of HSD services or our operation of HSD facilities or what impact the Plan and the related FCC rulemakings and actions by other regulatory agencies or Congress will ultimately have on our business or what advantages may be given to services that may compete with ours.

Universal Service Fund

In 2011, the FCC adopted a series of reforms to the USF support mechanism. Included in these changes was the establishment of the Connect America Fund that will eventually replace all high-cost support mechanisms. The fund will help to make broadband available to areas that do not have or would not have broadband service, including an additional $300 million during 2012 in the form of one-time support to accelerate deployment of broadband networks. Moreover, the FCC will require all entities designated as an “eligible telecommunications carrier” to offer broadband services in addition to voice services.

In April 2012, the FCC issued a Further Notice of Proposed Rulemaking (“2012 FNPRM”) which proposed, among other things imposing USF fees on broadband Internet access as well as imposing USF contributions on the full price of a bundle that included both assessable and non-assessable services. We cannot predict whether the FCC will impose USF contribution obligations on any of our HSD services either directly or indirectly through a bundled-offering assessment. Any such increased costs, however, would increase our cost of service to consumers and that could adversely affect our business. For a more complete discussion of the 2012 FNPRM, please refer to the Voice-over-Internet Protocol Telephony Service section below.

Digital Millennium Copyright Act

We regularly receive notices of claimed infringements by our HSD service users. The owners of copyrights and trademarks have been increasingly active in seeking to prevent use of the Internet to violate their rights. In many cases, their claims of infringement are based on the acts of customers of an Internet service provider—for example, a customer’s use of an Internet service or the resources it provides to post, download or disseminate copyrighted music, movies, software or other content without the consent of the copyright owner or to seek to profit from the use of the goodwill associated with another person’s trademark. In some cases, copyright and trademark owners have sought to recover damages from the Internet service provider, as well as or instead of the customer. The law relating to the potential liability of Internet service providers in these circumstances is unsettled. In 1996, Congress adopted the Digital Millennium Copyright Act, which is intended to grant ISPs protection against certain claims of copyright infringement resulting from the actions of customers, provided that the ISP complies with certain requirements. So far, Congress has not adopted similar protections for trademark infringement claims.

Privacy

Federal law may limit the personal information that we collect, use, disclose and retain about persons who use our services. Please refer to the Privacy and Data Security discussion contained in the Cable System Operations and Cable Services section, above for discussion of these considerations.

International Law

Our HSD service enables individuals to access the Internet and to exchange information, generate content, conduct business and engage in various online activities on an international basis. The law relating to the liability of providers of these online services for activities of their users is currently unsettled both within the United States and abroad. Potentially, third parties could seek to hold us liable for the actions and omissions of our HSD customers, such as defamation, negligence, copyright or trademark infringement, fraud or other theories based on the nature and content of information that our customers use our service to post, download or distribute. We also could be subject to similar claims based on the content of other websites to which we provide links or third-party products, services or content that we may offer through our Internet service. Due to the global nature of the Web, it is possible that the governments of other states and foreign countries might attempt to regulate its transmissions or prosecute us for violations of their laws.

State and Local Regulation

Our HSD services provided over our cable systems are not generally subject to regulation by state or local jurisdictions.

Voice-over-Internet Protocol Telephony Service

Federal Law

The 1996 amendments to the Cable Act created a more favorable regulatory environment for cable operators to enter the phone business. Most major cable operators now offer voice-over-Internet protocol (VoIP) telephony as a competitive alternative to traditional circuit-switched telephone service. Various states, including states where we operate, considered or attempted differing regulatory treatment, ranging from minimal or no regulation to heavily-regulated common carrier status. As part of the proceeding to determine any appropriate regulatory obligations for VoIP telephony, the FCC decided that alternative voice technologies, like certain types of VoIP telephony, should be regulated only at the federal level, rather than by individual states. Many implementation details remain unresolved, and there are substantial regulatory changes being considered that could either benefit or harm VoIP telephony as a business operation.

Federal Regulatory Obligations

The FCC has applied some traditional landline telephone provider regulations to VoIP services. In 2006, the FCC announced that it would require VoIP providers to contribute to the Universal

Service Fund based on their interstate service revenues. Beginning in 2007, facilities-based broadband Internet access and interconnected VoIP service providers were required to comply with Communications Assistance for Law Enforcement Act requirements. Since 2007, the FCC has required interconnected VoIP providers, such as us, to pay regulatory fees based on revenues reported on the FCC Form 499A at the same rate as interstate telecommunications service providers. The FCC also has extended other regulations and reporting requirements to VoIP providers, including E-911, Customer Proprietary Network Information (“CPNI”), local number portability, disability access, and Form 477 (subscriber information) reporting obligations. In April 2010, the FCC issued a NOI and a NPRM that would transition high-cost program funds from analog telephony to the provision of broadband services. In February 2012, the FCC released a Report and Order extending its outage reporting requirements applied to traditional, circuit-switched telephone services to providers of interconnected VoIP service. In January 2012, the FCC issued an Order requiring all VoIP providers holding Section 214 international authority to register with the FCC, modifying information collection methods for those providers with $5 million or less of annual international service revenue and imposing new reporting requirements on those with more than $5 million. Effective December 16, 2012, VoIP providers also became subject to new requirements to report outages to the FCC. It is unknown how these new requirements, or how other conclusions that the FCC may reach, or actions it may take, could affect our business.

In addition to announcing its reforms to the USF support mechanism in 2011, the FCC announced that it will eventually abandon the calling-party-network-pays model for intercarrier compensation, transitioning to a bill-and-keep model that will eliminate competitive distortions between wireline and wireless services and promote the overall goal of modernizing the rules to aid the transition to all Internet protocol traffic. We cannot predict how these various changes may either add costs or burdens to our existing VoIP and broadband services or how they may potentially benefit those who provide competing services.

As part of the 2012 FNPRM, the FCC proposed imposing USF contribution requirements on revenues from enterprise communications services and the total amount of bundled service offerings, thereby imposing fees on currently non-assessable services. The FCC also sought comment on imposing a USF fee on a per-connection or phone number basis, instead of on a revenue basis as well as limits on how providers list and recover USF fees on customer bills.

Privacy

In addition to any privacy laws that may apply to our provision of VoIP services (see general discussion in Privacy and Data Security in the Cable System Operations and Cable Services discussion, above), we must comply with additional privacy provisions contained in the FCC’s CPNI regulations related to certain telephone customer records. In addition to employee training programs and other operating and disciplinary procedures, the CPNI rules require establishment of customer authentication and password protections, limit the means that we may use for such authentication, and provide customer approval prior to certain types of uses or disclosures of CPNI.

State and Local Regulation

Although our entities that provide VoIP telephony services are certificated as competitive local exchange carriers in most of the states in which they operate, they generally provide few if any services in that capacity. Rather, we provide VoIP services that are not generally subject to regulation by state or local jurisdictions. The FCC has preempted some state commission regulation of VoIP services, but has stated that its preemption does not extend to state consumer protection requirements. Some states continue to attempt to impose obligations on VoIP service providers, including state universal service fund payment obligations.

Management and Corporate Governance

We are a limited liability company organized under the laws of the state of Delaware and, in accordance with the terms of our operating agreement, the management, operation and control of our business, activities and affairs is vested exclusively in Mediacom Communications, our manager and sole member. Hence, we do not have a board of directors or similar governing body. Rocco B. Commisso is the sole director of Mediacom Broadband Corporation. Set forth below is biographical information about each of our executive officers:

Name	Age	Principal occupation and business experience
Rocco B. Commisso	63	Rocco B. Commisso has 34 years of experience with the cable industry, and has served as Mediacom Communications’s Chairman and Chief Executive Officer, and our Chief Executive Officer since founding our predecessor company in July 1995. From 1986 to 1995, he served as Executive Vice President, Chief Financial Officer and a director of Cablevision Industries Corporation. Prior to that time, Mr. Commisso served as Senior Vice President of Royal Bank of Canada’s affiliate in the United States from 1981, where he founded and directed a specialized lending group to media and communications companies. Mr. Commisso began his association with the cable industry in 1978 at The Chase Manhattan Bank, where he managed the bank’s lending activities to communications firms including the cable industry. Mr. Commisso serves on the board of directors of the National Cable & Telecommunications Association, C-SPAN and Cable Television Laboratories, Inc. He is also a member of the Cable TV Pioneers. Mr. Commisso holds a Bachelor of Science in Industrial Engineering and a Master of Business Administration from Columbia University.
Mark E. Stephan	56	Mark E. Stephan has 26 years of experience with the cable industry, and has served as Mediacom Communications’s, and our Executive Vice President and Chief Financial Officer since July 2005. Prior to that time, he was Executive Vice President, Chief Financial Officer and Treasurer since November 2003 and Mediacom Communications’s Senior Vice President, Chief Financial Officer and Treasurer since the commencement of Mediacom Communications’s operations in March 1996. Before joining Mediacom Communications, Mr. Stephan served as Vice President, Finance for Cablevision Industries from July 1993. Prior to that time, Mr. Stephan served as Manager of the telecommunications and media lending group of Royal Bank of Canada. Mr. Stephan has been a director of Mediacom Communications since May 2011.

Name	Age	Principal occupation and business experience
John G. Pascarelli	51	John G. Pascarelli has 31 years of experience in the cable industry, and has served as Mediacom Communications’s Executive Vice President, Operations since November 2003. Prior to that time, he was Mediacom Communications’s Senior Vice President, Marketing and Consumer Services from June 2000 and Mediacom Communications’s Vice President of Marketing from March 1998. Before joining Mediacom Communications, Mr. Pascarelli served as Vice President, Marketing for Helicon Communications Corporation from January 1996 to February 1998 and as Corporate Director of Marketing for Cablevision Industries from 1988 to 1995. Prior to that time, Mr. Pascarelli served in various marketing and system management capacities for Continental Cablevision, Inc., Cablevision Systems and Storer Communications. Mr. Pascarelli became a Cable TV Pioneer inductee in 2008.

Italia Commisso Weinand	59	Italia Commisso Weinand has 36 years of experience in the cable industry, and has served as Mediacom Communications’ Executive Vice President of Programming and Human Resources since May 2012. Prior to that time, she was Mediacom Communications’ Senior Vice President of Programming and Human Resources since February 1998 and Mediacom Communications’ Vice President of Operations since April 1996. Before joining Mediacom Communications, Ms. Weinand served as Regional Manager for Comcast Corporation from July 1985. Prior to that time, Ms. Weinand held various management positions with Tele-Communications, Inc., Times Mirror Cable and Time Warner, Inc. For the past five years she has been named among the “Most Powerful Women in Cable” by CableFax Magazine and presently serves on the Board of The Cable Center and the Emma Bowen Foundation. Ms. Weinand is the sister of Mr. Commisso. Ms. Weinand has been a director of Mediacom Communications since May 2011.

Name	Age	Principal occupation and business experience
Joseph E. Young	64	Joseph E. Young has 28 years of experience with the cable industry, and has served as Senior Vice President, General Counsel since November 2001. Prior to that time, Mr. Young served as Executive Vice President, Legal and Business Affairs, for LinkShare Corporation, an Internet-based provider of marketing services, from September 1999 to October 2001. Prior to that time, he practiced corporate law with Baker Botts L.L.P. from January 1995 to September 1999. Previously, Mr. Young was a partner with the Law Offices of Jerome H. Kern and a partner with Shea & Gould.

Brian M. Walsh	47	Brian M. Walsh has 25 years of experience in the cable industry, and has served as Mediacom Communications’s Senior Vice President and Corporate Controller since February 2005. Prior to that time, he was Mediacom Communications’s Senior Vice President, Financial Operations from November 2003, our manager’s Vice President, Finance and Assistant to the Chairman from November 2001, Mediacom Communications’s Vice President and Corporate Controller from February 1998 and Mediacom Communications’s Director of Accounting from November 1996. Before joining Mediacom Communications in April 1996, Mr. Walsh held various management positions with Cablevision Industries from 1988 to 1995.

Executive Compensation

Our operating subsidiaries pay Mediacom Communications, our manager, annual management fees for the services it provides to us. We paid Mediacom Communications an aggregate of $15.5 million in management fees for the year ended December 31, 2012.

Our executive officers do not receive any separate compensation from us. Rather, they are compensated exclusively by Mediacom Communications in their capacity as executive officers of Mediacom Communications.

Security Ownership

Mediacom Broadband Corporation is a wholly owned subsidiary of Mediacom Broadband LLC. Mediacom Communications is the sole member of Mediacom Broadband LLC. The address of Mediacom Communications is 100 Crystal Run Road, Middletown, New York 10941.

Certain Relationships and Related Transactions

Mediacom Communications Going Private Transaction

On November 12, 2010, Mediacom Communications entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among Mediacom Communications, JMC Communications LLC (“JMC”) and Rocco B. Commisso, Mediacom Communications’s founder, Chairman and Chief Executive Officer, who was also the sole member and manager of JMC, for the purpose of taking Mediacom Communications private (the “Going Private Transaction”).

At a special meeting of stockholders on March 4, 2011, Mediacom Communications’s stockholders voted to adopt the Merger Agreement. On the same date, JMC was merged with and into Mediacom Communications (the “Merger”), with Mediacom Communications continuing as the surviving corporation, a private company that is wholly-owned by an entity controlled by Mr. Commisso. As a result of the Merger, among other things, each share of Mediacom Communications’s common stock (other than shares held by Mr. Commisso and his affiliates) was converted into the right to receive promptly after the Merger $8.75 in cash.

The Going Private Transaction required funding of approximately $381.5 million, including related transaction expenses, and was funded, in part, by capital distributions to Mediacom Communications from us, consisting of $200.0 million of borrowings under our revolving credit facility and $45.0 million of cash on hand. The balance was funded by Mediacom LLC.

Management Agreements

Pursuant to management agreements between Mediacom Communications and our operating subsidiaries, Mediacom Communications is entitled to receive annual management fees in amounts not to exceed 4.0% of gross operating revenues, and Mediacom Communications shall be responsible for, among other things, the compensation (including benefits) of Mediacom Communications’s executive management. For the years ended December 31, 2011 and December 31, 2012, Mediacom Communications charged us $15.5 million and $15.5 million, respectively, for such management fees.

Other Relationships

In July 2001, we received a $150 million preferred equity investment from Mediacom LLC. The preferred equity investment has a 12% annual dividend, payable quarterly in cash. During the years ended December 31, 2011 and December 31, 2012, we paid in aggregate $18 million and $18 million, respectively, in cash dividends on the preferred equity.

Description of Exchange Notes

General

On August 28, 2012, we issued $300.0 million aggregate principal amount of 6.375% Senior Notes due in 2023, or the “original notes,” under the indenture, dated August 28, 2012 (the “Indenture”), among Mediacom Broadband LLC and Mediacom Broadband Corporation, as joint and several obligors (the “Issuers”) and Law Debenture Trust Company of New York, as Trustee, in a private placement that was not subject to the registration requirements of the Securities Act. We relied on the exemption afforded by Section 4(2) of the Securities Act in effecting the offer and sale of the original notes to the initial purchasers, as well as Rule 144A and Regulation S under the Securities Act.

As part of our sale of the original notes, we are required, among other things, to complete this exchange offer, exchanging the original notes for new registered 6.375% Senior Notes due 2023, or the “exchange notes.” The exchange notes are substantially identical to the original notes, except the exchange notes are registered under the Securities Act, and the transfer restrictions and registration rights, and related special interest provisions, applicable to the original notes will not apply to the exchange notes. The exchange notes will represent the same debt as the original notes and we will issue the exchange notes under the Indenture (the same indenture we used in issuing the original notes). The terms of the original notes and the exchange notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended, or the “Trust Indenture Act.” The original notes and the exchange notes are collectively referred to herein as the “notes.”

The notes are not guaranteed by any Subsidiary of Mediacom Broadband LLC, but Mediacom Broadband LLC has agreed in the Indenture to cause a Restricted Subsidiary to guarantee payment of the notes in certain limited circumstances specified therein. See “—Covenants—Limitation on Guarantees of Certain Indebtedness” below. The exchange notes will be issued in fully registered form only, in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The exchange notes will be represented by one or more registered notes in global form and in limited circumstances may be represented by notes in certificated form. See “—Book-entry, Delivery and Form” below.

The following statements are subject to the detailed provisions of the Indenture and are qualified in their entirety by reference to the Indenture, including, without limitation, the terms made a part thereof by the Trust Indenture Act. We urge you to read the Indenture in its entirety because it, and not this description, defines your rights as holders of the exchange notes. The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture. A copy of the Indenture will be provided upon request without charge to each person to whom a copy of this prospectus is delivered. You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions” below. Capitalized terms used herein which are not otherwise defined shall have the meanings assigned to them in the Indenture.

Principal, Maturity and Interest

The exchange notes will be issued solely in exchange for an equal principal amount of outstanding original notes. As of the date of this prospectus, $300.0 million aggregate principal amount of original notes is outstanding. The notes will mature on April 1, 2023. Interest on the exchange notes will accrue at the rate of 6.375% per annum and will be payable semi-annually in arrears to holders of record at the close of business on the March 15 or September 15 (whether or not such day is a business day) immediately preceding the interest payment date on April 1 and October 1 of each year commencing April 1, 2013. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. We may from time to time issue additional notes pursuant to the Indenture having identical terms and conditions to the exchange notes (the “Additional Notes”), subject to compliance with the covenants contained in the Indenture (including “—Covenants—Limitation on Indebtedness”). Any Additional Notes will be part of the same issue as the exchange notes (and accordingly will participate in purchase offers and partial redemptions) and will vote on all matters with the original notes and the exchange notes. Unless the context otherwise requires, for purposes of this “—Description of Exchange Notes,” reference to the notes includes Additional Notes.

Principal of, premium, if any, and interest, including Additional Interest, if any, on the notes will be payable, and the notes may be exchanged or transferred, at the office or agency of the Issuers maintained for such purpose in the Borough of Manhattan, The City of New York (which initially shall be the principal corporate trust office of the Trustee), except that, at the option of the Issuers, payment of interest and Additional Interest, if any, may be made by check mailed to the registered holders of the notes at their registered addresses; provided that all payments with respect to global notes and certificated notes the holders of which have given written wire transfer instructions to the paying agent by no later than five business days prior to the relevant payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof.

Ranking

The exchange notes will be unsecured, senior obligations of the Issuers, ranking pari passu in right of payment with all existing and future unsecured Indebtedness of the Issuers, other than any Subordinated Obligations. The exchange notes will be effectively subordinated to any secured Indebtedness of the Issuers. Since Mediacom Broadband LLC is an intermediate holding company and conducts its business through its Subsidiaries, the exchange notes will be effectively subordinated to all existing and future Indebtedness and other liabilities (including trade payables) of its Subsidiaries (other than Mediacom Broadband Corporation). Mediacom Communications is not and will not be an obligor or guarantor of the exchange notes.

As of December 31, 2012, Mediacom Broadband LLC had approximately $1.959 billion of Indebtedness outstanding (including approximately $1.659 billion of Indebtedness of its Subsidiaries), with its Subsidiaries that are party to the Subsidiary Credit Facility having the ability to borrow up to an additional $82.9 million in the aggregate under the Subsidiary Credit Facility (subject to certain borrowing conditions under the Subsidiary Credit Facility).

Optional Redemption

Except as set forth below, the Notes are not redeemable prior to April 1, 2018. Thereafter, the Notes will be redeemable, in whole or in part, from time to time at the option of the Issuers, on not less than 30 and not more than 60 days’ notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the registrar at the following redemption prices (expressed as percentages of principal amount) if redeemed during the twelve-month period beginning with April 1 of the year indicated below, in each case together with accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption:

Year	Redemption price
2018	103.188%
2019	102.125%
2020	101.063%
2021 and thereafter	100.000%

Notwithstanding the foregoing, at any time prior to April 1, 2018, the Issuers may also redeem the Notes, in whole or in part from time to time, at the option of the Issuers, upon not less than 30 and not more than 60 days’ notice prior to the redemption date by first class mail to each holder of Notes to be redeemed at such holder’s address appearing in the register of Notes maintained by the registrar, at a redemption price equal to 100% of the principal amount of the Notes redeemed plus the Applicable Premium as of, and accrued and unpaid interest and Additional Interest, if any, thereon to, the date of redemption.

In addition, at any time and from time to time, on or prior to October 1, 2015, the Issuers may redeem up to 35% of the original principal amount of the Notes (calculated to give effect to any issuance of Additional Notes) with the Net Cash Proceeds of one or more Equity Offerings, at a redemption price in cash equal to 106.375% of the principal to be redeemed plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of redemption; provided that at least 65% of the original principal amount of Notes (as so calculated) remains outstanding immediately after each such redemption. Any such redemption will be required to occur within 90 days following the closing of any such Equity Offering.

If fewer than all the Notes are to be redeemed, the Trustee will select the Notes to be redeemed, if the Notes are listed on a national securities exchange, in accordance with the rules of such exchange or, if the Notes are not so listed, on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders; provided that, if a partial redemption is made with the proceeds of any Equity Offering, selection of the Notes or portions thereof for redemption shall be made by the Trustee only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures). We do not intend to apply for the listing of the Notes on any national securities exchange. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed and a new Note or Notes in principal amount equal to the unredeemed principal portion thereof will be issued; provided that no Notes of a principal amount of $2,000 or less shall be redeemed in part. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Issuers have deposited with the paying agent for the Notes funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Repurchase at the Option of Holders

Change of Control

The Indenture provides that upon the occurrence of a Change of Control, each holder of notes shall have the right to require the Issuers to repurchase all or any part of such holder’s notes pursuant to an offer described below (the “Change of Control Offer”) at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (the “Change of Control Payment”).

A “Change of Control” means the occurrence of any of the following events: (i) any Person (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including any group acting for the purpose of acquiring, holding or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than one or more Permitted Holders, is or becomes the “beneficial owner” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power of the then outstanding Voting Equity Interests in Mediacom Broadband LLC; (ii) Mediacom Broadband LLC consolidates with, or merges with or into, another Person (other than a Wholly Owned Restricted Subsidiary) or Mediacom Broadband LLC or any of its Subsidiaries sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of the assets of Mediacom Broadband LLC and its Subsidiaries (determined on a consolidated basis) to any Person (other than Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary), other than any such transaction where immediately after such transaction the Person or Persons that “beneficially owned” (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise) immediately prior to such transaction, directly or indirectly, a majority of the total voting power of the then outstanding Voting Equity Interests in Mediacom Broadband LLC, “beneficially own” (as so determined), directly or indirectly, more than 50% of the total voting power of the then outstanding Voting Equity Interests in the surviving or transferee Person; (iii) Mediacom Broadband LLC is liquidated or dissolved or adopts a plan of liquidation or dissolution (whether or not otherwise in compliance with the provisions of the Indenture); (iv) a majority of the members of the Executive Committee of Mediacom Broadband LLC shall consist of Persons who are not Continuing Members; or (v) Mediacom Broadband LLC ceases to own 100% of the issued and outstanding Equity Interests in Mediacom Broadband Corporation, other than by reason of a merger of Mediacom Broadband Corporation into and with a corporate successor to Mediacom Broadband LLC; provided, however, that a Change of Control will be deemed not to have occurred in any of the circumstances described in clauses (i) through (iv) above if after the occurrence of any such circumstance (A) Mediacom Communications (or any successor thereto) or a Person (or successor thereto) more than 50% of the total voting power of then outstanding Voting Equity Interests of which is beneficially owned, directly or indirectly, by Mediacom Communications (or any successor thereto) continues to be the manager of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above) pursuant to the Operating Agreement and Rocco B. Commisso continues to be the chief executive officer or chairman of Mediacom Communications (or any successor thereto), (B) Rocco B. Commisso, or a Person more than 50% of the total voting power of then outstanding Voting Equity Interests of which is beneficially owned, directly or indirectly, by Rocco B. Commisso and the other Permitted Holders together with their respective designees, becomes the manager of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above) or (C) Rocco B.

Commisso becomes and thereafter continues to be the chief executive officer or chairman of Mediacom Broadband LLC (or the surviving or transferee Person in the case of clause (ii) above).

Within 30 days of the occurrence of a Change of Control, the Issuers shall send by first class mail, postage prepaid, to the Trustee and to each holder of the notes, at the address appearing in the register of notes maintained by the registrar, a notice stating: (1) that the Change of Control Offer is being made pursuant to this covenant and that all notes tendered will be accepted for payment; (2) the purchase price and the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”); (3) that any note not tendered will remain outstanding and continue to accrue interest; (4) that, unless the Issuers default in the payment of the Change of Control Payment, any notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date; (5) that holders accepting the offer to have their notes purchased pursuant to a Change of Control Offer will be required to surrender the notes to the paying agent at the address specified in the notice prior to the close of business on the business day preceding the Change of Control Payment Date; (6) that holders will be entitled to withdraw their acceptance if the paying agent receives, not later than the close of business on the third business day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the holder, the principal amount of the notes delivered for purchase, and a statement that such holder is withdrawing its election to have such notes purchased; (7) that holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, provided that each note purchased and each such new note issued shall be in an original principal amount in denominations of $2,000 and integral multiples of $1,000 in excess thereof; (8) any other procedures that a holder must follow to accept a Change of Control Offer or effect withdrawal of such acceptance; and (9) the name and address of the paying agent.

On the Change of Control Payment Date, the Issuers shall, to the extent lawful, (i) accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the paying agent money sufficient to pay the purchase price of all notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee notes so accepted together with an officers’ certificate stating the notes or portions thereof tendered to the Issuers. The paying agent shall promptly mail to each holder of notes so accepted payment in an amount equal to the purchase price for such notes, and the Issuers shall execute and issue, and the Trustee shall promptly authenticate and mail to such holder, a new note equal in principal amount to any unpurchased portion of the notes surrendered; provided that each such new note shall be issued in an original principal amount in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The Issuers will send to the Trustee and the holders of notes on or as soon as practicable after the Change of Control Payment Date a notice setting forth the results of the Change of Control Offer.

The Issuers will not be required to make a Change of Control Offer if a third party (including an Affiliate of the Issuers) makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all notes or portions thereof validly tendered and not withdrawn under such Change of Control Offer. In addition, the Issuers will not be required to make a Change of Control Offer in the event of a highly leveraged transaction that does not constitute a Change of Control.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant.

The Subsidiary Credit Facility includes a “change of control” provision that permits the lenders thereunder to accelerate the repayment of Indebtedness thereunder upon the occurrence of a “change in control” (as defined therein). The Subsidiary Credit Facility will not permit the Subsidiaries of Mediacom Broadband LLC to make distributions to the Issuers so as to permit the Issuers to effect a purchase of the notes upon a Change of Control without the prior satisfaction of certain financial tests and other conditions. Any future credit facilities or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom Broadband LLC become a party may contain similar restrictions and provisions. If a Change of Control were to occur, the Issuers may not have sufficient available funds to pay the Change of Control Payment for all notes that might be delivered by holders of the notes seeking to accept the Change of Control Offer after first satisfying its obligations under the Subsidiary Credit Facility or other agreements relating to Indebtedness, if accelerated. The failure of the Issuers to make or consummate the Change of Control Offer or to pay the Change of Control Payment when due will give the Trustee and the holders of the notes the rights described under “—Events of Default” below.

The definition of Change of Control includes a phrase relating to the sale, assignment, conveyance, transfer, lease or other disposition of “all or substantially all” of the assets of Mediacom Broadband LLC and its Subsidiaries. Although there is a developing body of case law interpreting the phrase “substantially all,” there is not a precise or established definition of the phrase under applicable law. Accordingly, the ability of a holder of the notes to require the Issuers to repurchase such notes as a result of a sale, assignment, conveyance, transfer, lease or other disposition of less than all of the assets of Mediacom Broadband LLC and its Subsidiaries to another Person or group may be uncertain.

Asset Sales

The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, consummate an Asset Sale unless (i) Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution); (ii) not less than 75% of the consideration received by Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; and (iii) the Asset Sale Proceeds received by Mediacom Broadband LLC or such Restricted Subsidiary are applied (a) first, to the extent Mediacom Broadband LLC elects, or is required, to prepay, repay or purchase debt under any then existing Indebtedness of Mediacom Broadband LLC or any Restricted Subsidiary within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale or, to the extent Mediacom Broadband LLC elects, to make, or commits pursuant to a written agreement to make, an investment in assets (including, without limitation, Equity Interests or other securities purchased in connection with the acquisition of Equity Interests or property of another Person) used or useful in a Related Business, provided that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds or, in the case of funds committed to be invested in such assets pursuant to a written agreement dated within 360 days following the receipt of such Asset Sale Proceeds, such investment occurs within 540 days following the receipt of such Asset Sale Proceeds (such 360th day or 540th day, as the case may be, the “Reinvestment Date”), and (b) second, on a pro rata basis (1) to the repayment of an amount of Other Pari Passu Debt not exceeding the Other Pari Passu Debt Pro Rata Share (provided that any such repayment shall result in a permanent reduction of any commitment in respect thereof in an amount equal to the principal amount so repaid) and (2) if on the Reinvestment Date with respect to any Asset Sale the Excess Proceeds exceed $15.0 million, the Issuers shall apply an amount equal to such Excess Proceeds to an offer to repurchase the notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of repurchase (an “Excess Proceeds Offer”). If an Excess Proceeds Offer is not fully subscribed, the Issuers may retain the portion of the Excess Proceeds not required to repurchase notes. For purposes of determining in clause (ii) above the percentage of cash consideration received by Mediacom Broadband LLC or any Restricted Subsidiary, the amount of any (x) liabilities (as shown on Mediacom Broadband LLC’s or such Restricted Subsidiary’s most recent balance sheet) of Mediacom Broadband LLC or any Restricted Subsidiary that are actually assumed by the transferee in such Asset Sale and from which Mediacom Broadband LLC and the Restricted Subsidiaries are fully released shall be deemed to be cash, and (y) securities, notes or other similar obligations received by Mediacom Broadband LLC or such Restricted Subsidiary from such transferee that are immediately converted (or are converted within 30 days of the related Asset Sale) by Mediacom Broadband LLC or such Restricted Subsidiary into cash shall be deemed to be cash in an amount equal to the net cash proceeds realized upon such conversion.

If the Issuers are required to make an Excess Proceeds Offer, within 30 days following the Reinvestment Date, the Issuers shall send by first class mail, postage prepaid, to the Trustee and to each holder of the notes, at the address appearing in the register of the notes maintained by the registrar, a notice stating, among other things: (1) that such holders have the right to require the Issuers to apply the Excess Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest and Additional Interest, if any, thereon to the date of purchase; (2) the purchase date, which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (3) the instructions, determined by the Issuers, that each holder must follow in order to have such notes repurchased; and (4) the calculations used in determining the amount of Excess Proceeds to be applied to the repurchase of such notes. If the aggregate principal amount of notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes to be purchased on a pro rata basis or by lot or by such other method that the Trustee deems to be fair and equitable to holders. Upon completion of the Excess Proceeds Offer, the amount of Excess Proceeds shall be reset to zero.

The Issuers will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of notes pursuant to this covenant.

Notwithstanding the foregoing, the Indenture provides that Mediacom Broadband LLC or any Restricted Subsidiary will be permitted to consummate an Asset Swap if (i) at the time of entering into the related Asset Swap Agreement or immediately after giving effect to such Asset Swap no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (ii) such Asset Swap shall have been approved in good faith by the Executive Committee, whose approval shall be conclusive and evidenced by a Committee Resolution, which states that such Asset Swap is fair to Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, from a financial point of view.

If a Restricted Subsidiary were to consummate an Asset Sale, the Subsidiary Credit Facility would not permit such Restricted Subsidiary to make a distribution to the Issuers of the related Asset Sale Proceeds so as to permit the Issuers to effect an Excess Proceeds Offer with such Asset Sale Proceeds without the prior satisfaction of certain financial tests and other conditions. Any future credit agreements or other agreements relating to Indebtedness to which the Issuers or Subsidiaries of Mediacom Broadband LLC become a party may contain similar restrictions or other provisions which would prohibit the Issuers from purchasing any notes from Asset Sale Proceeds. In the event an Excess Proceeds Offer occurs at a time when the Issuers are prohibited from receiving Asset Sale Proceeds or purchasing the notes, the Issuers could seek the consent of the lenders under the Subsidiary Credit Facility to the distribution of Asset Sales Proceeds or the purchase of notes or could attempt to refinance the Indebtedness that contains such prohibition. If the Issuers do not obtain such a consent or repay such Indebtedness, the Issuers may remain prohibited from purchasing the notes. In such case, the Issuers’ failure to purchase tendered notes when due will give the Trustee and the holders of the notes the rights described under “—Events of Default” below.

Events of Default

An Event of Default is defined in the Indenture as being: (a) default in payment of any principal of, or premium on the notes when due; (b) default for 30 days in payment of any interest or Additional Interest, if any, on the notes when due; (c) default by the Issuers for 60 days after written notice by holders of not less than 25% in principal amount of the notes then outstanding in the observance or performance of any other covenant in the notes or the Indenture; (d) default in the payment at maturity (continued for the longer of any applicable grace, extension, forbearance or other similar period or 30 days) of any Indebtedness aggregating $25.0 million or more of the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary, or the acceleration of any such Indebtedness, which default shall not be cured or waived, or such acceleration shall not be rescinded or annulled, within 30 days after written notice by holders of not less than 25% in principal amount of the notes then outstanding; (e) any final judgment or judgments for the payment of money in excess of $25.0 million (net of amounts covered by insurance) shall be rendered against the Issuers or any Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary, and shall not be discharged for any period of 60 consecutive days, during which a stay of enforcement of such judgment shall not be in effect; (f) certain events involving bankruptcy, insolvency or reorganization of the Issuers or a Significant Subsidiary or any group of Restricted Subsidiaries of Mediacom Broadband LLC which, if merged into each other, would constitute a Significant Subsidiary; or (g) the guarantee of any Guarantor ceases to be in full force and effect (except as contemplated by the terms of the Indenture) or any Guarantor shall deny or disaffirm its obligations under the Indenture or the guarantee of such Guarantor. The Indenture provides that the Trustee may withhold notice to the holders of notes of any default (except in payment of principal of or premium, if any, or interest or Additional Interest on the notes) if the Trustee considers it to be in the best interest of the holders of the notes to do so.

The Indenture provides that if an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, the Trustee or the holders of not less than 25% in principal amount of the notes then outstanding may declare the principal of all the notes to be due and payable immediately, but if the Issuers shall cure (or the holders of a majority in principal amount of the notes then outstanding, if permitted by the Indenture, shall waive) all defaults (except the nonpayment of principal, interest and premium, if any, on any notes which shall have become due by acceleration) and certain other conditions are met, such declaration may be annulled by the holders of a majority in principal amount of the notes then outstanding. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, such amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the notes.

The holders of a majority in principal amount of the notes then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee subject to certain limitations specified in the Indenture. Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the notes, unless such holders have offered to the Trustee indemnity satisfactory to it.

Covenants

Limitation on Restricted Payments

The Indenture provides that, so long as any of the notes remain outstanding, Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, make any Restricted Payment if (i) at the time of such proposed Restricted Payment, a Default or Event of Default shall have occurred and be continuing or shall occur as a consequence of such Restricted Payment; (ii) immediately after giving effect to such proposed Restricted Payment, Mediacom Broadband LLC would not be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” below; or (iii) immediately after giving effect to any such Restricted Payment, the aggregate of all Restricted Payments which shall have been made on or after the Existing Notes Build-Up Date (the amount of any Restricted Payment, if other than cash, to be based upon the fair market value thereof on the date of such Restricted Payment (without giving effect to subsequent changes in value) as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution) would exceed an amount equal to the difference between (a) the Cumulative Credit and (b) 1.2 times Cumulative Interest Expense.

As of December 31, 2012, the total amount available for making Restricted Payments under the foregoing clause (iii) was approximately $970.7 million.

The provisions of the first paragraph of this covenant shall not prevent any of the following, each of which shall be given independent effect: (1) the retirement of any of Mediacom Broadband LLC’s Equity Interests in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or to a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC for the benefit of its employees) of Equity Interests (other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) in Mediacom Broadband LLC; (2) the payment of any dividend or distribution on, or the redemption of, Equity Interests within 60 days after the date of declaration of such dividend or distribution or the giving of formal notice of such redemption, if at the date of such declaration or giving of such formal notice such payment or redemption would comply with the provisions of the Indenture; (3) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale made pursuant to and in compliance with the provisions described under “Repurchase at the Option of Holders—Asset Sales” above; (4) payments of compensation to officers, directors and employees of Mediacom Broadband LLC or any Restricted Subsidiary so long as the Executive Committee or the manager of Mediacom Broadband LLC in good faith shall have approved the terms thereof; (5) (a) the payment of dividends on any Equity Interests in Mediacom Broadband LLC following the issuance thereof in an amount per annum of up to 6% of the net proceeds received by Mediacom Broadband LLC from an Equity Offering of such Equity Interests and (b) the payment of cash dividends on the amount of the Mediacom Broadband Preferred Membership Interest at a rate not to exceed 6% per annum; (6) (a) the payment of management fees, and any related reimbursement of expenses, to Mediacom Communications or any Affiliate thereof pursuant to the Management Agreements and (b) the reimbursement of expenses and the making of payments in respect of indemnification obligations to Mediacom Communications or any Affiliate thereof pursuant to the Operating Agreement; (7) the payment of amounts in connection with any merger, consolidation, or sale of assets effected in accordance with the “—Merger or Sales of Assets” covenant below, provided that no such payment may be made pursuant to this clause (7) unless, after giving effect to such transaction (and the Incurrence of any Indebtedness in connection therewith and the use of the proceeds thereof), Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” below such that after incurring that $1.00 of additional Indebtedness, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.5 to 1.0; (8) the redemption, repurchase, retirement, defeasance or other acquisition of any Subordinated Obligations in exchange for, or out of net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or to a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC for the benefit of its employees) of Equity Interests (other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) in Mediacom Broadband LLC or Subordinated Obligations of Mediacom Broadband LLC; (9) the payment of any dividend or distribution on or with respect to any Equity Interests of any Restricted Subsidiary to the holders of its Equity Interests on a pro rata basis; (10) the making and consummation of (A) an Excess Proceeds Offer in accordance with the provisions of the Indenture with any Excess Proceeds or (B) a Change of Control Offer with respect to the notes in accordance with the provisions of the Indenture or (C) any offer to repurchase Indebtedness similar to the offer described in clause (A) or (B) set forth in any other agreement governing such Indebtedness; (11) during the period Mediacom Broadband LLC is treated as a partnership for U.S. federal income tax purposes and after such period to the extent relating to the liability for such period, the payment of distributions in respect of members’ or partners’ income tax liability with respect to Mediacom Broadband LLC in an amount not to exceed the aggregate amount of tax distributions, if any, permitted to be made by Mediacom Broadband LLC to its members under the Operating Agreement (such amount not to include amounts in respect of taxes resulting from Mediacom Broadband LLC’s reorganization as or change in the status to a corporation); (12) the payment by any Restricted Subsidiary to Mediacom Broadband LLC or another Restricted Subsidiary of principal and interest due in respect of intercompany Indebtedness and dividends and other distributions in respect of Preferred Equity Interests in such Restricted Subsidiary; (13) the distribution of any Investment originally made by Mediacom Broadband LLC or any Restricted Subsidiary pursuant to the first paragraph of this covenant to holders of Equity Interests in Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be; (14) payments to Mediacom Communications to effect the redemption, repurchase, or defeasance of up to $172.5 million in the aggregate of the 5.25% convertible senior notes due July 2006 of Mediacom Communications, in any case, at a price not to exceed 100% of the outstanding principal amount thereof plus accrued and unpaid interest thereon through the date of such redemption; and (15) additional Restricted Payments in an aggregate amount not to exceed $25.0 million; provided, however, that in the case of clauses (2), (5), (7), (9), (10), (13), (14) and (15) of this paragraph, no Default or Event of Default shall have occurred and be continuing at the time of such Restricted Payment or as a result thereof. In calculating the aggregate amount of Restricted Payments made on or after the Existing Notes Build-Up Date for purposes of clause (iii) of the first paragraph of this covenant, (x) Restricted Payments made pursuant to clause (2) and any Restricted Payment deemed to have been made pursuant to the “—Limitation on Transactions with Affiliates” covenant below shall be included in such calculation and (y) Restricted Payments made pursuant to clause (1) or any of clauses (3) through (15) shall be excluded from such calculation.

Limitation on Indebtedness

The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness (including Acquired

Indebtedness) or issue any Disqualified Equity Interests except for Permitted Indebtedness; provided, however, that Mediacom Broadband LLC or any Restricted Subsidiary may Incur Indebtedness or issue Disqualified Equity Interests if, at the time of and immediately after giving pro forma effect to such Incurrence of Indebtedness or issuance of Disqualified Equity Interests and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 8.5 to 1.0.

The foregoing limitations will not apply to the Incurrence of any of the following (collectively, “Permitted Indebtedness”), each of which shall be given independent effect:

(a) Indebtedness under the original notes issued on the date of the Indenture, the exchange notes and the Indenture;

(b) Indebtedness of and Disqualified Equity Interests in Mediacom Broadband LLC and the Restricted Subsidiaries outstanding on the date of the Indenture other than Indebtedness described in clause (a), (c), (d) or (f) of this paragraph;

(c) (i) Indebtedness of the Restricted Subsidiaries under the Subsidiary Credit Facility (including, without limitation, any refinancing thereof), and (ii) Indebtedness of the Restricted Subsidiaries (including, without limitation, any refinancing thereof) if, at the time of and immediately after giving pro forma effect to the Incurrence of such Indebtedness and the application of the proceeds therefrom, the Debt to Operating Cash Flow Ratio would be less than or equal to 6.5 to 1.0; provided, however, that for purposes of the calculation of such Ratio, the term “Consolidated Total Indebtedness” shall refer only to the Consolidated Total Indebtedness of the Restricted Subsidiaries (including, without limitation, Indebtedness Incurred under the Subsidiary Credit Facility and the Future Subsidiary Credit Facilities, but not including Indebtedness of any Restricted Subsidiary payable solely to Mediacom Broadband LLC that qualifies as “Affiliate Subordinated Indebtedness” as defined in the Subsidiary Credit Facility as of the date of the Indenture outstanding as of the Determination Date (as defined hereafter in the term “Debt to Operating Cash Flow Ratio”) and the term “Operating Cash Flow” shall refer only to the Subsidiary Operating Cash Flow of the Restricted Subsidiaries for the related Measurement Period (as defined hereafter in the term “Debt to Operating Cash Flow Ratio”);

(d) Indebtedness of and Disqualified Equity Interests in (x) any Restricted Subsidiary owed to or issued to and held by Mediacom Broadband LLC or any other Restricted Subsidiary and (y) Mediacom Broadband LLC owed to and held by any Restricted Subsidiary which is unsecured and subordinated in right of payment to the payment and performance of the Issuers’ obligations under the Indenture and the notes; provided, however, that an Incurrence of Indebtedness and Disqualified Equity Interests that is not permitted by this clause (d) shall be deemed to have occurred upon (i) any sale or other disposition of any Indebtedness of or Disqualified Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary referred to in this clause (d) to any Person (other than Mediacom Broadband LLC or a Restricted Subsidiary), (ii) any sale or other disposition of Equity Interests in a Restricted Subsidiary which holds Indebtedness of or Disqualified Equity Interests in Mediacom Broadband LLC or another Restricted Subsidiary such that such Restricted Subsidiary ceases to be a Restricted Subsidiary or (iii) any designation of a Restricted Subsidiary which holds Indebtedness of or Disqualified Equity Interests in Mediacom Broadband LLC as an Unrestricted Subsidiary;

(e) guarantees by any Restricted Subsidiary of Indebtedness of Mediacom Broadband LLC or any other Restricted Subsidiary Incurred in accordance with the provisions of the Indenture;

(f) Hedging Agreements of Mediacom Broadband LLC or any Restricted Subsidiary relating to any Indebtedness of Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, Incurred in accordance with the provisions of the Indenture; provided that such Hedging Agreements have been entered into for bona fide business purposes and not for speculation;

(g) Indebtedness of or Disqualified Equity Interests in Mediacom Broadband LLC or any Restricted Subsidiary to the extent representing a replacement, renewal, refinancing or extension (collectively, a “refinancing”) of outstanding Indebtedness of or Disqualified Equity Interests in Mediacom Broadband LLC or any Restricted Subsidiary, as the case may be, Incurred in compliance with the Debt to Operating Cash Flow Ratio of the first paragraph of this covenant or clause (a) or (b) of this paragraph of this covenant; provided, however, that (i) Indebtedness of or Disqualified Equity Interests in Mediacom Broadband LLC may not be refinanced under this clause (g) with Indebtedness of or Disqualified Equity Interests in any Restricted Subsidiary, (ii) any such refinancing shall not exceed the sum of the principal amount or liquidation preference or redemption payment value (or, if such Indebtedness or Disqualified Equity Interests provides for a lesser amount to be due and payable upon a declaration of acceleration thereof at the time of such refinancing, an amount no greater than such lesser amount) of the Indebtedness or Disqualified Equity Interests being refinanced plus the amount of accrued interest or dividends thereon and the amount of any reasonably determined prepayment premium necessary to accomplish such refinancing and such reasonable fees and expenses incurred in connection therewith, (iii) Indebtedness representing a refinancing of Indebtedness of Mediacom Broadband LLC shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced, (iv) Subordinated Obligations of Mediacom Broadband LLC or Disqualified Equity Interests in Mediacom Broadband LLC may only be refinanced with Subordinated Obligations of Mediacom Broadband LLC or Disqualified Equity Interests in Mediacom Broadband LLC, and (v) Other Pari Passu Debt which is unsecured may only be refinanced with unsecured Indebtedness, which is either Other Pari Passu Debt or Subordinated Obligations, or with Disqualified Equity Interests;

(h) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary Incurred as a result of the pledge by Mediacom Broadband LLC or such Restricted Subsidiary of intercompany Indebtedness or Equity Interests in another Restricted Subsidiary or Equity Interests in an Unrestricted Subsidiary in the circumstance where recourse to Mediacom Broadband LLC or such Restricted Subsidiary is limited to the value of the intercompany Indebtedness or the Equity Interests so pledged;

(i) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary represented by Capitalized Lease Obligations, mortgage financings, purchase money obligations or letters of credit, in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom Broadband LLC or such Restricted Subsidiary or a Related Business in an aggregate principal amount not to exceed $25.0 million at any time outstanding;

(j) Indebtedness of Mediacom Broadband LLC or a Restricted Subsidiary in an aggregate amount not to exceed two times the sum of (i) the aggregate Net Cash Proceeds to Mediacom Broadband LLC from (x) the issuance (other than to a Subsidiary of Mediacom Broadband LLC or an employee stock ownership plan or a trust established by Mediacom Broadband LLC or any Subsidiary of Mediacom Broadband LLC (for the benefit of its employees)) of any class of Equity Interests in Mediacom Broadband LLC (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions) on or after the Existing Notes Build-Up Date or (y) contributions (other than AT&T Acquisitions Contributions) to the equity capital of Mediacom Broadband LLC on or after the Existing Notes Build-Up Date which do not themselves constitute Disqualified Equity Interests and (ii) the fair market value, as determined by an independent nationally recognized accounting, appraisal or investment banking firm experienced in sim-

ilar types of transactions, of any assets (other than cash or Cash Equivalents) that are used or useful in a Related Business or Equity Interests in a Person engaged in a Related Business that is or becomes a Restricted Subsidiary of Mediacom Broadband LLC, in each case received by Mediacom Broadband LLC after the Existing Notes Build-Up Date in exchange for the issuance (other than to a Subsidiary of Mediacom Broadband LLC) of its Equity Interests (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contributions); provided that (A) the amount of such Net Cash Proceeds with respect to which Indebtedness is incurred pursuant to this clause (j) shall not be deemed Net Cash Proceeds from the issue or sale of Equity Interests for purposes of clause (ii) of the definition of “Cumulative Credit” and (B) the issuance of Equity Interests with respect to which Indebtedness is incurred pursuant to this clause (j) shall not also be used to effect a Restricted Payment pursuant to clause (1) or (8) of the third paragraph of “—Limitation on Restricted Payments” above; and

(k) in addition to any Indebtedness described in clauses (a) through (j) above, Indebtedness of Mediacom Broadband LLC or any of the Restricted Subsidiaries so long as the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (k) does not exceed $50.0 million at any one time outstanding.

For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (a) through (k) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Mediacom Broadband LLC will, in its sole discretion, be permitted to classify such item of Indebtedness, or to later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been Incurred as so classified or reclassified as the case may be.

Limitation on Transactions with Affiliates

The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate $5.0 million or more with any Affiliate unless such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the disinterested members of the Executive Committee, which approval in each case shall be conclusive, to the effect that such transaction (or series of related transactions) is (a) in the best interest of Mediacom Broadband LLC or such Restricted Subsidiary and (b) upon terms which would be obtainable by Mediacom Broadband LLC or such Restricted Subsidiary in a comparable arm’s-length transaction with a Person which is not an Affiliate, except that the foregoing shall not apply in the case of any of the following transactions (the “Specified Affiliate Transactions”): (i) the making of any Restricted Payment (including, without limitation, the making of any Restricted Payment that is permitted pursuant to clauses (1) through (14) of the second paragraph of “—Limitation on Restricted Payments”) and the making of any Permitted Investment; (ii) any transaction or series of transactions between Mediacom Broadband LLC and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries; (iii) the payment of compensation (including, without limitation, amounts paid pursuant to employee benefit plans) for the personal services of, and indemnity provided on behalf of, officers, members, directors and employees of Mediacom Broadband LLC or any Restricted Subsidiary, and management, consulting or advisory fees and reimbursements of expenses and indemnity in each case so long as the Executive Committee in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation or fees to be fair consideration therefor; (iv) any payments for goods or services purchased in the ordinary course of business, upon terms which would be obtainable by Mediacom Broadband LLC or a Restricted Subsidiary in a comparable arm’s-length transaction with a Person which is not an Affiliate; (v) any transaction pursuant to any agreement with any Affiliate in effect on the date of the Indenture (including, but not limited to, the Management Agreements, the Operating Agreement and other agreements relating to the payment of management fees, acquisition fees and expense reimbursements), including, without limitation, any amendments thereto entered into after the date of the Indenture, provided that the terms of any such amendment are not less favorable to Mediacom Broadband LLC than the terms of the relevant agreement in effect prior to any such amendment, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution; (vi) any transaction or series of transactions between Mediacom Broadband LLC or any of its Restricted Subsidiaries, on the one hand, and Mediacom Communications or any of its direct or indirect Subsidiaries, on the other hand, which relate to (a) the sharing of centralized services, personnel, facilities, headends and plant, (b) the joint procurement of goods and services, (c) the allocation of costs and expenses (other than taxes based on income) and (d) matters reasonably related to any of the foregoing, in each case, which are undertaken pursuant to an established plan of Mediacom Communications the primary purpose of which is to result in cost savings and related synergies for Mediacom Broadband LLC, its Restricted Subsidiaries, Mediacom Communications and each of Mediacom Communications’s other direct or indirect Subsidiaries involved in such transaction or series of transactions; provided that, in the case of this clause (vi), such plan shall have been approved pursuant to a Committee Resolution, rendered in good faith by the Executive Committee, which approval in each case shall be conclusive, to the effect that such plan is in the best interest of Mediacom Broadband LLC or such Restricted Subsidiary; and provided, further, that such transaction or series of related transactions is fair and reasonable to Mediacom Broadband LLC or such Restricted Subsidiary, on the one hand, and to Mediacom Communications and each such other Subsidiary of Mediacom Communications, on the other hand; and (vii) the receipt from any Affiliate of any payment, Investment, distribution, loan or other extension of credit or any other consideration if the payment or making thereof would, if made by Mediacom Broadband LLC or by any Restricted Subsidiary to an Affiliate thereof, constitute a Specified Affiliate Transaction under any of the foregoing clauses (i) through (vi) of this paragraph or would comply with the last two sentences of this description of the “—Limitation on Transactions with Affiliates” covenant. The Indenture further provides that, except in the case of a Specified Affiliate Transaction, Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, engage in any transaction (or series of related transactions) involving in the aggregate (y) $25.0 million or more in all instances except in the case of Asset Sales or Asset Swaps and (z) $50.0 million or more in the case of any Asset Sale or Asset Swap, in each case, with any Affiliate unless (i) such transaction (or series of related transactions) shall have been approved pursuant to a Committee Resolution rendered in good faith by the Executive Committee or, if applicable, a committee comprising the disinterested members of the Executive Committee to the effect set forth in clauses (a) and (b) above, which approval in each case shall be conclusive and evidenced by a Committee Resolution; and (ii) Mediacom Broadband LLC shall have received an opinion from an independent nationally recognized accounting, appraisal or investment banking firm experienced in the review of similar types of transactions stating that the terms of such transaction (or series of related transactions) are fair to Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, from a financial point of view, which opinion shall be conclusive. Notwithstanding the foregoing, any transaction (or series of related transactions) entered into by Mediacom Broadband LLC or any Restricted Subsidiary with any Affiliate without complying with the foregoing provisions of this covenant shall not constitute a violation of the provisions of this covenant if Mediacom Broadband LLC or such Restricted Subsidiary would be permitted to make a Restricted Payment pursuant to the first paragraph of “—Limitation on Restricted Payments” above at the time of the completion of such transaction (or series of related transactions) in an amount equal to the fair market value of such transaction (or series of related transactions), as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution. In such a case, Mediacom Broadband LLC or such Restricted Subsidiary, as the case may be, shall be deemed to have made a Restricted Payment in an amount equal to the fair market value of such transaction for purposes of the calculation of Restricted Payments pursuant to clause (iii) of the first paragraph of “—Limitation on Restricted Payments” above.

Limitation on Liens

The Indenture provides that Mediacom Broadband LLC shall not Incur any Indebtedness secured by a Lien against or on any of its property or assets now owned or hereafter acquired by Mediacom Broadband LLC unless contemporaneously therewith effective provision is made to secure the notes equally and ratably with such secured Indebtedness. This restriction does not, however, apply to Indebtedness secured by: (i) Liens, if any, in effect on the date of the Indenture; (ii) Liens in favor of governmental bodies to secure progress or advance payments; (iii) Liens on Equity Interests or other assets existing at the time of the acquisition thereof (including, without limitation, acquisition through merger or consolidation), provided that such Liens were not Incurred in anticipation of such acquisition; (iv) Liens securing industrial revenue or pollution control bonds; (v) Liens securing the notes; (vi) Liens securing Indebtedness of Mediacom Broadband LLC in an amount not to exceed $10.0 million at any time outstanding; (vii) Other Permitted Liens; and (viii) any extension, renewal or replacement of any Lien referred to in the foregoing clauses (i) through (vii), inclusive.

Limitation on Business Activities of Mediacom Broadband Corporation

The Indenture provides that Mediacom Broadband Corporation shall not hold any material assets, become liable for any material obligations, engage in any trade or business, or conduct any business activity, other than the issuance of Equity Interests to Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary, the Incurrence of Indebtedness as a co-obligor or guarantor of Indebtedness Incurred by Mediacom Broadband LLC, including the original notes and the exchange notes, if any, that is permitted to be Incurred by Mediacom Broadband LLC under “—Limitation on Indebtedness” above (provided that the net proceeds of such Indebtedness are retained by Mediacom Broadband LLC or loaned to or contributed as capital to one or more of the Restricted Subsidiaries other than Mediacom Broadband Corporation), and activities incidental thereto. Neither Mediacom Broadband LLC nor any Restricted Subsidiary shall engage in any transactions with Mediacom Broadband Corporation in violation of the immediately preceding sentence.

Designation of Unrestricted Subsidiaries

The Indenture provides that Mediacom Broadband LLC may designate any Subsidiary (including, without limitation, any newly acquired or newly formed Subsidiary or a Person becoming a Subsidiary through merger or consolidation or Investment therein) as an “Unrestricted Subsidiary” under the Indenture (a “Designation”) only if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Designation; (b) at the time of and after giving effect to such Designation, Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” above; and (c) Mediacom Broadband LLC would be permitted to make a Restricted Payment at the time of Designation (assuming the effectiveness of such Designation) pursuant to the first paragraph of “—Limitation on Restricted Payments” above in an amount (the “Designation Amount”) equal to Mediacom Broadband LLC’s propor-

tionate interest in the fair market value of such Subsidiary on such date (as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution). Notwithstanding the foregoing, neither Mediacom Broadband Corporation nor any of its Subsidiaries may be designated as Unrestricted Subsidiaries.

The Indenture further provides that at the time of Designation all of the Indebtedness of such Unrestricted Subsidiary shall consist of, and will at all times thereafter consist of, Non-Recourse Indebtedness, and that neither Mediacom Broadband LLC nor any Restricted Subsidiary shall at any time have any direct or indirect obligation to (x) make additional Investments (other than Permitted Investments) in any Unrestricted Subsidiary; (y) maintain or preserve the financial condition of any Unrestricted Subsidiary or cause any Unrestricted Subsidiary to achieve any specified levels of operating results; or (z) be party to any agreement, contract, arrangement or understanding with any Unrestricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Mediacom Broadband LLC or such Restricted Subsidiary than those that might be obtained, in light of all the circumstances, at the time from Persons who are not Affiliates of Mediacom Broadband LLC. If, at any time, any Unrestricted Subsidiary would violate the foregoing requirements, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be Incurred as of such date.

Mediacom Broadband LLC may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if (a) no Default or Event of Default shall have occurred and be continuing at the time of or after giving effect to such Revocation; (b) at the time of and after giving effect to such Revocation, Mediacom Broadband LLC would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” above; and (c) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if Incurred at such time, have been permitted to be Incurred for all purposes of the Indenture.

All Designations and Revocations must be evidenced by Committee Resolutions delivered to the Trustee certifying compliance with the foregoing provisions.

Limitation on Guarantees of Certain Indebtedness

The Indenture provides that Mediacom Broadband LLC shall not (a) permit any Restricted Subsidiary to guarantee any Indebtedness of either Issuer other than the notes (the “Other Indebtedness”), or (b) pledge any intercompany Indebtedness representing obligations of any of its Restricted Subsidiaries to secure the payment of Other Indebtedness, in each case unless such Restricted Subsidiary, the Issuers and the Trustee execute and deliver a supplemental indenture causing such Restricted Subsidiary to guarantee the Issuers’ obligations under the Indenture and the notes to the same extent that such Restricted Subsidiary guaranteed the Issuers’ obligations under the Other Indebtedness (including, without limitation, waiver of subrogation, if any). Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture.

The guarantee of a Restricted Subsidiary will be released upon (i) the sale of all of the Equity Interests, or all or substantially all of the assets, of the applicable Guarantor (in each case other than to Mediacom Broadband LLC or a Subsidiary), (ii) the designation by Mediacom Broadband LLC of the applicable Guarantor as an Unrestricted Subsidiary, or (iii) the release of the guarantee of such Guarantor with respect to the obligations which caused such Guarantor to deliver a guarantee of the notes in accordance with the preceding paragraph, in each case in compliance with the Indenture (including, without limitation, in the event of a sale of Equity Interests or assets described in clause (i) above, that the net cash proceeds are applied in accordance with the requirements of the applicable provision of the Indenture described under “—Repurchase at the Option of Holders—Asset Sales” above).

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

The Indenture provides that Mediacom Broadband LLC shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (a) pay dividends or make any other distributions to Mediacom Broadband LLC or any other Restricted Subsidiary on its Equity Interests; (b) pay any Indebtedness owed to Mediacom Broadband LLC or any other Restricted Subsidiary; (c) make loans or advances, or guarantee any such loans or advances, to Mediacom Broadband LLC or any other Restricted Subsidiary; (d) transfer any of its properties or assets to Mediacom Broadband LLC or any other Restricted Subsidiary; (e) grant Liens on the assets of Mediacom Broadband LLC or any Restricted Subsidiary in favor of the holders of the notes; or (f) guarantee the notes or any renewals or refinancings thereof (any of the actions described in clauses (a) through (f) above is referred to herein as a “Specified Action”); except for such encumbrances or restrictions existing under or by reason of: (i) Acquired Indebtedness or any other agreement or instrument of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary, provided that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Mediacom Broadband LLC or any other Restricted Subsidiary; (ii) refinancing Indebtedness permitted by clause (g) of the second paragraph under “—Limitation on Indebtedness” above; provided that the terms and conditions of any such encumbrances or restrictions are not materially more restrictive, taken as a whole, than those under the Indebtedness being refinanced; (iii) customary provisions restricting the assignment of any contract or interest of Mediacom Broadband LLC or any Restricted Subsidiary; (iv) the Indenture or any other indenture governing debt securities that are not materially more restrictive, taken as a whole, than those contained in the Indenture; (v) the Subsidiary Credit Facility and the Future Subsidiary Credit Facilities; provided that, in the case of any Future Subsidiary Credit Facility, Mediacom Broadband LLC shall have used commercially reasonable efforts to include in the agreements relating to such Future Subsidiary Credit Facility provisions concerning the encumbrance or restriction on the ability of any Restricted Subsidiary to take any Specified Action that are no more restrictive than those in effect in the Subsidiary Credit Facility on the date of the creation of the applicable restriction in such Future Subsidiary Credit Facility (“Comparable Restriction Provisions”), and provided further that if Mediacom Broadband LLC shall conclude in its sole discretion based on then prevailing market conditions that it is not in the best interest of Mediacom Broadband LLC and the Restricted Subsidiaries to comply with the foregoing proviso, the failure to include Comparable Restriction Provisions in the agreements relating to such Future Subsidiary Credit Facility shall not constitute a violation of the provisions of this covenant; (vi) existing agreements as in effect on the date of the Indenture and as amended, modified, extended, renewed, refunded refinanced, restated or replaced from time to time, provided that any such agreement as so amended, modified, extended, renewed, refunded, refinanced, restated or replaced is not materially more restrictive, taken as a whole, as to the Specified Actions than such agreement as in effect on the date of the Indenture; (vii) applicable law; (viii) Capitalized Lease Obligations, mortgage financings or purchase money obligations, in each case that impose restrictions on the property purchased or leased of the nature described in clause (d) above; (ix) any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending its sale or other disposition; (x) Liens securing Indebtedness otherwise permitted to be incurred under the provisions of the covenant described above under the caption “—Liens” that limit the right of the debtor to dispose of the assets subject to such Liens; (xi) provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, stock sale agreements and other similar agreements entered into (I) in the ordinary course of business or (II) with the approval of the Executive Committee of Mediacom Broadband LLC, which limitations are applicable only to the assets or property that are the subject of such agreements; (xii) any agreement or instrument relating to any property or assets acquired after the date of the Indenture, so long as such encumbrance or restriction relates only to the property or assets so acquired and was not created in anticipation of such acquisition; and (xiii) Hedging Agreements permitted from time to time under the Indenture.

Reports

The Indenture provides that, whether or not the Issuers are then subject to Section 13(a) or 15(d) of the Exchange Act or any successor provision thereto, the Issuers shall file with the SEC (if permitted by SEC practice and applicable law and regulations) so long as the notes are outstanding the annual reports, quarterly reports and other periodic reports which the Issuers would have been required to file with the SEC pursuant to Section 13(a) or 15(d) or any successor provision thereto if the Issuers were so subject on or prior to the respective dates (the “Required Filing Dates”) by which the Issuers would have been required to file such documents if the Issuers were so subject. The Issuers shall also in any event within 15 days of each Required Filing Date (whether or not permitted or required to be filed with the SEC) (i) transmit or cause to be transmitted by mail to all holders of notes, at such holders’ addresses appearing in the register maintained by the registrar, without cost to such holders, and (ii) file with the Trustee, copies of the annual reports, quarterly reports and other documents described in the preceding sentence. In addition, for so long as any notes remain outstanding and prior to the later of the consummation of the Exchange Offer and the effectiveness of the Shelf Registration Statement, if required, the Issuers shall furnish to holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Merger or Sales of Assets

The Indenture provides that neither of the Issuers shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless (i) either (A) such Issuer shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Issuer), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia (provided that, for so long as Mediacom Broadband LLC or any successor Person is a limited liability company or partnership, there must be a co-issuer of the notes that is a Wholly Owned Restricted Subsidiary of Mediacom Broadband LLC and that is a corporation organized and existing under the laws of the United States, any State thereof or the District of Columbia); (ii) the surviving Person (if other than such Issuer) expressly assumes by supplemental indenture all the obligations of such Issuer under the notes and the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; (iv) immediately after giving effect to such transaction, the surviving Person would be able to Incur $1.00 of additional Indebtedness under the Debt to Operating Cash Flow Ratio of the first paragraph of “—Limitation on Indebtedness” above; and (v) Mediacom Broadband LLC shall have delivered to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

The Indenture provides that no Guarantor shall consolidate or merge with or into, or transfer all or substantially all of its assets to, another Person unless either the guarantee of such Guarantor is being released in accordance with “—Limitation on Guarantees of Certain Indebtedness” above or: (i) either (A) such Guarantor shall be the continuing Person, or (B) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor), or to which any such transfer shall have been made, is a corporation, limited liability company or limited partnership organized and existing under the laws of the United States, any State thereof or the District of Columbia; (ii) the surviving Person (if other than such Guarantor) expressly assumes by supplemental indenture all the obligations of such Guarantor under its guarantee of the notes and the Indenture; (iii) immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; and (iv) Mediacom Broadband LLC shall have delivered to the Trustee prior to the proposed transaction an officers’ certificate and an opinion of counsel, each stating that the proposed consolidation, merger or transfer and such supplemental indenture will comply with the Indenture.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants contained in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with an Asset Acquisition from such Person and not Incurred in connection with, or in anticipation of, such Person becoming a Restricted Subsidiary or such Asset Acquisition.

“Additional Interest” has the meaning specified in the section of this prospectus entitled “The Exchange Offer—Purpose and Effects of the Exchange Offer.”

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For purposes of this definition, “control” (including, with correlative meaning, the terms “controlling,” “controlled by,” and “under common control with”), when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by contract, through the ownership of voting securities or otherwise.

“Applicable Premium” means, with respect to the applicable principal amount of notes on any applicable redemption date, the greater of:

(1)	1.0% of the then outstanding principal amount of such notes; and

(2)	the excess of:

(a) the present value at such redemption date of (i) the redemption price of such notes at April 1, 2018 (such redemption price being set forth in the table appearing above under “—Optional Redemption”) plus (ii) all interest that would have accrued on such notes through April 1, 2018 (excluding accrued but unpaid interest) had such notes been redeemed on such date, computed using a discount rate equal to the Treasury Rate as of such redemption date plus 50 basis points; over

(b) the then outstanding principal amount of such notes.

“Asset Acquisition” means (i) an Investment by Mediacom Broadband LLC or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with or into Mediacom Broadband LLC or any Restricted Sub-

sidiary or (ii) any acquisition by Mediacom Broadband LLC or any Restricted Subsidiary of the assets of any Person which constitute substantially all of an operating unit, a division or a line of business of such Person or which is otherwise outside of the ordinary course of business.

“Asset Sale” means any direct or indirect sale, conveyance, transfer, lease (that has the effect of a disposition) or other disposition (including, without limitation, any merger, consolidation or sale-leaseback transaction) to any Person other than Mediacom Broadband LLC or any Wholly Owned Restricted Subsidiary or any Controlled Subsidiary, in one transaction or a series of related transactions, of: (i) any Equity Interest in any Restricted Subsidiary; (ii) any material license, franchise or other authorization of Mediacom Broadband LLC or any Restricted Subsidiary; (iii) any assets of Mediacom Broadband LLC or any Restricted Subsidiary which constitute substantially all of an operating unit, a division or a line of business of Mediacom Broadband LLC or any Restricted Subsidiary; or (iv) any other property or asset of Mediacom Broadband LLC or any Restricted Subsidiary outside of the ordinary course of business. For the purposes of this definition, the term “Asset Sale” shall not include: (i) any transaction consummated in compliance with “—Repurchase at the Option of Holders—Change of Control” above and “—Covenants—Merger or Sales of Assets” above, and the creation of any Lien not prohibited under “—Covenants—Limitation on Liens” above; (ii) the sale of property or equipment that has become worn out, obsolete or damaged or otherwise unsuitable for use in connection with the business of Mediacom Broadband LLC or any Restricted Subsidiary, as the case may be; (iii) any transaction consummated in compliance with “—Covenants—Limitation on Restricted Payments” above; (iv) Asset Swaps permitted pursuant to “—Repurchase at the Option of Holders—Asset Sales” above; and (v) Permitted Investments. In addition, solely for purposes of “—Repurchase at the Option of Holders—Asset Sales” above, any sale, conveyance, transfer, lease or other disposition, whether in one transaction or a series of related transactions, involving assets with a fair market value not in excess of $5.0 million in any fiscal year shall be deemed not to be an Asset Sale.

“Asset Sale Proceeds” means, with respect to any Asset Sale: (i) cash received by Mediacom Broadband LLC or any of its Restricted Subsidiaries from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting, legal, accounting and other fees and expenses related to such Asset Sale, and any relocation expenses incurred as a result thereof, (c) provision for minority interest holders in any Restricted Subsidiary as a result of such Asset Sale by such Restricted Subsidiary, (d) payment of amounts required to be applied to the repayment of Indebtedness secured by a Lien on the asset or assets that were the subject of such Asset Sale (including, without limitation, payments made to obtain or avoid the need for the consent of any holder of such Indebtedness), and (e) deduction of appropriate amounts to be provided by Mediacom Broadband LLC or such Restricted Subsidiary as a reserve, in accordance with generally accepted accounting principles consistently applied, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Mediacom Broadband LLC or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and (ii) promissory notes and other non-cash consideration received by Mediacom Broadband LLC or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or non-cash consideration into cash.

“Asset Swap” means the substantially concurrent purchase and sale, or exchange, of Productive Assets between Mediacom Broadband LLC or any Restricted Subsidiary and another Person or group of affiliated Persons (including, without limitation, any Person or group of affiliated Persons that is an Affiliate of Mediacom Broadband LLC and the Restricted Subsidiaries, provided that such transaction is otherwise in compliance with “—Covenants—Limitation on Transactions with Affiliates” above) pursuant to an Asset Swap Agreement; it being understood that an Asset Swap may include a cash equalization payment made in connection therewith, provided that such cash payment, if received by Mediacom Broadband LLC or any of the Restricted Subsidiaries, shall be deemed to be proceeds received from an Asset Sale and shall be applied in accordance with “—Repurchase at the Option of Holders—Asset Sales” above.

“Asset Swap Agreement” means a definitive agreement, subject only to customary closing conditions that Mediacom Broadband LLC in good faith believes will be satisfied, providing for an Asset Swap; provided, however, that any amendment to, or waiver of, any closing condition that individually or in the aggregate is material to such Asset Swap shall be deemed to be a new Asset Swap.

“AT&T Acquisitions” means the acquisitions by subsidiaries of Mediacom Broadband LLC on June 29, 2001 and July 18, 2001 of cable systems previously owned by AT&T Broadband, LLC.

“AT&T Acquisitions Contributions” means the capital contributions and preferred equity investment in the amount of $873.7 million made in Mediacom Broadband LLC by Mediacom Communications and/or one or more of its direct or indirect Subsidiaries in connection with the AT&T Acquisitions; provided that “AT&T Acquisitions Contributions” shall be deemed not to include any additional amounts contributed by Mediacom Communications to the extent that such amounts represent proceeds received by Mediacom Communications from the issuance of its securities upon the exercise of over-allotment options relating to the issuance of its Class A common stock and convertible senior notes.

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clause (iii)(a) and that have not yet been the basis for application in accordance with clause (iii)(b) of the first paragraph of “—Repurchase at the Option of Holders—Asset Sales” above.

“Capitalized Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with generally accepted accounting principles consistently applied and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with generally accepted accounting principles consistently applied.

“Cash Equivalents” means (i) United States dollars; (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition; (iii) certificates of deposit and Eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any lender party to any Subsidiary Credit Facility or any Future Subsidiary Credit Facility or with any domestic commercial bank having capital and surplus in excess of $500.0 million; (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above; (v) commercial paper having a rating of at least P-1 from Moody’s or a rating of at least A-1 from S&P; and (vi) money market mutual or similar funds having assets in excess of $100.0 million, at least 95% of the assets of which are comprised of assets specified in clauses (i) through (v) above.

“Committee Resolution” means with respect to Mediacom Broadband LLC, a duly adopted resolution of the Executive Committee of Mediacom Broadband LLC.

“Consolidated Income Tax Expense” means, with respect to Mediacom Broadband LLC for any period, the provision for federal, state, local and foreign income taxes payable by Mediacom Broadband LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Consolidated Interest Expense” means, with respect to Mediacom Broadband LLC and the Restricted Subsidiaries for any period, without duplication, the sum of (i) the interest expense of Mediacom Broadband LLC and the Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, including, without limitation, amortization of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation and after taking into account the effect of elections made under any Hedging Agreements, however denominated, with respect to such Indebtedness; (ii) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Mediacom Broadband LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied; and (iii) dividends and distributions in respect of Disqualified Equity Interests actually paid in cash by Mediacom Broadband LLC and the Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied. For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by Mediacom Broadband LLC to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with generally accepted accounting principles consistently applied.

“Consolidated Net Income” means, with respect to any period, the net income (loss) of Mediacom Broadband LLC and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, adjusted, to the extent included in calculating such net income (loss), by excluding, without duplication: (i) all extraordinary, unusual or nonrecurring items of income or expense and of gains or losses and all gains and losses from the sale or other disposition of assets out of the ordinary course of business (net of taxes, fees and expenses relating to the transaction giving rise thereto) for such period; (ii) that portion of such net income (loss) derived from or in respect of Investments in Persons other than any Restricted Subsidiary, except to the extent actually received in cash by Mediacom Broadband LLC or any Restricted Subsidiary; (iii) the portion of such net income (loss) allocable to minority interests in unconsolidated Persons for such period, except to the extent actually received in cash by Mediacom Broadband LLC or any Restricted Subsidiary; (iv) net income (loss) of any other Person combined with Mediacom Broadband LLC or any Restricted Subsidiary on a “pooling of interests” basis attributable to any period prior to the date of combination; (v) net income (loss) of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that net income (loss) is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or the holders of its Equity Interests; (vi) the cumulative effect of a change in accounting principles after the Existing Notes Build-Up Date; (vii) net income (loss) attributable to discontinued operations; (viii) management fees payable to Mediacom Communications and its Affiliates pursuant to management agreements with Mediacom Broadband LLC or its Subsidiaries accrued for such period that have not been paid during such period; and (ix) any other item of expense, other than “interest expense,” which appears on Mediacom Broadband LLC’s consolidated statement of income (loss) below the line item “Operating Income,” determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Consolidated Total Indebtedness” means, as at any date of determination, an amount equal to the aggregate amount of all outstanding Indebtedness and the aggregate liquidation preference or redemption payment value of all Disqualified Equity Interests in Mediacom Broadband LLC and the Restricted Subsidiaries outstanding as of such date of determination, less the obligations of Mediacom Broadband LLC or any Restricted Subsidiary under any Hedging Agreement as of such date of determination that would appear as a liability on the balance sheet of such Person, in each case determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied.

“Continuing Member” means, as of the date of determination, any Person who (i) was a member of the Executive Committee of Mediacom Broadband LLC on the date of the Indenture, (ii) was nominated for election or elected to the Executive Committee of Mediacom Broadband LLC with the affirmative vote of a majority of the Continuing Members who were members of the Executive Committee at the time of such nomination or election or (iii) is a representative of, or was approved by, a Permitted Holder.

“Controlled Subsidiary” means a Restricted Subsidiary which is engaged in a Related Business (i) 80% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors’ qualifying shares to the extent mandated by applicable law) are owned by Mediacom Broadband LLC or by one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries or by Mediacom Broadband LLC and one or more Wholly Owned Restricted Subsidiaries or Controlled Subsidiaries; (ii) of which Mediacom Broadband LLC possesses, directly or indirectly, the power to direct or cause the direction of the management or policies, whether through the ownership of Voting Equity Interests, by agreement or otherwise; and (iii) all of whose Indebtedness is Non-Recourse Indebtedness.

“Cumulative Credit” means the sum of (i) $25 million, plus (ii) the aggregate Net Cash Proceeds received by Mediacom Broadband LLC or a Restricted Subsidiary from the issue or sale (other than to a Restricted Subsidiary) of Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contribution) on or after the Existing Notes Build-Up Date, plus (iii) the principal amount (or accreted amount (determined in accordance with generally accepted accounting principles), if less) of any Indebtedness, or the liquidation preference or redemption payment value of any Disqualified Equity Interests, of Mediacom Broadband LLC or any Restricted Subsidiary which has been converted into or exchanged for Equity Interests in Mediacom Broadband LLC or a Restricted Subsidiary (other than Disqualified Equity Interests and other than Equity Interests issued in connection with the AT&T Acquisitions Contribution) on or after the Existing Notes Build-Up Date, plus (iv) cumulative Operating Cash Flow after the Existing Notes Build-Up Date, to the end of the fiscal quarter immediately preceding the date of the proposed Restricted Payment, or, if cumulative Operating Cash Flow for such period is negative, minus the amount by which cumulative Operating Cash Flow is less than zero, plus (v) to the extent not already included in Operating Cash Flow, if any Investment constituting a Restricted Payment that was made after the Existing Notes Build-Up Date is sold or otherwise liquidated or repaid, or any Unrestricted Subsidiary which was designated as an Unrestricted Subsidiary after the Existing Notes Build-Up Date is sold or otherwise liquidated, the fair market value of such Restricted Payment or such Unrestricted Subsidiary, as the case may be (less the cost of disposition, if any), on the date of such sale, liquidation or repayment, as determined in good faith by the Executive Committee, whose determination shall be conclusive and evidenced by a Committee Resolution, plus (vi) if any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary, the value of the Restricted Payment that would result if such Subsidiary were redesignated as an Unrestricted Subsidiary at such time, determined in accordance with the provisions described under “—Covenants—Designation of Unrestricted Subsidiaries” above.

“Cumulative Interest Expense” means the aggregate amount of Consolidated Interest Expense paid or accrued of the Issuers and the Restricted Subsidiaries from and after the Existing Notes Build-Up Date, to the end of the fiscal quarter immediately preceding the proposed Restricted Payment.

“Debt to Operating Cash Flow Ratio” means the ratio of (i) Consolidated Total Indebtedness as of the date of calculation (the “Determination Date”) to (ii) four times the Operating Cash Flow for the latest three months for which financial information is available immediately preceding such Determination Date (the “Measurement Period”). For purposes of calculating Operating Cash Flow for the Measurement Period immediately prior to the relevant Determination Date: (I) any Person that is a Restricted Subsidiary on the Determination Date (or would become a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed to have been a Restricted Subsidiary at all times during such Measurement Period; (II) any Person that is not a Restricted Subsidiary on such Determination Date (or would cease to be a Restricted Subsidiary on such Determination Date in connection with the transaction that requires the determination of such Operating Cash Flow) will be deemed not to have been a Restricted Subsidiary at any time during such Measurement Period; and (III) if Mediacom Broadband LLC or any Restricted Subsidiary shall have in any manner (x) acquired (including, without limitation, through an Asset Acquisition or the commencement of activities constituting such operating business) or (y) disposed of (including by way of an Asset Sale or the termination or discontinuance of activities constituting such operating business) any operating business during such Measurement Period or after the end of such period and on or prior to such Determination Date, such calculation will be made on a pro forma basis in accordance with generally accepted accounting principles consistently applied, as if, in the case of an Asset Acquisition or the commencement of activities constituting such operating business, all such transactions had been consummated on the first day of such Measurement Period, and, in the case of an Asset Sale or termination or discontinuance of activities constituting such operating business, all such transactions had been consummated prior to the first day of such Measurement Period.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Equity Interest” means (i) any Equity Interest issued by Mediacom Broadband LLC which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (except, in each such case, upon the occurrence of a Change of Control) in whole or in part, or is exchangeable into Indebtedness, on or prior to the earlier of the maturity date of the notes or the date on which no notes remain outstanding; and (ii) any Equity Interest issued by any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or is exchangeable into Indebtedness.

“Equity Interest” in any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock or other equity participations, including, without limitation, partnership interests, whether general or limited, and membership interests in such Person, including, without limitation, any Preferred Equity Interests.

“Equity Offering” means a public or private offering or sale (including, without limitation, to any Affiliate) by Mediacom Broadband LLC or a Restricted Subsidiary for cash of its respective Equity Interests (other than Disqualified Equity Interests) or options, warrants or rights with respect to such Equity Interests.

“Excess Proceeds” means, with respect to any Asset Sale, the then Available Asset Sale Proceeds less any such Available Asset Sale Proceeds that are required to be applied and are applied in accordance with clause (iii)(b)(1) of the first paragraph of “—Repurchase at the Option of Holders—Asset Sales” above.

“Executive Committee” means (i) so long as Mediacom Broadband LLC is a limited liability company, (x) while the Operating Agreement is in effect, the Executive Committee authorized thereunder, and (y) at any other time, the manager or board of managers of Mediacom Broadband LLC, or management committee, board of directors or similar governing body responsible for the management of the business and affairs of Mediacom Broadband LLC or any committee of such governing body; (ii) if Mediacom Broadband LLC were to be reorganized as a corporation, the board of directors of Mediacom Broadband LLC; and (iii) if Mediacom Broadband LLC were to be reorganized as a partnership, the board of directors of the corporate general partner of such partnership (or if such general partner is itself a partnership, the board of directors of such general partner’s corporate general partner).

“Existing Notes Build-Up Date” means June 29, 2001.

“Future Subsidiary Credit Facilities” means one or more debt facilities (other than the Subsidiary Credit Facility) entered into from time to time after the date of the Indenture by one or more Restricted Subsidiaries or groups of Restricted Subsidiaries with banks or other institutional lenders, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including, without limitation, any amendment (including, without limitation, any amendment and restatement), modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom Broadband LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders.

“Guarantor” means any Subsidiary of Mediacom Broadband LLC that guarantees the Issuers’ obligations under the Indenture and the notes issued after the date of the Indenture pursuant to “—Covenants—Limitation on Guarantees of Certain Indebtedness” above.

“Hedging Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement providing for the transfer or mitigation of interest rate risks either generally or under specific contingencies.

“Incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (including by conversion, exchange or otherwise), assume, guarantee or otherwise become liable in respect of such Indebtedness or other obligation or to record, as required pursuant to generally accepted accounting principles or otherwise, any such Indebtedness or other obligation on the balance sheet of such Person (and “Incurrence”, “Incurred” and “Incurring” shall have meanings correlative to the foregoing). Indebtedness of any Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary (or is merged into or consolidates with Mediacom Broadband LLC or any Restricted Subsidiary), whether or not such Indebtedness was incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary (or being merged into or consolidated with Mediacom Broadband LLC or any Restricted Subsidiary), shall be deemed Incurred at the time any such Person becomes a Restricted Subsidiary or merges into or consolidates with Mediacom Broadband LLC or any Restricted Subsidiary.

“Indebtedness” means, with respect to any Person, without duplication, any indebtedness, secured or unsecured, contingent or otherwise, in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or letters of credit or representing the deferred and unpaid balance of the purchase price of property or services (but excluding trade payables incurred in the ordinary course of business and noninterest bearing installment obligations and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied, and shall also include, to the extent not otherwise included (but without duplication): (i) any Capitalized Lease Obligations; (ii) obligations secured by a lien to which any property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed; (iii) guarantees of items of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor); and (iv) obligations of Mediacom Broadband LLC or any Restricted Subsidiary under any Hedging Agreement applicable to any of the foregoing (if and only to the extent any amount due in respect of such Hedging Agreement would appear as a liability upon a balance sheet of such Person prepared in accordance with generally accepted accounting principles consistently applied). Indebtedness (i) shall not include obligations under performance bonds, performance guarantees, surety bonds and appeal bonds, letters of credit or similar obligations, Incurred in the ordinary course of business, including in connection with pole rental or conduit attachments and the like or the requirements of cable television franchising authorities, and otherwise consistent with industry practice; (ii) shall not include obligations of any Person (x) arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, provided such obligations are extinguished within five business days of their Incurrence, (y) resulting from the endorsement of negotiable instruments for collection in the ordinary course of business and consistent with past practice and (z) under stand-by letters of credit to the extent collateralized by cash or Cash Equivalents; and (iii) which provides that an amount less than the principal amount thereof shall be due upon any declaration of acceleration thereof shall be deemed to be Incurred or outstanding in an amount equal to the accreted value thereof at the date of determination.

“Investment” in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by means of a guarantee) or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), or any direct or indirect acquisition, by purchase or otherwise, of any stock, bonds, notes, debentures, partnership, membership or joint venture interests or other securities or other evidence of beneficial interest of, such Person; provided that the term “Investment” shall not include any such advance, loan or extension of credit having a term not exceeding 90 days arising in the ordinary course of business or any pledge of Equity Interests pursuant to the Subsidiary Credit Facility or any Future Subsidiary Credit Facility. If Mediacom Broadband LLC or any Restricted Subsidiary sells or otherwise disposes of any Voting Equity Interest of any direct or indirect Restricted Subsidiary such that, after giving effect to such sale or disposition, Mediacom Broadband LLC no longer owns, directly or indirectly, greater than 50% of the outstanding Voting Equity Interests in such Restricted Subsidiary, Mediacom Broadband LLC shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Voting Equity Interests in such former Restricted Subsidiary not sold or disposed of.

“Lien” means any mortgage, pledge, lien, charge, security interest, hypothecation, assignment for security or encumbrance of any kind (including any conditional sale or capital lease or other title retention agreement, any lease in the nature thereof or any agreement to give a security interest).

“Management Agreements” means the Management Agreements dated as of June 6, 2001 by and between Mediacom Communications and each of MCC Georgia LLC, MCC Illinois LLC, MCC Iowa LLC and MCC Missouri LLC, as the same may be amended, supplemented or modified from time to time.

“Mediacom Broadband Preferred Membership Interest” means the $150.0 million 12.0% preferred membership interest of Mediacom Broadband LLC issued to Mediacom Communications and/or one or more of its direct or indirect subsidiaries in connection with the AT&T Acquisitions.

“Mediacom Broadband Credit Agreement” means the Amendment and Restatement, dated as of December 16, 2004, of the Credit Agreement, dated as of July 18, 2001, by and among MCC Iowa LLC, MCC Illinois LLC, MCC Georgia LLC and MCC Missouri LLC, the lenders party thereto and J.P. Morgan Chase Bank N.A., as administrative agent, as amended by Amendment No. 1, dated as of October 11, 2005, Amendment No. 2, dated as of May 5, 2006, Amendment No. 3, dated as of June 11, 2007, Amendment No. 4, dated as of June 11, 2007, and Amendment No. 5, dated as of April 23, 2010, and as supplemented by the Incremental Facility Agreement, dated as of May 5, 2006, the Incremental Facility Agreement, dated as of May 29, 2008, the Incremental Facility Agreement, dated as of April 23, 2010, and the Incremental Facility Agreement, dated as of November 10, 2011.

“Mediacom Communications” means Mediacom Communications Corporation, a Delaware corporation.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means, with respect to any issuance or sale of Equity Interests, the proceeds in the form of cash or Cash Equivalents received by Mediacom Broadband LLC or any Restricted Subsidiary of such issuance or sale, net of attorneys’ fees, accountants fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Non-Recourse Indebtedness” means Indebtedness of a Person (i) as to which neither the Issuers nor any of the Restricted Subsidiaries (other than such Person or any Subsidiaries of such Person) (a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable (as a guarantor or otherwise); and (ii) the incurrence of which will not result in any recourse against any of the assets of either of the Issuers or the Restricted Subsidiaries (other than to such Person or to any Subsidiaries of such Person and other than to the Equity Interests in such Person or in another Restricted Subsidiary or an Unrestricted Subsidiary pledged by Mediacom Broadband LLC, a Restricted Subsidiary or an Unrestricted Subsidiary); provided, however, that Mediacom Broadband LLC or any Restricted Subsidiary may make a loan to a Controlled Subsidiary or an Unrestricted Subsidiary, or guarantee a loan made to a Controlled Subsidiary or an Unrestricted Subsidiary, if such loan or guarantee is permitted by “—Covenants—Limitation on Restricted Payments” above at the time of the making of such loan or guarantee, and such loan or guarantee shall not constitute Indebtedness which is not Non-Recourse Indebtedness.

“Operating Agreement” means the Amended and Restated Operating Agreement of Mediacom Broadband LLC dated as of June 29, 2001, as the same may be amended, supplemented or modified from time to time.

“Operating Cash Flow” means, with respect to Mediacom Broadband LLC and the Restricted Subsidiaries on a consolidated basis, for any period, an amount equal to Consolidated Net Income for such period increased (without duplication) by the sum of (i) Consolidated Income Tax Expense accrued for such period to the extent deducted in determining Consolidated Net Income for such period; (ii) Consolidated Interest Expense for such period to the extent deducted in determining Consolidated Net Income for such period; and (iii) depreciation, amortization and any other non-cash items for such period to the extent deducted in determining Consolidated Net Income for such period (other than any non-cash item (other than the management fees referred to in clause (viii) of the definition of “Consolidated Net Income”) which requires the accrual of, or a reserve for, cash charges for any future period) of Mediacom Broadband LLC and the Restricted Subsidiaries, including, without limitation, amortization of capitalized debt issuance costs for such period and any non-cash compensation expense realized from grants of equity instruments or other rights (including, without limitation, stock options, stock appreciation or other rights, restricted stock, restricted stock units, deferred stock and deferred stock units) to officers, directors and employees of such Person, all of the foregoing determined on a consolidated basis in accordance with generally accepted accounting principles consistently applied, and decreased by non-cash items to the extent they increase Consolidated Net Income (including the partial or entire reversal of reserves taken in prior periods) for such period.

“Other Pari Passu Debt” means Indebtedness of Mediacom Broadband LLC or any Restricted Subsidiary that does not constitute Subordinated Obligations and that is not senior in right of payment to the notes.

“Other Pari Passu Debt Pro Rata Share” means, with respect to any Asset Sale, an amount equal to the product of (A) the amount of the Available Asset Sale Proceeds from such Asset Sale multiplied by (B) a fraction, (i) the numerator of which is the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding on the Reinvestment Date with respect to such Asset Sale and (ii) the denominator of which is the sum of (a) the aggregate principal amount of all notes outstanding on such Reinvestment Date and (b) the aggregate principal amount and/or accreted value, as the case may be, of all Other Pari Passu Debt outstanding on such Reinvestment Date.

“Other Permitted Liens” means (i) Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied; (ii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and for which an appropriate reserve or provision shall have been made in accordance with generally accepted accounting principles consistently applied; (iii) easements, rights of way, and other restrictions on use of property or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the property subject thereto or interfere with the ordinary conduct of the business of Mediacom Broadband LLC or its Subsidiaries; (iv) Liens related to Capitalized Lease Obligations, mortgage financings or purchase money obligations (including refinancings thereof), in each case Incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Mediacom Broadband LLC or any Restricted Subsidiary or a Related Business, provided that any such Lien encumbers only the asset or assets so financed, purchased, constructed or improved; (v) Liens resulting from the pledge by Mediacom Broadband LLC of Equity Interests in a Restricted Subsidiary in connection with the Subsidiary Credit Facility or a Future Subsidiary Credit Facility or

in an Unrestricted Subsidiary in any circumstance, in each such case where recourse to Mediacom Broadband LLC is limited to the value of the Equity Interests so pledged; (vi) Liens resulting from the pledge by Mediacom Broadband LLC of intercompany indebtedness owed to Mediacom Broadband LLC in connection with the Subsidiary Credit Facility or a Future Subsidiary Credit Facility; (vii) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds, deposits to secure the performance of bids, trade contracts, government contracts, leases or licenses or other obligations of a like nature incurred in the ordinary course of business (including, without limitation, landlord Liens on leased properties); (ix) leases or subleases granted to third Persons not interfering with the ordinary course of business of Mediacom Broadband LLC; (x) deposits made in the ordinary course of business to secure liability to insurance carriers; (xi) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other property relating to such letters of credit and the products and proceeds thereof; (xii) Liens on the assets of Mediacom Broadband LLC to secure hedging agreements with respect to Indebtedness permitted by the Indenture to be Incurred; (xiii) attachment or judgment Liens not giving rise to an Event of Default; and (xiv) any interest or title of a lessor under any capital lease or operating lease.

“Permitted Holder” means (i) Rocco B. Commisso or his spouse or siblings, any of their lineal descendants and their spouses; (ii) any controlled Affiliate of any individual described in clause (i) above; (iii) in the event of the death or incompetence of any individual described in clause (i) above; such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date will beneficially own or have the right to acquire, directly or indirectly, Equity Interests in Mediacom Broadband LLC; (iv) any trust or trusts created for the benefit of each Person described in this definition, including, without limitation, any trust for the benefit of the parents or siblings of any individual described in clause (i) above; (v) any trust for the benefit of any such trust; and (vi) Mediacom Communications and its controlled Affiliates.

“Permitted Investments” means (i) Cash Equivalents; (ii) Investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers’ compensation, performance and other similar deposits; (iii) the extension of credit to vendors, suppliers and customers in the ordinary course of business; (iv) Investments existing as of the date of the Indenture, and any amendment, modification, extension or renewal thereof to the extent such amendment, modification, extension or renewal does not require Mediacom Broadband LLC or any Restricted Subsidiary to make any additional cash or non-cash payments or provide additional services in connection therewith; (v) Hedging Agreements; (vi) any Investment for which the sole consideration provided is Equity Interests (other than Disqualified Equity Interests) of Mediacom Broadband LLC; (vii) any Investment consisting of a guarantee permitted under clause (e) of the second paragraph of “—Covenants—Limitation on Indebtedness” above; (viii) Investments in Mediacom Broadband LLC, in any Wholly Owned Restricted Subsidiary or in any Controlled Subsidiary or any Person that, as a result of or in connection with such Investment, becomes a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary or is merged with or into or consolidated with Mediacom Broadband LLC or a Wholly Owned Restricted Subsidiary or a Controlled Subsidiary; (ix) loans and advances to officers, directors and employees of Mediacom Communications, Mediacom Broadband LLC and the Restricted Subsidiaries for business-related travel expenses, moving expenses and other similar expenses in each case incurred in the ordinary course of business; (x) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Equity Interests) of Mediacom Broadband LLC; (xi) Related Business Investments; and (xii) other Investments made pursuant to this clause (xii) at any time, and from time to time, after the date of the Indenture, in addition to any Permitted Investments described in clauses (i) through (xi) above, in an aggregate amount at any one time outstanding not to exceed $25.0 million.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization, government or agency or political subdivision thereof or any other entity.

“Preferred Equity Interest” in any Person means an Equity Interest of any class or classes, however designated, which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Equity Interests of any other class in such Person.

“Productive Assets” means assets of a kind used or useable by Mediacom Broadband LLC and the Restricted Subsidiaries in any Related Business and specifically includes assets acquired through Asset Acquisitions (it being understood that “assets” may include Equity Interests of a Person that owns such Productive Assets, provided that after giving effect to such transaction, such Person would be a Restricted Subsidiary).

“Related Business” means a cable television, media and communications, telecommunications or data transmission business, and businesses ancillary, complementary or reasonably related thereto, and reasonable extensions thereof.

“Related Business Investment” means: (i) any Investment related to the business of Mediacom Broadband LLC and its Restricted Subsidiaries as conducted on the date of the Indenture and as such business may thereafter evolve in the fields of Related Businesses, (ii) any Investment in any other Person (including, without limitation, any Affiliate of Mediacom Broadband LLC) primarily engaged in a Related Business and (iii) any customary deposits or earnest money payments made by Mediacom Broadband LLC or any Restricted Subsidiary in connection with or in contemplation of the acquisition of a Related Business.

“Restricted Payment” means:

(i) any dividend (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any dividend made to Mediacom Broadband LLC or another Restricted Subsidiary or any dividend payable in Equity Interests (other than Disqualified Equity Interests) in Mediacom Broadband LLC or any Restricted Subsidiary);

(ii) any distribution (whether made in cash, property or securities) on or with respect to any Equity Interests in Mediacom Broadband LLC or of any Restricted Subsidiary (other than with respect to Disqualified Equity Interests and other than any distribution made to Mediacom Broadband LLC or another Restricted Subsidiary or any distribution payable in Equity Interests (other than Disqualified Equity Interests) in Mediacom Broadband LLC or any Restricted Subsidiary);

(iii) any redemption, repurchase, retirement or other direct or indirect acquisition of any Equity Interests in Mediacom Broadband LLC (other than Disqualified Equity Interests), or any warrants, rights or options to purchase or acquire any such Equity interests or any securities exchangeable for or convertible into any such Equity Interests;

(iv) any redemption, repurchase, retirement or other direct or indirect acquisition for value or other payment of principal, prior to any scheduled final maturity scheduled repayment or scheduled sinking fund payment, of any Subordinated Obligations; or

(v) any Investment other than a Permitted Investment.

“Restricted Subsidiary” means any Subsidiary of Mediacom Broadband LLC that has not been designated by the Executive Committee of Mediacom Broadband LLC by a Committee Resolution delivered to the Trustee as an Unrestricted Subsidiary pursuant to “—Covenants—Designation of Unrestricted Subsidiaries” above. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

“S&P” means Standard & Poor’s, a division of The McGraw Hill Companies, Inc.

“Significant Subsidiary” means any Restricted Subsidiary which at the time of determination had: (A) total assets which, as of the date of Mediacom Broadband LLC’s most recent quarterly consolidated balance sheet, constituted at least 10% of Mediacom Broadband LLC’s total assets on a consolidated basis as of such date; (B) revenues for the three-month period ending on the date of Mediacom Broadband LLC’s most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom Broadband LLC’s total revenues on a consolidated basis for such period; or (C) Subsidiary Operating Cash Flow for the three-month period ending on the date of Mediacom Broadband LLC’s most recent quarterly consolidated statement of income which constituted at least 10% of Mediacom Broadband LLC’s total Operating Cash Flow on a consolidated basis for such period.

“Subordinated Obligations” means with respect to either of the Issuers, any Indebtedness of either of the Issuers which is expressly subordinated in right of payment to the notes.

“Subsidiary” means with respect to any Person, any other Person the majority of whose voting stock, membership interests or other Voting Equity Interests is or are owned by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries of such Person. Voting stock in a corporation is Equity Interests having voting power under ordinary circumstances to elect directors.

“Subsidiary Credit Facility” means the Mediacom Broadband LLC Group Credit Agreement, together with all loan documents and instruments thereunder (including, without limitation, any guarantee agreements and security documents), including, without limitation, any amendment and restatement, modification or supplement thereto or any refinancing, refunding, deferral, renewal, extension or replacement thereof (including, in any such case and without limitation, adding or removing Subsidiaries of Mediacom Broadband LLC as borrowers or guarantors thereunder), whether by the same or any other lender or group of lenders, pursuant to which (i) an aggregate amount of Indebtedness up to $1.4 billion may be Incurred pursuant to clause (c)(i) of the second paragraph of “—Covenants—Limitation on Indebtedness” above and (ii) any additional amount of Indebtedness in excess of $1.4 billion may be Incurred pursuant to the first paragraph or pursuant to clause (c)(ii) or any other applicable clause (other than clause (c)(i)) of the second paragraph of “—Covenants—Limitation on Indebtedness” above.

“Subsidiary Operating Cash Flow” means, with respect to any Subsidiary for any period, the “Operating Cash Flow” of such Subsidiary and its Subsidiaries for such period determined by utilizing all of the elements of the definition of “Operating Cash Flow” in the Indenture, including the defined terms used in such definition, consistently applied only to such Subsidiary and its Subsidiaries on a consolidated basis for such period.

“Treasury Rate” means, as of the applicable redemption date, the yield to maturity as of such redemption date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two business days prior to such redemption date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such redemption date to April 1, 2018; provided, however, that if the period from such redemption date to April 1, 2018 is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Unrestricted Subsidiary” means any Subsidiary of Mediacom Broadband LLC designated as such pursuant to the provisions of “—Covenants—Designation of Unrestricted Subsidiaries” above, and any Subsidiary of an Unrestricted Subsidiary. Any such designation may be revoked by a Committee Resolution delivered to the Trustee, subject to the provisions of such covenant.

“Voting Equity Interests” means Equity Interests in any Person with voting power under ordinary circumstances entitling the holders thereof to elect (i) the board of managers, board of directors or other governing body of such Person or (ii) in the case of Mediacom Broadband LLC, the Executive Committee of Mediacom Broadband LLC.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” means a Restricted Subsidiary 99% or more of the outstanding Equity Interests of which (other than Equity Interests constituting directors’ qualifying shares to the extent mandated by applicable law) are owned by Mediacom Broadband LLC or by one or more Wholly Owned Restricted Subsidiaries or by Mediacom Broadband LLC and one or more Wholly Owned Restricted Subsidiaries.

No Liability of Managers, Officers, Employees, or Shareholders

No manager, director, officer, employee, member, shareholder, partner or incorporator of either Issuer or any Subsidiary, as such, will have any liability for any obligations of the Issuers under the original notes, the exchange notes, or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the Federal securities laws and the SEC is of the view that such a waiver is against public policy.

Concerning the Trustee

Law Debenture Trust Company of New York is the Trustee under the Indenture and the Note Registrar and Paying Agent with regard to the notes. The Trustee may resign under the Indenture at any time after giving notice to the Issuers and the holders. The Trustee may be removed under the Indenture at any time by written notice signed by the Issuer and delivered to the Trustee for ineligibility, bankruptcy, insolvency, receivership or other incapability to act. If the

Trustee resigns or is removed, or if a vacancy occurs in the office of the Trustee for any reason, a successor trustee shall be appointed in accordance with the provisions of the Indenture. No such resignation or removal shall be effective until a successor trustee has been appointed.

The Issuers will indemnify the Trustee with respect to certain matters relating to the Indenture. In addition, the Trustee will be under no obligation to act at the direction of the holders unless such holders have offered to indemnify the Trustee.

The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties under the Indenture, or in the exercise of any rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

Defeasance and Covenant Defeasance

The Indenture provides that the Issuers may elect either (a) to defease and be discharged from any and all obligations with respect to the notes (except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold moneys for payment in trust) (“legal defeasance”) or (b) to be released from its obligations with respect to the notes under certain covenants (and related Events of Default) contained in the Indenture, including but not limited to those described above under “—Covenants” (“covenant defeasance”), upon the deposit with the Trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. government obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest and Additional Interest, if any, on the notes, on the scheduled due dates therefor. Such a trust may only be established if, among other things, (x) no Default or Event of Default has occurred and is continuing or would arise therefrom (or, with respect to Events of Default resulting from certain events of bankruptcy, insolvency or reorganization, would occur at any time in the period ending on the 91st day after the date of deposit) and (y) Mediacom Broadband LLC has delivered to the Trustee an opinion of counsel (as specified in the Indenture) to the effect that (i) legal defeasance or covenant defeasance, as the case may be, will not require registration of the Issuers, the Trustee or the trust fund under the Investment Company Act of 1940, as amended, or the Investment Advisors Act of 1940, as amended, and (ii) the holders of the notes will recognize income, gain or loss for Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance or covenant defeasance had not occurred. Such opinion, in the case of legal defeasance under clause (a) above, must refer to and be based upon a private ruling concerning the notes of the Internal Revenue Service or a ruling of general effect published by the Internal Revenue Service.

Modification of Indenture

From time to time, the Issuers and the Trustee may, without the consent of holders of the notes, enter into one or more supplemental indentures for certain specified purposes, including: (a) providing for a successor or successors to the Issuers; (b) adding guarantees; (c) releasing Guarantors when permitted by the Indenture; (d) providing for security for the notes; (e) adding to the covenants of the Issuers; (f) surrendering any right or power conferred upon the Issuers; (g) providing for uncertificated notes in addition to or in place of certificated notes; (h) making any change that does not adversely affect the rights of any noteholder; (i) complying with any requirement of the Trust Indenture Act or curing certain ambiguities, defects or inconsistencies; and (j) conforming the text of the Indenture or the notes to any provision of this “Description of Exchange Notes.” The Indenture contains provisions permitting the Issuers and the Trustee, with the consent of holders of at least a majority in aggregate principal amount of the notes at the time outstanding, to modify the Indenture or any supplemental indenture or the rights of the holders of the notes, except that no such modification shall, without the consent of each holder affected thereby: (i) change or extend the fixed maturity of any notes, reduce the rate or extend the time of payment of interest or Additional Interest, if any, thereon, reduce the principal amount thereof or premium, if any, thereon or change the currency in which the notes are payable; (ii) reduce the premium payable upon any redemption of notes in accordance with the optional redemption provisions of the notes or change the time before which no such redemption may be made; (iii) waive a default in the payment of principal or interest or Additional Interest, if any, on the notes (except that holders of a majority in aggregate principal amount of the notes at the time outstanding may (a) rescind an acceleration of the notes that resulted from a non-payment default and (b) waive the payment default that resulted from such acceleration) or alter the rights of holders of the notes to waive defaults; (iv) adversely affect the ranking of the notes or the guarantees, if any; or (v) reduce the percentage of notes, the consent of the holders of which is required for any such modification. Any existing Event of Default (other than a default in the payment of principal or interest or Additional Interest, if any, on the notes) or compliance with any provision of the notes or the Indenture (other than any provision related to the payment of principal or interest or Additional Interest, if any, on the notes) may be waived with the consent of holders of at least a majority in aggregate principal amount of the notes at the time outstanding.

Compliance Certificate

The Indenture provides that Mediacom Broadband LLC will deliver to the Trustee within 120 days after the end of each fiscal year of Mediacom Broadband LLC an officers’ certificate stating whether or not the signers know of any Event of Default that has occurred. If they do, the certificate will describe the Event of Default and its status.

Book-Entry, Delivery and Form

Except as set forth below, the exchange notes will be issued in registered, global form (“Global Notes”). The Global Notes will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company “DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of such notes in certificated form.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them without notice. We takes no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised Issuer that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the exchange agent with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories, which are Euroclear Bank S.A./N.V., as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Issuer and the Trustee will treat the Persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither Issuer, the Trustee nor any agent of Issuer or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the exchange notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or Issuer. Neither were nor the Trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and Issuer and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the exchange notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised Issuer that it will take any action permitted to be taken by a holder of exchange notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes in certificated form, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream,

they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time without notice. None of Issuer, the Trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1) DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 120 days after the date of such notice; or

(2) We, at our option, notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3) there has occurred and is continuing a Default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon 30 days prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such notes.

Same Day Settlement and Payment

We will make payments in respect of the exchange notes represented by the Global Notes (including principal, premium, if any, and interest, if any) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Material United States Federal Income Tax Considerations

The following discussion describes the material U.S. federal income tax consequences relating to the exchange of original notes for exchange notes pursuant to the exchange offer and the material U.S. federal income tax consequences and, in the case of certain non-U.S. holders (as defined below), certain estate tax consequences of the acquisition, ownership and disposition of the notes. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder, judicial authorities and administrative interpretations, effective, in each case (unless otherwise noted), as of the date of this prospectus, all of which are subject to change, possibly with retroactive effect, and are subject to different interpretations. We cannot assure you that the U.S. Internal Revenue Service (the “IRS”) will not challenge one or more of the tax consequences described in this discussion, and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income tax consequences of the exchange of original notes for exchange notes or of acquiring, holding or disposing of the notes.

This discussion does not purport to address all tax consequences that may be relevant to a holder in light of the holder’s particular circumstances or status, nor does it discuss the U.S. federal income tax consequences to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as financial institutions, insurance companies, regulated investment companies, tax-exempt organizations, dealers in securities, persons subject to alternative minimum tax, pass-through entities treated as partnerships for U.S. federal income tax purposes (or investors in such entities), U.S. holders (as defined below) whose functional currency is not the U.S. dollar, U.S. expatriates and former long-term residents of the United States, or persons that hold the notes as part of a hedge, conversion transaction, straddle or other risk reduction transaction. This discussion is limited to the U.S. federal income tax consequences to those holders that hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion does not address the tax consequences arising under any applicable state, local or foreign tax laws or the application of other U.S. federal taxes, such as the federal gift tax, the alternative minimum tax, or, except as specifically noted under “—Tax consequences to non-U.S. holders—Certain U.S. federal estate tax considerations,” the federal estate tax.

If any entity treated as a partnership for U.S. federal income tax purposes holds notes, the U.S. federal income tax treatment of a partner of the partnership generally will depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership acquiring the notes, you are urged to consult your own tax advisor about the tax consequences of acquiring, holding and disposing of the notes.

In certain circumstances (for example, see “Description of Exchange Notes—Repurchase at the Option of Holders—Change of Control”), we may be obligated to pay amounts on the notes that are in excess of the stated interest on, or principal amount of, the notes. This may cause the notes to be subject to special rules for debt instruments with contingent payments unless, as of the issue date of the notes, the likelihood of the event that would result in such payment is “remote” or such contingency is considered “incidental.” We intend to take the position that any such contingencies should be treated as remote and/or incidental, as of the issue date of the notes, within the meaning of the applicable U.S. Treasury Regulations. Accordingly, any additional amounts, if paid, should be taxable to a U.S. holder only at the time such amounts accrue or are received in accordance with such U.S. holder’s regular method of accounting. Under applicable U.S. Treasury Regulations, our determination is binding on all holders of the notes (other than holders that properly disclose to the IRS that they are taking a different position) but is not binding on the IRS. The IRS may take a contrary position, which, if sustained, could affect the timing and character of a holder’s income with respect to the notes in a materially adverse way. The remainder of this discussion assumes that the notes are not contingent payment debt instruments.

Investors considering the purchase of notes are encouraged to consult their own tax advisors regarding the application of the U.S. federal tax laws to their particular situations and the applicability and effect of state, local or foreign tax laws and tax treaties.

Tax consequences to U.S. holders

You are a “U.S. holder” for purposes of this discussion if you are a beneficial owner of a note and, for U.S. federal income tax purposes, you are:

•	an individual who is a citizen or a resident of the United States;

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, that was created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust, if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (2) such trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

Exchange offer

The exchange of original notes for exchange notes will not be treated as an “exchange” for U.S. federal income tax purposes because the exchange notes will not be considered to differ materially in kind from the original notes. Accordingly, in the case of the exchange offer:

•	you will not recognize gain or loss upon receipt of an exchange note;

•	the adjusted tax basis of the exchange note you receive will be the same as your adjusted tax basis in the original note (determined immediately prior to the exchange) that is exchanged therefor; and

•	the holding period of the exchange note you receive will include your holding period of the original note exchanged therefor.

Stated interest on the notes

Each exchange note should be treated as a continuation of the original note exchanged therefor for purposes of the inclusion of stated interest into income. Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

Disposition of the notes

You will generally recognize capital gain or loss on the sale, redemption, exchange, retirement or other taxable disposition of a note measured by the difference between (i) the amount of cash and fair market value of any other property received therefor (except to the extent such cash or property is attributable to accrued but unpaid stated interest, which will be treated as a payment of interest and will be taxable as ordinary income to the extent you have not previously included the accrued interest in income) and (ii) your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount you paid for the note. Such gain or loss will be long-term capital gain or loss if you held the note for more than one year at the time of the sale, redemption, exchange, retirement or other taxable disposition. Long-term capital gains of non-corporate holders are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Amortizable Bond Premium

If you purchase a note for an amount that is greater than the sum of all remaining payments on the note other than stated interest, you will be treated as having purchased the note with “amortizable bond premium” in an amount equal to such excess. Amortizable bond premium on original notes should carry over to the exchange notes received in exchange therefor. A U.S. holder may elect to amortize this premium using a constant yield method over the term of the notes and generally may offset interest in respect of the note otherwise required to be included in income by the amortized amount of the premium for the taxable year. A U.S. holder that elects to amortize bond premium must reduce its tax basis in its note by the amount of the premium amortized in any taxable year. An election to amortize bond premium is binding once made and applies to all bonds held by the holder at the beginning of the first taxable year to which this election applies and to all bonds thereafter acquired. You are urged to consult your own tax advisor concerning the computation and amortization of any bond premium on your notes.

Market Discount

If you purchase a note for an amount that is less than its stated principal amount, you will be treated as having purchased the note with “market discount” unless the discount is less than a specified de minimis amount. Market discount on original notes should carry over to the exchange notes received in exchange therefor. Under the market discount rules, a U.S. holder generally will be required to treat any gain realized on the sale, exchange, retirement or other disposition of a note as ordinary income to the extent of any accrued market discount that has not previously been included in income. For this purpose, market discount will be considered to accrue ratably during the period from the date of the U.S. holder’s acquisition of the note to the maturity date of the note, unless the U.S. holder made an election to accrue market discount on a constant yield basis. Accrued market discount on original notes that has not previously been included in income by a U.S. holder should carry over to the exchange notes received in exchange therefor. A U.S. holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity date or certain earlier dispositions.

A U.S. holder may elect to include market discount in income currently as it accrues on either a ratable or a constant yield basis, in which case the rules described about regarding (1) the treatment as ordinary income of gain upon the disposition of the note and (2) the deferral of interest deductions will not apply. Currently included market discount is generally treated as ordinary interest income for U.S. federal income tax purposes. An election to include market discount in income as it accrues will apply to all debt instruments with market discount acquired by the U.S. holder on or after the first day of the taxable year to which the election applies and may be revoked only with the consent of the IRS.

Information reporting and backup withholding

Information reporting requirements may apply to payments of interest on, or the proceeds of the disposition (including a retirement or redemption) of, notes held by you. These requirements, however, do not apply with respect to certain exempt holders, such as corporations.

Backup withholding (currently at a rate of 28%) will apply to payments of interest on, or the proceeds of the disposition (including a retirement or redemption) of, the notes, unless you provide the paying agent with a taxpayer identification number, certified under penalties of perjury, as well as certain other information, or otherwise establish an exemption from backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided the required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Tax consequences to non-U.S. holders

You are a “non-U.S. holder” for purposes of this discussion if you are a beneficial owner of notes that is an individual, corporation, estate or trust for U.S. federal income tax purposes, and you are not a U.S. holder.

Interest on the notes

Subject to the discussion below under the heading “—Information reporting and backup withholding,” payments of interest on the notes generally will be exempt from withholding of U.S. federal income tax under the “portfolio interest” exemption if you properly certify as to your foreign status, as described below, and:

•	you do not own, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of the voting stock of Mediacom Communications;

•	you are not a bank whose receipt of interest on the notes is in connection with an extension of credit made pursuant to a loan agreement entered into in the ordinary course of business;

•	you are not a “controlled foreign corporation” for U.S. federal income tax purposes that is related to us; and

•	interest on the notes is not effectively connected with your conduct of a U.S. trade or business.

The portfolio interest exemption applies only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to your agent. Your agent will then generally be required to provide appropriate certifications to us or our paying agent, either directly or through other intermediaries. Special rules apply to foreign estates and trusts, and in certain circumstances, certifications as to foreign status of trust owners or beneficiaries may have to be provided to us or our paying agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the IRS.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax, currently at a 30% rate, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under an applicable income tax treaty, or the payments of interest are effectively connected with your conduct of a trade or business in the United States and you meet the certification requirements described below (see “—Income or gain effectively connected with a U.S. trade or business”).

Disposition of notes

You generally will not be subject to U.S. federal income tax on any gain realized on the sale, redemption, exchange, retirement or other taxable disposition of a note unless:

•	the gain is effectively connected with the conduct by you of a U.S. trade or business; or

•	you are an individual who has been present in the United States for 183 days or more in the taxable year of disposition and certain other requirements are met.

If you are a non-U.S. holder described in the first bullet point above, you generally will be subject to U.S. federal income tax as described below (see “—Income or gain effectively connected with a U.S. trade or business”). If you are a non-U.S. holder described in the second bullet point above, you generally will be subject to U.S. federal income tax, currently at a 30% rate (or lower applicable treaty rate), on the gain derived from the sale, redemption, exchange, retirement or other taxable disposition, which may be offset by U.S. source capital losses.

Income or gain effectively connected with a U.S. trade or business

If any interest on the notes or gain from the sale, redemption, exchange, retirement or other taxable disposition of the notes is effectively connected with a U.S. trade or business conducted by you (and, if an applicable income tax treaty so requires, is attributable to your permanent establishment in the United States), then you will generally be subject to U.S. federal income tax in the same manner as a U.S. holder. If interest received with respect to the notes is effectively connected income (whether or not a treaty applies), the withholding tax (currently at a 30% rate) described above will not apply (assuming an appropriate certification is provided). You can generally meet the certification requirements by providing a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent. If you are a corporation for U.S. federal income tax purposes, that portion of your earnings and profits that is effectively connected with your U.S. trade or business also may be subject to a “branch profits tax,” currently at a 30% rate, although an applicable income tax treaty may provide for a lower rate.

Exchange offer

The U.S. federal income tax consequences of the exchange of original notes for exchange notes pursuant to the exchange offer or the filing of a shelf registration statement will be as described in “—Tax consequences to U.S. holders—Exchange offer” above.

Information reporting and backup withholding

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the IRS and to you. Backup withholding (currently at a rate of 28%) generally will not apply to payments of interest on a note to a non-U.S. holder if the statement described in “—Interest on the notes” above is provided by the holder, or the holder otherwise establishes an exemption, provided that we do not have actual knowledge or reason to know that the holder is a U.S. person.

Payment of the proceeds of a disposition (including a retirement or redemption) of a note effected by the U.S. office of a U.S. or foreign broker will be subject to information reporting requirements and backup withholding unless you properly certify, under penalties of perjury, as to your foreign status and certain other conditions are met, or you otherwise establish an exemption. Information reporting and backup withholding generally will not apply to any payment of the proceeds of the disposition of a note effected outside the United States by a foreign office of a broker; however, if such broker has certain connections to the United States, then information reporting, but not backup withholding, will apply unless the broker has documentary evidence in its records that you are a non-U.S. holder and certain other conditions are met, or you otherwise establish an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against your U.S. federal income tax liability, if any, and may entitle you to a refund, provided the required information is timely furnished to the IRS. The information reporting requirements may apply regardless of whether backup withholding is required.

Certain U.S. federal estate tax considerations

If you are an individual and are not a current or former citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of your death, the notes will not be included in your estate for U.S. federal estate tax purposes provided that, at the time of your death, interest on the notes qualifies for the portfolio interest exemption under the rules described above, without regard to the certification requirement.

Medicare Tax

Certain persons who are individuals, estates or trusts are required to pay an additional 3.8% tax on their “net investment income” (which includes interest income from, and gain recognized on the sale of, the notes) to the extent the sum of net investment income and other modified adjusted gross income exceeds specified dollar amounts. Holders should consult their own tax advisors regarding the applicability of this provision to their holding of the notes.

Plan of Distribution

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for original notes where such original notes were acquired as a result of market-making activities or other trading activities. We have agreed that, starting on the date of the completion of the exchange offer and for up to one year following completion of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. In addition, until [•], 2013 (90 days after the date of this prospectus), all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

We will not receive any proceeds from the exchange of original notes for exchange notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market,

•	in negotiated transactions,

•	through the writing of options on the exchange notes or a combination of such methods of resale,

•	at market prices prevailing at the time of resale,

•	at prices related to such prevailing market prices, or

•	at negotiated prices.

Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes.

Any broker-dealer that resells exchange notes received for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver a prospectus and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understandings with any person to participate in the distribution of the original notes or the exchange notes within the meaning of the Securities Act.

For a period of one year after the consummation of the exchange offer, we will promptly send additional copies of this prospectus at no charge and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer (including the expenses of one counsel for the holders of the original notes) other than commissions or concessions of any brokers or dealers and will indemnify the holders of the original notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

Legal Matters

The validity of the exchange notes offered hereby will be passed upon for us by Baker Botts L.L.P., New York, New York.

Experts

The consolidated financial statements of Mediacom Broadband LLC as of December 31, 2012 and 2011 and for each of the three years in the period ended December 31, 2012 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm

To the Member of Mediacom Broadband LLC:

In our opinion, the consolidated financial statements listed in the accompanying index present fairly, in all material respects, the financial position of Mediacom Broadband LLC and its subsidiaries at December 31, 2012 and December 31, 2011, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2012 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule listed in the accompanying index presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

New York, NY

March 7, 2013

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	December 31, 2012	December 31, 2011
ASSETS
CURRENT ASSETS
Cash	$11,796	$11,730
Accounts receivable, net of allowance for doubtful accounts of $1,121 and $1,149	58,544	64,071
Prepaid expenses and other current assets	11,318	7,463

Total current assets	81,658	83,264
Property, plant and equipment, net of accumulated depreciation of $1,228,186 and $1,096,334	804,462	808,370
Franchise rights	1,176,908	1,176,908
Goodwill	195,945	195,945
Subscriber lists, net of accumulated amortization of $39,744 and $39,215	3	532
Other assets, net of accumulated amortization of $16,809 and $19,378	27,183	22,326

Total assets	$2,286,159	$2,287,345

LIABILITIES, PREFERRED MEMBERS’ INTEREST AND MEMBER’S DEFICIT
CURRENT LIABILITIES
Accounts payable, accrued expenses and other current liabilities	$168,033	$170,532
Deferred revenue	34,559	33,525
Current portion of long-term debt	16,000	14,000

Total current liabilities	218,592	218,057
Long-term debt, less current portion	1,943,000	1,983,000
Other non-current liabilities	33,890	44,632

Total liabilities	2,195,482	2,245,689
Commitments and contingencies (Note 12)
PREFERRED MEMBERS’ INTEREST (Note 7)	150,000	150,000

MEMBER’S DEFICIT
Capital contributions	86,112	94,344
Accumulated deficit	(145,435)	(202,688)

Total member’s deficit	(59,323)	(108,344)

Total liabilities, preferred members’ interest and member’s deficit	$2,286,159	$2,287,345

The accompanying notes are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010
Revenues	$897,420	$874,760	$847,661
Costs and expenses:
Service costs (exclusive of depreciation and amortization)	356,915	351,922	354,011
Selling, general and administrative expenses	180,736	173,855	168,938
Management fee expense	14,335	15,452	15,775
Depreciation and amortization	151,240	143,999	131,733

Operating income	194,194	189,532	177,204
Interest expense, net	(112,561)	(111,509)	(112,106)
Gain (loss) on derivatives, net	6,217	(17,911)	(14,703)
Loss on early extinguishment of debt	(11,114)	—	—
Other expense, net	(1,483)	(2,136)	(2,230)

Net income	$75,253	$57,976	$48,165
Dividend to preferred members (Note 7)	(18,000)	(18,000)	(18,000)

Net income applicable to member	$57,253	$39,976	$30,165

The accompanying notes are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN MEMBER’S (DEFICIT) EQUITY

(Dollars in thousands)	Capital Contributions	Accumulated Deficit	Total
Balance, December 31, 2009	$406,998	$(276,255)	$130,743
Net income	—	48,165	48,165
Dividend payments to related party on preferred members’ interest	—	(18,000)	(18,000)
Capital distributions to parent	(63,000)	3,151	(59,849)
Other contributions from parent	216	—	216
Other	—	136	136

Balance, December 31, 2010	$344,214	$(242,803)	$101,411
Net income	—	57,976	57,976
Dividend payments to related party on preferred members’ interest	—	(18,000)	(18,000)
Capital distributions to parent	(250,700)	—	(250,700)
Other contributions from parent	133	—	133
Other	697	139	836

Balance, December 31, 2011	$94,344	$(202,688)	$(108,344)
Net income	—	75,253	75,253
Dividend payments to related party on preferred members’ interest	—	(18,000)	(18,000)
Capital distributions to parent	(121,825)	—	(121,825)
Other contributions from parent	114,500	—	114,500
Other	(907)	—	(907)

Balance, December 31, 2012	$86,112	$(145,435)	$(59,323)

The accompanying notes are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
(Dollars in thousands)	2012	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$75,253	$57,976	$48,165
Adjustments to reconcile net income to net cash flows provided by operating activities:
Depreciation and amortization	151,240	143,999	131,733
(Gain) loss on derivatives, net	(6,217)	17,911	14,703
Loss on early extinguishment of debt (Note 6)	3,338	—	—
Amortization of deferred financing costs	5,109	4,345	3,992
Share-based compensation (Note 11)	—	697	1,305
Changes in assets and liabilities:
Accounts receivable, net	5,527	(10,709)	(4,431)
Accounts receivable—affiliates	—	28,785	54,959
Prepaid expenses and other assets	(3,658)	5,326	7,390
Accounts payable, accrued expenses and other current liabilities	(261)	28,074	(1,319)
Deferred revenue	1,034	1,685	172
Other non-current liabilities	(327)	(530)	(638)

Net cash flows provided by operating activities	$231,038	$277,559	$256,031

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	$(146,988)	$(166,533)	$(141,347)
Change in accrued property, plant and equipment	(8,796)	—	—
Redemption of (investment in) restricted cash and cash equivalents (Note 2)	—	6,153	(6,153)

Net cash flows used in investing activities	$(155,784)	$(160,380)	$(147,500)

CASH FLOWS FROM FINANCING ACTIVITIES:
New borrowings of bank debt	$572,500	$505,900	$824,875
Repayment of bank debt	(410,500)	(373,900)	(814,875)
Issuance of senior notes	300,000	—	—
Redemption of senior notes	(500,000)	—	—
Dividend payments on preferred members’ interest	(18,000)	(18,000)	(18,000)
Capital distributions to parent (Note 8)	(121,825)	(250,700)	(63,000)
Capital contributions from parent (Note 8)	114,500	—	—
Financing costs	(13,316)	(2,218)	(9,628)
Other financing activities	1,453	346	(6,456)

Net cash flows used in financing activities	$(75,188)	$(138,572)	$(87,084)

Net increase (decrease) in cash	66	(21,393)	21,447
CASH, beginning of period	11,730	33,123	11,676

CASH, end of period	$11,796	$11,730	$33,123

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest, net of amounts capitalized	$109,611	$107,504	$109,034

NON-CASH TRANSACTIONS:
Capital expenditures accrued during the period	$—	$9,131	$—

The accompanying notes are an integral part of these statements.

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION

Mediacom Broadband LLC (“Mediacom Broadband,” and collectively with its subsidiaries, “we,” “our” or “us”), a Delaware limited liability company wholly-owned by Mediacom Communications Corporation (“MCC”), is involved in the acquisition and operation of cable systems serving smaller cities and towns in the United States. Our principal operating subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our operating subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make funds available to us. As a limited liability company, we are not subject to income taxes.

We rely on our parent, MCC, for various services such as corporate and administrative support. Our financial position, results of operations and cash flows could differ from those that would have resulted had we operated autonomously or as an entity independent of MCC. See Notes 7, 8 and 9.

Mediacom Broadband Corporation, a Delaware corporation wholly-owned by us, co-issued public debt securities, jointly and severally, with us. Mediacom Broadband Corporation has no assets (other than a $100 receivable from affiliate), operations, revenues or cash flows. Therefore, separate financial statements have not been presented for this entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Preparation of Consolidated Financial Statements

The consolidated financial statements include the accounts of us and our subsidiaries. All significant intercompany transactions and balances have been eliminated. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The accounting estimates that require management’s most difficult and subjective judgments include: assessment and valuation of intangibles, accounts receivable allowance, useful lives of property, plant and equipment and share-based compensation. Actual results could differ from those and other estimates.

Revision of Prior Period Financial Statements

In connection with the preparation of our consolidated financial statements as of, and for the year ended December 31, 2011, during the fourth quarter of 2011, we identified and corrected errors in the manner in which we recorded fixed assets and the related depreciation expense on fixed assets purchased by MCC on behalf of our operating subsidiaries. Such capital expenditures and associated depreciation were recorded at MCC, whereas they were related to, and should have been incurred by, our operating subsidiaries. In accordance with accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 99, Materiality), we assessed the materiality of the errors and concluded that the errors were not material to any of our previously-issued financial statements. In accordance with accounting guidance found in ASC 250-10 (SEC Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatements when Quantifying

Misstatements in Current Year Financial Statements), we have revised all affected periods. These non-cash errors impacted our financial position, statement of operations and cash flows for the comparative periods presented.

The following table presents the impact of the revision on our Consolidated Balance Sheets (dollars in thousands):

	As of December 31, 2010

	As Previously Reported	Adjustment	As Revised

Accounts receivable—affiliates	$46,430	$(17,646)	$28,784
Total current assets	149,641	(17,646)	131,995
Property, plant and equipment, gross	1,747,071	(4,892)	1,742,179
Accumulated depreciation	(969,583)	3,902	(965,681)
Property, plant and equipment, net	777,488	(990)	776,498
Total assets	2,329,690	(18,636)	2,311,054
Member’s equity	120,047	(18,636)	101,411

The following table presents the impact of the revision on our Consolidated Statements of Operations (dollars in thousands):

	Year Ended December 31, 2010

	As Previously Reported	Adjustment	As Revised

Depreciation expense	$130,066	$1,667	$131,733
Operating income	178,871	(1,667)	177,204
Net income	49,832	(1,667)	48,165
Net income applicable to member	31,832	(1,667)	30,165

The following table presents the impact of the revision on our Consolidated Statements of Cash Flows (dollars in thousands):

	Year Ended December 31, 2010

	As Previously Reported	Adjustment	As Revised

Net income	$49,832	$(1,667)	$48,165
Depreciation expense	130,066	1,667	131,733
Changes in assets and liabilities	50,579	5,554	56,133
Net cash flows provided by operating activities	250,477	5,554	256,031
Capital expenditures	(135,793)	(5,554)	(141,347)
Net cash flows used in investing activities	(141,946)	(5,554)	(147,500)

Reclassifications

Certain reclassifications have been made to prior year amounts to conform to the current year presentation.

Revenue Recognition

Revenues from video, HSD and phone services are recognized when the services are provided to our customers. Credit risk is managed by disconnecting services to customers who are deemed to be delinquent. Installation revenues are recognized as customer connections are completed because installation revenues are less than direct installation costs. Advertising sales are recognized in the period that the advertisements are exhibited. Under the terms of our franchise agreements, we are required to pay local franchising authorities up to 5% of our gross revenues derived from providing cable services. We normally pass these fees through to our customers. Franchise fees are reported in their respective revenue categories and included in selling, general and administrative expenses.

Franchise fees imposed by local governmental authorities are collected on a monthly basis from our customers and are periodically remitted to the local governmental authorities. Because franchise fees are our obligation, we present them on a gross basis with a corresponding operating expense. Franchise fees reported on a gross basis amounted to approximately $24.7 million, $24.9 million and $25.5 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Restricted cash and cash equivalents

Restricted cash and cash equivalents represent funds pledged to insurance carriers as security under a master pledge and security agreement. Pledged funds are invested in short-term, highly liquid investments. We retained ownership of the pledged funds, and under the terms of the pledge and security agreement, we can withdraw any of the funds, with the restrictions removed from such funds, provided comparable substitute collateral is pledged to the insurance carriers. During 2010, we invested $6.2 million in restricted cash and cash equivalents. As of December 31, 2011, we had redeemed the entire amount.

Allowance for Doubtful Accounts

The allowance for doubtful accounts represents our best estimate of probable losses in the accounts receivable balance. The allowance is based on the number of days outstanding, customer balances, recoveries, historical experience and other currently available information.

Concentration of Credit Risk

Our accounts receivable are comprised of amounts due from subscribers in varying regions throughout the United States. Concentration of credit risk with respect to these receivables is limited due to the large number of customers comprising our customer base and their geographic dispersion. We invest our cash with high quality financial institutions.

Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Additions to property, plant and equipment generally include material, labor and indirect costs. Depreciation is calculated on a straight-line basis over the following useful lives:

Buildings	40 years

Leasehold improvements	Life of respective lease

Cable systems and equipment and customer devices	5 to 20 years

Vehicles	5 years

Furniture, fixtures and office equipment	5 years

We capitalize improvements that extend asset lives and expense repairs and maintenance as incurred. At the time of retirements, write-offs, sales or other dispositions of property, the original cost and related accumulated depreciation are removed from the respective accounts and the gains or losses are included in depreciation and amortization expense in the consolidated statement of operations.

We capitalize the costs associated with the construction of cable transmission and distribution facilities, new customer installations and indirect costs associated with our telephony product. Costs include direct labor and material, as well as certain indirect costs including capitalized interest. We perform periodic evaluations of the estimates used to determine the amount and extent that such costs that are capitalized. Any changes to these estimates, which may be significant, are applied in the period in which the evaluations were completed. The costs of disconnecting service at a customer’s dwelling or reconnecting to a previously installed dwelling are charged as expense in the period incurred. Costs associated with subsequent installations of additional services not previously installed at a customer’s dwelling are capitalized to the extent such costs are incremental and directly attributable to the installation of such additional services. See also Note 3.

Capitalized Software Costs

We account for internal-use software development and related costs in accordance with ASC 350-40-Intangibles-Goodwill and Other: Internal-Use Software. Software development and other related costs consist of external and internal costs incurred in the application development stage to purchase and implement the software that will be used in our telephony business. Costs incurred in the development of application and infrastructure of the software is capitalized and will be amortized over our respective estimated useful life of 5 years. During the years ended December 31, 2012 and 2011, we capitalized approximately $1.0 million and $4.3 million, respectively of software development costs. Capitalized software had a net book value of $16.1 million and $15.1 million as of December 31, 2012 and 2011, respectively.

Marketing and Promotional Costs

Marketing and promotional costs are expensed as incurred and were $22.9 million, $20.9 million and $20.7 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Intangible Assets

Our cable systems operate under non-exclusive cable franchises, or franchise rights, granted by state and local governmental authorities for varying lengths of time. We acquired these cable franchises through acquisitions of cable systems and were accounted for using the purchase method of accounting. As of December 31, 2012, we held 497 franchises in areas located throughout the United States. The value of a franchise is derived from the economic benefits we receive from the right to solicit new subscribers and to market new products and services, such as digital video, HSD and phone, in a specific market territory. We concluded that our franchise rights have an indefinite useful life since, among other things, there are no legal, regulatory, contractual, competitive, economic or other factors limiting the period over which these franchise rights contribute to our revenues and cash flows. Goodwill is the excess of the acquisition cost of an acquired entity over the fair value of the identifiable net assets acquired. In accordance with ASC No. 350—Intangibles—Goodwill and Other (“ASC 350”), we do not amortize franchise rights and goodwill. Instead, such assets are tested annually for impairment or more frequently if impairment indicators arise.

We follow the provisions of ASC 350 to test our goodwill and franchise rights for impairment. We assess the fair values of each cable system cluster using discounted cash flow (“DCF”) methodology, under which the fair value of cable franchise rights are determined in a direct manner. We employ the In-use Excess Earnings DCF methodology to calculate the fair values of our cable franchise rights, using unobservable inputs (Level 3). This assessment involves significant judgment, including certain assumptions and estimates that determine future cash flow expectations and other future benefits, which are consistent with the expectations of buyers and sellers of cable systems in determining fair value. These assumptions and estimates include discount rates, estimated growth rates, terminal growth rates, comparable company data, revenues per customer, market penetration as a percentage of homes passed and operating margin. We also consider market transactions, market valuations, research analyst estimates and other valuations using multiples of operating income before depreciation and amortization to confirm the reasonableness of fair values determined by the DCF methodology. We employ the Greenfield model to corroborate the fair values of our cable franchise rights determined under the In-use Excess Earnings DCF methodology. Significant impairment in value resulting in impairment charges may result if the estimates and assumptions used in the fair value determination change in the future. Such impairments, if recognized, could potentially be material.

Based on the guidance outlined in ASC 350, we have determined that the unit of accounting, or reporting unit, for testing goodwill and franchise rights is Mediacom Broadband LLC. Comprising cable system clusters across several states Mediacom Broadband LLC is at the financial reporting level that is managed and reviewed by the corporate office (i.e., chief operating decision maker) including our determination as to how we allocate capital resources and utilize the assets. The reporting unit level also reflects the level at which the purchase method of accounting for our acquisitions was originally recorded.

In accordance with ASC 350, we are required to determine goodwill impairment using a two-step process. The first step compares the fair value of a reporting unit with our carrying amount, including goodwill. If the fair value of the reporting unit exceeds our carrying amount, goodwill of the reporting unit is considered not impaired and the second step is unnecessary. If the carrying amount of a reporting unit exceeds our fair value, the second step is performed to measure the amount of impairment loss, if any. The second step compares the implied fair value of the reporting unit’s goodwill, calculated using the residual method, with the carrying amount of that goodwill. If the carrying amount of the goodwill exceeds the implied fair value, the excess is recognized as an impairment loss.

The impairment test for our franchise rights and other intangible assets not subject to amortization consists of a comparison of the fair value of the intangible asset with its carrying value. If the carrying value of the intangible asset exceeds its fair value, the excess is recognized as an impairment loss.

Since our adoption of ASC 350 in 2002, we have not recorded any impairments as a result of our impairment testing. We completed our most recent impairment test as of October 1, 2012, which reflected no impairment of our franchise rights, goodwill or other intangible assets.

We could record impairments in the future if there are changes in the long-term fundamentals of our business, in general market conditions or in the regulatory landscape that could prevent us from recovering the carrying value of our long-lived intangible assets. The economic conditions affecting the U.S. economy, and how that may impact the fundamentals of our business, may have a negative impact on the fair values of the assets in our reporting unit.

In accordance with Accounting Standards Update No. 2010-28—When to Perform Step 2 of the Goodwill Impairment Test for Reporting Units with Zero or Negative Carrying Amounts

(a consensus of the FASB Emerging Issues Task Force), as of October 1, 2011, we have evaluated whether there are any adverse qualitative factors surrounding our Mediacom Broadband reporting unit (which has a negative carrying value) indicating that a goodwill impairment may exist. We do not believe that it is “more likely than not” that a goodwill impairment exists. As such, we have not performed Step 2 of the goodwill impairment test.

Other finite-lived intangible assets, which consist primarily of subscriber lists and covenants not to compete, continue to be amortized over their useful lives of 5 to 10 years and 5 years, respectively. As of December 31, 2012 and 2011, we had less than $0.1 million and $0.5 million of other finite-lived intangible assets, respectively. Amortization expense for the years ended December 31, 2012, 2011 and 2010 was $0.5 million, $1.9 million and $2.1 million, respectively. Our estimated aggregate amortization expense for 2013 is less than $0.1 million.

The following table details changes in the carrying value of goodwill for the years ended December 31, 2012 and 2011, respectively, (dollars in thousands):

Balance—December 31, 2010	$195,945
Acquisitions	—
Dispositions	—

Balance—December 31, 2011	$195,945
Acquisitions	—
Dispositions	—

Balance—December 31, 2012	$195,945

Other Assets

Other assets, net, primarily include financing costs and original issue discount incurred to raise debt, which are deferred and amortized as interest expense over the expected term of such financings. Original issue discount, as recorded in other assets, net, was $10.0 million and $6.4 million as of December 31, 2012 and 2011, respectively.

Segment Reporting

ASC 280—Segment Reporting (“ASC 280”), requires the disclosure of factors used to identify an enterprise’s reportable segments. Our operations are organized and managed on the basis of cable system clusters that represent operating segments within our service area. Each operating segment derives revenues from the delivery of similar products and services to a customer base that is also similar. Each operating segment deploys similar technology to deliver our products and services, operates within a similar regulatory environment and has similar economic characteristics. Management evaluated the criteria for aggregation of the operating segments under ASC 280 and believes that we meet each of the respective criteria set forth. Accordingly, management has identified broadband services as our one reportable segment.

Accounting for Derivative Instruments

We account for derivative instruments in accordance with ASC 815—Derivatives and Hedging (“ASC 815”). These pronouncements require that all derivative instruments be recognized on the balance sheet at fair value. We enter into interest rate swaps to fix the interest rate on a portion of our variable interest rate debt to reduce the potential volatility in our interest expense that would otherwise result from changes in market interest rates. Our derivative instruments are recorded at fair value and are included in other current assets, other assets and other liabilities of our consolidated balance sheet. Our accounting policies for these instruments are based on whether they meet our criteria for designation as hedging transactions, which include the instrument’s effectiveness, risk reduction and, in most cases, a one-to-one matching of the derivative instrument to our underlying transaction. Gains and losses from changes in fair values of derivatives that are not designated as hedges for accounting purposes are recognized in the consolidated statement of operations. We have no derivative financial instruments designated as hedges. Therefore, changes in fair value for the respective periods were recognized in the consolidated statement of operations.

Accounting for Asset Retirement

We adopted ASC 410—Asset Retirement Obligations (“ASC 410”), on January 1, 2003. ASC 410 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We reviewed our asset retirement obligations to determine the fair value of such liabilities and if a reasonable estimate of fair value could be made. This entailed the review of leases covering tangible long-lived assets as well as our rights-of-way under franchise agreements. Certain of our franchise agreements and leases contain provisions that require restoration or removal of equipment if the franchises or leases are not renewed. Based on historical experience, we expect to renew our franchise or lease agreements. In the unlikely event that any franchise or lease agreement is not expected to be renewed, we would record an estimated liability. However, in determining the fair value of our asset retirement obligation under our franchise agreements, consideration will be given to the Cable Communications Policy Act of 1984, which generally entitles the cable operator to the “fair market value” for the cable system covered by a franchise, if renewal is denied and the franchising authority acquires ownership of the cable system or effects a transfer of the cable system to another person. Changes in these assumptions based on future information could result in adjustments to estimated liabilities.

Upon adoption of ASC 410, we determined that in certain instances, we are obligated by contractual terms or regulatory requirements to remove facilities or perform other remediation activities upon the retirement of our assets. We initially recorded a $1.8 million asset in property, plant and equipment and a corresponding liability of $1.8 million. As of December 31, 2012 and 2011, the corresponding asset, net of accumulated amortization, was $0.

Accounting for Long-Lived Assets

In accordance with ASC 360—Property, Plant and Equipment (“ASC 360”), we periodically evaluate the recoverability and estimated lives of our long-lived assets, including property and equipment and intangible assets subject to amortization, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable or the useful life has changed. The measurement for such impairment loss is based on the fair value of the asset, typically based upon the future cash flows discounted at a rate commensurate with the risk involved. Unless presented separately, the loss is included as a component of either depreciation expense or amortization expense, as appropriate.

Programming Costs

We have various fixed-term carriage contracts to obtain programming for our cable systems from content suppliers whose compensation is generally based on a fixed monthly fee per customer. These programming contracts are subject to negotiated renewal. Programming costs are recognized when we distribute the related programming. These programming costs are usually payable each month based on calculations performed by us and are subject to adjustments based on the results of periodic audits by the content suppliers. Historically, such audit adjustments have been immaterial to our total programming costs. Some content suppliers offer financial incentives to support the launch of a channel and ongoing marketing support. When such financial incentives are received, we defer them within non-current liabilities in our consolidated balance sheets and recognize such amounts as a reduction of programming costs (which are a component of service costs in the consolidated statement of operations) over the carriage term of the programming contract.

Share-based Compensation

In 2010, we estimated the fair value of stock options granted using the Black-Scholes option-pricing model. This fair value was then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. This option-pricing model required the input of highly subjective assumptions, including the option’s expected life and the price volatility of the underlying stock. The estimation of stock awards that will ultimately vest required judgment, and to the extent actual results or updated estimates differed from our estimates, such amounts were recorded as a cumulative adjustment in the periods the estimates are revised. Subsequent to the Going Private Transaction, we award deferred compensation in the form of cash. See Notes 9 and 11.

Recent Accounting Pronouncements

In May 2011, the FASB issued Accounting Standards Update No. 2011-04 (“ASU 2011-04”), Fair Value Measurement (Topic 820)—Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs, which provides a converged framework for fair value measurements and related disclosures between generally accepted accounting principles in the U.S. and International Financial Reporting Standards. ASU 2011-04 amends the fair value measurement and disclosure guidance in the following areas: (i) Highest-and-best use and the valuation-premise concepts for non-financial assets, (ii) application to financial assets and liabilities with offsetting positions in market or counterparty credit risk, (iii) premiums or discounts in fair value measurement, (iv) fair value measurements for amounts classified in equity; and, (v) other disclosure requirements particularly involving Level 3 inputs. This guidance was effective for us as of January 1, 2012. We adopted this ASU on January 1, 2012. ASU 2011-04 did not have a material impact on our financial statements or related disclosures.

In June 2011, the FASB issued Accounting Standards Update No. 2011-05 (“ASU 2011-05”), Presentation of Comprehensive Income. Under ASU 2011-05, an entity has the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. The statement of other comprehensive income should immediately follow the statement of net income and include the components of other comprehensive income and a total for other comprehensive income, along with a total for comprehensive income. ASU 2011-05 is effective for fiscal years beginning on or after December 15, 2011. We adopted ASU 2011-05 on January 1, 2012. ASU 2011-05 did not have a material impact on our financial statements or related disclosures.

In September 2011, the FASB issued Accounting Standards Update No. 2011-08 (“ASU 2011-08”) Intangibles—Goodwill and Other (Topic 350). Under ASU 2011-08, an entity has the option to first assess qualitative factors to determine whether the existence of events or circumstances leads to a determination that it is more likely than not that the fair value of a reporting unit is less than its carrying amount. If, after assessing the totality of events or circumstances, an entity determines it is more likely than not that the fair value of a reporting unit is greater than its carrying amount, then performing the two-step impairment test is unnecessary. However, if an entity concludes otherwise, then it is required to perform the first step of the two-step impairment test. Under ASU 2011-08, an entity has the option to bypass the qualitative assessment for any reporting unit in any period and proceed directly to performing the first step of the two-step goodwill impairment test. An entity may resume performing the qualitative assessment in any subsequent period. ASU 2011-08 is effective for annual and interim goodwill impairment tests performed for fiscal years beginning after December 15, 2011. We adopted this ASU on January 1, 2012. ASU 2011-08 did not have a material impact on our financial statements or related disclosures.

In July 2012, the FASB issued Accounting Standards Update No. 2012-02 (“ASU 2012-02”) Testing Indefinite-Lived Intangible Assets for Impairment. ASU 2012-02 expands the guidance in ASU 2011-08 to include indefinite-lived intangible assets other than goodwill. We adopted this ASU on December 1, 2012. ASU 2012-02 did not have a material impact on our financial statements or related disclosures.

3. PROPERTY, PLANT AND EQUIPMENT

As of December 31, 2012 and 2011, property, plant and equipment consisted of (dollars in thousands):

	December 31,	December 31,
	2012	2011

Cable systems, equipment and customer devices	$1,914,933	$1,793,501
Vehicles	39,624	39,018
Buildings and leasehold improvements	28,833	28,432
Furniture, fixtures and office equipment	44,206	38,738
Land and land improvements	5,052	5,015

Property, plant and equipment, gross	$2,032,648	$1,904,704
Accumulated depreciation	(1,228,186)	(1,096,334)

Property, plant and equipment, net	$804,462	$808,370

Depreciation expense related to fixed assets for the years ended December 31, 2012, 2011 and 2010 was $150.7 million, $142.0 million, and $128.0 million, respectively. As of December 31, 2012 and 2011, we had no property under capitalized leases. We incurred gross interest costs of $114.2 million and $113.5 million for the years ended December 31, 2012 and 2011, respectively, of which $1.6 million and $2.0 million was capitalized as of December 31, 2012 and 2011, respectively. See Note 2.

4. FAIR VALUE

As of December 31, 2012 and 2011, respectively, our financial assets and liabilities consisted of interest rate exchange agreements.

The tables below set forth our financial assets and liabilities measured at fair value, on a recurring basis, using a market-based approach at December 31, 2012. These assets and liabilities have been categorized according to the three-level fair value hierarchy established by ASC 820, which prioritizes the inputs used in measuring fair value, as follows:

•	Level 1—Quoted market prices in active markets for identical assets or liabilities.

•	Level 2—Observable market based inputs or unobservable inputs that are corroborated by market data.

•	Level 3—Unobservable inputs that are not corroborated by market data.

As of December 31, 2012, our interest rate exchange agreement liabilities, net, were valued at $57.1 million using Level 2 inputs, as follows (dollars in thousands):

	Fair Value as of December 31, 2012
	Level 1	Level 2	Level 3	Total

Assets
Interest rate exchange agreements	$—	$—	$—	$—
Liabilities
Interest rate exchange agreements	$—	$57,057	$—	$57,057

Interest rate exchange agreements—liabilities, net	$—	$57,057	$—	$57,057

As of December 31, 2011, our interest rate exchange agreement liabilities, net, were valued at $63.3 million using Level 2 inputs, as follows (dollars in thousands):

	Fair Value as of December 31, 2011
	Level 1	Level 2	Level 3	Total

Assets
Interest rate exchange agreements	$—	$—	$—	$—
Liabilities
Interest rate exchange agreements	$—	$63,273	$—	$63,273

Interest rate exchange agreements—liabilities, net	$—	$63,273	$—	$63,273

The fair value of our interest rate swaps is the estimated amount that we would receive or pay to terminate such agreements, taking into account market interest rates and the remaining time to maturities. As of December 31, 2012, based upon mark-to-market valuation, we recorded on our consolidated balance sheet, an accumulated current liability in accounts payable, accrued expenses and other current liabilities of $24.2 million and an accumulated long-term liability in other non-current liabilities of $32.8 million. As of December 31, 2011, based upon mark-to-market valuation, we recorded on our consolidated balance sheet, an accumulated current liability in accounts payable, accrued expenses and other current liabilities of $20.0 million and an accumulated long-term liability in other non-current liabilities of $43.2 million. As a result of the mark-to-market valuations on these interest rate swaps, we recorded a net gain on derivatives of $6.2 million and losses of $17.9 million and $14.7 million for the years ended December 31, 2012, 2011, and 2010 respectively.

5. ACCOUNTS PAYABLE, ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accounts payable and accrued expenses and other current liabilities consisted of the following as of December 31, 2012 and 2011 (dollars in thousands):

	December 31, 2012	December 31, 2011

Accounts payable—non-affiliates	$32,433	$23,222
Liabilities under interest rate exchange agreements	24,234	20,036
Accrued programming costs	23,270	23,370
Accrued taxes and fees	18,301	18,026
Accrued payroll and benefits	17,828	16,957
Advance subscriber payments	9,141	8,554
Accrued service costs	7,954	7,041
Accrued interest	7,580	9,552
Accrued property, plant and equipment	6,790	15,586
Accounts payable—affiliates	5,992	15,143
Bank overdrafts(1)	4,581	2,221
Accrued telecommunications costs	1,774	1,384
Other accrued expenses	8,155	9,440

Accounts payable, accrued expenses and other current liabilities	$168,033	$170,532

(1)	Bank overdrafts represented outstanding checks in excess of funds on deposit at our disbursement accounts. We transfer funds from our depository accounts to our disbursement accounts upon daily notification of checks presented for payment. Changes in bank overdrafts are reported as part of cash flows from financing activities in our Consolidated Statement of Cash Flows.

6. DEBT

As of December 31, 2012 and 2011, debt consisted of (dollars in thousands):

	December 31, 2012	December 31, 2011

Bank credit facility	$1,659,000	$1,497,000
8 1/2% senior notes due 2015	—	500,000
6 3/8% senior notes due 2023	300,000	—

Total debt	$1,959,000	$1,997,000
Less: current portion	16,000	14,000

Total long-term debt	$1,943,000	$1,983,000

Bank Credit Facility

As of December 31, 2012, we maintained a $1.753 billion bank credit facility (the “credit facility”), comprising $1.537 billion of outstanding term loans and $216.0 million of revolving credit commitments, of which $122.5 million were outstanding. As of the same date, the average interest rate on outstanding borrowings under the credit facility, including the effect of the interest rate swaps discussed below, was 4.6%, as compared to 4.4% as of the same date last year.

On August 20, 2012, our operating subsidiaries entered into an amended and restated credit agreement governing the credit facility (the “credit agreement”) that replaced the prior credit agreement in its entirety. Among other things, the amended and restated credit agreement provided for a new Term Loan G as discussed below under “Term Loan G.” The amended and restated credit agreement also contained certain amendments to a number of terms and conditions, including covenants relating to restricted payments, excess cash recapture, asset sales and acquisitions that will only become effective upon the approval of these amendments by the requisite lenders in the credit facility. Pursuant to the amended and restated credit agreement, all lenders under the revolving credit commitments and Term Loan G, representing about 24% of lenders in the credit facility, have accepted such amended terms and conditions.

The credit facility is collateralized by our ownership interests in our operating subsidiaries, and is guaranteed by us on a limited recourse basis to the extent of such ownership interests. As of December 31, 2012, the credit agreement required us to maintain a total leverage ratio (as defined) of no more than 6.0 to 1.0 and an interest coverage ratio (as defined) of no less than 1.75 to 1.0. The total leverage ratio covenant will be reduced to 5.5 to 1.0 commencing on April 1, 2013, and further reduced to 5.0 to 1.0 commencing on April 1, 2014. For all periods through December 31, 2012, we were in compliance with all covenants under the credit agreement and, as of the same date, our total leverage ratio and interest coverage ratio were 4.4 to 1.0 and 2.8 to 1.0, respectively.

Revolving Credit Commitments

On November 10, 2011, we entered into an incremental facility agreement for $216.0 million of new revolving credit commitments, which expire on December 31, 2016 (or July 31, 2014 if Term Loan D under the credit facility has not been repaid or refinanced prior to that date).

Interest on our revolving credit commitments is payable at a floating rate equal to, at our discretion, the London Interbank Offered Rate (“LIBOR”) plus a margin ranging from 2.25% to 3.00%, or the Prime rate plus a margin ranging from 1.25% to 2.00%, with the applicable margin determined by certain financial ratios pursuant to the credit agreement. Commitment fees on the unused portion of revolving credit commitments are payable at a rate of 0.50% or 0.63%, determined by certain financial ratios pursuant to the credit agreement.

As of December 31, 2012, we had $82.9 million of unused revolving credit commitments, all of which were able to be borrowed and used for general corporate purposes, after giving effect to $122.5 million of outstanding loans and $10.6 million of letters of credit issued to various parties as collateral.

Term Loan D

In May 2006, we entered into an incremental facility agreement that provided for a term loan in the original principal amount of $800.0 million (the “Term Loan D”). The Term Loan D matures on January 31, 2015 and, since March 31, 2007, has been subject to quarterly reductions of $2.0 million, representing 0.25% of the original principal amount, with a final payment of $736.0 million at maturity representing 92.00% of the original principal amount. As of December 31, 2012, the outstanding balance under the Term Loan D was $752.0 million.

Interest on the Term Loan D is payable at a floating rate equal to, at our discretion, LIBOR plus a margin of 1.50% or 1.75%, or the Prime Rate plus a margin of 0.50% or 0.75%, with the applicable margin that is determined by certain financial ratios pursuant to the credit agreement.

Term Loan F

In April 2010, we entered into an incremental facility agreement that provided for a term loan in the original principal amount of $600.0 million (the “Term Loan F”). The Term Loan F matures on October 23, 2017 and, since September 30, 2010, has been subject to quarterly reductions of $1.5 million, representing 0.25% of the original principal amount, with a final payment of $556.5 million at maturity representing 92.75% of the original principal amount. As of December 31, 2012, the outstanding balance under the Term Loan F was $585.0 million.

Interest on the Term Loan F is payable at a floating rate equal to, at our discretion, LIBOR plus a margin of 3.00%, or the Prime Rate plus a margin of 2.00%. Through April 2014, interest payable on the Term Loan F is subject to a minimum LIBOR of 1.50%, and a minimum Prime Rate of 2.50%.

Term Loan G

In August 2012, we entered into an amended and restated credit agreement that, among other things, provided for a new term loan in the principal amount of $200.0 million (the “Term Loan G”). Net proceeds from Term Loan G of $192.2 million, after giving effect to financing costs of $7.8 million, were used to repay all outstanding debt under our revolving credit commitments, without any reduction in such commitments, and were used to fund a $70.0 million capital distribution to parent. The Term Loan G matures on January 20, 2020 and, since December 31, 2012, has been subject to quarterly reductions of $0.5 million, representing 0.25% of the original principal amount, with a final payment at maturity of $185.5 million, representing 92.75% of the original principal amount. As of December 31, 2012, the outstanding balance under the Term Loan G was $199.5 million.

Interest on the Term Loan G is payable at a floating rate equal to, at our discretion, LIBOR plus a margin of 3.00% (subject to a minimum LIBOR of 1.00%), or the Prime Rate plus a margin of 2.00% (subject to a minimum Prime Rate of 2.00%).

Interest Rate Exchange Agreements

We use interest rate exchange agreements (which we refer to as “interest rate swaps”) with various banks to fix the variable portion of borrowings under the credit facility. We believe this reduces the potential volatility in our interest expense that would otherwise result from changes in market interest rates. Our interest rate swaps have not been designated as hedges for accounting purposes, and have been accounted for on a mark-to-market basis as of, and for the years ended, December 31, 2012, 2011 and 2010. As of December 31, 2012:

•

We had current interest rate swaps which fixed the variable portion of $800 million of borrowings under the credit facility at a rate of 3.3%. Our current interest rate swaps are scheduled to expire in the amounts of $600 million and $200 million during the years ending December 31, 2014 and 2015, respectively.

•

We had forward-starting interest rate swaps which will fix the variable portion of $300 million of borrowings under the credit facility at a rate of 2.6%. These forward-starting interest rate swaps are scheduled to commence during the year ending December 31, 2014.

Senior Notes

As of December 31, 2012, we had $300.0 million of senior notes outstanding, all of which comprised our 6 3/8% senior notes due April 2023 (the “6 3/8% Notes”). Our senior notes are unsecured obligations, and the indenture governing our senior notes (the “indenture”) limits the incurrence of additional indebtedness based upon a maximum debt to operating cash flow ratio (as defined) of 8.5 to 1.0. As of December 31, 2012, we were in compliance with all of the covenants under the indenture and, as of the same date, our debt to operating cash flow ratio was 5.4 to 1.0.

8 1/2% Notes

In August 2005, we issued $200.0 million aggregate principal amount of 8 1/2% senior notes due October 2015 (the “8 1/2% Notes”). In October 2006, we issued an additional $300.0 million aggregate principal amount of 8 1/2% Notes, thus extending the total amount of 8 1/2% Notes outstanding to $500.0 million.

In August 2012, we commenced a cash tender offer for our outstanding 8 1/2% Notes. Pursuant to the tender offer, we purchased $74.8 million in aggregate principal amount of 8 1/2% Notes. In September 2012, we announced the redemption of any 8 1/2% Notes that remained outstanding following the expiration of the tender offer. In October 2012, we redeemed the remaining $425.2 million in aggregate principal amount of 8 1/2% Notes, which was funded with $203.1 million of cash and cash equivalents, borrowings of $132.1 million under the revolving credit commitments and a $96.0 million capital contribution from our parent, MCC.

In connection with the redemption of the 8 1/2% Notes, we recorded a loss on early extinguishment of debt, net, of $11.1 million for the year ended December 31, 2012, of which $3.3 million represented the non-cash write-off of certain financing costs associated with the 8 1/2% Notes.

6 3/8% Notes

On August 28, 2012, we issued the 6 3/8% Notes in the aggregate principal amount of $300.0 million. After giving effect to $5.5 million of financing costs, net proceeds from the 6 3/8% Notes of $294.5 million were used to fund the tender offer and redemption of our 8 1/2% Notes discussed above. As a percentage of par value, the 6 3/8% Notes are redeemable at 103.188% commencing April 1, 2018, 102.125% commencing April 1, 2019, 101.063% commencing April 1, 2020 and at par value commencing April 1, 2021.

Debt Ratings

MCC’s corporate credit rating is B1, with a stable outlook, by Moody’s, and B+, with a positive outlook, by Standard and Poor’s. Our senior unsecured credit rating is B3, with a stable outlook, by Moody’s, and B-, with a positive outlook, by Standard and Poor’s.

There are no covenants, events of default, borrowing conditions or other terms in the credit agreement or indenture that are based on changes in our credit rating assigned by any rating agency.

Fair Value and Debt Maturities

As of December 31, 2012 and 2011, the fair values of our senior notes and the credit facility are as follows (dollars in thousands):

	December 31, 2012	December 31, 2011

8 1/2% senior notes due 2015	$—	$517,500
6 3/8% senior notes due 2023	307,500	—

Total senior notes	$307,500	$517,500

Bank credit facility	$1,666,265	$1,435,993

The stated maturities of all debt outstanding as of December 31, 2012 are as follows (dollars in thousands):

January 1, 2013 to December 31, 2013	$16,000
January 1, 2014 to December 31, 2014	16,000
January 1, 2015 to December 31, 2015	744,000
January 1, 2016 to December 31, 2016	130,500
January 1, 2017 to December 31, 2017	563,000
Thereafter	489,500

Total	$1,959,000

7. PREFERRED MEMBERS’ INTEREST

In July 2001, we received a $150 million preferred equity investment from Mediacom LLC. The preferred equity investment has a 12% annual dividend, payable quarterly in cash. During each of the years ended December 31, 2012, 2011 and 2010, we paid in aggregate $18 million in cash dividends on the preferred equity.

8. MEMBER’S EQUITY

As a wholly-owned subsidiary of MCC, our business affairs, including our financing decisions, are directed by MCC. For the year ended December 31, 2012, we made and received capital distributions to parent in cash of $121.8 million and $114.5 million, respectively. See also Note 9. For the year ended December 31, 2011, we made capital distributions to parent in cash of $250.7 million. For the year ended December 31, 2010, we made capital distributions to parent of $63.0 million.

Capital contributions from parent and capital distributions to parent are reported on a gross basis in the Consolidated Statements of Changes in Member’s Deficit and the Consolidated Statements of Cash Flows. Non-cash transactions are reported on a net basis in the supplemental disclosures of cash flow information in the Consolidated Statements of Cash Flows.

9. RELATED PARTY TRANSACTIONS

Management Agreements

MCC manages us pursuant to a management agreement with our operating subsidiaries. Under such agreements, MCC has full and exclusive authority to manage our day to day operations and conduct our business. We remain responsible for all expenses and liabilities relating to the construction, development, operation, maintenance, repair, and ownership of our systems. Management fees for the years ended December 31, 2012, 2011 and 2010 amounted to $14.3 million, $15.5 million and $15.8 million, respectively.

As compensation for the performance of its services, subject to certain restrictions, MCC is entitled under each management agreement to receive management fees in an amount not to exceed 4.0% of the annual gross operating revenues of our operating subsidiaries. MCC is also entitled to the reimbursement of all expenses necessarily incurred in its capacity as manager.

Mediacom LLC, a wholly-owned subsidiary of MCC, is a preferred equity investor in us. See Notes 7 and 8 for a discussion of the transactions between Mediacom LLC and ourselves.

Going Private Transaction

On November 12, 2010, MCC entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among MCC, JMC Communications LLC (“JMC”) and Rocco B. Commisso, MCC’s founder, Chairman and Chief Executive Officer, who was also the sole member and manager of JMC, for the purpose of taking MCC private (the “Going Private Transaction”).

At a special meeting of stockholders on March 4, 2011, MCC’s stockholders voted to adopt the Merger Agreement. On the same date, JMC was merged with and into MCC (the “Merger”), with MCC continuing as the surviving corporation, a private company that is wholly-owned by an entity controlled by Mr. Commisso. As a result of the Merger, among other things, each share of MCC’s common stock (other than shares held by Mr. Commisso and his affiliates) was converted into the right to receive promptly after the Merger $8.75 in cash.

The Going Private Transaction required funding of approximately $381.5 million, including related transaction expenses, and was funded, in part, by capital distributions to MCC from us, consisting of $200.0 million of borrowings under our revolving credit facility and $45.0 million of cash on hand. The balance was funded by Mediacom LLC, another wholly-owned subsidiary of MCC.

10. EMPLOYEE BENEFIT PLANS

Substantially all our employees are eligible to participate in MCC’s defined contribution plan pursuant to the Internal Revenue Code Section 401(k) (the “Plan”). Under such Plan, eligible employees may contribute up to 15% of their current pretax compensation. MCC’s Plan permits, but does not require, matching contributions and non-matching (profit sharing) contributions to be made by us up to a maximum dollar amount or maximum percentage of participant contributions, as determined annually by us. We presently match 50% on the first 6% of employee contributions. Our contributions under MCC’s Plan totaled $1.4 million for each of the years ended December 31, 2012, 2011 and 2010.

11. SHARE-BASED COMPENSATION

Deferred Compensation

For the year ended December 31, 2012 and 2011, we recorded $1.2 million and $2.6 million, respectively of deferred compensation expense (formerly share-based compensation expense). These expenses represented the unvested stock options and restricted stock units under the former share-based compensation plans at their original grant-date fair value, modified for the right to receive $8.75 in cash, based upon terms of the Merger Agreement. This amount also included the recognition of new, cash-based deferred compensation awarded in 2011 and 2012 which has vesting attributes similar to the former share-based awards.

Share-based Compensation

Total share-based compensation for the year ended December 31, 2010 (prior to the Going Private Transaction) was as follows (dollars in thousands):

Year Ended December 31, 2010

Share-based compensation expense by type of award:
Employee stock options	$168
Employee stock purchase plan	273
Restricted stock units	864

Total share-based compensation expense	$1,305

Prior to the Going Private Transaction, MCC granted stock options to certain employees which conveyed to recipients the right to purchase shares of MCC’s Class A common stock at a specified strike price, upon vesting of the stock option award, but prior to the expiration date of that award. The awards were subject to annual vesting periods generally not exceeding 4 years from the date of grant. We estimated expected forfeitures based on historic voluntary termination behavior and trends of actual stock option forfeitures and recognized compensation costs for equity awards expected to vest. See Note 9 for a discussion of the Going Private Transaction.

In April 2003, MCC adopted its 2003 Incentive Plan, or “2003 Plan,” which amended and restated MCC’s 1999 Stock Option Plan and incorporated into the 2003 Plan options that were previously granted outside the 1999 Stock Option Plan.

ASC 718 requires the cost of all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their fair values at the grant date, or the date of later modification, over the requisite service period. In addition, ASC 718 requires unrecognized cost, footnote disclosure, related to options vesting after the date of initial adoption to be recognized in the financial statements over the remaining requisite service period.

We used the Black-Scholes option pricing model which requires extensive use of accounting judgment and financial estimates, including estimates of the expected term employees will retain their vested stock options before exercising them, the estimated volatility of our stock price over the expected term, and the number of options that will be forfeited prior to the completion of their vesting requirements. Application of alternative assumptions could produce significantly different estimates of the fair value of share-based compensation and consequently, the related amounts recognized in the consolidated statements of operations. The provisions of ASC 718 apply to new stock awards and stock awards outstanding, but not yet vested, on the effective date. In March 2005, the SEC issued SAB No. 107, “Share-Based Payment,” relating to ASC 718. We have applied the provisions of SAB No. 107.

MCC has elected the “short-cut” method to calculate the historical pool of windfall tax benefits.

Valuation Assumptions

As required by ASC 718, we estimated the fair value of stock options and shares purchased under MCC’s employee stock purchase plan, using the Black-Scholes valuation model and the straight-line attribution approach, with the following weighted average assumptions:

	Employee Stock Option Plans Year Ended December 31,	Employee Stock Purchase Plans Year Ended December 31,
	2010	2010

Dividend yield	0%	0%
Expected volatility	60.0%	61.3%
Risk free interest rate	2.8%	2.4%
Expected option life (in years)	6.3	0.5

Expected volatility was based on a combination of implied and historical volatility of MCC’s Class A common stock. For the year ended December 31, 2010, we elected the simplified method in accordance with SAB 107 and SAB 110 to estimate the option life of share-based awards. The simplified method was used for valuing stock option grants by eligible public companies that do not have sufficient historical exercise patterns of stock options. We have concluded that sufficient historical exercise data was not available. The risk free interest rate was based on the U.S. Treasury yield in effect at the date of grant. The forfeiture rate was based on trends in actual option forfeitures. The awards were subject to annual vesting periods not to exceed 6 years from the date of grant. The weighted average grant date fair value for each of the options granted during the years ended December 31, 2010 was $2.81.

Restricted Stock Units

Prior to the Going Private Transaction, MCC granted restricted stock units (“RSUs”) to certain employees (the “participants”) in MCC’s Class A common stock. Awards of RSUs were valued by reference to shares of common stock that entitle participants to receive, upon the settlement of the unit, one share of common stock for each unit. The awards were subject to annual vesting periods generally not exceeding 4 years from the date of grant. We estimated expected forfeitures based on historic voluntary termination behavior and trends of actual RSU forfeitures and recognized compensation costs for equity awards expected to vest. The total value of RSUs vesting during the year ended December 31, 2010 was $0.9 million. The grant date fair value was based upon the closing prices of $8.47.

Employee Stock Purchase Plan

Under MCC’s former employee stock purchase plan, all employees were allowed to participate in the purchase of shares of MCC’s Class A common stock at a 15% discount on the date of the allocation. As a result of the Going Private Transaction, the employee stock purchase plan terminated in March 2011. Shares purchased by employees amounted to approximately 56,000 and 149,000 for the years ended December 31, 2011, and 2010, respectively. The net proceeds to us were approximately $0.3 million and $0.7 million for the years ended December 31, 2011 and 2010. As a result of the Going Private Transaction, this plan has terminated.

12. COMMITMENTS AND CONTINGENCIES

Under various lease and rental agreements for offices, warehouses and computer terminals, we had rental expense of $4.6 million, $4.1 million and $3.8 million for the years ended December 31, 2012, 2011 and 2010, respectively. Future minimum annual rental payments as of December 31, 2012 are as follows (dollars in thousands):

January 1, 2013 to December 31, 2013	$3,291
January 1, 2014 to December 31, 2014	2,775
January 1, 2015 to December 31, 2015	2,341
January 1, 2016 to December 31, 2016	1,700
January 1, 2017 to December 31, 2017	820
Thereafter	2,651

Total	$13,578

In addition, we rent utility poles in our operations generally under short-term arrangements, but we expect these arrangements to recur. Total rental expense for utility poles was $4.6 million, $5.4 million and $5.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

Letters of Credit

As of December 31, 2012, $10.6 million of letters of credit were issued to various parties to secure our performance relating to insurance and franchise requirements. The fair value of such letters of credit was approximately book value.

Legal Proceedings

We are involved in various legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on our consolidated financial position, results of operations, cash flows or business.

Schedule II

MEDIACOM BROADBAND LLC AND SUBSIDIARIES

VALUATION AND QUALIFYING ACCOUNTS

		Additions		Deductions
	Balance at beginning of period	Charged to costs and expenses	Charged to other accounts	Charged to costs and expenses	Charged to other accounts	Balance at end of period

December 31, 2010
Allowance for doubtful accounts:
Current receivables	$1,253	$1,937	$—	$1,576	$—	$1,614
December 31, 2011
Allowance for doubtful accounts:
Current receivables	$1,614	$3,676	$—	$4,141	$—	$1,149
December 31, 2012
Allowance for doubtful accounts:
Current receivables	$1,149	$3,986	$—	$4,014	$—	$1,121

ANNEX A

MEDIACOM BROADBAND LLC

MEDIACOM BROADBAND CORPORATION

LETTER OF TRANSMITTAL

for Offer to Exchange

Up to $300,000,000 Principal Amount of

6.375% Senior Notes due 2023

for

a Like Principal Amount of

6.375% Senior Notes due 2023

that have been registered under the Securities Act of 1933, as amended (the “Securities Act”)

Pursuant to the Exchange Offer and Prospectus, dated March [    ], 2013

The Exchange Offer will expire at 5:00 p.m., New York City time, on [    ], 2013, unless extended (such date and time, as it may be extended, the “Expiration Date”). Outstanding notes tendered in the Exchange Offer may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, but not thereafter.

If you wish to accept the Exchange Offer, this Letter of Transmittal must be completed, signed and delivered to the Exchange Agent:

Law Debenture Trust Company of New York

(212) 750-6474

By Overnight Delivery, Courier or Mail

(overnight delivery or courier recommended;

if by mail, registered or certified mail recommended):

Law Debenture Trust Company of New York

400 Madison Avenue - 4th Floor

New York, New York 10017

Attn: Corporate Trust Department/Mediacom

Registered or Certified Mail:

Law Debenture Trust Company of New York

400 Madison Avenue - 4th Floor

New York, New York 10017

Attn: Corporate Trust Department/Mediacom

By Facsimile Transmission (eligible institutions only):

(212) 750-1361

Confirm by Telephone:

(212)-750-6474

Delivery of this instrument to an address other than as set forth above or transmission via facsimile to a number other than the one listed above will not constitute a valid delivery. The instructions accompanying this Letter of Transmittal should be read carefully before the Letter of Transmittal is completed. Receipt of incomplete, inaccurate or defective letters of transmittal will not constitute valid delivery. Although we may waive defects and irregularities with respect to your tender of Original Notes (defined below), we are not required to do so and may not do so.

The undersigned is a holder of Original Notes (defined below) issued by Mediacom Broadband LLC and Mediacom Broadband Corporation (the “Issuers”) under that certain indenture dated August 28, 2012 (as such indenture has been, or may be, supplemented, amended and modified, the “Indenture”), among the Issuers and Law Debenture Trust Company of New York, as Trustee, in a private transaction that was not subject to the registration requirements of the Securities Act.

The undersigned hereby acknowledges receipt of the prospectus dated March [ ], 2013 (the “Prospectus”), of the Issuers and this letter of transmittal (the “Letter of Transmittal”). These two documents together constitute the offer by the Issuers to exchange their 6.375% Notes due 2023 (the “Exchange Notes”), the issuance of which has been registered under the Securities Act, for a like principal amount of their issued and outstanding unregistered 6.375% Notes due 2023 (the “Original Notes”). The offer to exchange the Exchange Notes for the Original Notes is referred to as the “Exchange Offer.”

Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Prospectus.

The Issuers reserve the right, at any time or from time to time, to extend the period of time during which the Exchange Offer for the Original Notes is open, at their discretion, in which event the term “Expiration Date” shall mean the latest date to which the Exchange Offer is extended. The Issuers shall notify Law Debenture Trust Company of New York (the “Exchange Agent”) of any extension by oral or written notice and shall make a public announcement thereof no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date.

This Letter of Transmittal is to be used by a holder of Original Notes to allow for delivery of Original Notes to be made by book-entry transfer to the account maintained by the Exchange Agent at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering Original Notes,” in the case where an “agent’s message” is not delivered or being transmitted through ATOP (defined below) as described in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering Original Notes.”

Tenders by book-entry transfer may also be made by delivering an agent’s message in lieu of this Letter of Transmittal pursuant to DTC’s Automated Tender Offer Program (“ATOP”). See the procedures set forth in the Prospectus under the caption “The Exchange Offer — Procedures for Tendering Original Notes.” The undersigned should allow sufficient time for completion of the ATOP procedure with DTC if used for tendering their Original Notes on or prior to the Expiration Date.

By using the ATOP procedures to tender Original Notes, you will not be required to deliver this Letter of Transmittal to the Exchange Agent. However, you will be bound by its terms, and you will be deemed to have made the acknowledgments and the representations and warranties it contains, just as if you had signed it.

Delivery of documents to DTC does not constitute delivery to the Exchange Agent.

The term “holder” with respect to the Exchange Offer for Original Notes means any person in whose name the Original Notes are registered on the books of the registrar for the Original Notes, any person who holds such Original Notes and has obtained a properly completed bond power from the registered holder or any participant in the DTC system whose name appears on a security position listing as the holder of such Original Notes and who desires to deliver such Original Notes by book-entry transfer at DTC. The undersigned has completed, executed and delivered this Letter of Transmittal to indicate the action the undersigned desires to take with respect to the Exchange Offer. Holders who wish to tender their Original Notes must complete this Letter of Transmittal in its entirety (unless such Original Notes are to be tendered by book-entry transfer and an agent’s message is delivered in lieu hereof pursuant to DTC’s ATOP).

Please read the entire Letter of Transmittal and the Prospectus carefully before checking any box below. The instructions included with this Letter of Transmittal must be followed. Questions and requests for assistance or for additional copies of the Prospectus and this Letter of Transmittal may be directed to the Exchange Agent at the address and telephone number set forth on the cover page of this Letter of Transmittal.

List below the Original Notes tendered under this Letter of Transmittal. If the space below is inadequate, list the registered numbers and principal amounts on a separate signed schedule and affix the list to this Letter of Transmittal.

DESCRIPTION OF ORIGINAL NOTES TENDERED
Name(s) and Address(es) of the DTC Participant(s) or Registered Holder(s) Exactly as Name(s) Appear(s) on Certificates Representing Original Notes (Please Fill In, If Blank)	Old Note(s) Tendered
	Registered Certificate Number(s)*	Aggregate Principal Amount Represented by Note(s)	Principal Amount Tendered**

Total

*	Need not be completed by book-entry holders.
**	Unless otherwise indicated, any tendering holder of Original Notes will be deemed to have tendered the entire aggregate principal amount represented by such Original Notes. All tenders must be in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

☐	CHECK HERE IF TENDERED ORIGINAL NOTES ARE ENCLOSED HEREWITH.

☐	CHECK HERE AND COMPLETE THE FOLLOWING IF TENDERED ORIGINAL NOTES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER MADE TO THE ACCOUNT MAINTAINED BY THE EXCHANGE AGENT WITH DTC (FOR USE BY ELIGIBLE INSTITUTIONS ONLY):

Name of Tendering Institution:

DTC Account Number(s):

Transaction Code Number(s):

☐	CHECK HERE AND COMPLETE THE FOLLOWING IF YOU ARE A BROKER-DEALER AND WISH TO RECEIVE 10 ADDITIONAL COPIES OF THE PROSPECTUS AND 10 COPIES OF ANY AMENDMENTS OR SUPPLEMENTS THERETO:

Name:

Address:

Telephone/ Facsimile No. for Notices:

SIGNATURES MUST BE PROVIDED BELOW

PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

Subject to the terms and conditions of the Exchange Offer, the undersigned hereby tenders to the Issuers for exchange the principal amount of Original Notes indicated above. Subject to, and effective upon, the acceptance for exchange of the principal amount of Original Notes tendered in accordance with this Letter of Transmittal, the undersigned hereby exchanges, assigns and transfers to, or upon the order of, the Issuers all right, title and interest in and to such Original Notes tendered for exchange hereby.

The undersigned hereby irrevocably constitutes and appoints the Exchange Agent the true and lawful agent and attorney-in-fact for the undersigned (with full knowledge that said Exchange Agent also acts as the agent for the Issuers in connection with the Exchange Offer) with respect to the tendered Original Notes with full power of substitution to:

•

deliver such Original Notes, or transfer ownership of such Original Notes on the account books maintained by DTC, to the Issuers, as applicable, and deliver all accompanying evidences of transfer and authenticity; and

•

present such Original Notes for transfer on the books of the Issuers and receive all benefits and otherwise exercise all rights of beneficial ownership of such Original Notes, all in accordance with the terms of the Exchange Offer.

The power of attorney granted in this paragraph shall be deemed to be irrevocable and coupled with an interest.

The undersigned hereby represents and warrants that the undersigned has full power and authority to tender, exchange, assign and transfer the Original Notes tendered hereby and to acquire the Exchange Notes issuable upon the exchange of such tendered Original Notes, and that the Issuers will acquire good and marketable title thereto, free and clear of all liens, security interests, restrictions, charges and encumbrances and not subject to any adverse claim, right or interest of any party other than the undersigned, when the same are accepted for exchange by the Issuers.

The undersigned acknowledges that the Exchange Offer is being made in reliance upon interpretations set forth in no-action letters issued to third parties by the staff of the Securities and Exchange Commission (the “SEC”), including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), Mary Kay Cosmetics, Inc. (available June 5, 1991), Shearman & Sterling (available July 2, 1993) and similar no-action letters (the “Prior No-Action Letters”), that the Exchange Notes issued in exchange for the Original Notes pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by holders thereof (other than any holder that is a broker-dealer who purchased Original Notes directly from the Issuers for resale and any holder that is an “affiliate” of either Issuer within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act (except for prospectus delivery obligations applicable to certain broker-dealers), provided that such Exchange Notes are acquired in the ordinary course of such holders’ business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such Exchange Notes. The SEC has not, however, considered this Exchange Offer in the context of a no-action letter, and there can be no assurance that the staff of the SEC would make a similar determination with respect to the Exchange Offer as it has in other circumstances.

The undersigned hereby further represents to the Issuers that (i) any Exchange Notes received will be acquired in the ordinary course of business of the undersigned; (ii) the undersigned does not have an arrangement or understanding with any person or entity to participate in the distribution (within the meaning of the federal securities laws) of the Exchange Notes; (iii) the undersigned is not engaged in and does not intend to engage in the distribution (within the meaning of the federal securities laws) of the Exchange Notes; (iv) if the undersigned is a broker-dealer that will receive Exchange Notes for its own account in exchange for Original Notes, the undersigned acquired those Original Notes as a result of market-making activities or other trading activities and it will deliver the Prospectus, as required by law, in connection with any resale of the Exchange Notes; provided, however, that by acknowledging that it will deliver, and by delivering, the Prospectus, the undersigned will not be deemed to admit that it is an underwriter within the meaning of the Securities Act; (v) the undersigned is not an “affiliate,” as defined in Rule 405 under the Securities Act, of either Issuer; and (vi) the undersigned is not acting on behalf of any person or entity who could not truthfully make the statements set forth in clauses (i) through (v) above.

The undersigned acknowledges that if the undersigned is an affiliate of either of the Issuers or is tendering Original Notes in the Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•

the undersigned cannot rely on the position of the staff of the SEC set forth in the Prior No-Action Letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the Exchange Notes, in which case the registration statement must contain the selling security holder information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act; and

•	failure to comply with such requirements in such instance could result in the undersigned incurring liability for which the undersigned will not be indemnified by the Issuers.

The undersigned will, upon request, execute and deliver any additional documents deemed by the Exchange Agent or the Issuers to be necessary or desirable to complete the exchange, assignment and transfer of the Original Notes tendered hereby, including the transfer of such Original Notes on the account books maintained by DTC.

For purposes of the Exchange Offer, the Issuers shall be deemed to have accepted for exchange validly tendered Original Notes when, as and if the Issuers give oral or written notice thereof to the Exchange Agent and comply with the applicable provisions of the Exchange and Registration Rights Agreement between the Issuers and the Initial Purchasers (as defined therein), dated August 28, 2012. Any tendered Original Notes that are not accepted for exchange pursuant to the Exchange Offer for any reason will be returned, without expense, to the undersigned as promptly as practicable after the Expiration Date.

All authority conferred or agreed to be conferred by this Letter of Transmittal shall survive the death, incapacity or dissolution of the undersigned, and every obligation of the undersigned under this Letter of Transmittal shall be binding upon the undersigned’s successors, assigns, heirs, executors, administrators, trustees in bankruptcy and legal representatives. This tender may be withdrawn only in accordance with the procedures set forth in the Prospectus under the caption “The Exchange Offer — Withdrawal of Tenders.”

The undersigned acknowledges that the acceptance by the Issuers of properly tendered Original Notes pursuant to the procedures described under the caption “The Exchange Offer — Procedures for Tendering Original Notes” in the Prospectus and in the instructions hereto will constitute a binding agreement between the undersigned, on one hand, and the Issuers, on the other, upon the terms and subject to the conditions of the Exchange Offer.

The Exchange Offer is subject to certain conditions set forth in the Prospectus under the caption “The Exchange Offer — Conditions to the Exchange Offer.” The undersigned recognizes that as a result of these conditions (which may be waived, in whole or in part, by the Issuers in their sole discretion), the Issuers may not be required to exchange any of the Original Notes tendered hereby.

Unless otherwise indicated under “Special Issuance Instructions,” please issue the Exchange Notes issued in exchange for the Original Notes accepted for exchange, and return any Original Notes not tendered or not exchanged, in the name(s) of the undersigned or, in the case of a book-entry delivery of Original Notes, please credit the account indicated above maintained at DTC. Similarly, unless otherwise indicated under “Special Delivery Instructions,” please mail or deliver the Exchange Notes issued in exchange for the Original Notes accepted for exchange and any Original Notes not tendered or not exchanged (and accompanying documents, as appropriate) to the undersigned at the address shown below the undersigned’s signature(s). In the event that both “Special Issuance Instructions” and “Special Delivery Instructions” are completed, please issue the Exchange Notes issued in exchange for the Original Notes accepted for exchange in the name(s) of, and return any Original Notes not tendered or not exchanged to, the person(s) or account(s) so indicated. The undersigned recognizes that the Issuers have no obligation pursuant to the “Special Issuance Instructions” and “Special Delivery Instructions” to transfer any Original Notes from the name of the registered holder(s) thereof if the Issuers do not accept for exchange any of the Original Notes so tendered for exchange.

SPECIAL ISSUANCE INSTRUCTIONS (SEE INSTRUCTIONS 4 AND 5)	SPECIAL DELIVERY INSTRUCTIONS (SEE INSTRUCTIONS 4 AND 5)

To be completed ONLY if (i) Original Notes in a principal amount not tendered, or Exchange Notes issued in exchange for Original Notes accepted for exchange, are to be issued in the name of someone other than the undersigned, or (ii) Original Notes tendered by book-entry transfer that are not exchanged are to be returned by credit to an account maintained at DTC other than the DTC Account Number set forth above. Issue Exchange Notes and/or Original Notes to:	To be completed ONLY if Original Notes in a principal amount not tendered, or Exchange Notes issued in exchange for Original Notes accepted for exchange, are to be mailed or delivered to someone other than the undersigned, or to the undersigned at an address other than that shown below the undersigned’s signature. Mail or deliver Exchange Notes and/or Original Notes to:

Name:	Name:

Address:	Address:

(Include ZIP Code)	(Include ZIP Code)

(Taxpayer Identification or Social Security Number)	(Taxpayer Identification or Social Security Number)

(See Instruction 7 below.)	(See Instruction 7 below.)

(Please Type or Print)	(Please Type or Print)

☐	Credit unexchanged Original Notes delivered by book-entry transfer to the DTC account number set forth below:

DTC Account Number:

IMPORTANT

PLEASE SIGN HERE

(complete accompanying IRS Form W-9 below or the appropriate IRS Form W-8)

By completing, executing and delivering this Letter of Transmittal, the undersigned hereby tenders the principal amount of the Original Notes listed above in the table labeled “Description of Original Notes Tendered” under the column heading “Principal Amount Tendered” or, if nothing is indicated in such column, with respect to the entire aggregate principal amount represented by the Original Notes described in such table.

X

X
(Signature(s) of Registered Holder(s) of Original Notes)

Dated

(The above lines must be signed by the registered holder(s) of Original Notes as your/their name(s) appear(s) on the Original Notes or on a security position listing, or by person(s) authorized to become registered holder(s) by a properly completed bond power from the registered holder(s), a copy of which must be transmitted with this Letter of Transmittal. If Original Notes to which this Letter of Transmittal relate are held of record by two or more joint holders, then all such holders must sign this Letter of Transmittal. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, then such person must (i) set forth his or her full title below and (ii) unless waived by the Issuers, submit evidence satisfactory to the Issuers of such person’s authority so to act. See Instruction 4 regarding the completion of this Letter of Transmittal.)

Name(s):

(Please Type or Print)

Capacity (Full Title):

Address:

(Include ZIP Code)

Area Code and Telephone Number:

Taxpayer Identification Number:

MEDALLION SIGNATURE GUARANTEE

(if required by Instruction 4)

Certain signatures must be guaranteed by an Eligible Institution (as defined in the instructions below). Please read Instruction 4 of this Letter of Transmittal to determine whether a signature guarantee is required for the tender of your Original Notes.

Signature(s) Guaranteed by an
Eligible Institution:
(Authorized Signature)

(Title)

(Name of Firm)

(Address, Include ZIP Code)

(Area Code and Telephone Number)

Dated:

INSTRUCTIONS TO LETTER OF TRANSMITTAL

FORMING PART OF THE TERMS AND CONDITIONS OF THE EXCHANGE OFFER

1.             Delivery of this Letter of Transmittal and Original Notes or Agent’s Message and Book-Entry Confirmations. Any confirmation of a book-entry transfer to the Exchange Agent’s account at DTC of Original Notes tendered by book-entry transfer (a “Book-Entry Confirmation”), as well as a properly completed and duly executed copy of this Letter of Transmittal or facsimile hereof (or an agent’s message in lieu hereof pursuant to DTC’s ATOP), and any other documents required by this Letter of Transmittal, must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. The method of delivery of the tendered Original Notes and Letters of Transmittal, any required signature guarantees and all other required documents, including delivery through DTC and any acceptance or Agent’s Message transmitted through ATOP, is at the election and risk of the persons tendering Original Notes and delivering Letters of Transmittal. If you use ATOP, you must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on or prior to the Expiration Date. Tender and delivery will be deemed made only when actually received by the Exchange Agent. If delivery is by mail, it is suggested that the holder use properly insured, registered mail, postage prepaid, with return receipt requested, and that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Exchange Agent prior to such date. NO LETTER OF TRANSMITTAL OR ORIGINAL NOTES SHOULD BE SENT TO THE ISSUERS.

2.             Tender by Holder. Only a registered holder of Original Notes may tender such Original Notes in the Exchange Offer. Any beneficial holder of Original Notes who is not the registered holder and who wishes to tender should arrange with the registered holder to execute and deliver this Letter of Transmittal on his behalf or must, prior to completing and executing this Letter of Transmittal and delivering his Original Notes, either make appropriate arrangements to register ownership of the Original Notes in such holder’s name or obtain a properly completed bond power from the registered holder.

3.             Partial Tenders. Tenders of Original Notes will be accepted only in denominations of $2,000 and integral multiples of $1,000 in excess thereof. If less than the entire principal amount of any Original Notes is tendered, the tendering holder should fill in the principal amount tendered in the fourth column of the box entitled “Description of Original Notes Tendered” above. The entire principal amount of Original Notes delivered to the Exchange Agent will be deemed to have been tendered unless otherwise indicated. If the entire principal amount of all Original Notes is not tendered, then Original Notes for the principal amount of Original Notes not tendered and Exchange Notes issued in exchange for any Original Notes accepted will be returned to the holder as promptly as practicable after the expiration or termination of the Exchange Offer.

4.             Signatures on this Letter of Transmittal; Bond Powers and Endorsements; Medallion Guarantee of Signatures. If this Letter of Transmittal (or facsimile hereof) is signed by the record holder(s) of the Original Notes tendered hereby, the signature(s) must correspond exactly with the name(s) as written on the face of the Original Notes without alteration, enlargement or any change whatsoever. If this Letter of Transmittal (or facsimile hereof) is signed by a participant in DTC, the signature must correspond with the name as it appears on the security position listing as the holder of the Original Notes. If any tendered Original Notes are owned of record by two or more joint owners, all of such owners must sign this Letter of Transmittal.

If this Letter of Transmittal (or facsimile hereof) is signed by the registered holder(s) of Original Notes listed and tendered hereby and the Exchange Notes issued in exchange therefor are to be issued (or any untendered principal amount of Original Notes is to be reissued) to the registered holder(s), then said holder(s) need not and should not endorse any tendered Original Notes, nor provide a separate bond power. In any other case, such holder(s) must either properly endorse the Original Notes tendered or transmit a properly completed separate bond power with this Letter of Transmittal, with the signatures on the endorsement or bond power guaranteed by a firm that is a member of a registered national securities exchange or of the Financial Industry Regulatory Authority, a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution” within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, in each case that is a participant in the Securities Transfer Agents’ Medallion Program, the New York Stock Exchange Medallion Program or the Stock Exchanges’ Medallion Program approved by the Securities Transfer Association Inc. (each, an “Eligible Institution”).

If this Letter of Transmittal (or facsimile hereof) or any Original Notes or bond powers are signed by one or more trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and, unless waived by the Issuers, evidence satisfactory to the Issuers of their authority to act must be submitted with this Letter of Transmittal.

No signature guarantee is required if:

•

this Letter of Transmittal (or facsimile hereof) is signed by the registered holder(s) of the Original Notes tendered herein (or by a participant in DTC whose name appears on a security position listing as the owner of the tendered Original Notes) and the Exchange Notes are to be issued directly to such registered holder(s) (or, if signed by a participant in DTC, deposited to such participant’s account at DTC) and neither the box entitled “Special Issuance Instructions” nor the box entitled “Special Delivery Instructions” has been completed; or

•	such Original Notes are tendered for the account of an Eligible Institution.

In all other cases, all signatures on this Letter of Transmittal (or facsimile hereof) must be guaranteed by an Eligible Institution.

5.             Special Issuance and Delivery Instructions. Tendering holders should indicate, in the applicable box or boxes, the name and address to which Exchange Notes or substitute Original Notes for principal amounts not tendered or not accepted for exchange are to be issued or sent, if different from the name and address of the person signing this Letter of Transmittal. In the case of issuance in a different name, the taxpayer identification number (see Instruction 7 below) of the person named must also be indicated. Holders tendering Original Notes by book-entry transfer may request that Original Notes not exchanged be credited to such account maintained at DTC as such holder may designate hereon. If no such instructions are given, such Original Notes not exchanged will be returned to the name and address (or account number) of the person signing this Letter of Transmittal.

6.             Transfer Taxes. The Issuers will pay or cause to be paid all transfer taxes, if any, applicable to the exchange of Original Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of Original Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with this Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder, and the Exchange Agent will retain possession of an amount of Exchange Notes with a face amount at least equal to the amount of such transfer taxes due by such tendering holder pending receipt by the Exchange Agent of the amount of such taxes.

7.             Taxpayer Identification Number. U.S. federal income tax laws generally require that a tendering holder that is a U.S. person (including a resident alien) provide the Issuers (as payors) with such holder’s correct Taxpayer Identification Number (“TIN”) on IRS Form W-9, Request for Taxpayer Identification Number and Certification (the “IRS Form W-9”), enclosed, which in the case of a holder who is an individual, is his or her social security number. If the tendering holder is a nonresident alien or a foreign entity, other requirements (as described below) will apply. If the Issuers are not provided with the tendering holder’s correct TIN or an adequate basis for an exemption from backup withholding, such holder may be subject to certain penalties imposed by the Internal Revenue Service (the “IRS”). In addition, failure to provide the Issuers with the correct TIN or an adequate basis for an exemption from backup withholding may result in backup withholding on payments made to the holder or other payee at a current rate of 28%. If withholding results in an overpayment of taxes, the holder may be able to obtain a refund from the IRS.

Certain holders of Exchange Notes (including, among others, corporations and certain foreign individuals) will not be subject to these backup withholding requirements. See the instructions on the enclosed IRS Form W-9 (the “W-9 Instructions”) for additional information.

To prevent backup withholding, each tendering holder that is a U.S. person (including a resident alien) that does not otherwise establish an exemption must provide such holder’s correct TIN by completing the IRS Form W-9 enclosed, certifying, under penalties of perjury, that such holder is a U.S. person (including a resident alien), that the TIN provided is correct (or that such holder is awaiting a TIN) and that (i) such holder is exempt from backup withholding, or (ii) such holder has not been notified by the IRS that such holder is subject to backup withholding as a result of a failure to report all interest or dividends, or (iii) the IRS has notified such holder that such holder is no longer subject to backup withholding. If the Exchange Notes will be registered in more than one name or will not be registered in the name of the beneficial holder, such holder should consult the W-9 Instructions included with this Letter of Transmittal for information on which TIN to report. If such holder does not have a TIN, such holder should consult the W-9 Instructions for information on applying for a TIN and write “Applied For” in the space reserved for the TIN. Note: Writing “Applied For” on IRS Form W-9 means that such holder has already applied for a TIN or that such holder intends to apply for one soon. If such holder does not provide its TIN to the Issuers within 60 days, backup withholding will begin and continue until such holder furnishes its TIN to the Issuers.

A tendering holder that is a non-resident alien or a foreign entity that does not otherwise establish an exemption must submit the appropriate completed IRS Form W-8 (generally IRS Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding) to avoid backup withholding. The appropriate form may be obtained via the IRS website at www.irs.gov or by contacting the Depositary at one of the addresses on the face of this Letter of Transmittal.

FAILURE TO COMPLETE IRS FORM W-9, THE APPROPRIATE IRS FORM W-8, OR ANOTHER APPROPRIATE FORM MAY RESULT IN BACKUP WITHHOLDING AT THE RATE DESCRIBED ABOVE ON ANY PAYMENTS MADE TO YOU WITH RESPECT TO THE EXCHANGE NOTES.

8.             Validity of Tenders. All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of tendered Original Notes will be determined by the Issuers in their sole discretion, which determination will be conclusive, final and binding. Alternative, conditional or contingent tenders of Original Notes will not be considered valid and may be rejected by the Issuers. The Issuers reserve the absolute right to reject any and all Original Notes not properly tendered or any Original Notes our acceptance of which, in the opinion of the Issuers’ counsel, would be unlawful.

The Issuers also reserve the right to waive any defects, irregularities or conditions of tender as to particular Original Notes. The interpretation of the terms and conditions of the Exchange Offer (including the instructions in this Letter of Transmittal) by the Issuers will be conclusive, final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Original Notes must be cured within such time as the Issuers shall determine.

Although the Issuers intend to notify holders of defects or irregularities with respect to tenders of Original Notes through the Exchange Agent, neither the Issuers, the Exchange Agent nor any other person is under any duty to give such notice, nor shall they incur any liability for failure to give such notification. Tenders of Original Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

Any Original Notes tendered into the Exchange Agent’s account at DTC that are not validly tendered and as to which the defects or irregularities have not been cured or waived within the timeframes established by the Issuers in their sole discretion, if any, or if Original Notes are submitted in a principal amount greater than the principal amount of Original Notes being tendered by such tendering holder, such unaccepted or non-exchanged Original Notes will be credited back to the account maintained by the applicable DTC participant with such book-entry transfer facility.

9.             Waiver of Conditions. The Issuers in their sole discretion reserve the absolute right to waive, in whole or part, any of the conditions to the Exchange Offer set forth in the Prospectus.

10.             No Conditional Tender. No alternative, conditional, or contingent tender of Original Notes will be accepted.

11.             Mutilated, Lost, Wrongfully Taken or Destroyed Original Notes. Any holder whose Original Notes have been mutilated, lost, wrongfully taken or destroyed should contact the Exchange Agent at the address indicated above for further instructions. This Letter of Transmittal and related documents cannot be processed until the procedures for replacing mutilated, lost, wrongfully taken or destroyed Original Notes have been followed.

12.             Requests for Assistance or Additional Copies. Requests for assistance or for additional copies of the Prospectus or this Letter of Transmittal may be directed to the Exchange Agent at the address or telephone number set forth on the cover page of this Letter of Transmittal. Holders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Exchange Offer.

13.             Withdrawal. Tenders may be withdrawn only in accordance with the procedures set forth in the Prospectus under the caption “The Exchange Offer — Withdrawal of Tenders.”

IMPORTANT: This Letter of Transmittal or a manually signed facsimile hereof or an agent’s message in lieu hereof (together with the Original Notes delivered by book-entry transfer or in original hard copy form) must be received by the Exchange Agent prior to 5:00 p.m., New York City time, on or prior to the Expiration Date.

Form W-9 (Rev. December 2011) Department of the Treasury Internal Revenue Service	Request for Taxpayer Identification Number and Certification	Give Form to the requester. Do not send to the IRS.

Print or type See Specific Instructions on page 2.	Name (as shown on your income tax return)
Business name/disregarded entity name, if different from above
Check appropriate box for federal tax classification:
	☐ Individual/sole proprietor	☐ C Corporation	☐	S Corporation	☐	Partnership	☐	Trust/estate	☐	Exempt payee
☐ Limited liability company. Enter the tax classification (C=C corporation, S=S corporation, P=partnership) ▶ ☐ Other (see instructions) ▶
	Address (number, street, and apt. or suite no.)						Requester’s name and address (optional)
City, state, and ZIP code
List account number(s) here (optional)

Part I	Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. The TIN provided must match the name given on the “Name” line to avoid backup withholding. For individuals, this is your social security number (SSN). However, for a resident alien, sole proprietor, or disregarded entity, see the Part I instructions on page 3. For other entities, it is your employer identification number (EIN). If you do not have a number, see How to get a TIN on page 3.

Note. If the account is in more than one name, see the chart on page 4 for guidelines on whose number to enter.

Social security number

	–	–

Employer identification number

–

Part II	Certification

Under penalties of perjury, I certify that:

1.	The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me), and

2.	I am not subject to backup withholding because: (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service (IRS) that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding, and

3.	I am a U.S. citizen or other U.S. person (defined below).

Certification instructions. You must cross out item 2 above if you have been notified by the IRS that you are currently subject to backup withholding because you have failed to report all interest and dividends on your tax return. For real estate transactions, item 2 does not apply. For mortgage interest paid, acquisition or abandonment of secured property, cancellation of debt, contributions to an individual retirement arrangement (IRA), and generally, payments other than interest and dividends, you are not required to sign the certification, but you must provide your correct TIN. See the instructions on page 4.

Sign Here	Signature of U.S. person ▶	Date ▶

General Instructions

Section references are to the Internal Revenue Code unless otherwise noted.

Purpose of Form

A person who is required to file an information return with the IRS must obtain your correct taxpayer identification number (TIN) to report, for example, income paid to you, real estate transactions, mortgage interest you paid, acquisition or abandonment of secured property, cancellation of debt, or contributions you made to an IRA.

Use Form W-9 only if you are a U.S. person (including a resident alien), to provide your correct TIN to the person requesting it (the requester) and, when applicable, to:

1. Certify that the TIN you are giving is correct (or you are waiting for a number to be issued),

2. Certify that you are not subject to backup withholding, or

3. Claim exemption from backup withholding if you are a U.S. exempt payee. If applicable, you are also certifying that as a U.S. person, your allocable share of any partnership income from a U.S. trade or business is not subject to the withholding tax on foreign partners’ share of effectively connected income.

Note. If a requester gives you a form other than Form W-9 to request your TIN, you must use the requester’s form if it is substantially similar to this Form W-9.

Definition of a U.S. person. For federal tax purposes, you are considered a U.S. person if you are:

• An individual who is a U.S. citizen or U.S. resident alien,

• A partnership, corporation, company, or association created or organized in the United States or under the laws of the United States,

• An estate (other than a foreign estate), or

• A domestic trust (as defined in Regulations section 301.7701-7).

Special rules for partnerships. Partnerships that conduct a trade or business in the United States are generally required to pay a withholding tax on any foreign partners’ share of income from such business. Further, in certain cases where a Form W-9 has not been received, a partnership is required to presume that a partner is a foreign person, and pay the withholding tax. Therefore, if you are a U.S. person that is a partner in a partnership conducting a trade or business in the United States, provide Form W-9 to the partnership to establish your U.S. status and avoid withholding on your share of partnership income.

Cat. No. 10231X	Form W-9 (Rev. 12-2011)

Form W-9 (Rev. 12-2011)	Page 2

The person who gives Form W-9 to the partnership for purposes of establishing its U.S. status and avoiding withholding on its allocable share of net income from the partnership conducting a trade or business in the United States is in the following cases:

• The U.S. owner of a disregarded entity and not the entity,

• The U.S. grantor or other owner of a grantor trust and not the trust, and

• The U.S. trust (other than a grantor trust) and not the beneficiaries of the trust.

Foreign person. If you are a foreign person, do not use Form W-9. Instead, use the appropriate Form W-8 (see Publication 515, Withholding of Tax on Nonresident Aliens and Foreign Entities).

Nonresident alien who becomes a resident alien. Generally, only a nonresident alien individual may use the terms of a tax treaty to reduce or eliminate U.S. tax on certain types of income. However, most tax treaties contain a provision known as a “saving clause.” Exceptions specified in the saving clause may permit an exemption from tax to continue for certain types of income even after the payee has otherwise become a U.S. resident alien for tax purposes.

If you are a U.S. resident alien who is relying on an exception contained in the saving clause of a tax treaty to claim an exemption from U.S. tax on certain types of income, you must attach a statement to Form W-9 that specifies the following five items:

1. The treaty country. Generally, this must be the same treaty under which you claimed exemption from tax as a nonresident alien.

2. The treaty article addressing the income.

3. The article number (or location) in the tax treaty that contains the saving clause and its exceptions.

4. The type and amount of income that qualifies for the exemption from tax.

5. Sufficient facts to justify the exemption from tax under the terms of the treaty article.

Example. Article 20 of the U.S.-China income tax treaty allows an exemption from tax for scholarship income received by a Chinese student temporarily present in the United States. Under U.S. law, this student will become a resident alien for tax purposes if his or her stay in the United States exceeds 5 calendar years. However, paragraph 2 of the first Protocol to the U.S.-China treaty (dated April 30, 1984) allows the provisions of Article 20 to continue to apply even after the Chinese student becomes a resident alien of the United States. A Chinese student who qualifies for this exception (under paragraph 2 of the first protocol) and is relying on this exception to claim an exemption from tax on his or her scholarship or fellowship income would attach to Form W-9 a statement that includes the information described above to support that exemption.

If you are a nonresident alien or a foreign entity not subject to backup withholding, give the requester the appropriate completed Form W-8.

What is backup withholding? Persons making certain payments to you must under certain conditions withhold and pay to the IRS a percentage of such payments. This is called “backup withholding.” Payments that may be subject to backup withholding include interest, tax-exempt interest, dividends, broker and barter exchange transactions, rents, royalties, nonemployee pay, and certain payments from fishing boat operators. Real estate transactions are not subject to backup withholding.

You will not be subject to backup withholding on payments you receive if you give the requester your correct TIN, make the proper certifications, and report all your taxable interest and dividends on your tax return.

Payments you receive will be subject to backup withholding if:

1. You do not furnish your TIN to the requester,

2. You do not certify your TIN when required (see the Part II instructions on page 3 for details),

3. The IRS tells the requester that you furnished an incorrect TIN,

4. The IRS tells you that you are subject to backup withholding because you did not report all your interest and dividends on your tax return (for reportable interest and dividends only), or

5. You do not certify to the requester that you are not subject to backup withholding under 4 above (for reportable interest and dividend accounts opened after 1983 only).

Certain payees and payments are exempt from backup withholding. See the instructions below and the separate Instructions for the Requester of Form W-9.

Also see Special rules for partnerships on page 1.

Updating Your Information

You must provide updated information to any person to whom you claimed to be an exempt payee if you are no longer an exempt payee and anticipate receiving reportable payments in the future from this person. For example, you may need to provide updated information if you are a C corporation that elects to be an S corporation, or if you no longer are tax exempt. In addition, you must furnish a new Form W-9 if the name or TIN changes for the account, for example, if the grantor of a grantor trust dies.

Penalties

Failure to furnish TIN. If you fail to furnish your correct TIN to a requester, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

Civil penalty for false information with respect to withholding. If you make a false statement with no reasonable basis that results in no backup withholding, you are subject to a $500 penalty.

Criminal penalty for falsifying information. Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

Misuse of TINs. If the requester discloses or uses TINs in violation of federal law, the requester may be subject to civil and criminal penalties.

Specific Instructions

Name

If you are an individual, you must generally enter the name shown on your income tax return. However, if you have changed your last name, for instance, due to marriage without informing the Social Security Administration of the name change, enter your first name, the last name shown on your social security card, and your new last name.

If the account is in joint names, list first, and then circle, the name of the person or entity whose number you entered in Part I of the form.

Sole proprietor. Enter your individual name as shown on your income tax return on the “Name” line. You may enter your business, trade, or “doing business as (DBA)” name on the “Business name/disregarded entity name” line.

Partnership, C Corporation, or S Corporation. Enter the entity’s name on the “Name” line and any business, trade, or “doing business as (DBA) name” on the “Business name/disregarded entity name” line.

Disregarded entity. Enter the owner’s name on the “Name” line. The name of the entity entered on the “Name” line should never be a disregarded entity. The name on the “Name” line must be the name shown on the income tax return on which the income will be reported. For example, if a foreign LLC that is treated as a disregarded entity for U.S. federal tax purposes has a domestic owner, the domestic owner’s name is required to be provided on the “Name” line. If the direct owner of the entity is also a disregarded entity, enter the first owner that is not disregarded for federal tax purposes. Enter the disregarded entity’s name on the “Business name/disregarded entity name” line. If the owner of the disregarded entity is a foreign person, you must complete an appropriate Form W-8.

Note. Check the appropriate box for the federal tax classification of the person whose name is entered on the “Name” line (Individual/sole proprietor, Partnership, C Corporation, S Corporation, Trust/estate).

Limited Liability Company (LLC). If the person identified on the “Name” line is an LLC, check the “Limited liability company” box only and enter the appropriate code for the tax classification in the space provided. If you are an LLC that is treated as a partnership for federal tax purposes, enter “P” for partnership. If you are an LLC that has filed a Form 8832 or a Form 2553 to be taxed as a corporation, enter “C” for C corporation or “S” for S corporation. If you are an LLC that is disregarded as an entity separate from its owner under Regulation section 301.7701-3 (except for employment and excise tax), do not check the LLC box unless the owner of the LLC (required to be identified on the “Name” line) is another LLC that is not disregarded for federal tax purposes. If the LLC is disregarded as an entity separate from its owner, enter the appropriate tax classification of the owner identified on the “Name” line.

Form W-9 (Rev. 12-2011)	Page 3

Other entities. Enter your business name as shown on required federal tax documents on the “Name” line. This name should match the name shown on the charter or other legal document creating the entity. You may enter any business, trade, or DBA name on the “Business name/disregarded entity name” line.

Exempt Payee

If you are exempt from backup withholding, enter your name as described above and check the appropriate box for your status, then check the “Exempt payee” box in the line following the “Business name/disregarded entity name,” sign and date the form.

Generally, individuals (including sole proprietors) are not exempt from backup withholding. Corporations are exempt from backup withholding for certain payments, such as interest and dividends.

Note. If you are exempt from backup withholding, you should still complete this form to avoid possible erroneous backup withholding.

The following payees are exempt from backup withholding:

1. An organization exempt from tax under section 501(a), any IRA, or a custodial account under section 403(b)(7) if the account satisfies the requirements of section 401(f)(2),

2. The United States or any of its agencies or instrumentalities,

3. A state, the District of Columbia, a possession of the United States, or any of their political subdivisions or instrumentalities,

4. A foreign government or any of its political subdivisions, agencies, or instrumentalities, or

5. An international organization or any of its agencies or instrumentalities.

Other payees that may be exempt from backup withholding include:

6. A corporation,

7. A foreign central bank of issue,

8. A dealer in securities or commodities required to register in the United States, the District of Columbia, or a possession of the United States,

9. A futures commission merchant registered with the Commodity Futures Trading Commission,

10. A real estate investment trust,

11. An entity registered at all times during the tax year under the Investment Company Act of 1940,

12. A common trust fund operated by a bank under section 584(a),

13. A financial institution,

14. A middleman known in the investment community as a nominee or custodian, or

15. A trust exempt from tax under section 664 or described in section 4947.

The following chart shows types of payments that may be exempt from backup withholding. The chart applies to the exempt payees listed above, 1 through 15.

IF the payment is for . . .	THEN the payment is exempt for . . .
Interest and dividend payments	All exempt payees except for 9
Broker transactions	Exempt payees 1 through 5 and 7 through 13. Also, C corporations.
Barter exchange transactions and patronage dividends	Exempt payees 1 through 5
Payments over $600 required to be reported and direct sales over $5,000 [1]	Generally, exempt payees 1 through 7 [2]

[1]	See Form 1099-MISC, Miscellaneous Income, and its instructions.

[2]

However, the following payments made to a corporation and reportable on Form 1099-MISC are not exempt from backup withholding: medical and health care payments, attorneys’ fees, gross proceeds paid to an attorney, and payments for services paid by a federal executive agency.

Part I. Taxpayer Identification Number (TIN)

Enter your TIN in the appropriate box. If you are a resident alien and you do not have and are not eligible to get an SSN, your TIN is your IRS individual taxpayer identification number (ITIN). Enter it in the social security number box. If you do not have an ITIN, see How to get a TIN below.

If you are a sole proprietor and you have an EIN, you may enter either your SSN or EIN. However, the IRS prefers that you use your SSN.

If you are a single-member LLC that is disregarded as an entity separate from its owner (see Limited Liability Company (LLC) on page 2), enter the owner’s SSN (or EIN, if the owner has one). Do not enter the disregarded entity’s EIN. If the LLC is classified as a corporation or partnership, enter the entity’s EIN.

Note. See the chart on page 4 for further clarification of name and TIN combinations.

How to get a TIN. If you do not have a TIN, apply for one immediately. To apply for an SSN, get Form SS-5, Application for a Social Security Card, from your local Social Security Administration office or get this form online at www.ssa.gov. You may also get this form by calling 1-800-772-1213. Use Form W-7, Application for IRS Individual Taxpayer Identification Number, to apply for an ITIN, or Form SS-4, Application for Employer Identification Number, to apply for an EIN. You can apply for an EIN online by accessing the IRS website at www.irs.gov/businesses and clicking on Employer Identification Number (EIN) under Starting a Business. You can get Forms W-7 and SS-4 from the IRS by visiting IRS.gov or by calling 1-800-TAX-FORM (1-800-829-3676).

If you are asked to complete Form W-9 but do not have a TIN, write “Applied For” in the space for the TIN, sign and date the form, and give it to the requester. For interest and dividend payments, and certain payments made with respect to readily tradable instruments, generally you will have 60 days to get a TIN and give it to the requester before you are subject to backup withholding on payments. The 60-day rule does not apply to other types of payments. You will be subject to backup withholding on all such payments until you provide your TIN to the requester.

Note. Entering “Applied For” means that you have already applied for a TIN or that you intend to apply for one soon.

Caution: A disregarded domestic entity that has a foreign owner must use the appropriate Form W-8.

Part II. Certification

To establish to the withholding agent that you are a U.S. person, or resident alien, sign Form W-9. You may be requested to sign by the withholding agent even if item 1, below, and items 4 and 5 on page 4 indicate otherwise.

For a joint account, only the person whose TIN is shown in Part I should sign (when required). In the case of a disregarded entity, the person identified on the “Name” line must sign. Exempt payees, see Exempt Payee on page 3.

Signature requirements. Complete the certification as indicated in items 1 through 3, below, and items 4 and 5 on page 4.

1. Interest, dividend, and barter exchange accounts opened before 1984 and broker accounts considered active during 1983. You must give your correct TIN, but you do not have to sign the certification.

2. Interest, dividend, broker, and barter exchange accounts opened after 1983 and broker accounts considered inactive during 1983. You must sign the certification or backup withholding will apply. If you are subject to backup withholding and you are merely providing your correct TIN to the requester, you must cross out item 2 in the certification before signing the form.

3. Real estate transactions. You must sign the certification. You may cross out item 2 of the certification.

Form W-9 (Rev. 12-2011)	Page 4

4. Other payments. You must give your correct TIN, but you do not have to sign the certification unless you have been notified that you have previously given an incorrect TIN. “Other payments” include payments made in the course of the requester’s trade or business for rents, royalties, goods (other than bills for merchandise), medical and health care services (including payments to corporations), payments to a nonemployee for services, payments to certain fishing boat crew members and fishermen, and gross proceeds paid to attorneys (including payments to corporations).

5. Mortgage interest paid by you, acquisition or abandonment of secured property, cancellation of debt, qualified tuition program payments (under section 529), IRA, Coverdell ESA, Archer MSA or HSA contributions or distributions, and pension distributions. You must give your correct TIN, but you do not have to sign the certification.

What Name and Number To Give the Requester
	For this type of account:	Give name and SSN of:
1.	Individual	The individual
2.	Two or more individuals (joint account)	The actual owner of the account or, if combined funds, the first individual on the account [1]
3.	Custodian account of a minor (Uniform Gift to Minors Act)	The minor [2]
4.	a. The usual revocable savings trust (grantor is also trustee)	The grantor-trustee [1]
	b. So-called trust account that is not a legal or valid trust under state law	The actual owner [1]
5.	Sole proprietorship or disregarded entity owned by an individual	The owner [3]
6.	Grantor trust filing under Optional Form 1099 Filing Method 1 (see Regulation section 1.671-4(b)(2)(i)(A))	The grantor*
	For this type of account:	Give name and EIN of:
7.	Disregarded entity not owned by an individual	The owner
8.	A valid trust, estate, or pension trust	Legal entity [4]
9.	Corporation or LLC electing corporate status on Form 8832 or Form 2553	The corporation
10.	Association, club, religious, charitable, educational, or other tax-exempt organization	The organization
11.	Partnership or multi-member LLC	The partnership
12.	A broker or registered nominee	The broker or nominee
13.	Account with the Department of Agriculture in the name of a public entity (such as a state or local government, school district, or prison) that receives agricultural program payments	The public entity
14.	Grantor trust filing under the Form 1041 Filing Method or the Optional Form 1099 Filing Method 2 (see Regulation section 1.671-4(b)(2)(i)(B))	The trust

[1]	List first and circle the name of the person whose number you furnish. If only one person on a joint account has an SSN, that person’s number must be furnished.
[2]	Circle the minor’s name and furnish the minor’s SSN.
[3]

You must show your individual name and you may also enter your business or “DBA” name on the “Business name/disregarded entity” name line. You may use either your SSN or EIN (if you have one), but the IRS encourages you to use your SSN.

[4]

List first and circle the name of the trust, estate, or pension trust. (Do not furnish the TIN of the personal representative or trustee unless the legal entity itself is not designated in the account title.) Also see Special rules for partnerships on page 1.

*Note. Grantor also must provide a Form W-9 to trustee of trust.

Note. If no name is circled when more than one name is listed, the number will be considered to be that of the first name listed.

Secure Your Tax Records from Identity Theft

Identity theft occurs when someone uses your personal information such as your name, social security number (SSN), or other identifying information, without your permission, to commit fraud or other crimes. An identity thief may use your SSN to get a job or may file a tax return using your SSN to receive a refund.

To reduce your risk:

• Protect your SSN,

• Ensure your employer is protecting your SSN, and

• Be careful when choosing a tax preparer.

If your tax records are affected by identity theft and you receive a notice from the IRS, respond right away to the name and phone number printed on the IRS notice or letter.

If your tax records are not currently affected by identity theft but you think you are at risk due to a lost or stolen purse or wallet, questionable credit card activity or credit report, contact the IRS Identity Theft Hotline at 1-800-908-4490 or submit Form 14039.

For more information, see Publication 4535, Identity Theft Prevention and Victim Assistance.

Victims of identity theft who are experiencing economic harm or a system problem, or are seeking help in resolving tax problems that have not been resolved through normal channels, may be eligible for Taxpayer Advocate Service (TAS) assistance. You can reach TAS by calling the TAS toll-free case intake line at 1-877-777-4778 or TTY/TDD 1-800-829-4059.

Protect yourself from suspicious emails or phishing schemes. Phishing is the creation and use of email and websites designed to mimic legitimate business emails and websites. The most common act is sending an email to a user falsely claiming to be an established legitimate enterprise in an attempt to scam the user into surrendering private information that will be used for identity theft.

The IRS does not initiate contacts with taxpayers via emails. Also, the IRS does not request personal detailed information through email or ask taxpayers for the PIN numbers, passwords, or similar secret access information for their credit card, bank, or other financial accounts.

If you receive an unsolicited email claiming to be from the IRS, forward this message to phishing@irs.gov. You may also report misuse of the IRS name, logo, or other IRS property to the Treasury Inspector General for Tax Administration at 1-800-366-4484. You can forward suspicious emails to the Federal Trade Commission at: spam@uce.gov or contact them at www.ftc.gov/idtheft or 1-877-IDTHEFT (1-877-438-4338).

Visit IRS.gov to learn more about identity theft and how to reduce your risk.

Privacy Act Notice

Section 6109 of the Internal Revenue Code requires you to provide your correct TIN to persons (including federal agencies) who are required to file information returns with the IRS to report interest, dividends, or certain other income paid to you; mortgage interest you paid; the acquisition or abandonment of secured property; the cancellation of debt; or contributions you made to an IRA, Archer MSA, or HSA. The person collecting this form uses the information on the form to file information returns with the IRS, reporting the above information. Routine uses of this information include giving it to the Department of Justice for civil and criminal litigation and to cities, states, the District of Columbia, and U.S. possessions for use in administering their laws. The information also may be disclosed to other countries under a treaty, to federal and state agencies to enforce civil and criminal laws, or to federal law enforcement and intelligence agencies to combat terrorism. You must provide your TIN whether or not you are required to file a tax return. Under section 3406, payers must generally withhold a percentage of taxable interest, dividend, and certain other payments to a payee who does not give a TIN to the payer. Certain penalties may also apply for providing false or fraudulent information.

Mediacom Broadband LLC

Mediacom Broadband Corporation

Offer to Exchange

6.375% Senior Notes due 2023

that have been registered under the Securities Act of 1933

for any and all

6.375% Senior Notes due 2023

Part II

Information not required in prospectus

Item 20.	Indemnification of Directors and Officers.

Mediacom Broadband LLC

Article VIII of Mediacom Broadband LLC’s Amended and Restated Operating Agreement (the “Operating Agreement”) provides as follows:

No Indemnified Person (as defined) shall be liable, directly or indirectly, to the Company or to any other member for any act or omission in relation to the Company or the Operating Agreement taken or omitted by such Indemnified Person (as defined) in good faith, provided that such act or omission does not constitute gross negligence, fraud or willful violation of the law or the Operating Agreement. The Company shall, to the fullest extent permitted by the Delaware Act, indemnify and hold harmless each Indemnified Person against all claims, liabilities and expenses of whatsoever nature relating to activities undertaken in connection with the Company, including but not limited to, amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel, accountants’ and experts’ and other fees, costs and expenses reasonably incurred in connection with the investigation, defense or disposition (including by settlement) of any action, suit or other proceeding, whether civil or criminal, before any court or administrative body in which such Indemnified Person may be or may have been involved, as a party or otherwise, or with which such Indemnified Person may be or may have been threatened, while acting as such Indemnified Person, provided that no indemnity shall be payable hereunder against any liability incurred by such Indemnified Person by reason of such Indemnified Person’s gross negligence, fraud or willful violation of law or the Operating Agreement or with respect to any matter as to which such Indemnified Person shall have been adjudicated not to have acted in good faith.

Section 18-108 of the Delaware Limited Liability Company Act (the “Delaware Act”) empowers a limited liability company to indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever, subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement.

Mediacom Broadband Corporation

Article VI of Mediacom Broadband Corporation’s Certificate of Incorporation provides as follows:

To the fullest extent permitted by the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended, a director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

Article VII of Mediacom Broadband Corporation’s By-Laws provides as follows:

The Corporation shall indemnify any person to the full extent permitted, and in the manner provided, by the Laws of the State of Delaware, as the same now exists or may hereafter be amended.

Section 145 of the Delaware General Corporation Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 also empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless, and only to the extent that, the Court of Chancery or the court in which such action was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Section 145 further provides that to the extent that a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, the person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation is empowered to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against the person and incurred by the person in any such capacity, or arising out of the person’s status as such, whether or not the corporation would have the power to indemnify the person against such liabilities under Section 145.

ITEM 21.	Exhibits and Financial Statement Schedules.

(a) The following documents are filed as exhibits to this Registration Statement, including those exhibits incorporated herein by reference to a prior filing of the Company under the Securities Act or the Exchange Act as indicated in the footnotes below:

Exhibit index

Exhibit Number	Exhibit Description

2.1	Asset Transfer Agreement, dated February 11, 2009, by and among Mediacom Communications, certain operating subsidiaries of Mediacom LLC and the operating subsidiaries of Mediacom Broadband LLC(1)

3.1	Certificate of Formation of Mediacom Broadband LLC(2)

3.2	Amended and Restated Limited Liability Company Operating Agreement of Mediacom Broadband LLC(2)

3.3	Certificate of Incorporation of Mediacom Broadband Corporation(2)

3.4	By-Laws of Mediacom Broadband Corporation(2)

Exhibit Number	Exhibit Description

4.1	Indenture relating to 6 3/8% senior notes due 2023 of Mediacom Broadband LLC and Mediacom Broadband Corporation(3)

4.2*	Registration Rights Agreement, dated August 28, 2012, by and among Mediacom Broadband LLC, Mediacom Broadband Corporation, and the initial purchasers

5.1*	Opinion of Baker Botts L.L.P.

8.1*	Opinion of Baker Botts L.L.P. with respect to federal tax matters

10.1	Amendment and Restatement, dated as of August 20, 2012, of Credit Agreement dated as of December 16, 2004, among the operating subsidiaries of Mediacom Broadband LLC, the lenders thereto and JPMorgan Chase Bank, as administrative agent for the lenders(3)

12.1	Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends(4)

21.1	Subsidiaries of Mediacom Broadband LLC(4)

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

25.1*	Statement of Eligibility of Trustee on Form T-1 of Law Debenture Trust Company of New York, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Clients

99.3*	Form of Letter to Depository Trust Company Participants

101	The following financial information from Mediacom Broadband LLC’s and Mediacom Broadband Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, formatted in eXtensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of December 31, 2012 and 2011; (ii) Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010; (iii) Consolidated Statements of Changes in Member’s Deficit for the years ended December 31, 2012, 2011 and 2010; (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010; and (v) Notes to Consolidated Financial Statements(4)

*	Filed herewith.

(1)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 of Mediacom Communications and incorporated herein by reference.

(2)	Filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-72440) of Mediacom Broadband LLC and Mediacom Broadband Corporation and incorporated herein by reference.

(3)	Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 of Mediacom Broadband LLC and incorporated herein by reference.

(4)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 of Mediacom Broadband LLC and incorporated herein by reference.

(b) Reference is made to Schedule II: Valuation and Qualifying Accounts as set forth in the Index to the Consolidated Financial Statements under Part I of the prospectus that is a part of this registration statement.

ITEM 22.	Undertakings.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communica-

tions, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on March 14, 2013.

MEDIACOM BROADBAND LLC

By:	Mediacom Communications Corporation, its managing member

	By:	/S/ ROCCO B. COMMISSO
Rocco B. Commisso
Chief Executive Officer

	By:	/S/ MARK E. STEPHAN
Mark E. Stephan
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Middletown, State of New York, on March 14, 2013.

MEDIACOM BROADBAND CORPORATION

By:	/S/ ROCCO B. COMMISSO
Rocco B. Commisso
Chief Executive Officer and Director

By:	/S/ MARK E. STEPHAN
Mark E. Stephan
Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Exhibit index

Exhibit Number	Exhibit Description

2.1	Asset Transfer Agreement, dated February 11, 2009, by and among Mediacom Communications, certain operating subsidiaries of Mediacom LLC and the operating subsidiaries of Mediacom Broadband LLC(1)

3.1	Certificate of Formation of Mediacom Broadband LLC(2)

3.2	Amended and Restated Limited Liability Company Operating Agreement of Mediacom Broadband LLC(2)

3.3	Certificate of Incorporation of Mediacom Broadband Corporation(2)

3.4	By-Laws of Mediacom Broadband Corporation(2)

4.1	Indenture relating to 6 3/8% senior notes due 2023 of Mediacom Broadband LLC and Mediacom Broadband Corporation(3)

4.2*	Registration Rights Agreement, dated August 28, 2012, by and among Mediacom Broadband LLC, Mediacom Broadband Corporation, and the initial purchasers

5.1*	Opinion of Baker Botts L.L.P.

8.1*	Opinion of Baker Botts L.L.P. with respect to federal tax matters

10.1	Amendment and Restatement, dated as of August 20, 2012, of Credit Agreement dated as of December 16, 2004, among the operating subsidiaries of Mediacom Broadband LLC, the lenders thereto and JPMorgan Chase Bank, as administrative agent for the lenders(3)

12.1	Schedule of Computation of Ratio of Earnings to Fixed Charges and Preferred Dividends(4)

21.1	Subsidiaries of Mediacom Broadband LLC(4)

23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)

25.1*	Statement of Eligibility of Trustee on Form T-1 of Law Debenture Trust Company of New York, as Trustee

99.1*	Form of Letter of Transmittal

99.2*	Form of Letter to Clients

99.3*	Form of Letter to Depository Trust Company Participants

101	The following financial information from Mediacom Broadband LLC’s and Mediacom Broadband Corporation’s Annual Report on Form 10-K for the year ended December 31, 2012, formatted in eXtensible Business Reporting Language (XBRL): (i) Consolidated Balance Sheets as of December 31, 2012 and 2011; (ii) Consolidated Statements of Operations for the years ended December 31, 2012, 2011 and 2010; (iii) Consolidated Statements of Changes in Member’s Deficit for the years ended December 31, 2012, 2011 and 2010; (iv) Consolidated Statements of Cash Flows for the years ended December 31, 2012, 2011 and 2010; and (v) Notes to Consolidated Financial Statements(4)

*	Filed herewith.

(1)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008 of Mediacom Communications and incorporated herein by reference.

(2)	Filed as an exhibit to the Registration Statement on Form S-4 (File No. 333-72440) of Mediacom Broadband LLC and Mediacom Broadband Corporation and incorporated herein by reference.

(3)	Filed as an exhibit to the Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 of Mediacom Broadband LLC and incorporated herein by reference.

(4)	Filed as an exhibit to the Annual Report on Form 10-K for the fiscal year ended December 31, 2012 of Mediacom Broadband LLC and incorporated herein by reference.